Exhibit 10.1

Sale Consent Deed

Dated 19 November 2010

GWA (North) Pty Ltd (ACN 144 081 774) (“Company”)
The Northern Territory of Australia (“Territory”)
The Crown in right of the State of South Australia (“State”)
The AustralAsia Railway Corporation (ABN 43 839 400 411) (“Corporation”)
Asia Pacific Transport Pty Limited (Receivers and Managers Appointed) (Subject to Deed of Company Arrangement) (ACN 082 501 942) (“APT”)

Mallesons Stephen Jaques
Level 61
Governor Phillip Tower
1 Farrer Place
Sydney NSW 2000
Australia
T +61 2 9296 2000
F +61 2 9296 3999
DX 113 Sydney
www.mallesons.com

Sale Consent Deed

Contents

Details		1

General terms		3

1	Interpretation	3

1.1	Definitions	3
1.2	References to certain general terms	7
1.3	Next day	7
1.4	Headings	7

2	Consideration	7

3	Condition precedent	8

3.1	Conditions Precedent	8
3.2	Obligations relating to Conditions Precedent	9
3.3	Satisfaction of Conditions Precedent	9
3.4	Waiver of Conditions Precedent	10
3.5	Termination	10
3.6	Notification of Completion Date or termination	10

4	Consent to transfer	10

5	Novation, amendment and restatement - Concession Deed	10

5.1	Novation	10
5.2	Amendment	10

6	Novation, amendment and restatement - Corporation Loan Agreement	10

6.1	Novation	10
6.2	Amendment	11

7	Real property matters	11

7.1	Sub-leases and Head Lease Deeds	11
7.2	Other Territory land tenure matters	11

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8	Port documents	11

9	Other Project Documents	11

10	GWI Financing Documents	12

11	Operating Agreement, Novation Deeds and Assignment Deeds	12

12	Existing variations	12

13	Existing breaches	12

14	Acknowledgements	14

15	Disclaimer	14

16	Release	15

17	Indemnity	16

18	No Liability of the Receivers	16

19	Further steps	16

19.1	Further steps generally	16
19.2	Legal opinions for PI Claim Guarantee	16

20	Representations and warranties	17

20.1	Parties’ representations and warranties	17
20.2	Company’s representations and warranties	18

21	General	18

21.1	Costs	18
21.2	Stamp duty	18
21.3	Payment of GST	18
21.4	Governing law	18
21.5	Counterparts	19
21.6	No merger	19
21.7	Construction	19
21.8	Confidentiality	19
21.9	Publicity	19

Schedules Intentionally Omitted		21

Signing page		32

Annexure A - Novated Concession Deed		34

Annexure B - Novated Corporation Loan Agreement		221

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Sale Consent Deed

Details

Parties	The Company, the Territory, the State, the Corporation and APT
Company	Name	GWA (North) Pty Limited

	ACN	144 081 774

	Address	320 Churchill Road Kilburn SA 5084

	Fax	+61 8 8343 5454

	Attention	Robert Easthope, Managing Director
Territory	Name	The Northern Territory of Australia

	Address	Level 1, 68 The Esplanade Darwin NT 0800

	Fax	+61 8 89357810

	Attention	Solicitor for the Northern Territory
State	Name	The Crown in right of the State of South Australia

	Address	South Australian Crown Solicitors Office 45 Pirie Street Adelaide SA 5000

	Fax	+61 8 8207 1739

	Attention	Crown Solicitor
Corporation	Name	The AustralAsia Railway Corporation, a statutory body constituted under the AustralAsia Railway Corporation Act 1996

	ABN	43 839 400 411

	Address	Level 5 Hospitality, 7 Kitchener Drive Darwin NT 0800

	Telephone	+61 8 8946 9595

	Fax	+61 8 8946 9578

	Attention	Chief Executive Officer

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APT	Name	Asia Pacific Transport Pty Limited (Receivers and Managers Appointed) (Subject to Deed of Company Arrangement)

	ACN	082 501 942

	Address	1 Station Place Hindmarsh SA 5007 Australia

	Telephone	+61 8 8245 9100

	Fax	+61 8 8346 7244

	Attention	Martin Madden

Recitals	A	The Territory, the State, the Corporation and APT are parties to the Concession Deed. The Corporation and APT are parties to the Corporation Loan Agreement.

	B	On 9 June 2010, the Company entered into a business sale agreement to purchase the Business (“Business Sale Agreement”).

	C	As part of the transfer of the Business the parties have agreed to the transfer of APT’s interest in the Railway and the Corridor to the Company, and to the novation of the Concession Deed to the Company (and its amendment and restatement), and to the novation of the Corporation Loan Agreement to the Company (and its amendment and restatement), on the terms of this deed.

	D	As part of the transfer of the Business, a number of other documents relating to the Business will be novated or transferred to the Company or new documents will be entered into between the Company and the relevant counterparty. These include the Sub-Leases, the Other Project Documents, the Port Terminal Development Agreement for Lease and the Port Terminal Lease.

	E	The parties wish to enter into this deed to provide for, and give effect to, the matters in this deed.

Governing law	Northern Territory
Date of deed	See Signing page

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Sale Consent Deed

General terms

1	Interpretation

1.1	Definitions

These meanings apply unless the contrary intention appears:

ARTC means Australian Rail Track Corporation Limited.

Assignment Deeds (Business Contracts) means:

(a)	the assignment deed in respect of the document listed in paragraph F of Schedule 1 to be entered into between APT and the Company; and

(b)	the assignment deed in respect of the document listed in paragraph G of Schedule 1 to be to be entered into between FreightLink and the Company.

Assigned Sub-Leases has the meaning given to the term “Sub-Leases” in the Novated Concession Deed.

Associate means, in relation to a party, an employee, officer, member, agent, contractor, consultant or adviser of that party. The Corporation’s Associates do not include the Company or its Associates or APT or its Associates.

Business means the business carried on by APT in accordance with the Concession Deed.

Business Day means a day which is not a Saturday, Sunday or bank or public holiday in Adelaide or Darwin, Australia.

Business Sale Agreement has the meaning set out in Recital B of the Details.

Charges means the fixed and floating charges set out in schedule 2 of the Business Sale Agreement.

Claim means any claim, demand, proceeding, suit, litigation, action or cause of action in contract, tort (including misrepresentation or negligence), under statute (including Part V or VI of the Trade Practices Act 1974 (Cth)) or like provisions in any State or Territory legislation or otherwise, including a claim for a breach of a warranty, a claim under an indemnity or a claim for breach, whether present, unascertained, immediate, future or contingent.

Completion Date has the same meaning as in the Business Sale Agreement.

Conditions Precedent means the conditions precedent set out in clause 3.1.

Consenting Parties means the Territory, the State and the Corporation.

Concession Deed means the deed so entitled dated 20 April 2001 between the Territory, the State, the Corporation and APT.

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Corporation’s Deed of Charge means the fixed and floating charge dated 16 April 2001 granted by APT in favour of the Corporation.

Corporation Loan Agreement means the agreement entitled “$50,000,000 Term Loan Facility Agreement” between the Corporation and APT dated 19 April 2001.

Corridor has the meaning set out in the Concession Deed.

Deed of Assignment (Subleases) means the deed of assignment in respect of the documents listed in paragraphs A, B and C of Schedule 1 to be entered into between APT, the Corporation and the Company on or about the date of this deed.

Details means the section of this deed headed Details.

DPC means Darwin Port Corporation.

Existing Project Documents has the meaning given to the term “Project Documents” in the Concession Deed.

FreightLink means Freight Link Pty Ltd (Receivers and Managers Appointed) (Subject to Deed of Company Arrangement).

GWA means Genesee & Wyoming Australia Pty Ltd.

GWA Guarantee means the guarantee to be entered into by GWA and the Corporation on or about the date of this deed

GWI means Genesee & Wyoming, Inc.

GWI Deed Poll means the Deed Poll to be executed by GWI in favour of the Corporation on or about the date of this deed.

Government Authority means any government or any governmental, semi-governmental or administrative department, entity, agency, authority, commission, corporation or body (including those constituted or formed under any statute), regardless of whether that department, entity, agency, authority, commission, corporation or body is established by the Commonwealth, the State or the Territory, but does not include the Corporation.

Government Party means:

(a)	the Territory;

(b)	the State;

(c)	the Corporation; and

(d)	DPC.

GST means a goods and services or similar tax imposed in Australia.

GWI Financing Documents has the meaning given to that term in the Novated Concession Deed.

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Head Lease Deeds means:

(a)	the deed between the Corporation, APT, ANZ Capel Court Limited and ARTC in respect of the Existing Corridor Head Leases (as that term is defined in the Concession Deed) dated 20 April 2001; and

(b)	the deed between the Corporation, APT, ANZ Capel Court Limited and the Territory in respect of the Crown Land Head Leases (as that term is defined in the Concession Deed) dated 20 April 2001.

Law means any law or legal requirement, including at common law, in equity, under any statute, regulation or by-law, any condition of any authorisation, and any decision, directive, guidance, guideline or requirements of any governmental agency.

Liabilities means all liabilities (whether actual, contingent or prospective), losses, damages, costs and expenses of whatsoever description and howsoever arising.

Loss means any and all liabilities (whether actual, contingent or prospective), losses, damages, costs, charges and expenses of whatsoever description and howsoever arising, diminution in value or deficiency of any kind or character which a party pays, suffers or incurs or is liable for including all:

(a)	liabilities on account of tax;

(b)	interest and other amounts payable to third parties; and

(c)	legal (on a full indemnity basis) and other costs incurred in connection with investigating or defending any Claim, whether or not resulting in any liabilities or losses, and all amounts paid in settlement of any Claim.

New Head Lease Deeds means the new deeds in substantially the same form as the Head Lease Deeds to be entered into between the Company, the Corporation and ARTC or the Territory (as applicable) on or about the date of this deed.

Novated Concession Deed means the concession deed formed on the novation of the Concession Deed to the Company (and as amended and, subject to clause 12, restated) pursuant to clause 5, as set out in Annexure A.

Novated Corporation Loan Agreement means the loan agreement formed on the novation of the Corporation Loan Agreement to the Company (and as amended and, subject to clause 12, restated) pursuant to clause 6, as set out in Annexure B.

Novation Deed (Operating Agreement) means the novation deed in respect of the Operating Agreement.

Novation Deeds (Business Contracts) means:

(a)	the novation deeds in respect of the documents listed in paragraph D of Schedule 1 to be entered into between, amongst others, APT and the Company; and

(b)	the novation deeds in respect of the documents listed in paragraph E of Schedule 1 to be to be entered into between, amongst others, FreightLink and the Company.

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Operating Agreement means the operating agreement to be entered into between the Company and GWA, under which the Company appoints GWA as its sub-agent to assist in the operation of the Business, and also as an independent contractor to provide services to the Company.

Original Debt Financiers’ Tripartite Deed means the deed entitled “Debt Financiers’ Tripartite Deed” dated 20 April 2001 between the Corporation, APT and others.

Other Project Documents means:

(a)	the Original Debt Financiers’ Tripartite Deed; and

(b)	the Corporation’s Deed of Charge.

PI Claim Guarantee means the agreement entitled “PI Claim Guarantee and Indemnity (Non-US subsidiaries of GWI)” to be executed by certain subsidiaries of GWI in favour of the Corporation and DPC and dated on or about the Novation Date.

PI Policy means the policy of project specific professional indemnity insurance effected by APT through Willis Limited in 2001, as renewed and extended, in respect of the Project, under which the Corporation and APT (amongst others) were insureds.

Port Terminal Deed of Novation means the deed entitled “Deed of Assignment and Novation – Port Terminal Documents” to be entered into between the DPC, the Territory, APT and the Company.

Port Terminal Development Agreement for Lease means the Port Terminal Development Agreement for Lease between APT, the Territory and the DPC dated 18 April 2001.

Port Terminal Lease means the Port Terminal Lease between APT and the DPC which commenced on 14 January 2004 and was registered on 12 April 2005.

Project has the meaning set out in the Novated Concession Deed.

Railway has the meaning set out in the Concession Deed.

Receivers means Martin Madden and Jannamaria Robertson as joint and several receivers and managers of APT or any other person appointed as receiver or receiver and manager of APT in place of Martin Madden and Jannamaria Robertson in accordance with the Charges.

Related Body Corporate has the meaning it has in the Corporations Act 2001 (Cwlth).

Representatives means in relation to a person or entity, its officers, employees, agents, advisers or financiers.

Security Bond has the meaning set out in the Novated Concession Deed.

Sub-Leases has the meaning set out in the Concession Deed.

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1.2	References to certain general terms

Unless the contrary intention appears, a reference in this deed to:

(a)	(variations or replacement) a document (including this deed) includes any variation or replacement of it, except to the extent prohibited by that other document, and includes the recitals, schedules, annexures and exhibits to that document;

(b)	(clauses, annexures and schedules) a clause, annexure or schedule is a reference to a clause in or annexure or schedule to this deed;

(c)	(reference to statutes) a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(d)	(singular includes plural) the singular includes the plural and vice versa;

(e)	(executors, administrators, successors) a particular person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and permitted assigns;

(f)	(two or more persons) an agreement, representation or warranty in favour of two or more persons is for the benefit of them jointly and each of them individually;

(g)	(jointly and individually) an agreement, representation or warranty by two or more persons binds them jointly and each of them individually;

(h)	(reference to a group of persons) a group of persons or things is a reference to each of them individually;

(i)	(reference to a day) a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(j)	(meaning not limited) the words “including”, “for example” or “such as” when introducing an example, does not limit the meaning of the words to which the example relates to that example or examples of a similar kind; and

(k)	(reference to any thing) any thing (including any amount) is a reference to the whole and each part of it.

1.3	Next day

If an act under this deed to be done by a party on or by a given day is done after 5.30pm on that day, it is taken to be done on the next day.

1.4	Headings

Headings (including those in brackets at the beginning of paragraphs) are for convenience only and do not affect the interpretation of this deed.

2	Consideration

This deed is entered into in consideration of the parties incurring obligations and giving rights under this deed and for other valuable consideration.

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3	Condition precedent

3.1	Conditions Precedent

This deed (other than this clause 3 and clauses 19, 20 and 21) will not take effect unless and until each of the following conditions have been satisfied or waived in accordance with clause 3.4:

(a)	(Execution of documents): the execution of:

(i)	each Novation Deed (Business Contracts);

(ii)	each Assignment Deed (Business Contracts);

(iii)	the Deed of Assignment (Subleases);

(iv)	a new document in replacement of each of the Other Project Documents;

(v)	the GWI Financing Documents;

(vi)	the Port Terminal Deed of Novation;

(vii)	the New Head Lease Deeds (excluding the New Head Lease Deed to which ARTC is to be a party);

(viii)	the Operating Agreement;

(ix)	the Novation Deed (Operating Agreement);

(x)	the GWI Deed Poll;

(xi)	the GWA Guarantee; and

(xii)	the PI Claim Guarantee,

by all parties to them in a form satisfactory to the parties to this deed, and the satisfaction or waiver of all conditions precedent in such documents, other than:

(xiii)	conditions precedent relating to the execution of this deed or the satisfaction or waiver of all conditions precedent to this deed; and

(xiv)	conditions precedent in the GWI Financing Documents which are not conditions precedent to Completion (as defined in the Business Sale Agreement);

(b)	(Insurances) the insurance policies required:

(i)	by clause 26.3 of the Novated Concession Deed being effected, and confirmation to that effect being given to the Corporation in accordance with the Novated Concession Deed; and

(ii)	by the Assigned Sub-Leases being effected, and confirmation to that effect being given to the Corporation in accordance with the Assigned Sub-Leases;

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(c)	the Corporation receiving the following:

(i)	(Security Bond) a replacement Security Bond for an amount calculated in accordance with clause 22.15 of the Concession Deed;

(ii)	(Power of Attorney) where any party (other than a Consenting Party) proposes to execute this deed or a document listed in clause 3.1(a) under power of attorney, a certified copy of that duly stamped and registered (where applicable) power of attorney;

(iii)	(Constituent documents) certified copies of the constitution and extracts of minutes evidencing the authority of the Company to enter into this deed and the documents listed in clause 3.1(a); and

(iv)	(US legal opinion) a legal opinion from Simpson Thacher & Bartlett LLP as to good standing, corporate power and authority and due execution in respect of each of GWI and RP Acquisition Company Two in relation to the GWI Deed Poll and the Debt Financiers Tripartite Deed (2010); and

(v)	(PI Policy endorsements) a copy of a letter or other written confirmation from Aon Limited confirming that an endorsement (in the form of the endorsement in Schedule 18 to the Novated Concession Deed) has been made to that policy by each underwriter (other than The Underwriter Insurance Company Ltd) whereby the Company becomes an insured under the PI Policy;

(d)	(Business Sale Agreement) confirmation from the sellers under the Business Sale Agreement that the conditions precedent set out in clause 3.1 of the Business Sale Agreement have been satisfied or waived (other than conditions precedent which can only be satisfied upon the satisfaction or waiver of all conditions precedent in this deed); and

(e)	(Authority of Government signatories) the Company receiving evidence, in form and substance satisfactory to it, of the authority of each person who signs this deed on behalf of each Government Party to sign this deed and each other document referred to in paragraph (a) to which a Government Party is a party (unless the person signing this Deed or another relevant document is a Minister of the State or the Territory).

3.2	Obligations relating to Conditions Precedent

The parties must use all reasonable endeavours to satisfy each Condition Precedent as soon as practicable.

3.3	Satisfaction of Conditions Precedent

Upon the satisfaction (or waiver under clause 3.4) of all Conditions Precedent, the Corporation, the Company and APT will each promptly acknowledge that fact in writing. An acknowledgement by the Corporation is deemed to have been made by all of the other Government Parties.

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3.4	Waiver of Conditions Precedent

A Condition Precedent may only be waived by the Corporation or in the case of clause 3.1(e), the Company.

3.5	Termination

This deed will automatically terminate if the Business Sale Agreement terminates before the Completion Date.

3.6	Notification of Completion Date or termination

APT must promptly:

(a)	notify the Corporation of the Completion Date or date of termination of the Business Sale Agreement (as the case may be); and

(b)	provide the Corporation with copies of each notice given by any person pursuant to clause 3.5 of the Business Sale Agreement.

4	Consent to transfer

The Corporation consents, for the purposes of clause 33.2 of the Concession Deed and clause 6.5 of the Original Debt Financiers Tripartite Deed, to the transfer of APT’s interest in the Railway and the Corridor to the Company.

5	Novation, amendment and restatement - Concession Deed

5.1	Novation

The parties agree to novate the Concession Deed such that, on and from the Completion Date, the Concession Deed is discharged and the Novated Concession Deed is formed whereby:

(a)	the Company is substituted for APT or the Receivers under the terms of the Concession Deed as if the Company had originally been a party to the Concession Deed instead of APT or the Receivers; and

(b)	the Company is bound by the terms of the Concession Deed as it relates to APT or the Receivers and will enjoy all the rights and benefits and be subject to all the obligations and burdens conferred on APT or the Receivers under the terms of the Concession Deed.

5.2	Amendment

The parties agree that on novation of the Concession Deed to the Company pursuant to clause 5.1, it is amended and, subject to clause 12, restated by making the insertions and deletions identified in Annexure A to this deed.

6	Novation, amendment and restatement - Corporation Loan Agreement

6.1	Novation

The parties agree to novate the Corporation Loan Agreement such that, on and from the Completion Date, the Corporation Loan Agreement is discharged and the Novated Corporation Loan Agreement is formed whereby:

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(a)	the Company is substituted for APT or the Receivers under the terms of the Corporation Loan Agreement as if the Company had originally been a party to the Corporation Loan Agreement instead of APT or the Receivers; and

(b)	the Company is bound by the terms of the Corporation Loan Agreement as it relates to APT or the Receivers and will enjoy all the rights and benefits and be subject to all the obligations and burdens conferred on APT or the Receivers under the terms of the Corporation Loan Agreement.

6.2	Amendment

The parties agree that on novation of the Corporation Loan Agreement to the Company pursuant to clause 6.1, it is amended and, subject to clause 12, restated in the form set out in Annexure B to this deed.

7	Real property matters

7.1	Sub-leases and Head Lease Deeds

The parties acknowledge that:

(a)	the Sub-Leases will be transferred from APT and the Receivers to the Company on the Completion Date pursuant to the Deed of Assignment (Subleases); and

(b)	the New Head Lease Deeds will be entered into on or about the Completion Date.

7.2	Other Territory land tenure matters

Schedule 3 sets out the current status and proposed actions and outcomes for various Territory land tenure matters associated with the Project. Each party will perform the actions and otherwise do all things reasonably required of it (such as obtaining consents, signing and producing documents and getting documents completed and signed (in a form reasonable satisfactory to it)) to achieve the outcomes for each of the matters referred to in Schedule 3.

8	Port documents

The parties acknowledge that:

(a)	the Port Terminal Lease will be transferred from APT and the Receivers to the Company; and

(b)	the Port Terminal Development Agreement for Lease will be novated from APT and the Receivers to the Company,

on or about the Completion Date pursuant to the Port Terminal Deed of Novation.

9	Other Project Documents

Each Consenting Party acknowledges that instead of APT transferring, assigning, novating or otherwise conveying its interest in the Other Project Documents to the Company, the Company and the relevant counterparties will enter into new documents in replacement of each of the Other Project Documents on or about the Completion Date.

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10	GWI Financing Documents

The parties acknowledge that the Company will enter into the GWI Financing Documents on or about the Completion Date.

11	Operating Agreement, Novation Deeds and Assignment Deeds

The parties acknowledge that, as part of the transfer of the Business to the Company:

(a)	the Operating Agreement has been, or will be, entered into on or prior to the Completion Date;

(b)	the Novation Deeds (Business Contracts) have been, or will be, entered into on or prior to the Completion Date and are subject to, and will take effect on and from, the Completion Date; and

(c)	the Assignment Deeds (Business Contracts) have been, or will be, entered into on or prior to the Completion Date and are subject to, and will take effect on and from, the Completion Date.

12	Existing variations

(a)	The parties agree that:

(i)	all waivers granted, variations made or supplementary agreements reached between APT and the Corporation (“Supplementary Items”) in relation to the Existing Project Documents prior to the Completion Date will continue to operate with respect to the relevant novated, assigned or replacement document; and

(ii)	if, following the Completion Date, either the Corporation or the Company becomes aware of any Supplementary Item which is not referred to in this deed, it will promptly notify the other party and, if required, the Corporation and the Company will meet to discuss the Supplementary Item and cooperate in good faith to address any requirements on the parties arising out of the Supplementary Item.

(b)	Without limiting clause 12(a), the waiver granted by the Corporation to APT in a letter of 28 June 2010 from the Corporation to FreightLink in respect of insurance requirements of the Concession Deed will continue for the benefit of the Company in respect the corresponding insurance requirements of the Novated Concession Deed until 1 August 2011.

13	Existing breaches

(a)

Without limiting any other provision of this deed, the Company agrees that it shall be liable to the Corporation for any loss or damage suffered or incurred by the Corporation, the State or the Territory arising out of or in connection with any breach by APT or the Receivers of the

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Concession Deed, the Corporation Loan Agreement or any other Existing Project Document, or any other wrongful act or omission of APT or the Receivers, which occurred prior to the Completion Date.

(b)	The Corporation represents and warrants that:

(i)	it has asked each member of the Corporation whether that member is aware of:

(A)	any existing breaches or defaults by APT or the Receivers of the Concession Deed, the Corporation Loan Agreement or any other Existing Project Document;

(B)	any existing Termination Events (as defined in the Concession Deed) in respect of APT or the Receivers under the Concession Deed;

(C)	any other wrongful act or omission of, or misrepresentation by, APT or the Receivers;

(D)	any existing Claim available to the Corporation under any provision in the Concession Deed whereby APT indemnifies a Government Party;

(E)	any representation or warranty given by a Government Party in the Original Concession Deed having become incorrect since 20 April 2001; or

(F)	any action proposed to be taken by the Commonwealth to cause the Access Regime to cease to be an Effective Access Regime,

(each	referred to in this clause as a “Relevant Matter”); and

(ii)	each member has confirmed that he or she has no actual knowledge of:

(A)	any existing breaches or defaults by APT or the Receivers of the Concession Deed, the Corporation Loan Agreement or any other Existing Project Document which occurred prior to the date of this deed; or

(B)	any existing Termination Events (as defined in the Concession Deed) in respect of APT or the Receivers under the Concession Deed; or

(C)	any other wrongful act or omission of, or misrepresentation by, APT or the Receivers which occurred prior to the date of this deed; or

(D)	any existing Claim available to the Corporation under any provision in the Concession Deed whereby APT indemnifies a Government Party; or

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(E)	any warranty given by a Government Party in the Original Concession Deed having become incorrect since 20 April 2001; or

(F)	any action proposed to be taken by the Commonwealth to cause the Access Regime to cease to be an Effective Access Regime.

(c)	The Company and the Corporation agree to resolve any dispute, controversy, difference or claim that arises under or in connection with clause 13(a) in accordance with the procedures set out in clause 39 of the Novated Concession Deed as if it were a dispute under the Novated Concession Deed.

14	Acknowledgements

Each of the Corporation, the Territory, the State, APT and the Company acknowledges that nothing in this deed or any of the transactions contemplated by this deed constitutes:

(a)	a breach of any term of the Concession Deed, the Novated Concession Deed, the Corporation Loan Agreement, the Novated Corporation Loan Agreement, or the Other Project Documents;

(b)	an event of default under the Concession Deed, the Novated Concession Deed, the Corporation Loan Agreement, the Novated Corporation Loan Agreement, or the Other Project Documents; or

(c)	any other event or circumstance which, with the giving of notice, lapse of time, or fulfilment of any condition, would cause the acceleration of any payment to be made under, or the termination or enforcement of, the Concession Deed, the Novated Concession Deed, the Corporation Loan Agreement, the Novated Corporation Loan Agreement, or the Other Project Documents.

15	Disclaimer

Subject to clause 7.1 of the Novated Concession Deed and the other provisions of the Novated Concession Deed, the other provisions of this deed (including without limitation clause 13) and the Company’s rights (if any) at Law in respect of statements or representations made in writing to APT or the Company by a Government Authority in the course of its government activities and of a type or nature generally available to the public, the Company:

(a)	acknowledges that no representation, warranty or advice of any kind has been or is given by the Corporation, the State, the Territory or any State or Territory Government Authority, or their respective Associates, in respect of the accuracy, completeness or current application of any information, data or material provided on or before the date of this Deed to APT or its Associates or the Company or its Associates, by the Corporation, the State, the Territory, any State or Territory Government Authority, or their respective Associates;

(b)	warrants that it has not relied on any such information, data or material for any purpose whatsoever and, without limitation, has not relied on any such information, data or material in assessing or undertaking the Project or in entering into any of the “Project Documents” (as defined in the Novated Concession Deed) to which it is expressed to be a party;

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(c)	warrants that it has only relied on its own investigations and enquiries in relation to the accuracy, completeness and current application of such information, data and material;

(d)	agrees (to the maximum extent permitted by Law) that it cannot and will not make any Claim against the Corporation, the State, the Territory, any State or Territory Government Authority, or their respective Associates, in relation to:

(i)	the provision of such information data and material to the Company or its advisers, or to APT or its advisers;

(ii)	the reliance upon, or use of, such information, data or material by APT or its Associates or the Company or its Associates; or

(iii)	a failure by the Corporation, the State, the Territory or any State or Territory Government Authority to provide information, data or material; and

(e)	acknowledges that the Corporation is entitled to and has relied upon the above acknowledgements, warranties and agreements in entering into this deed.

16	Release

(a)	On and from the Completion Date, the Corporation, the Territory and the State release APT and the Receivers from:

(i)	any obligation or liability under or in respect of the Concession Deed, the Corporation Loan Agreement and the Other Project Documents; and

(ii)	any Claim which they, but for this release, had or may in the future have had against the other under or in respect of the Concession Deed, the Corporation Loan Agreement and the Other Project Documents, arising in connection with the performance of the relevant document before the Completion Date other than Claims against APT in respect of APT’s fraud, wilful default or breach of fiduciary obligations or Claims against the Receivers in respect of the Receivers’ fraud, wilful default or breach of fiduciary obligations.

(b)	On and from the Completion Date, APT and the Receivers release the Consenting Parties from:

(i)	any obligation or liability under or in respect of the Concession Deed, the Corporation Loan Agreement and the other Existing Project Documents; and

(ii)	any Claim which they, but for this release, had or may in the future have had against the other under or in respect of the Concession Deed, the Corporation Loan Agreement and the other Existing Project Documents, arising in connection with the performance of the relevant document before the Completion Date other than Claims in respect of the Consenting Parties’ fraud or wilful default.

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17	Indemnity

The Company indemnifies APT and the Receivers against any Claim or Loss incurred or suffered by or brought or made or recovered against APT and the Receivers arising out of or in connection with the Concession Deed, the Novated Concession Deed, the Corporation Loan Agreement, the Novated Corporation Loan Agreement, and the Other Project Documents at any time, other than in respect of:

(a)	any amounts of money payable to the Corporation, the Territory or the State for goods or services provided to APT or the Receivers in the ordinary course of business prior to the Completion Date; and

(b)	any trading debt or liability between the Corporation, the Territory or the State on the one hand, and APT or the Receivers on the other hand, about which there is a genuine dispute as to whether such debt or liability is due and payable.

18	No Liability of the Receivers

The parties agree to the terms of Schedule 2.

19	Further steps

19.1	Further steps generally

Each party agrees to do all things reasonably required of it (such as obtaining consents, signing and producing documents and getting documents completed and signed (in a form reasonably satisfactory to it)) to give full effect to this deed and the transactions contemplated by it.

19.2	Legal opinions for PI Claim Guarantee

The Company agrees that:

(a)	it will within 30 days of the Completion Date procure legal opinions addressed to the Corporation and the DPC from foreign legal counsel in each relevant jurisdiction, such opinions to be in a form and substance reasonably satisfactory to the Corporation, as to the good standing, corporate power and authority and due execution by each foreign company which is a party to the PI Claim Guarantee of that PI Claim Guarantee; or

(b)	if such opinions are not provided or are provided but do not opine that the relevant foreign company is in good standing, has the necessary corporate power and authority and that the PI Claim Guarantee has been duly executed, the Company will procure that the PI Claim Guarantee is re-executed in a manner whereby it is duly executed or that execution of the PI Claim Guarantee is ratified such that the PI Claim Guarantee is duly executed.

© Mallesons Stephen Jaques 10514636_14	Sale Consent Deed 19 November 2010	16

20	Representations and warranties

20.1	Parties’ representations and warranties

Each party represents and warrants to each other party that:

(a)	(incorporation) unless it is the Territory or the State, it is validly incorporated and has the power to carry on its business as it is now being conducted;

(b)	(power) unless it is the Territory or the State, it has the power to enter into and perform its obligations under:

(i)	this deed; and

(ii)	in the case of the Company, the Corporation, the State and the Territory, the Novated Concession Deed; and

(iii)	in the case of the Company and the Corporation, the Novated Corporation Loan Agreement;

(c)	(authority) it has taken all action which is necessary to authorise the entry into and performance of its obligations under:

(i)	this deed; and

(ii)	in the case of the Company, the Corporation, the State and the Territory, the Novated Concession Deed; and

(iii)	in the case of the Company and the Corporation, the Novated Corporation Loan Agreement;

(d)	(binding obligations):

(i)	this deed; and

(ii)	in the case of the Company, the Corporation, the State and the Territory, the Novated Concession Deed; and

(iii)	in the case of the Company and the Corporation, the Novated Corporation Loan Agreement,

constitute legal, valid and binding obligations, enforceable in accordance with their terms (subject to the availability of equitable remedies and laws in relation to the enforcement of creditors’ rights).

20.2	Company’s representations and warranties

The Company represents and warrants to the Consenting Parties that:

(a)	(documentation) the terms of the transaction are set out in and on the terms of:

(i)	the Business Sale Agreement; and

(ii)	the GWI Financing Documents,

and the Corporation has been provided with all other information

© Mallesons Stephen Jaques 10514636_14	Sale Consent Deed 19 November 2010	17

relevant to the transaction required to be provided under the Concession Deed and the Debt Financiers’ Tripartite Deed to enable the Corporation to provide the consents referred to in this deed; and

(b)	(reputable) it is a reputable corporation, has sufficient expertise and ability and is of appropriate financial and commercial standing to perform its obligations under the “Project Documents” (as defined in the Novated Concession Deed).

21	General

21.1	Costs

(a)	The parties (other than the Corporation) agree to pay their own legal and other costs and expenses in connection with the negotiation, preparation, execution and completion of this deed and of other related documentation, except stamp duty.

(b)	The Company is responsible for the Corporation’s reasonable costs and expenses (including legal costs and expenses) of and incidental to:

(i)	any enquiries which the Corporation may make for the purposes of determining whether to consent to the transaction; and

(ii)	the preparation, negotiation and execution of any relevant documentation and any stamp duty or similar charges in relation to such documentation.

21.2	Stamp duty

The Company agrees to pay all stamp duty (including fines and penalties) chargeable, payable or assessed in relation to this deed and any transaction contemplated by it.

21.3	Payment of GST

If GST is payable on any supply made by any party (or any entity through which those parties act) (“Supplier”) under or in connection with this deed, then the party providing the consideration for that supply (“Recipient”) must, in addition to any other amounts payable under any provision of this deed, pay to the Supplier an additional amount equal to the GST payable on that supply (except to the extent that the consideration provided for that supply is expressly stated to include GST). The additional amount must be paid at the same time as the other consideration for that supply is to be provided under this deed. The Supplier must deliver a valid tax invoice to the Recipient of the taxable supply either before the time of payment of any GST inclusive consideration or before the time of payment of an additional amount on account of GST under this clause. Except where the context suggests otherwise, terms used in this clause 21.3 have the meanings given to those terms by the A New Tax System (Goods and Services Tax) Act 1999.

21.4	Governing law

This deed is governed by the law in force in the place specified in the Details. Each party submits to the non-exclusive jurisdiction of the courts of that place.

© Mallesons Stephen Jaques 10514636_14	Sale Consent Deed 19 November 2010	18

21.5	Counterparts

This deed may be executed in any number of counterparts and by the parties on separate counterparts. Each counterpart constitutes the deed of each party who has executed and delivered that counterpart.

21.6	No merger

The representations, warranties and indemnities in this deed do not merge on the Completion Date.

21.7	Construction

No rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of, or seeks to rely on this deed or any part of it.

21.8	Confidentiality

(a)	APT and the Receivers agree not to disclose information provided by another party that is not publicly available except:

(i)	to any person in connection with an exercise of rights or a dealing with rights or obligations under this deed; or

(ii)	to officers, employees, legal and other advisers and auditors of any party; or

(iii)	to any party to this deed or any Related Body Corporate of any party to this deed, provided the recipient agrees to act consistently with this clause; or

(iv)	with the consent of the party who provided the information; or

(v)	as allowed or required by any law or stock exchange.

(b)	On and from the Completion Date, the Company and the Corporation agree that, subject to the terms of the Confidentiality Agreement dated 17 August 2010 between the Company and the Corporation (and any advisor acknowledgment letter provided by the Corporation under that agreement, including the letter from Equity & Advisory Limited dated 20 August 2010), which shall continue, their confidentiality obligations are set out in clause 41 of the Novated Concession Deed.

21.9	Publicity

(a)	Each party (other than the Consenting Parties) must not issue any press releases, statements or media announcements in relation to this deed without the prior written approval of the Corporation, unless it is required to do so by law, which shall include the rules and regulations of any regulatory or self-regulatory authority, or the Listing Rules of the Australian Securities Exchange (or the rules of any other generally recognised and reputable stock exchange).

(b)	If a party is required to issue a press release, statement or media announcement in relation to this deed by law, which shall include the rules and regulations of any regulatory or self-regulatory authority, or the Listing Rules of the Australian Securities Exchange (or the rules of any other generally recognised and reputable stock exchange), the party must use best endeavours to consult with the Corporation as to the content of the press release, statement or media announcement prior to issuing it.

© Mallesons Stephen Jaques 10514636_14	Sale Consent Deed 19 November 2010	19

(c)	The Corporation will use its best endeavours to ensure that none of the Consenting Parties issues any press releases, statements or media announcements in relation to this deed before consulting the Company as to the contents of the press release, statement or media announcement prior to issuing it. The Company acknowledges that the Corporation has no power to compel the State or Territory, and neither the State nor the Territory make any representation in relation to the subject matter of this clause.

EXECUTED as a deed

© Mallesons Stephen Jaques 10514636_14	Sale Consent Deed 19 November 2010	20

Signing page

DATED: 19 November 2010

SIGNED, SEALED AND	)
DELIVERED by Peter J Doyle	)
as attorney for GWA (NORTH) PTY	)
LIMITED under power of attorney	)
dated 16 November 2010 in the	)
presence of:	)
)
/s/ LAURENCE MARRIE	)
	)	/s/ PETER J DOYLE
Signature of witness	)
	)	By executing this deed the attorney
/s/ LAURENCE MARRIE	)	states that the attorney has received no
	)	notice of revocation of the power of
Name of witness (block letters))		attorney

EXECUTED by ASIA PACIFIC	)
TRANSPORT PTY LIMITED	)
(RECEIVERS AND MANAGERS	)
APPOINTED) (SUBJECT TO DEED	)
OF COMPANY ARRANGEMENT))
by one of its joint and several receivers	)
and managers Martin Madden or	)
Jannamaria Robertson:	)
)
/s/ MICHAEL SCARF	)	/s/ MARTIN MADDEN
)
Signature of witness	) )	Signature of Receiver and Manager
)
/s/ MICHAEL SCARF	)	/s/ MARTIN MADDEN
)
Name of witness (block letters))		Name of Receiver and Manager (block letters)

© Mallesons Stephen Jaques 10514636_14	Sale Consent Deed 19 November 2010	21

THE COMMON SEAL of THE	)
AUSTRALASIA RAILWAY	)
CORPORATION is affixed in the	)
presence of:	)
)
/s/ PAUL CHARLES WILFORD	)	/s/ BRENDAN JOSEPH LAWSON
TYRRELL	)
	)	Signature of witness
Signature of witness	)
	)	/s/ BRENDAN JOSEPH LAWSON
/s/ PAUL CHARLES WILFORD	)
TYRRELL		Name of witness (block letters)

Name of witness (block letters)

SIGNED, SEALED AND	)
DELIVERED for and on behalf of	)
THE NORTHERN TERRITORY by	)
its delegate JASON GARRY	)
SCHOOLMEESTER in the presence	)
of:	)
)
/s/ BRENDAN JOSEPH LAWSON	)	/s/ JASON GARRY
	)	SCHOOLMEESTER
Signature of witness	)
	)	Signature
/s/ BRENDAN JOSEPH LAWSON	)
	)	/s/ JASON GARRY
Name of witness (block letters)		SCHOOLMEESTER

Name (block letters)
SIGNED, SEALED AND	)
DELIVERED for and on behalf of	)
MICHAEL DAVID RANN in his	)
capacity as Premier for and on behalf of	)
THE CROWN IN RIGHT OF THE	)
STATE OF SOUTH AUSTRALIA	)
in the presence of:	)
)
/s/ ROBERT MURRIE FULLER	)	/s/ PAMELA JUNE MARTIN
)
Signature of witness	)	Signature

/s/ ROBERT MURRIE FULLER	)	/s/ PAMELA JUNE MARTIN
)
Name of witness (block letters))		Name (block letters)

under power of attorney dated 11 November 2010

© Mallesons Stephen Jaques 10514636_14	Sale Consent Deed 19 November 2010	22

Sale Consent Deed

Annexure A - Novated Concession Deed

© Mallesons Stephen Jaques 10514636_14	Sale Consent Deed 19 November 2010

The AustralAsia Railway Corporation

Corporation

The Northern Territory of Australia

Territory

The Crown in right of the State of South Australia

State

GWA (North) Pty Ltd

Company

AustralAsia Railway Project

Concession Deed

i

Contents

1.	Definitions and interpretation		11

	1.1	Definitions	11
	1.2	Interpretation	41
	1.3	No contra proferentem	42
	1.4	Business Day	42
	1.5	Obligation to resolve or remedy	42
	1.6	[Not used]	42
	1.7	Inconsistencies	42
	1.8	Proportionate Liability	42

2.	Not Used		43

3.	General representations, warranties and undertakings		43

	3.1	Construction of representations and warranties	43
	3.2	General representations and warranties by the Territory and the State	43
	3.3	General representations and warranties by the Corporation	44
	3.4	General representations and warranties by the Company in its own capacity	44
	3.5	[Not used]	45
	3.6	Repetition of representations and warranties	45
	3.7	General undertakings from Company	46
	3.8	General undertakings from Corporation, State and Territory	46
	3.9	Sovereignty	46

4.	Fundamental obligations of the Corporation		46

	4.1	Grant of concession	46
	4.2	Government Improvements	46
	4.3	Risks accepted by Corporation	46

5.	Fundamental obligations of the Territory and the State		47

	5.1	Reasonable assistance	47
	5.2	Other undertakings	47

6.	Fundamental obligations of the Company		48

	6.1	Company’s fundamental obligations	48
	6.2	Risks accepted by Company	48
	6.3	Company acknowledgements regarding Government Works Agreement	49
	6.4	Compliance with Laws	50

7.	Due diligence and disclosure obligations		51

	7.1	Corporation’s due diligence obligations, acknowledgments and warranties	51
	7.2	APT’s due diligence obligations and warranties	52
	7.3	What is disclosure	52
	7.4	Disclaimer	53

8.	Corridor		54

	8.1	Warranties by Corporation	54
	8.2	Misdescriptions	55
	8.3	Undisclosed Interests – Existing Corridor	55
	8.4	Undisclosed Interests – New Corridor	55

	8.5	Indemnity	56
	8.6	Company to continue to perform	57
	8.7	Access to and from Corridor	57
	8.8	Corporation’s right of access	58
	8.9	Reservations	58
	8.10	Physical Condition of Corridor	58
	8.11	Fencing	58
	8.12	Elizabeth River Bridge	58

9.	Native Title and Aboriginal Land Right Issues		59

	9.1	Warranties	59
	9.2	Corporation to resolve all claims	59
	9.3	Indemnity	60
	9.4	Company must continue to perform	60

10.	Heritage and Sacred Site Issues		61

	10.1	Warranties by Corporation	61
	10.2	Acknowledgements by Company	61
	10.3	Company’s obligations	62
	10.4	Preconstruction Activities Plan	62
	10.5	Corporation to resolve	62
	10.6	Indemnity	63
	10.7	APT to continue to perform	64
	10.8	Parties’ Rights, obligations and liabilities	64

11.	Environmental planning and management issues		65

	11.1	Environmental assessment process	65
	11.2	Environmental assessment recommendations	66
	11.3	Environmental Advisory Group	67
	11.4	Environmental Management Plan	68
	11.5	Information and access for the Corporation	69

12.	Environmental Contamination		69

	12.1	Warranties by Corporation	69
	12.2	Acknowledgements by the Company	70
	12.2A	Parties’ Rights, obligations and liabilities	70
	12.3	Company not to exacerbate Contamination	70
	12.4	Parties to prevent leaching	71
	12.5	Notification of Contamination	71
	12.6	Clean-Up Notices	71
	12.7	Appeal against Clean-Up Notice	72
	12.8	Parties not to cause service of Clean-Up Notice	73
	12.9	Indemnity by Corporation	73
	12.10	Indemnity by Company	73
	12.11	Indemnities for Adjoining Landowner Contamination	73
	12.12	Limitation on Company’s liability for Company Subsequent Contamination	74

13.	Services		74

	13.1	Company’s obligations regarding Services	74
	13.2	Cost of Services	74
	13.3	Acknowledgements by Company	74
	13.4	Parties’ Rights, obligations and liabilities	75

14.	Approvals		75

	14.1	Company to obtain all Approvals	75

	14.2	Corporation to provide reasonable assistance	76

15.	Extractive materials		76

	15.1	Application for mining tenements and authorities for extractive materials	76
	15.2	Extractive Material Fee	77
	15.3	Parties’ Rights, obligations and liabilities	77

16.	Local Industry and Aboriginal participation		77

	16.1	Local Industry and Aboriginal participation	77
	16.2	Local Industry and Aboriginal Participation Plan	77
	16.3	Inconsistency with NCP Requirements	78
	16.4	Penalty for non-compliance	79
	16.5	Parties’ Rights, obligations and liabilities	79

17.	Delivery		80

	17.1	Representatives	80
	17.2	Project Co-ordination Group	80
	17.3	D&C Programme	81
	17.4	[Not used]	82
	17.5	Occupational health, safety & rehabilitation	82
	17.6	National Code of Practice for the Construction Industry	82

18.	Design		84

	18.1	Design Documentation and Asset Management Plan	84
	18.2	Design Working Group	87
	18.3	Design Brief	88
	18.4	Representations, warranties and confirmations	90
	18.5	Katherine River Crossing	91
	18.6	Corporation to act reasonably	92
	18.7	Parties’ Rights, obligations and liabilities	92

19.	Construction		92

	19.1	Construction	92
	19.2	Review of construction	93
	19.3	Interference with Port	94
	19.4	Quality Assurance Plans (Works)	95
	19.5	Survey and certification	95
	19.6	Corporation to act reasonably	96
	19.7	Preservation of Parties’ rights, obligations and liabilities	96

20.	Variations		96

	20.1	Acknowledgement - Government Works Variation	96
	20.2	Notice - Government Works Variation	96
	20.3	Notice - Company Works Variation	97
	20.4	Variation details	97
	20.5	Value of Company Works Variation	97
	20.6	Acceptance by Corporation	97
	20.7	Dispute	98
	20.8	Instruction to proceed	98
	20.9	Payment	98
	20.10	Restrictions	98
	20.11	No other Claim	99
	20.12	Parties’ Rights, obligations and liabilities	99

21.	Completion		100

	21.1	Acknowledgement of Completion	100
	21.2	[Not used]	100
	21.3	[Not used]	100
	21.4	[Not used]	100
	21.5	[Not used]	100
	21.6	Defects or omissions	100

22.	Operation, maintenance and repair		100

	22.1	Operation	100
	22.2	Maintenance and repair	101
	22.3	Prescribed Maintenance Tasks	101
	22.4	Asset Management Plan	102
	22.5	O&M Manuals	102
	22.6	O&M Plans	103
	22.7	Project Plans - updating and compliance	104
	22.8	Quality Assurance Plans (Operations)	105
	22.9	Inspections	106
	22.10	Reports	106
	22.11	Register of works	106
	22.12	Maintenance reviews	107
	22.13	Operating qualifications	107
	22.14	Rail safety	107
	22.15	Security Bonds	108
	22.16	Katherine River Crossing	110

23.	Changes to Railway by Company		110

	23.1	Company may undertake Changes	110
	23.2	Corporation to approve all Changes	110
	23.3	Standard of Changes	111
	23.4	Design Documentation	111
	23.5	Review of construction	112
	23.6	Integration	113
	23.7	Maintenance	113

24.	Port		113

	24.1	Warranty	113
	24.2	Port Works	113
	24.3	Modification to the Port	113
	24.4	DPC’s right to modify Port	114

25.	Intellectual property		114

	25.1	Ownership of Proprietary Documentation	114
	25.2	Licence to use Proprietary Documentation	114
	25.3	Term of licence	115
	25.4	Proprietary Documentation	115
	25.5	Government documentation	115
	25.6	Corporation’s acknowledgement of APT licence	115

26.	Risk of loss or damage and insurance		115

	26.1	Risk of loss or damage	115
	26.2	Liability and indemnity	116
	26.3	Insurance policies	117
	26.4	Deductibles	120
	26.5	Periods of insurance	121
	26.6	Extent of cover	121
	26.7	General requirements	123

	26.8	Certificates of currency	124
	26.9	Premiums	125
	26.10	Corporation’s rights to insure	125
	26.11	Reinstatement	125
	26.12	Insurance Proceeds Account	126
	26.13	[Not used]	126
	26.14	PI Policy	126

27.	Force majeure		127

	27.1	Force Majeure Notice	127
	27.2	Meeting	127
	27.3	Suspension of obligations	127
	27.4	Duty to remedy Force Majeure Event	128
	27.5	Redress for Force Majeure Events	128

28.	Third party access		128

	28.1	Confirmations	128
	28.2	Amendments to Access Regime	129
	28.3	Re-certification of Access Regime	130
	28.4	MAE Events	130

29.	Competitive projects		131

	29.1	No restriction	131
	29.2	MAE Events	131
	29.3	Oil and gas exclusion	131

30.	Changes in Law		131

31.	Good faith negotiations to overcome Material Adverse Effect		132

	31.1	Obligation to negotiate in good faith	132
	31.2	Available methods of redress	133
	31.3	Limitations on nature and extent of redress	134
	31.4	Disputes	134
	31.5	Provision of relevant information	135
	31.6	Effect on other obligations, rights and remedies	135

32.	Accounting and reporting obligations and Working Capital Balance		135

	32.1	Accounting records	135
	32.2	Financial statements	136
	32.3	Monthly reports and freight task and tonnage	136
	32.4	Budget and business plan	136
	32.5	Copies of notices	137
	32.6	Advice regarding rights	137
	32.7	Other information	137
	32.8	Working Capital Balance	137
	32.9	Securities laws of the United States of America	139

33.	Assignment, refinancing and restrictions on activities		139

	33.1	Assignment by the Corporation	139
	33.2	Assignment by the Company	140
	33.3	Change of Control of Listed Parent Entity	142
	33.3A	Divestiture by Listed Parent Entity	143
	33.4	Fixed Debt Limit	144
	33.4A	Refinancing of Finance Debt or incurring additional Finance Debt for any purpose	145

	33.4B	Refinancing of Finance Debt or incurring additional Finance Debt for investment in the Railway Business	145
	33.4C	Refinancing of Finance Debt or incurring additional Finance Debt other than for investment in the Railway Business	146
	33.4D	Refinancing of Finance Debt or incurring additional Finance Debt with Third Party Financiers	147
	33.4E	Request for consent	147
	33.5	Third party contracts	149
	33.6	Removal of Railway Infrastructure	149
	33.7	Railway Infrastructure to be situated on Corridor	149
	33.8	Restrictions on Company’s activities	149
	33.9	Provision of unsecured guarantees	150
	33.10	Amendments to Project Documents to which Corporation is not a party	151

34.	Sub-contracting		152

	34.1	Engagement of sub-contractors	152
	34.2	Company still liable	152

35.	Default notices and step in rights		152

	35.1	Default by Company	152
	35.2	Default by Corporation, State or Territory	153
	35.3	Termination notices	153

36.	Termination by the Corporation		153

	36.1	Termination Events	153
	36.2	[Not used]	154
	36.3	[Not used]	154
	36.4	Termination for breach of clause 32(a)(i), clauses 33.4B or 33.4C, clause 33.9 or clause 33.10 or under clause 33.3A(f)	154
	36.5	Termination for failure to operate, maintain and repair	154
	36.6	Termination for other material default	159
	36.7	[Not used]	162
	36.8	Termination following termination of Sub-Lease	162
	36.9	Termination for Native Title or Aboriginal Land Right Issue	162
	36.9A	Insolvency Event	163
	36.9B	Breach of Corporation Loan Agreement	163
	36.10	No prejudice to accrued rights	164
	36.11	No other termination rights	164
	36.12	[Not used]	164
	36.13	Suspension of debt service on Non Railway Debt	164

37.	Termination by Company		164

	37.1	Termination Events	164
	37.2	Termination for Undisclosed Interests etc.	164
	37.3	[Not used]	165
	37.4	Termination for other Termination Events	165
	37.5	Termination for termination of Head Lease	165
	37.5A	Vested Lease	168
	37.6	Early Termination Amount	169
	37.7	Expert determination of Market Value of the Project and/or Early Termination Amount	170
	37.8	Time for payment of Early Termination Amount	172
	37.9	No prejudice to accrued rights	174
	37.10	No other termination rights	174

38.	Handover		174

	38.1	Handover	174
	38.2	[Not used]	174
	38.3	Ownership of Railway	174
	38.4	Parties to consult	175
	38.5	Power of attorney	175

39.	Dispute resolution		175

	39.1	Procedure for resolving disputes	175
	39.2	Negotiation	176
	39.3	Expert determination	177
	39.4	Selection of expert	177
	39.5	Rules of expert determination	178
	39.6	Expert finding	179
	39.7	Release and indemnity	179
	39.8	Costs	180
	39.9	Conciliation Notice	180
	39.10	Conciliation	180
	39.11	Place of conciliation	180
	39.12	Evidence not admissible	180
	39.13	Costs	180
	39.14	Arbitration	180
	39.15	Identity of arbitrator	181
	39.16	Rules for conduct of arbitration	181
	39.17	Place of arbitration	181
	39.18	Continue to perform	181
	39.19	Summary or urgent relief	182
	39.20	State and Territory representation	182
	39.21	[Not used]	182
	39.22	Role of Security Trustee	182

40.	Disclaimer and indemnities		182

	40.1	Freight task	182
	40.2	Release and indemnity	182
	40.3	Release and indemnity held on trust	183
	40.4	Limitation on Company’s liability	183
	40.5	[Not used]	183
	40.6	[Not used]	183

41.	Confidentiality		183

	41.1	Confidentiality	183
	41.2	Exceptions	184
	41.3	Confidentiality Agreements	184

42.	Guarantee		185

	42.1	Guarantee	185
	42.2	Notice of default in performance obligations	185
	42.3	Deferral of enforcement	186
	42.4	Indemnity against failure of Guarantee	186
	42.5	Continuity and preservation of obligations	186
	42.6	Suspension of rights of subrogation	187

43.	Expenses, stamp duties, rates and taxes		187

	43.1	Expenses	187
	43.2	Stamp duties	187

	43.3	Rates and Taxes	187
	43.4	GST	188

44.	Governing law and jurisdiction		189

	44.1	Governing law	189
	44.2	Jurisdiction	189

45.	Notices		189

46.	Miscellaneous		191

	46.1	Entire agreement	191
	46.2	Further acts	191
	46.3	Indemnities	191
	46.4	Waiver	191
	46.5	Consents	191
	46.6	Certification	192
	46.7	Cost of performing obligations	192
	46.8	Interest	192
	46.9	Expiration of Deed and survival of certain provisions	192
	46.10	Moratorium legislation	193
	46.11	Replacement body interpretation	193
	46.12	No partnership or joint venture	193
	46.13	No agency	193
	46.14	Counterparts	193
	46.15	No representation or reliance	194
	46.16	English language	194
	46.17	Severability	194

Schedules intentionally omitted

Concession Deed made on the Novation Date

Parties	The AustralAsia Railway Corporation, ABN 43 839 400 411, a statutory body constituted under the AustralAsia Railway Corporation Act of 7 Kitchener Drive, Darwin, Northern Territory (“Corporation”)

The Northern Territory of Australia (“Territory”)

The Crown in right of the State of South Australia (“State”)

GWA (North) Pty Ltd, ACN 144 081 774, of 320 Churchill Road, Kilburn, SA 5084 (“Company”)

Recitals

A.	The Commonwealth, the Territory and the State contributed $550 million in funding, together with the Existing Railway (valued at $537.8 million in 1 July 2003 dollars), towards the Project. Their objectives for the Project included:

(a)	achieving successful construction of the New Railway;

(b)	achieving the ongoing successful commercial operation of the Railway;

(c)	achieving effective integration between the Railway, the New Port and the National Rail Network;

(d)	ensuring the Railway meets minimum performance criteria and is appropriately maintained;

(e)	having the successful consortium assume the commercial risk of the Project and limiting the Governments’ risk exposure;

(f)	promoting efficient, competitive and reliable rail transport services in the foreseeable future;

(g)	maximising economic development benefits to the Northern Territory and South Australia especially during both the construction and operation phases of the Project; and

(h)	ensuring harmonious relationships between the successful consortium and regional communities of the Northern Territory and South Australia, particularly Aboriginal communities, and to maximise development opportunities for those communities.

These objectives are not set out in any order of priority, although significant importance was placed on the ongoing commercial feasibility of the business of the Railway.

B.	On 20 April 2001, the Corporation, the Territory, the State and APT entered into the Original Concession Deed in respect of the Project.

C.	On 6 November 2008, Martin Madden and Jannamaria Robertson were appointed joint and several receivers and managers of APT.

D.	On 9 June 2010, APT entered into a Business Sale Agreement with the Company and others for the sale of the Project to the Company. As part of the sale, the parties have entered into a Sale Consent Deed under which they agreed to, amongst other things, the novation of APT’s rights and obligations under the Original Concession Deed to the Company (and to various amendments to the Original Concession Deed).

E.	This Deed sets out the terms of the Original Concession Deed (as novated and amended).

This deed provides

1.	Definitions and interpretation

1.1	Definitions

“Aboriginal Land” means collectively those parcels of land comprising the premises described in paragraph 3 of Schedule 2.

“Aboriginal Land Agreement” means the deed titled “Deed Concerning Railway Corridor for Alice Springs to Darwin Railway” between the Territory, the Land Councils and the native title parties (as defined therein) dated 18 September 1998.

“Aboriginal Land Head Leases” means the head leases of the Aboriginal Land granted by the Aboriginal Land Trusts to the Corporation, being the leases referred to in paragraph 3 of Schedule 2.

“Aboriginal Land Right Claim” means any claim or application under the Aboriginal Land Rights (Northern Territory) Act 1976 (Cth), whether successful or not.

“Aboriginal Land Sub-Leases” means:

(a)	the sub-leases of the Aboriginal Land granted by the Corporation to APT on or about 20 April 2001; and

(b)	rights under which were assigned by APT to the Company on or about the Novation Date; and

(c)	obligations under which were assumed by the Company on or about the Novation Date.

“Aboriginal Land Trusts” means the Aboriginal Land Trusts referred to in paragraph 3 of Schedule 2.

“Access Regime” means the third party access regime for the Railway set out in:

(a)	the AustralAsia Railway (Third Party Access) Act (NT); and

(b)	the AustralAsia Railway (Third Party Access) Act 1999 (SA).

“Action” has the meaning given to that term in clause 11.1.

“Adjoining Landowner Contamination” means Company Subsequent Contamination on, in, over or under the Corridor which arises as a result of the migration of Contamination from land adjoining, or in proximity to, the Corridor which has been caused by persons other than the Company or its Associates or Invitees.

“Advances” has the same meaning as in the Corporation Loan Agreement.

“Approval” means any approval, authorisation, permit, licence, consent, clearance, exemption or the like which is required to be issued by or obtained from a Government Authority or any other person in connection with the Project, the Corridor or the exercise or performance by the Company of its rights or obligations under this Deed.

“APT” means Asia Pacific Transport Pty Ltd (Receivers and Managers Appointed) (Subject to Deed of Company Arrangement), ABN 13 082 501 942.

“ARTC” means Australian Rail Track Corporation Limited, ABN 75 081 455 754.

“Asset Management Plan” means the plan (as amended from time to time) in hard copy and electronic form referred to in clause 22.4.

“Associate” means, in relation to a party, an employee, officer, member, agent, contractor, consultant or adviser of that party. The Company’s Associates include the Operator and its respective Associates. The Corporation’s Associates do not include the Company or its Associates or APT or its Associates. APT’s Associates are as defined in the Original Concession Deed.

“AustralAsia Railway Corporation Act” means the AustralAsia Railway Corporation Act (NT).

“Australian Competition Tribunal” means the tribunal continued in existence by Part III of the Trade Practices Act.

“Business Day” means a day on which banks are open for general banking business in both Darwin and Adelaide excluding Saturdays, Sundays and public holidays.

“Business Sale Agreement” means the agreement so titled dated 9 June 2010 between, amongst others, the Company and APT whereby APT agreed to sell and the Company agreed to buy certain rights and assets relation to the Project and the Company agreed to assume certain liabilities relating to the Project.

“Certification Period” means the period for which the Commonwealth Minister’s decision under section 44N of the Trade Practices Act that the Access Regime is an Effective Access Regime is specified to have force.

“Change” means any alteration, addition, improvement or upgrade to the Railway which will affect the capacity, location or functionality of the Railway. It does not, however, include deletions to the Railway or works in the nature of maintenance, repairs or renewals.

“Change of Control” in relation to an entity means the entity coming under the Control of a person who did not Control the entity on the later of:

(a)	the Novation Date; or

(b)	the last date on which the Corporation gives its consent under clause 33.2 to that Change of Control.

“Charge Document” means the fixed and floating charge granted in favour of the Security Trustee by the Company dated on or about the Novation Date.

“Claim” includes any claim, action, demand, proceeding or judgment however arising, whether at law or in equity and including:

(a)	by statute;

(b)	in tort for negligence or otherwise, including negligent misrepresentation; or

(c)	in restitution for unjust enrichment.

“Clean-Up Notice” means any notice given, or purporting to have been given, under an Environmental Law requiring the person to whom it is issued to take action to remediate Contamination. It includes:

(a)	a clean-up order issued pursuant to section 99 of the Environmental Protection Act 1993 (SA), but not to the extent to which it requires the person to do anything other than take action to remediate then existing Contamination; and

(b)	a pollution abatement notice issued pursuant to section 77 or 78 of the Waste Management and Pollution Control Act (NT), but not to the extent to which it requires the person to do anything other than take action to remediate then existing Contamination.

“Codes and Standards” means the codes and standards referred to in clause 1.4 of the Design Brief.

“Commissioning Tests” means the commissioning tests set out in Schedule 6 of the Original Concession Deed.

“Commonwealth” means the Commonwealth of Australia.

“Commonwealth MAE Event” means an event or circumstance referred to in clause 29.2(b) or clause 30(b)(ii).

“Commonwealth Minister” means the Minister of the Commonwealth responsible for the administration of Part IIIA of the Trade Practices Act from time to time. A decision of the Commonwealth Minister includes a decision of the Australian Competition Tribunal under section 44O of the Trade Practices Act to affirm, vary or reverse the decision of the Commonwealth Minister.

“Commonwealth Support for a Competitive Rail Transport Project” occurs, in relation to a Competitive Rail Transport Project, when the Commonwealth, a Government Authority which represents the Commonwealth or a body corporate which is subject to the direction and control of the Commonwealth:

(a)	carries out, or has a material economic interest in, the Competitive Rail Transport Project (other than an interest arising as a consequence of the payment of Taxes); or

(b)	provides substantial financial assistance other than on commercial terms for the Competitive Rail Transport Project by means of:

(i)	making available financial accommodation or a financial contribution or loan, giving a guarantee or indemnity, providing security, releasing an obligation or forgiving a debt; or

(ii)	providing or procuring (at the Commonwealth’s cost) the development of substantial infrastructure.

“Company Head Lease Default” means the Company breaches, neglects or fails to perform or observe any of the covenants, conditions or agreements contained in a Sub-Lease which are to be performed or observed by the Company and that default causes the Corporation to be in breach of any of its obligations under the Head Lease.

“Company Subsequent Contamination” means any Contamination which occurs or arises during the Concession Period other than Corporation Subsequent Contamination or any contamination referred to in clause 12.9(c).

“Company Variation Costs” means:

(a)	in relation to a Government Works Variation:

(i)	the additional operating or maintenance costs that would have been suffered or incurred by APT arising out of the Government Works Variation (including any revenue reductions, losses or deferments);

(ii)	any additional finance or delay costs that would have been suffered or incurred by APT arising out of the Government Works Variation; and

(iii)	any other costs that would have been properly and reasonably incurred by APT arising out of the Government Works Variation,

but does not include any such costs to the extent they are included in any Government Works Variation Costs payable under the Government Works Agreement; and

(b)	in relation to a Company Works Variation:

(i)	all construction costs reasonably involved in effecting the Company Works Variation including the acceleration costs which would have been incurred in accelerating the work affected by the Company Works Variation to overcome or mitigate any delay the Company Works Variation will cause in achieving Completion;

(ii)	all indirect or consequential construction costs and delay costs that would have been suffered or incurred by APT arising out of the Company Works Variation; and

(iii)	the amount of Taxes payable by APT as a direct result of costs incurred by APT in effecting the proposed Company Works Variation not being an allowable deduction under the Income Tax Assessment Act 1936 (Cth) or the Income Tax Assessment Act 1997 (Cth) (noting that APT was required to use all reasonable endeavours to reduce any such amount as far as practicable);

(iv)	the additional operating or maintenance costs that would have been suffered or incurred by APT arising out of the Company Works Variation (including any revenue reductions, losses or deferments);

(v)	any additional finance costs that would have been suffered or incurred by APT arising out of the Company Works Variation; and

(vi)	any other costs that would have been properly and reasonably incurred by the Company in carrying out the Company Works Variation.

In the case of a Company Works Variation which is a reduction in the scope of the New Railway, then this definition was to be read as referring to the costs that would have been suffered or incurred or Taxes that would have been payable by APT but for the Company Works Variation.

“Company Works” means all work, tasks and everything else that was required to be performed by APT to design, construct and commission the New Railway (other than the Government Improvements) in accordance with the Original Concession Deed. For the avoidance of doubt, the Company Works do not form part of the Government Works.

“Company Works Variation” means a Variation which consisted solely of a Variation to part or all of the Company Works, but excluding any addition to the scope of the New Railway.

“Competition Principles Agreement” means the agreement between the Commonwealth, the States of New South Wales, Victoria, Queensland, Western Australia, South Australia and Tasmania, the Australian Capital Territory and the Northern Territory of Australia dated 11 April 1995.

“Competitive Rail Transport Project” means a project involving the development or operation of New Railway Infrastructure which:

(a)	connects by rail to:

(i)	any part of the Railway;

(ii)	the Port;

(iii)	the City of Darwin; or

(iv)	any other port facility within the Northern Territory and within a radius of 250 kilometres of the Port; and

(b)	will be used in a manner to provide services that compete with the business of operating the Railway for transporting domestic and international freight.

“Completion” means that stage when:

(a)	design and construction of the New Railway was completed in accordance with the Original Concession Deed, except for minor omissions and minor defects:

(i)	which did not prevent the New Railway from being reasonably capable of being used for its intended purpose;

(ii)	which the Independent Certifier determined APT had reasonable grounds for not promptly rectifying; and

(iii)	rectification of which would not prejudice the convenient and safe use of the New Railway;

(b)	all Commissioning Tests were completed in relation to the New Railway to the satisfaction of the Independent Certifier;

(c)	all Approvals required for the use and operation of the New Railway by APT had been obtained and copies provided to the Corporation; and

(d)	all conditions precedent to Completion of the New Railway stated in clauses 22.15(a) and 19.5 of the Original Concession Deed were satisfied.

“Completion Date” means 14 January 2004, being the date on which Completion of the New Railway was achieved.

“Concession Period” means the period commencing on Financial Close and ending on the earlier of:

(a)	14 January 2054 (as extended in accordance with clause 27.5 or clause 31); or

(b)	the date on which this Deed is terminated.

“Construction Documentation” means the Design Documentation in respect of which:

(a)	the Corporation did not give a notice under clause 18.1(e) or 23.4(d) (as the case may be) of the Original Concession Deed; or

(b)	if the Corporation gave such a notice, it was subsequently agreed or determined that it complied with the Design Brief.

“Construction Period” means the period commencing on Financial Close and ending on the Completion Date.

“Contamination” means the presence on, in, over, or under land (including both surface and ground water) of a substance at a concentration above the concentration at which the substance is normally or naturally present on, in, over, or under that land (including both surface and ground water) or land or waters in the same locality, being a presence that presents a risk of harm to human health or any other aspect of the Environment.

“Contamination Reports” means:

(a)	the SKM Report; and

(b)	the reports referred to in the SKM Report.

“Control” means

(a)	in relation to a corporation:

(i)	the ability to control, directly or indirectly, the composition of the board of the corporation;

(ii)	the ability to exercise or control the exercise of the rights to vote in relation to more than 50% of the voting shares or other form of voting equity in the corporation;

(iii)	the ability to dispose or exercise control over the disposal of more than 50% of the shares or other form of equity in the corporation; or

(iv)	the capacity to determine, directly or indirectly, the outcome of decisions about the financial and operating policies of the corporation within the meaning of section 50AA of the Corporations Act;

(b)	in relation to a trust estate:

(i)	the ability to appoint or remove any trustee of the trust estate;

(ii)	the ability to control, whether directly or indirectly, the decision-making of the trustee of the trust estate or the manner in which the trustee of the trust estate deals with the income or the capital of the trust estate at any time;

(iii)	the ability to nominate or alter the beneficiaries or unitholders of the trust estate at any time;

(iv)	where the trust is a unit trust, the ability to exercise or control the exercise of the right to vote in relation to more than 50% of the units in the unit trust estate; or

(v)	where the trust is a unit trust, the ability to dispose or exercise control over the disposal of more than 50% of the units in the unit trust estate;

(c)	in relation to an association or a partnership, firm or other body, the ability, whether directly or indirectly, generally to determine how the affairs of that association, partnership, firm or other body are to be conducted and managed and the ability to make decisions in relation to those affairs; and

(d)	in relation to an individual, the ability to control or exercise influence over the decision-making of that individual (that ability being deemed to exist where the relationship between the individual and the person alleged to have control over the individual is that of spouse, parent and child or child and parent).

“Controller” has the meaning it has in the Corporations Act.

“Corporation Loan Agreement” means the agreement entitled “$50,000,000 Term Loan Facility Agreement” between the Corporation and the Company dated on or about the Novation Date.

“Corporation’s Charge” means the fixed and floating charge granted by the Company in favour of the Corporation on or about the Novation Date.

“Corporation Subsequent Contamination” means any Contamination which occurs or arises after Financial Close by reason of an act or omission by the Corporation, its Associates or Invitees.

“Corporations Act” means the Corporations Act 2001 (Cth).

“Corridor” means both the Existing Corridor and the New Corridor (or a part of them), as varied from time to time in accordance with clause 15 of the Aboriginal Land Sub-Leases and clause 15 of the Crown Land Sub-Leases.

“CPI” means:

(a)	the All Groups Consumer Price Index Weighted Average of Eight Capital Cities (“IECC”) published quarterly by the Australian Bureau of Statistics, as long as there is no change in the coverage, periodicity or reference base from those applying at 20 April 2001;

(b)	if there is a change in the coverage of the IECC from that applying at 20 April 2001 and the new IECC is linked to previous All Groups Consumer Price Indexes, CPI is the new IECC;

(c)	if there is a change in the reference base of the IECC from that applying at 20 April 2001 and the Australian Bureau of Statistics provides a conversion factor, that conversion factor must be applied to calculate revised CPI figures for the purpose of this Deed, in terms of the new reference base;

(d)	if there is a change in the reference base of the IECC from that applying at 20 April 2001 and the Australian Bureau of Statistics does not provide a conversion factor, the Parties must request the President of the Institute of Actuaries (or the President’s nominee) to calculate revised CPIs for the purposes of this Deed, and that calculation is final and binds the Parties;

(e)	if the IECC is published and:

(i)	there is a change in its coverage and it is not linked to previous All Groups Consumer Price Indexes; or

(ii)	there is a change in its periodicity,

the Parties must request the President of the Institute of Actuaries (or the President’s nominee) to determine:

(iii)	whether the new IECC is appropriate as a general indicator of the rate of price change for consumer goods and services; or

(iv)	if it is not, what other index should be used as a substitute index for the purpose of this Deed,

and the President’s determination is final and binds the Parties;

(f)	if the IECC is not published and the Australian Bureau of Statistics publishes another index which is:

(i)	a replacement of the IECC; and

(ii)	linked to the IECC,

all CPIs relevant to this Deed must be re-calculated to the same reference base as the replacement index;

(g)	if the IECC is not published and the Australian Bureau of Statistics publishes another index which is not linked to the IECC, the Parties must request the President of the Institute of Actuaries (or the President’s nominee) to calculate revised CPIs for the purposes of this Deed, and that calculation is final and binds the Parties; or

(h)	if the IECC is not published and the Australian Bureau of Statistics does not publish another index in replacement of the IECC, the Parties must request the President of the Institute of Actuaries (or the President’s nominee) to determine an appropriate index which is a general indicator of the rate of price change for consumer goods and services, and that determination is final and binds the Parties.

“Crown Land” means collectively the parcels of land comprising the premises described in paragraph 4 of Schedule 2.

“Crown Land Head Leases” means the head leases of the Crown Land granted by the Territory to the Corporation in accordance with the Crown Lands Act (NT), being the leases referred to in paragraph 4 of Schedule 2.

“Crown Land Sub-Lease” means:

(a)	the sub-lease of the Crown Land granted by the Corporation to APT on or about 20 April 2001; and

(b)	rights under which were assigned by APT to the Company on or about the Novation Date; and

(c)	obligations under which were assumed by the Company on or about the Novation Date.

“Cure” means the remedy or rectification in accordance with good industry practice of the relevant Termination Event.

“D&C Contract” means the contract entitled “AustralAsia Railway Project Design & Construct Contract” between APT and the Government Works Contractor (as joint principals) and the D&C Joint Venturers dated on or about the date of the Original Concession Deed.

“D&C Joint Venturers” means Brown & Root Construction Pty Limited ACN 094 542 533, Laing O’Rourke (BMC) Pty Limited (formerly Barclay Mowlem Construction Limited) ACN 009 830 460, Macmahon Contractors Pty Limited, ACN 007 611 485 and John Holland Pty Limited ACN 004 282 268 jointly and severally.

“D&C Programme” means the documents, charts and schedules prepared by APT comprising the design, construction and commissioning programme for the New Railway, a copy of which appears as Exhibit 7 to the Original Concession Deed, as updated from time to time pursuant to clause 17.3 of the Original Concession Deed.

“Darwin Port Corporation” or “DPC” means the Darwin Port Corporation established by section 6 of the Darwin Port Corporation Act (NT).

“Debt Financiers” means any person that provides financial accommodation or interest rate hedging under a Debt Financing Document.

“Debt Financiers’ Securities” has the same meaning as in the Debt Financiers’ Tripartite Deed.

“Debt Financiers’ Tripartite Deed” means:

(a)	until it is replaced, the Debt Financiers’ Tripartite Deed (2010); and

(b)	after the Debt Financiers’ Tripartite Deed (2010) is replaced, any deed which replaces it.

“Debt Financiers’ Tripartite Deed (2010)” means the deed so titled between the Corporation, the Company and the Security Trustee dated on or about the Novation Date .

“Debt Financing Documents” means the GWI Financing Documents, any Refinancing Documents and the documents relating to any other debt financing arrangements for the Project which other arrangements are permitted under clause 33.4A or approved by the Corporation under clauses 33.4B, 33.4C or 33.4D. It does not include the Corporation Loan Agreement.

“Deed of Assignment of Subleases” means the deed so titled made between APT, the Company and the Corporation dated on or about the Novation Date.

“Defect” means any part of the New Railway which is not in accordance with the requirements of the Original Concession Deed or the Government Works Agreement.

“Design Brief” means the design and system performance specifications for the New Railway a copy of which appears as Exhibit 3 to the Original Concession Deed, as changed in accordance with clause 18.3 of the Original Concession Deed from time to time.

“Design Documentation” means:

(a)	the plans, drawings and specifications for the New Railway (excluding the D&C Programme) prepared by or on behalf of APT in accordance with clause 18.1 of the Original Concession Deed as amended (if at all) under that clause; and

(b)	the plans, drawings and specifications for any Change prepared by or on behalf of APT prior to the Novation Date under clause 23.4 of the Original Concession Deed or the Company after the Novation Date in accordance with clause 23.4, as amended (if at all) under the relevant clause.

“Design Working Group” means the group established under clause 18.2 of the Original Concession Deed.

“Disclosed Contamination” means any Contamination on, in or under the Corridor, the nature and location of which is described in the Contamination Reports.

“Disclosed Interest” means any Third Party Interest with respect to the Corridor which is disclosed in accordance with clause 7.3.

“Disclosed Material” means the material referred to in Schedule 3.

“Discriminatory Change in Commonwealth Law” means:

(a)	an amendment to, or the repeal of, a provision in an existing Commonwealth Law;

(b)	the enactment of a provision in a new Commonwealth Law; or

(c)	a change in the application or interpretation of a provision in an existing Commonwealth Law brought about by an amendment to, or the repeal or enactment of, any other Commonwealth Law which directly affects the application or interpretation of the first mentioned existing Commonwealth Law, which takes effect after 20 April 2001 and:

(d)	if it occurs at any time during the Concession Period:

(i)	is specific to and directly discriminates against the Project alone; and

(ii)	does not relate to rail safety, provided it applies consistently in other Australian States and Territories; and

(iii)	is not of general application; or

(e)	if it occurs during the first 23 years of the Concession Period:

(i)	discriminates against the Project alone, or the Project and other privately owned or operated railways located in the Northern Territory or South Australia, the predominant effect of which is to discriminate against the Project alone; or

(ii)	materially favours road transport operators which directly compete with services provided by means of the Railway by:

A.	increasing axle mass limits or easing regulations governing truck configurations;

B.	providing direct financial assistance or subsidies to those operators other than on commercial terms;

C.	relaxing the rules governing the carriage of dangerous goods by road; or

D.	applying taxes favourably to those operators,

but does not include an amendment to, the repeal or enactment of, or a change in the application or interpretation of, a provision which:

(iii)	is part of a set of national reforms adopted by the Australian Transport Council; or

(iv)	relates to rail safety, provided it applies consistently in other Australian States and Territories,

but does not include an amendment to, the repeal or enactment of, or a change in the application or interpretation of, a provision which:

(f)	implements a change to national competition policy; or

(g)	causes the Access Regime to cease to be an Effective Access Regime.

“Discriminatory Change in State or Territory Law” means:

(a)	an amendment to, or the repeal of, a provision in an existing State or Territory Law (including the Project Legislation);

(b)	the enactment of a provision in a new State or Territory Law; or

(c)	a change in the application or interpretation of a provision in an existing State or Territory Law, brought about by an amendment to, or the repeal or enactment of, any other State or Territory Law which directly affects the application or interpretation of the first mentioned existing State or Territory Law, which takes effect after 20 April 2001 and:

(d)	if it occurs at any time during the Concession Period:

(i)	is specific to and directly discriminates against the Project alone; and

(ii)	does not relate to rail safety, provided it is generally consistent with the Laws applying, or proposed to apply as part of a set of national reforms, in other Australian States and Territories; and

(iii)	is not of general application; or

(e)	if it occurs during the first 23 years of the Concession Period:

(i)	discriminates against the Project alone, or the Project and other privately owned or operated railways located in the Northern Territory or South Australia, the predominant effect of which is to discriminate against the Project alone; or

(ii)	materially favours road transport operators which directly compete with services provided by means of the Railway by:

A.	increasing axle mass limits or easing regulations governing truck configurations;

B.	providing direct financial assistance or subsidies to those operators other than on commercial terms;

C.	relaxing the rules governing the carriage of dangerous goods by road; or

D.	applying taxes favourably to those operators,

but does not include an amendment to, the repeal or enactment of, or a change in the application or interpretation of, a provision which:

(iii)	is part of a set of national reforms adopted by the Australian Transport Council; or

(iv)	relates to rail safety, provided it is generally consistent with the Laws applying, or proposed to apply as part of a set of national reforms, in other Australian States and Territories,

but does not include an amendment to, the repeal or enactment of, or a change in the application or interpretation of, a provision which:

(f)	implements a change to national competition policy; or

(g)	causes the Access Regime to cease to be an Effective Access Regime.

“Distribution” means:

(a)	the payment of a cash dividend by the Company to a shareholder or a loan from the Company to a Related Body Corporate of the Company;

(b)	any return of capital or share buy back by the Company or similar transaction;

(c)	any other distribution of funds to a Related Body Corporate of the Company other than pursuant to an arm’s length subcontract and in consideration of goods and services received of equivalent value; or

(d)	repayment or prepayment of principal under an Inter-company Loan Agreement.

It does not include the payment of interest or other financing costs under an Inter-company Loan Agreement.

“DPC” means Darwin Port Corporation.

“DPC Works” means those works to be carried out by the DPC in accordance with the Port Terminal Development Agreement for Lease.

“Early Termination Amount” or “ETA” means the amount calculated as at the date of termination in accordance with Schedule 13.

“EBITDA” means, in respect of the Company, for any period , an amount equal to the sum of:

(a)	Net Income for such period, plus in each case, to the extent deducted in computing Net Income and without duplication,

(b)	Total Interest Expense (net of interest income) for such period;

(c)	income tax expense for such period;

(d)	the aggregate amount of depreciation and amortisation for such period;

(e)	all losses from the sale of assets of the Company (except to the extent the losses from sales of assets are related to sales of assets purchased during the period);

(f)	non-cash compensation expense for such period; and

(g)	other non-cash expenses for such period,

minus

(h)	to the extent included in computing Net Income for such period, all gains from the sale of assets of the Company (except to the extent the gains from the sales of assets are related to sales of assets purchased during the period).

“EBITDA Limit” means an amount equal to 4 times EBITDA for the 12 month period ending on the last day of the most recent financial quarter of the Company.

“Effective Access Regime” means an access regime which has been certified by the Commonwealth Minister as an effective access regime pursuant to section 44N of the Trade Practices Act.

“Environment” includes all aspects of the surroundings of human beings including:

(a)	the physical characteristics of those surroundings such as the land, the waters and the atmosphere;

(b)	the biological characteristics of those surroundings such as the animals, plants and other forms of life; and

(c)	the aesthetic characteristics of those surroundings such as their appearance, sound, smells, tastes and textures,

whether affecting human beings as individuals or in social groups.

“Environmental Law” means a Law relating to the Environment, including but not limited to a Law relating to the use of land; planning; environmental assessment; the environmental heritage; water; water catchments; pollution of air, soil, ground water, or water; noise; soil; chemicals; pesticides; hazardous substances; the ozone layer; waste; dangerous goods; building regulation; occupation of buildings; public health; occupational health and safety; environmental hazard; any aspect of protection of the Environment, or the enforcement or administration of any of those Laws (whether that Law arises under statute or the common law or pursuant to any Approval, notice, decree, order or directive of any Government Authority or otherwise).

“Environmental Management Plan” means:

(a)	the Alice Springs to Darwin Railway Environmental Management Plan dated 8 April 1997, a copy of which appears as Exhibit 9 to the Original Concession Deed; and

(b)	the Addendum to the Alice Springs to Darwin Railway Environmental Management Plan, a copy of which also appears as Exhibit 9 to the Original Concession Deed.

“Equity Distribution” means:

(a)	the payment of a cash dividend by the Company to a shareholder or a loan from the Company to a Related Body Corporate of the Company; or

(b)	any return of capital or share buy back by the Company or similar transaction; or

(c)	any other distribution of funds to a Related Body Corporate of the Company other than pursuant to an arm’s length subcontract and in consideration of goods and services received of equivalent value, but excludes the repayment or prepayment of principal, or the payment of interest or other financing costs, under an Inter-company Loan Agreement.

“Existing Corridor” means collectively those parcels of land comprising the premises described in paragraphs 1 and 2 of Schedule 2.

“Existing Corridor Head Leases” means the head leases of the Existing Corridor granted by ARTC to the Corporation on or about 5 April 2001.

“Existing Corridor Sub-Leases” means:

(a)	the sub-leases of the Existing Corridor granted by the Corporation to APT on or about 20 April 2001; and

(b)	rights under which were assigned by APT to the Company or about on the Novation Date; and

(c)	obligations under which were assumed by the Company on or about the Novation Date.

“Existing Railway” means the physical works (including Railway Infrastructure) located on the Existing Corridor from time to time. It includes any Changes to the Existing Railway.

“Extractive Material Fee” means the fee of $2,000,000 under the Original Concession Deed.

“Finance Debt” means indebtedness incurred in relation to the borrowing of money, any other financial accommodation or any hedging instrument, or any liability in respect of any guarantee for any of the foregoing items. It does not include guarantees referred to in clause 33.9 or the liability of the Company under the Corporation Loan Agreement.

“Financial Close” means 20 April 2001, being the date on which the last of the conditions precedent under the Original Concession Deed was satisfied, or waived under clause 2.3 of the Original Concession Deed.

“Financial Year” means 1 January to 31 December, save that the first Financial Year will be the period from the Novation Date to the next following 31 December and the last Financial Year will be the period from 1 January immediately before the date on which the Concession Period expires or this Deed is terminated to the date on which the Concession Period expires or this Deed is terminated.

“FIRB” means the Foreign Investment Review Board (or any replacement Government Authority).

“Fit for Purpose” means that the Railway:

(a)	is suitable for use as a railway; and

(b)	complies with the Minimum Performance Criteria on the basis that it is maintained and repaired as required by this Deed.

“Fixed Debt Limit” means:

(a)	prior to 1 January 2015, A$200 million; and

(b)	on and after 1 January 2015, A$265 million,

or such higher amount as the Corporation approves pursuant to clause 33.4(b).

“Force Majeure Event” means any:

(a)	fire, explosion, earthquake, cyclone, natural disaster, sabotage, act of terrorism, act of a public enemy, war (declared or undeclared), revolution, radioactive contamination, toxic or dangerous chemical contamination (other than contamination caused by the Company or its Associates or Invitees), civil commotion or blockade;

(b)	floods which might, at 20 April 2001, only be expected to occur less frequently than once in every 50 years;

(c)	strike, lockout, industrial dispute, labour dispute, industrial difficulty, labour difficulty, work ban, blockade or picketing (excluding those relating solely to the Project or solely involving employees of the Company or the Operator or any other sub-contractors working on or connected with the Project); or

(d)	other event or circumstance or combination of events or circumstances which is beyond the reasonable control of the Company, other than the following:

(i)	a failure by a Debt Financier to fund for any reason whatsoever;

(ii)	an act or omission by the Operator or any of its subcontractors;

(iii)	an act or omission of any other subcontractor to the Company (whether engaged directly by the Company or by another party in the subcontracting chain);

(iv)	the discovery of a physical defect in relation to the Corridor for which the Company accepts responsibility under clause 8.10(b)(i);

(v)	a failure to obtain any Approval required for the Project, other than those Approvals which the Corporation is required to obtain under this Deed;

(vi)	a change in Law;

(vii)	Taxes (other than stamp duties which the Corporation is required to reimburse under clause 43.2(b));

(viii)	events or circumstances which affect the economic viability of the Project, such as:

A.	movements in interest rates or foreign exchange rates;

B.	Taxes;

C.	decreases in railway traffic or revenues;

D.	increases in Project costs;

E.	operating costs.

(ix)	inclement weather;

(x)	the Railway not being Fit for Purpose (other than as a direct result of an event or circumstance referred to in paragraphs (a), (b) and (c));

(xi)	competition;

(xii)	failure to obtain any supplies or materials required for the Project (other than as a direct result of an event or circumstance referred to in paragraphs (a), (b) and (c));

(xiii)	the discovery of an Undisclosed Interest;

(xiv)	the occurrence of a Native Title or Aboriginal Land Right Issue;

(xv)	the occurrence of a Heritage or Sacred Site Issue; or

(xvi)	the discovery of Company Subsequent Contamination,

which (either separately or together) causes the Company to be unable to perform its obligations to the Corporation under the Project Documents, where that cause could not have been prevented or avoided by the exercise by the Company or its Associates or Invitees of a standard of care and diligence consistent with that of a prudent, experienced and competent person undertaking the obligation, including the expenditure of all reasonable sums of money.

“Force Majeure Notice” means a notice of a Force Majeure Event given under clause 27.1.

“Foreign Guarantor” has the meaning given to it in the Second Amended and Restated Revolving Credit and Term Loan Agreement.

“GAAP” means generally accepted accounting principles in Australia.

“GWI Financing Document” means:

(a)	the Inter-company Loan Agreements;

(b)	the Security Trust Deed;

(c)	each of the Charge Documents and the Mortgage Documents; and

(d)	any other document which the Corporation and the Company agree is a GWI Financing Document.

“Government Authority” means any government or any governmental, semi-governmental or administrative department, entity, agency, authority, commission, corporation or body (including those constituted or formed under any statute), regardless of whether that department, entity, agency, authority, commission, corporation or body is established by the Commonwealth, the State or the Territory, but does not include the Corporation.

“Government Improvements” has the same meaning as in the Government Works Agreement.

“Government Works” means all work, tasks and everything else required to design and construct the Government Improvements in accordance with the Original Concession Deed. For the avoidance of doubt, the Government Works do not form part of the Company Works.

“Government Works Agreement” means the agreement so titled between the Corporation, the State, the Territory and the Government Works Contractor dated on or about 20 April 2001.

“Government Works Contractor” means Asia Pacific Contracting Pty Limited (Receivers and Managers Appointed) (Subject to Deed of Company Arrangement), ABN 36 091 853 128.

“Government Works Variation” has the same meaning as in the Government Works Agreement.

“Government Works Variation Costs” has the same meaning as in the Government Works Agreement.

“GWA” means Genesee & Wyoming Australia Pty Limited (ACN 079 444 296).

“GWA Guarantee” means the document entitled “Guarantee and Indemnity (GWA)” made between GWA and the Corporation dated on or about the Novation Date.

“GWI” means Genesee & Wyoming, Inc.

“GWI Group” means GWI and each of its Related Entities.

“Handover Condition” means the condition in which the Railway must be returned to the Corporation on the Handover Date, as specified in Schedule 12.

“Handover Date” means the date on which the Concession Period ends.

“Head Leases” means:

(a)	the Existing Corridor Head Leases;

(b)	the Aboriginal Land Head Leases; and

(c)	the Crown Land Head Leases.

“Head Lease Deeds” means:

(a)	the deed between the Corporation, the Company, the Security Trustee and the ARTC in respect of the Existing Corridor Head Leases dated on or about the Novation Date; and

(b)	the deeds to be entered into between the Corporation, the Company, the Security Trustee, the Land Councils and the Aboriginal Land Trusts in respect of the Aboriginal Land Head Leases in the form set out in Exhibit 20 of the Original Concession Deed (or in such other form as the Corporation, the Company and the Security Trustee may agree); and

(c)	the deed between the Corporation, the Company, the Security Trustee and the Territory in respect of the Crown Land Head Leases dated on or about the Novation Date.

“Head Lessor” means:

(a)	in respect of an Existing Corridor Head Lease, ARTC;

(b)	in respect of an Aboriginal Land Head Lease, the relevant Aboriginal Land Trust; and

(c)	in respect of a Crown Land Head Lease, the Territory.

“Heritage and Sacred Site Legislation” means any Law relating to the protection or preservation of places, sites and objects of Aboriginal or cultural heritage value from time to time, including:

(a)	the Heritage Conservation Act (NT);

(b)	the Northern Territory Aboriginal Sacred Sites Act (NT);

(c)	the Heritage Act 1993 (SA);

(d)	the Aboriginal Heritage Act 1988 (SA);

(e)	the Australian Heritage Commission Act 1975 (Cth);

(f)	the Aboriginal and Torres Strait Islander Heritage Protection Act 1984 (Cth); and

(g)	the World Heritage Properties Conservation Act 1983 (Cth).

“Heritage or Sacred Site Issue” means:

(a)	any circumstance where the Company has reasonable grounds for suspecting that a site on or forming part of the New Corridor is a sacred site (as defined in the Aboriginal Land Rights (Northern Territory) Act 1976 (Cth)) which is not addressed in the Sacred Sites Clearance;

(b)	the addition of a place, site or object on or forming part of the New Corridor to a Heritage or Sacred Site Register after 20 April 2001;

(c)	the existence or issue of an order, direction, declaration or the like (including an interim conservation order deemed to be in force) under any Heritage and Sacred Site Legislation in respect of a site, place or object on or forming part of the New Corridor; or

(d)	a court:

(i)	makes a declaration or determination that a Heritage Permit or the Sacred Sites Clearance is invalid or void in whole or in part; or

(ii)	issues an injunction pending the court’s decision regarding such a declaration or determination.

“Heritage Permits” means the following permits issued pursuant to sections 29 and 39K of the Heritage Conservation Act (NT), copies of which are included in the Disclosed Material:

(a)	letter of consent within the terms of section 39K of the Heritage Conservation Act by the Minister for Lands, Planning and Environment dated 16 October 2000 to undertake the works described in schedule 1 of the letter, within the areas described in schedule 2 of the letter and more specifically depicted in the plans at schedules 3, 4 and 5 of the letter and subject to the terms and conditions specified in schedule 6 of the letter; and

(b)	letter dated 16 October 2000 to the Corporation from the Minister for Lands, Planning and Environment enclosing Revocation of Permit and Permit to undertake works on prescribed archaeological places and objects at various locations along the Alice Springs to Darwin Railway Corridor dated 16 October 2000.

“Holding Company” means, in relation to a company or corporation, any other company or corporation of which it is a Subsidiary.

“IAMA” means the Institute of Arbitrators and Mediators Australia.

“Independent Certifier” means SKM or such other person as was appointed under the deed titled “Independent Certifier’s Deed” between the Corporation, APT, SKM the Government Works Contractor, the D&C Joint Venturers and others dated on or about the date of the Original Concession Deed.

An “Insolvency Event” occurs when a person becomes Insolvent.

A person is Insolvent if:

(a)	it is (or states that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act); or

(b)	it is in liquidation, in provisional liquidation, under administration or wound up or has had a Controller appointed to all or substantially all of its property or any material part thereof; or

(c)	it is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the Corporation); or

(d)	an application or order has been made (and, in the case of an application, it is not stayed, withdrawn or dismissed within 30 days), resolution passed, proposal put forward, or any other action taken, in each case in connection with that person, which is preparatory to or could result in any of (a), (b) or (c) above; or

(e)	it is otherwise unable to pay its debts when they fall due.

“Insurance Proceeds Account” means the account referred to in clause 26.12.

“Integrated Rail Transport Business” means:

(a)	the business of providing transport services for reward utilising the Railway alone or in conjunction with the Port and other rail, road or sea transportation services which services are incidental to or associated with the provision of services utilising the Railway; and

(b)	the integration, co-ordination and management of the following related or associated transport activities and functions:

(i)	marketing, promoting and selling the services provided;

(ii)	freight collection and pick up from customers/clients and delivery to transport terminals, but under arms-length sub-contracts only;

(iii)	the ownership and operation of the Railway, the Port Terminal and rail freight terminals along the Corridor or in Darwin or Adelaide;

(iv)	road transport operations, but under arms-length sub-contracts only;

(v)	rail line haul operations on the Railway;

(vi)	rail line haul operations on the National Rail Network and other rail infrastructure, but only under access contracts or arms-length sub-contracts;

(vii)	sea transport, but under arms-length sub-contracts only;

(viii)	freight management at the Port Terminal and those rail freight terminals referred to in paragraph (iii);

(ix)	maintenance of the Railway and the Port Terminal and those rail freight terminals referred to in paragraph (iii); and

(x)	ownership and maintenance of rolling stock and other transport equipment utilised on the Railway,

both for:

(c)	domestic purposes being transport within Australia predominantly between South Australia, Victoria, New South Wales, Queensland and Western Australia (on the one hand) and the Northern Territory (on the other hand); and

(d)	land-bridge purposes being transport between Australia and Asia.

“Intellectual Property Right” means any present or future trade mark, trade name, copyright, patent, design or other intellectual property right.

“Inter-company Loan Agreement” means:

(a)	the facility agreement dated on or about the Novation Date between the Company as borrower and GWA as lender in respect of a principal loan amount of A$95,000,000;

(b)	the facility agreement dated on or about the Novation Date between the Company as borrower and RP Acquisition Company Two as lender in respect of a principal loan amount of A$105,000,000; and

(c)	each other facility agreement or other debt instrument entered into from time to time between the Company (as borrower) and a Related Body Corporate of the Company (as provider of financial accommodation) which is permitted by clause 33.4A or which the Corporation has approved under clause 33.4B or clause 33.4C.

“Intersecting Road Parcel” means that part of any land adjoining the Corridor which comprises a public road over which APT prior to the Novation Date or the Company after the Novation Date has been granted rights sufficient to enable it to construct and operate a railway.

“Invitee” means, in respect of a party, any invitee, licensee, client, customer or visitor of that party. A party’s invitee does not include another party.

“Katherine River Crossing” means that part of the New Railway between chainage 2 kilometres KR and chainage 6.7 kilometres KR.

“Land Councils” means each of:

(a)	the Northern Land Council, a body corporate established pursuant to section 21 of the Aboriginal Land Rights (Northern Territory) Act 1976 (Cth) of Mitbul House, 9 Rowling Street, Casuarina, Northern Territory; and

(b)	the Central Land Council, a body corporate established pursuant to section 21 of the Aboriginal Land Rights (Northern Territory) Act 1976 (Cth) of 31–33 Stuart Highway, Alice Springs, Northern Territory.

“Latest Date for Completion” means 48 months after Financial Close.

“Law” means:

(a)	those principles of law or equity established or recognised by decisions of courts;

(b)	statutes, regulations or by-laws of the Commonwealth, the Territory, the State or a Government Authority;

(c)	the Constitution of the Commonwealth;

(d)	requirements of the Commonwealth, the Territory, the State or a Government Authority which have the force of law; and

(e)	guidelines of the Commonwealth, the Territory, the State or a Government Authority which have the force of law.

“Licensed Areas” has the same meaning as in the Port Terminal Lease.

“Listed Parent Entity” means, in respect of the Company, an entity with ultimate Control of the Company, the securities in which entity are publicly traded on a recognised stock exchange.

“Local Industry” has the same meaning as in the Local Industry and Aboriginal Participation Plan.

“Local Industry and Aboriginal Participation Plan” means APT’s plan to identify and maximise opportunities for Local Industry and Aboriginal participation and development, a copy of which appears as Exhibit 8 of the Original Concession Deed.

“Loss” includes any damage, loss, cost, expense or liability (including legal expenses on a solicitor/own client basis) whether direct, indirect or consequential, present or future, fixed or unascertained, actual or contingent. For the avoidance of doubt, it includes (in the context of a Loss suffered or incurred by the Company):

(a)	lost revenue and the loss of the ability to earn revenue;

(b)	any funds expended by the Company to mitigate any damage, loss, cost, expense or liability for which it is entitled to be indemnified under clause 8.5, 9.3, 10.6, 11.1, 12.9, 12.11(a) or 35.2(c); and

(c)	any damage, cost, loss, expense or liability incurred or suffered by the Company in co-operating with, and doing all things reasonably required by, the Corporation to resolve an Undisclosed Interest, Native Title or Aboriginal Land Right Issue or Heritage or Sacred Site Issue, or the adverse consequences or effects thereof, including any acceleration, realignment, variation, reorganisation or reworking of previously executed work.

“MAE Event” means an event or circumstance referred to in clauses 28.4, 29.2 or 30(b).

“Market Value of the Project” means, as at any date, the market value of the business conducted by the Company as at that date being the price an informed and willing buyer would pay to a willing seller to:

(a)	acquire the assets (other than any asset which is not related to the Project (as approved under clause 33.8) or which is an asset related to any Relevant Non-Railway Debt); and

(b)	assume the liabilities of the Company (other than liabilities in relation to the Project Debt, any Non-Railway Debt (as approved under clause 33.4C), and any guarantees referred to in clause 33.9 where such liabilities are not to be assumed or discharged by a purchaser), in each case relating to the Project (and assuming that it is not a forced or liquidation sale), as agreed or determined in accordance with clause 37.7. For clarity, the Market Value of the Project excludes any assets and liabilities not relating to the Project (including Non Railway Debt and any asset related to it).

“Material Adverse Effect” means:

(a)	in relation to an MAE Event (which is not a Commonwealth MAE Event) or a Force Majeure Event, a material diminution in the Market Value of the Project; and

(b)	in relation to a Commonwealth MAE Event, a material adverse effect on the ability of the Company to repay the Project Debt (not including any Relevant Non-Railway Debt) in accordance with the Debt Financing Documents (without regard to any acceleration of the obligation to repay).

“Minimum Design Criteria” means the criteria specified in section 4 of the Design Brief.

“Minimum Performance Criteria” means the criteria specified in section 3 of the Design Brief.

“Mortgage Document” means the real property mortgages granted by the Company over the Sub-Leases in favour of the Security Trustee dated on or about the Novation Date.

“National Rail Network” means the interstate standard gauge rail network linking the Australian mainland State capital cities and their ports, with connecting lines to Whyalla, Port Kembla, Newcastle, Westernport and Kwinana but excluding the Railway.

“Native Title” has the same meaning as in the Native Title Act 1993 (Cth) or as otherwise recognised by Law from time to time.

“Native Title Claim” means any claim or application recognised from time to time under any Law or future Law relating to Native Title, including any application under section 61 of the Native Title Act 1993 (Cth), whether successful or not.

“Native Title or Aboriginal Land Right Issue” means:

(a)	any Native Title Claim;

(b)	any Aboriginal Land Right Claim;

(c)	any application or proceeding impugning or seeking to impugn:

(i)	any compulsory acquisition of Native Title; or

(ii)	the validity of the Head Leases or Sub-Leases because of the existence of any Native Title;

(d)	any application or proceeding impugning or seeking to impugn any agreement approval consent or undertaking with any person who has a Native Title Claim;

(e)	any rescission, avoidance or repudiation of an agreement, approval or consent with or given by a person who has a Native Title Claim or Aboriginal Land Right Claim; or

(f)	the grant by a court of an injunction pending the court’s decision regarding any of the matters referred to in paragraphs (a)–(e).

“NCC” means the National Competition Council established under Part IIA of the Trade Practices Act.

“Net Income” means the net income of the Company, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income or loss.

“New Corridor” means:

(a)	the Aboriginal Land; and

(b)	the Crown Land.

“New Corridor Sub-Leases” means:

(a)	the Aboriginal Land Sub-Leases; and

(b)	the Crown Land Sub-Leases.

“New Project Documents” means the Project Documents referred to in paragraphs (a), (f), (g), (h) and (s) of the definition of Project Documents.

“New Railway” means the Railway Infrastructure designed, constructed and/or installed (or to be designed, constructed and/or installed) on the New Corridor by APT or the Government Works Contractor. It includes any Changes to the New Railway (whether or not effected by APT, the Company or the Government Works Contractor).

“New Railway Infrastructure” means Railway Infrastructure which:

(a)	was not in existence (and operational) at Financial Close; and

(b)	when developed, will be located in whole or in part in the Northern Territory or in South Australia or both, north of the township of Tarcoola in South Australia,

but does not include the Railway.

“Non Railway Debt” means Finance Debt which is incurred for purposes other than Railway Investment as approved by the Corporation under clause 33.4C (including any such debt which is subsequently refinanced with Third Party Financiers, as approved by the Corporation under clause 33.4D).

“Novation Date” means the “Completion Date” as defined under the Business Sale Agreement.

“Novation Deed (Operating Agreement) “ means the deed so titled to be made between the Corporation, the Company and GWA dated on or about the Novation Date relating to the novation of the Operating Agreement from the Company to the Corporation on the Handover Date.

“O&M Manuals” means the manuals (as amended from time to time) in hard copy and electronic media form referred to in clause 22.5 which set out the policy, practices and procedures for the operation and maintenance of the Railway.

“O&M Plans” means the plans (as amended from time to time) in hard copy and electronic media form referred to in clause 22.6.

“O&M Standards” means the standards specified in Exhibit 4.

“OHS&R Plan” means the occupational health, safety and rehabilitation plan (as updated from time to time) relating to the design and construction of the New Railway prepared by APT, a copy of which appears as Exhibit 11 to the Original Concession Deed.

“Operating Agreement” means the contract so titled between the Company and the Operator for the operation, maintenance and repair of the Railway dated on or about the Novation Date.

“Operating Costs” means all costs and expenses paid by or on behalf of the Company in relation to the operation and maintenance of the Project as a whole including, without limitation:

(a)	costs, charges and expenses paid under the Project Documents;

(b)	Taxes payable by the Company in respect of the Project;

(c)	insurance premiums;

(d)	wages, salary, maintenance and other management and overhead costs in relation to the operation and maintenance of the Project; and

(e)	any other costs and expenses the Company and the Corporation agree are Operating Costs.

“Operation Period” means the period commencing on the Completion Date and ending on the earlier of:

(a)	14 January 2054 (as extended in accordance with clause 27.5 or clause 31); or

(b)	the date on which this Deed is terminated.

“Operator” means GWA and any other person who in addition or in substitution is engaged by the Company to operate, maintain or repair the Railway, but does not include any sub-contractors of the aforementioned persons.

“Original Concession Deed” means the deed so entitled dated 20 April 2001 between the Corporation, the Northern Territory of Australia, the Crown in right of the State of South Australia and (as it was then) Asia Pacific Transport Pty Limited.

“Original GWI Deed Poll” means the deed poll issued by GWI in favour of the Corporation on or about the Novation Date.

“Parties” means the Corporation and the Company, and “Party” means either one of them.

“PI Claim Guarantee” means the agreement entitled “PI Claim Guarantee and Indemnity (Non-US subsidiaries of GWI)” executed by certain subsidiaries of GWI in favour of the Corporation and DPC and dated on or about the Novation Date.

“PI Policy” means the policy of project specific professional indemnity insurance effected by APT through Willis Limited in 2001, as renewed and extended, in respect of the Project, under which the Corporation and APT (amongst others) were insureds.

“Planned Preventative Maintenance” means the planned routine maintenance and repair of the Railway in accordance with an O&M Plan.

“Port” means the new port facilities built, under construction and to be built at East Arm, Darwin.

“Port Terminal” means the intermodal land bridge port terminal shown in Annexure 2 of the Port Terminal Development Agreement for Lease.

“Port Terminal Deed of Novation” means the deed entitled “Deed of Assignment and Novation (Port Terminal Documents) dated on or about the Novation Date and made between DPC, the Territory, APT and the Company.

“Port Terminal Development Agreement for Lease” means:

(a)	the deed so titled originally between DPC, the Territory and APT dated on or about 18 April 2001;

(b)	as novated to the Company pursuant to the Port Terminal Deed of Novation.

“Port Terminal Land” has the same meaning as in the Port Terminal Development Agreement for Lease.

“Port Terminal Lease” means:

(a)	the lease of the intermodal container terminal area at the Port granted by DPC to the Company; and

(b)	rights under which were assigned by APT to the Company on or about the Novation Date pursuant to the Port Terminal Deed of Novation; and

(c)	obligations under which were assumed by the Company on or about the Novation Date pursuant to the Port Terminal Deed of Novation.

“Pre-Construction Activities” has the meaning given to that term in the Pre-Construction Activities Plan.

“Pre-Construction Activities Plan” means the plan contained in Exhibit 6 to the Original Concession Deed.

“Pre-Existing Contamination” means any Contamination which existed at Financial Close.

“Prescribed Maintenance Tasks” means the maintenance and renewal tasks in respect of the Existing Railway described in Schedule 8.

“Project” means:

(a)	the financing, design, construction and commissioning of the New Railway;

(b)	the financing, operation, maintenance and repair of the Existing Railway during the Operation Period; and

(c)	the financing, operation, maintenance and repair of the Railway during the Operation Period.

“Project Co-ordination Group” means the group contemplated in clause 17.2.

“Project Debt” means, at any time, all moneys which the Company is at that time actually or contingently liable to pay to or for the account of any person which is:

(a)	within the Fixed Debt Limit or as permitted under clause 33.4A;

(b)	approved by the Corporation under clause 33.4B; or

(c)	approved by the Corporation under clause 33.4D (to the extent that such amount does not constitute Non Railway Debt).

Project Debt does not include Non Railway Debt, any liability of the Company under the Corporation Loan Agreement or any liability of the Company under unsecured guarantees or indemnities permitted under clause 33.9.

“Project Documents” means:

(a)	this Deed (as novated pursuant to the Sale Consent Deed);

(b)	[Not used];

(c)	the Head Leases;

(d)	the Sub-Leases (as assigned and amended pursuant to the Deed of Assignment of Subleases);

(e)	Head Lease Deeds;

(f)	the Debt Financiers’ Tripartite Deed (2010);

(g)	the Corporation Loan Agreement;

(h)	the Corporation’s Charge;

(i)	the Security Bonds;

(j)	[Not used];

(k)	[Not used];

(l)	[Not used];

(m)	[Not used];

(n)	[Not used];

(o)	[Not used];

(p)	the Operating Agreement;

(q)	the Debt Financing Documents;

(r)	[Not used];

(s)	the Port Terminal Development Agreement for Lease (as novated and amended pursuant to the Port Terminal Deed of Novation);

(t)	the Port Terminal Lease (as assigned and amended pursuant to the Port Terminal Deed of Novation);

(u)	[Not used];

(v)	[Not used]

(w)	the GWA Guarantee;

(x)	the Original GWI Deed Poll;

(y)	the Novation Deed (Operating Agreement); and

(z)	the PI Claim Guarantee; and

(aa)	all other documents agreed by the Corporation and the Company to be Project Documents.

“Project Legislation” means:

(a)	the AustralAsia Railway Corporation Act (NT);

(b)	the AustralAsia Railway (Special Provisions) Act (NT);

(c)	the Alice Springs to Darwin Railway Act 1997 (SA);

(d)	the AustralAsia Railway (Special Provisions) Regulations (NT).

“Proprietary Documentation” means:

(a)	the Design Brief;

(b)	the Design Documentation;

(c)	the Construction Documentation;

(d)	the O&M Manuals; and

(e)	the Asset Management Plan.

“Quality Assurance Plans (Operations)” means the plans (as amended from time to time) referred to in clause 22.8.

“Quality Assurance Plans (Works)” means the quality assurance plans governing the design and construction of the New Railway (as amended from time to time in accordance with clause 19.4(c) of the Original Concession Deed), a copy of which appeared as Exhibit 14 of the Original Concession Deed.

“Railway” means both the New Railway and the Existing Railway (or a part of them).

“Railway Infrastructure” means all railway related fixed structures, fixtures and other improvements (in each case being of a permanent nature) comprising:

(a)	track, sleepers, ballast, turn outs, sidings, other associated track structures, cuttings, drainage works, track support, earth works, fences, tunnels, bridges, occupational crossings, level crossings, service roads, structures and devices relating to or protecting Services, and structures relating to safety, flood mitigation and Environmental protection;

(b)	stations, platforms and freight handling facilities, including fixtures and fittings (other than tenants’ trade fixtures and fittings); and

(c)	signalling systems, structures for train control systems and communication systems, overhead power supply systems and power communication cables,

and integral plant and equipment.

“Railway Investment” means investment in;

(a)	the Railway Infrastructure of the Railway;

(b)	any assets relating to the operation of the Railway (whether above rail or below rail, and including rolling stock and locomotives); or

(c)	any asset which is to be used for the maintenance or repair of any of the above items.

“Rail Safety Act (NT)” means the Rail Safety Act 2010 (NT).

“Rail Safety Act (SA)” means the Rail Safety Act 2007 (SA).

“Refinancing Document” means any document entered into in relation to any refinancing or restructuring of the Project Debt, Non Railway Debt or incurrence of new Finance Debt, in each case as permitted under clause 33.4A or approved by the Corporation in accordance with clauses 33.4B, 34.4C or 33.4D.

“Related Body Corporate” has the same meaning as in the Corporations Act.

“Related Entity” has the same meaning as in the Corporations Act.

“Relevant Non-Railway Debt” means any Non-Railway Debt or any Finance Debt incurred by the Company after the Novation Date for the purposes of investing in assets which do not constitute Railway Investment.

“Remedy Period” means:

(a)	in respect of an event which relates to the non-payment of moneys when due, 20 Business Days after the date of service of a notice under clause 35.1(a), clause 35.2(a) or clause 42.2(b)(i) (as the case may be); and

(b)	in respect of any other event, such period of time (being not less than 2 months) after the day of service of a notice under clause 35.1(a), clause 35.2(a) or clause 42.2(b)(i) (as the case may be) as is reasonable, in all the circumstances, to enable the remediation of the event.

“Responsible Ministers” means:

(a)	the Minister having responsibility for the administration of the AustralAsia Railway (Third Party Access) Act (NT); and

(b)	the Minister having responsibility for the administration of the AustralAsia Railway (Third Party Access) Act 1999 (SA).

“Rights” includes rights, claims, causes of action, remedies and defences.

“Sacred Sites Clearance” means the Authority Certificates issued in respect of the Project pursuant to section 22(1) of the Northern Territory Aboriginal Sacred Sites Act (NT), copies of which are included in items 2.1.1 to 2.1.3 of the Disclosed Material.

“Sale Consent Deed” means the deed so titled between APT, the Corporation, the Company, the Territory and the State to which this amended and restated deed is annexed.

“Second Amended and Restated Revolving Credit and Term Loan Agreement” means the agreement so entitled dated 8 August 2008 between, inter alia, GWI as borrower and Bank of America, N.A. as administrative agent (as amended and/or restated from time to time).

“Security Bond” means an unconditional and irrevocable bank undertaking in favour of the Corporation in the form of Schedule 11 or otherwise on terms satisfactory to the Corporation, from a bank acceptable to the Corporation.

“Security Interest” means a mortgage, charge, pledge, lien, encumbrance, security interest, title retention, preferential right, trust arrangement, contractual right of set-off, or any other security agreement or arrangement in favour of any person.

“Security Trust Deed” means the deed so titled between the Security Trustee, the Senior Lenders, the Company and others dated on or about the Novation Date.

“Security Trustee” means GWA.

“Service” means any service, including:

(a)	services for air, water, electricity, gas, oil, garbage, drainage, sewerage, radio, television, telephone, transmission of data and other communications; and

(b)	connections for services of roads, railways and other land transport infrastructure on, over, under, adjacent to or adjoining the Corridor.

“Service Provider” means a person who is involved in the provision of Services, including a person who supplies, sells or distributes Services.

“SKM” means Sinclair Knight Merz Pty Limited, ABN 37 001 024 095.

“SKM Report” means the report by SKM titled “AustralAsia Railway Project – Environmental Due Diligence Audit”, comprising 5 volumes and dated October 2000, a copy of which appeared as Exhibit 16 of the Original Concession Deed.

“State or Territory Support for a Competitive Rail Transport Project” occurs, in relation to a Competitive Rail Transport Project, when the State, the Territory, a Government Authority which represents the State or the Territory or a body corporate which is subject to the direction and control of the State or the Territory:

(a)	carries out, or has a material economic interest in, the Competitive Rail Transport Project (other than an interest arising as a consequence of the payment of Taxes); or

(b)	provides substantial financial assistance other than on commercial terms for the Competitive Rail Transport Project by means of:

(i)	making available financial accommodation or a financial contribution or loan, giving a guarantee or indemnity, providing security, releasing an obligation or forgiving a debt;

(ii)	providing or procuring (at the cost of the State or the Territory) the development of substantial infrastructure; or

(iii)	acquiring a substantial tract of land for the Competitive Rail Transport Project (at the cost of the State or the Territory).

“Sub-Leases” means:

(a)	the Existing Corridor Sub-Leases; and

(b)	the New Corridor Sub-Leases.

“Subsequent Contamination” means any Contamination which occurs or arises after Financial Close.

“Subsidiary” has the meaning given in the Corporations Act, but as if body corporate includes any entity.

“Taxes” means all present and future income, stamp, indirect (including goods and services) and other taxes, levies, imposts, deductions, charges, fees and withholdings, in each case plus interest, related penalties, and any charges, fees or other amounts in respect of any of them.

“Termination Event” means:

(a)	in respect of the Company, any of the events referred to in clause 36.1 and 36.9; and

(b)	in respect of the Corporation any of the events referred to in clause 37.1.

“Third Party Financier” means a bank, financial institution or other lending entity which is not a Related Body Corporate of the Company.

“Third Party Interest” means any proprietary or other right or interest in or with respect to the Corridor held or claimed by a person other than the Company. It does not, however, include any proprietary or other right or interest constituted by:

(a)	a Native Title or Aboriginal Land Right Issue; or

(b)	a Heritage or Sacred Site Issue.

“Third Party Refinancing Date” means the date upon which the Company achieves financial close under any:

(a)	refinancing of all or part of its Finance Debt; or

(b)	incurrence of new Finance Debt,

with a Third Party Financier.

“Total Interest Expense” means, for any period, the aggregate amount of interest required to be paid or accrued by the Company during such period on all Finance Debt of the Company including payments consisting of interest in respect of any capitalised lease and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money (other than non-cash interest or fees) solely to the extent that such fees are properly included as interest expense in accordance with GAAP.

“Trade Practices Act” means the Trade Practices Act 1974 (Cth).

“Transfer Documents” means:

(a)	the Sale Consent Deed;

(b)	the Port Terminal Deed of Novation; and

(c)	the Deed of Assignment of Subleases.

“Undisclosed Interest” means any Third Party Interest which is not a Disclosed Interest.

“Variation” means any variation or change to the New Railway during the Construction Period and includes any addition, increase, decrease, omission, deletion, demolition or removal to or from the New Railway and includes both Government Works Variations and Company Works Variations.

“Variation Costs” means all Government Works Variation Costs and Company Variation Costs.

“Vested Lease” means any leasehold property which is vested in the Company by a court order made in accordance with section 139(d) of the Law of Property Act (as modified by the Project Legislation) with respect to any part of the Corridor following termination of a Head Lease.

“Working Capital Balance” means, at any time, the sum of current tangible assets of the Company (excluding deferred tax assets and future income tax benefits of the Company), less current liabilities of the Company as determined at that time in accordance with GAAP.

1.2	Interpretation

In this Deed:

(a)	headings are for convenience only and do not affect interpretation;

and unless the context indicates a contrary intention:

(b)	the expression “person” includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture (whether incorporated or unincorporated), a partnership and a trust;

(c)	the expressions “including”, “includes” or “include” have the meaning as if followed by “without limitation”;

(d)	a reference to any party includes that party’s executors, administrators, successors and permitted assigns, including any person taking by way of novation;

(e)	a reference to any document (including this Deed) is to that document as varied, novated, ratified or replaced from time to time;

(f)	a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it;

(g)	a reference to any thing is a reference to the whole or any part of it and a reference to a group of persons is a reference to all of them collectively, to any 2 or more of them collectively and to each of them individually;

(h)	a reference to a court or tribunal is to an Australian court or tribunal;

(i)	words importing the singular include the plural (and vice versa), and words importing a gender include every other gender;

(j)	references to parties, clauses, sub-clauses, paragraphs, schedules, annexures or exhibits are references to parties, clauses, sub-clauses, paragraphs, schedules, annexures or exhibits to or of this Deed, and a reference to a Project Document includes any schedule, annexure or exhibit to that Project Document;

(k)	a reference to a day, month, quarter or year is a reference to a calendar day, a calendar month, a calendar quarter or a calendar year respectively;

(l)	a reference to “$” or “dollar” is to Australian currency;

(m)	references to a dollar amount “adjusted by reference to CPI” at any particular time are references to the product of that amount and a fraction the denominator of which is the CPI for the quarter ending immediately prior to 20 April 2001 and the numerator of which is the CPI most recently published prior to that time; and

(n)	where any word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning.

1.3	No contra proferentem

No term or provision of this Deed will be construed against a party on the basis that this Deed or the term or provision in question was put forward or drafted by that party.

1.4	Business Day

If the day on or by which any thing is to be done under this Deed is not a Business Day, that thing must be done:

(a)	if it involves a payment other than a payment which is due on demand, on the preceding Business Day; and

(b)	in all other cases, no later than the next Business Day.

1.5	Obligation to resolve or remedy

Where this Deed requires the Corporation, the State or the Territory to resolve, remedy, cure or rectify a matter (including an Undisclosed Interest, a Native Title or Aboriginal Land Right Issue, a Heritage or Sacred Site Issue, a default the subject of a notice under clause 35.2, or a Termination Event in respect of the Corporation) the Corporation, the State or the Territory may resolve, remedy, cure or rectify that matter by resolving, remedying, curing or rectifying the adverse consequences or effects of the matter to the reasonable satisfaction of the Company, including by way of passing new legislation or re-routing the Railway. Nothing in this Deed will require the Corporation, the State or the Territory to resolve, remedy, cure or rectify a matter in a manner contrary to Law.

1.6	[Not used]

1.7	Inconsistencies

(a)	If a provision of this Deed is inconsistent with a provision of another Project Document to which Corporation and the Company are both parties (other than the Debt Financiers’ Tripartite Deed and the Sub-Leases), the provision of this Deed prevails.

(b)	If a provision of this Deed is inconsistent with a provision of the Debt Financiers’ Tripartite Deed, the provision of the Debt Financiers’ Tripartite Deed prevails. In this regard the State and the Territory recognise and acknowledge the rights available to the Security Trustee under clause 6 of the Debt Financiers’ Tripartite Deed.

(c)	The parties acknowledge that this Deed and the Sub-Leases impose different rights, obligations and standards of performance and as a consequence the parties agree that the rights and obligations of the Corporation and the Company under this Deed and the Sub-Leases are separate and distinct and must be interpreted independently to give effect to each document respectively.

1.8	Proportionate Liability

(a)

To the extent permitted by Law, the Proportionate Liability Act 2005 (NT) and the Law Reform (Contributory Negligence and Apportionment of Liability) (Proportionate Liability) Amendment Act 2005 (SA) (and any equivalent statutory provision in any other state or territory) (the “Proportionate Liability

Legislation”) is excluded in relation to all and any rights, obligations or liabilities of either party under this Deed whether these rights, obligations or liabilities are sought to be enforced in contract, tort or otherwise.

(b)	Without limiting paragraph (a), the rights, obligations and liabilities of the Corporation and the Company under this Deed with respect to proportionate liability are as specified in this agreement and not otherwise, whether these rights, obligations or liabilities are sought to be enforced by a claim in contract, in tort or otherwise.

(c)	To the extent permitted by law:

(i)	the Company may not seek to apply the provisions of the Proportionate Liability Legislation in relation to any claim by the Corporation against the Company (whether in contract, tort or otherwise); and

(ii)	if any of the provisions of the Proportionate Liability Legislation are applied to any claim by the Corporation against the Company (whether in contract, tort or otherwise), the Company indemnifies the Corporation against any loss, damage, cost or expense that forms part of a claim by the Corporation against the Company which the Corporation cannot recover from the Company because of the operation of the Proportionate Liability Legislation.

(d)	The Company must ensure that all policies of insurance covering third party liability it is required by this Deed to effect or maintain:

(i)	cover the Company for potential liability to the Corporation assumed by reason of the exclusion of the Proportionate Liability Legislation; and

(ii)	do not exclude any potential liability the Company may have to the Corporation under or by reason of this Deed.

(e)	The powers conferred and restrictions imposed on a court by the Proportionate Liability Legislation are not conferred on an expert or an arbitrator appointed in accordance with the provisions of this Deed. The expert or arbitrator (as the case may be) has no power to make a binding or non-binding determination or any award in respect of a claim by applying or considering the provisions of the Proportionate Liability Legislation which might, in the absence of this provision, have applied to any dispute referred to expert determination or arbitration.

2.	Not Used

3.	General representations, warranties and undertakings

3.1	Construction of representations and warranties

Each representation and warranty in this Deed is to be construed independently of each other representation and warranty in, and each other provision of, this Deed.

3.2	General representations and warranties by the Territory and the State

Each of the State and the Territory make the following representations and warranties for the benefit of the Company:

(a)	it has power to execute, deliver and perform its obligations under each New Project Document and Transfer Document to which it is expressed to be a party and has taken all action necessary to authorise such execution, delivery and performance;

(b)	its obligations under each New Project Document and Transfer Document to which it is expressed to be a party are valid, legally binding and enforceable against it in accordance with their respective terms, subject to the availability of equitable remedies and laws relating to the enforcement of creditor’s rights; and

(c)	the execution, delivery and performance of each New Project Document and Transfer Document to which it is expressed to be a party will not contravene any Law or official directive to which it is subject.

3.3	General representations and warranties by the Corporation

The Corporation makes the following representations and warranties for the benefit of the Company:

(a)	it is a statutory corporation validly constituted and existing under the AustralAsia Railway Corporation Act;

(b)	it has taken all necessary corporate action to enter into and perform its obligations under each New Project Document and Transfer Document to which it is expressed to be a party;

(c)	it is legally entitled and has power to enter into and perform its obligations under each New Project Document and Transfer Document to which it is expressed to be a party, and to carry out the transactions contemplated by those documents, and the entry into of each such document is a proper exercise of power;

(d)	its obligations under each New Project Document and Transfer Document to which it is expressed to be a party are valid, legally binding and enforceable against it in accordance with their respective terms, subject to the availability of equitable remedies and Laws relating to the enforcement of creditor’s rights; and

(e)	the execution, delivery and performance of each New Project Document and Transfer Document to which it is expressed to be a party will not contravene:

(i)	the AustralAsia Railway Corporation Act;

(ii)	any document or arrangement which is binding on it; or

(iii)	any Law to which it is subject.

3.4	General representations and warranties by the Company in its own capacity

The Company makes the following representations and warranties for the benefit of the Corporation, the State and the Territory:

(a)	the Company has taken all necessary corporate action for the Company to enter into, and for the Company to perform all of its obligations under, each Project Document to which the Company is expressed to be a party;

(b)	the Company is legally entitled and has power to enter into and perform all of its obligations under each Project Document to which the Company is expressed to be a party, and to carry out the transactions which those documents contemplate will be carried out by the Company, and the entry into of each such document by the Company is a proper exercise of power by the Company;

(c)	the obligations of the Company under each Project Document to which the Company is expressed to be a party are valid, legally binding and enforceable against the Company in accordance with their respective terms, subject to the availability of equitable remedies and Laws relating to the enforcement of creditor’s rights;

(d)	the Company is not involved in, nor conducts, any business other than as permitted by clause 33.8;

(e)	the payment obligations of the Company under:

(i)	the Corporation’s Charge will rank with respect to its obligations under the Debt Financing Documents, in accordance with the provisions of the Debt Financiers’ Tripartite Deed, but ahead of all of its unsecured indebtedness, other than unsecured indebtedness preferred by Law; and

(ii)	this Deed and each Project Document to which the Company is expressed to be a party (other than the Corporation’s Charge and the Debt Financiers’ Securities) will otherwise rank at least equally with all of its other unsecured indebtedness, other than indebtedness preferred by Law;

(f)	the execution, delivery and performance of each Project Document to which the Company is expressed to be a party and the transactions under each of them do not contravene:

(i)	the constitution of the Company;

(ii)	any document or arrangement which is binding on the Company; or

(iii)	any Law to which the Company is subject;

(g)	the Company does not have immunity from the jurisdiction of a court or from legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise);

(h)	no litigation (which has not been disclosed to the Corporation in writing prior to the date of the Sale Consent Deed), arbitration, tax claim, dispute or administrative or other proceeding has been commenced or, to the Company’s knowledge, threatened against the Company which is likely to have a material adverse effect upon the Company or its ability to perform its financial or other obligations under any Project Document to which the Company is expressed to be a party; and

(i)	the Company is not in default of its material obligations under any Project Document to which the Company is expressed to be a party.

3.5	[Not used]

3.6	Repetition of representations and warranties

Except as otherwise expressly provided, each representation and warranty contained in this Deed is made on the Novation Date, with references to the facts and circumstances then subsisting.

3.7	General undertakings from Company

The Company must notify the Corporation immediately if:

(a)	it breaches any of its material obligations under any Project Document to which it is expressed to be a party;

(b)	it becomes aware of any litigation, arbitration, tax claim, dispute or administrative or other proceeding which has been commenced or threatened against it which is likely to have a material adverse effect upon it or its ability to perform its financial or other obligations under any Project Document to which it is expressed to be a party; or

(c)	any representation or warranty made by it under this clause 3 is found to be incorrect or misleading when made or repeated.

3.8	General undertakings from Corporation, State and Territory

Each of the Corporation, the State and the Territory undertakes to the Company to:

(a)	obtain and comply with the terms of each authorisation necessary for it to enter into the New Project Documents and Transfer Documents to which it is expressed to be a party, observe obligations under them and allow them to be enforced; and

(b)	notify the Company promptly if any representation or warranty made by it under this clause 3 is found to be incorrect or misleading when made or repeated.

3.9	Sovereignty

Each of the Territory and the Corporation irrevocably waives to the maximum extent permitted by the Law of any jurisdiction any right to immunity from set-off, legal proceedings, attachment prior to judgment, other attachment or execution of judgment on the grounds of sovereignty and any other immunity attaching to it by virtue of sovereignty howsoever or whensoever arising in respect of its obligations under this Deed and the other Project Documents to which it is expressed to be a party.

4.	Fundamental obligations of the Corporation

4.1	Grant of concession

The Corporation grants to the Company with the express authority and approval of the State and the Territory the right to carry out the Project subject to and upon the terms of this Deed.

4.2	Government Improvements

The Company acknowledges that, subject to clause 6.3 of the Original Concession Deed, the Corporation was required to procure the design and construction of the Government Improvements in accordance with the Design Brief.

4.3	Risks accepted by Corporation

Subject to this Deed and without prejudice to the obligations of the Company under the Project Documents, the Corporation accepts certain risks and obligations, as set out in this Deed, including in relation to:

(a)	the Head Leases, the Sub Leases and Undisclosed Interests;

(b)	Native Title or Aboriginal Land Right Issues;

(c)	Heritage or Sacred Site Issues;

(d)	Pre-Existing Contamination and Corporation Subsequent Contamination; and

(e)	MAE Events.

5.	Fundamental obligations of the Territory and the State

5.1	Reasonable assistance

To the extent reasonably and lawfully possible:

(a)	the Territory must use all reasonable endeavours to ensure that Government Authorities under its control, and any third parties in relation to whom it has the authority or a contractual right to request or direct (in connection with the Project), provide reasonable assistance to, co-operate with, and do not unnecessarily or unreasonably prevent, hinder, disrupt, delay or otherwise interfere with the Company in undertaking the Project as contemplated by this Deed; and

(b)	the State must use all reasonable endeavours to ensure that Government Authorities under its control, and any third parties in relation to whom it has the authority or a contractual right to request or direct (in connection with the Project), provide reasonable assistance to, co-operate with, and do not unnecessarily or unreasonably prevent, hinder, disrupt, delay or otherwise interfere with the Company in undertaking the Project as contemplated by this Deed.

5.2	Other undertakings

(a)	The Territory undertakes to the Company:

(i)	to comply with the Territory’s obligations under the Aboriginal Land Agreement, unless prevented from doing so by a Company Head Lease Default;

(ii)	to comply with the Territory’s obligations under the Crown Land Head Leases, unless prevented from doing so by a Company Head Lease Default; and

(iii)	to procure that the DPC complies with its obligations under the Port Terminal Development Agreement for Lease and the Port Terminal Leases.

(iv)	[Not used].

(b)	[Not used].

(c)	Where a Project Document requires the Corporation to cause or procure the State or the Territory or both to do something, the State and the Territory undertake to the Corporation to do all things reasonably necessary to enable the Corporation to comply with that requirement. If requested by the Company, the Corporation undertakes to use its reasonable endeavours to exercise all of its rights against the State or the Territory or both under this sub-clause to have the State or the Territory or both (as the case may be) fulfil its or their obligations to the Corporation under this sub-clause.

6.	Fundamental obligations of the Company

6.1	Company’s fundamental obligations

The Company:

(a)	agrees to accept all liabilities to the Corporation arising out of the obligations of APT under the Original Concession Deed to:

(i)	finance, design, construct and commission the New Railway (other than the Government Improvements); and

(ii)	finance, maintain and repair the Existing Railway during the Construction Period; and

(b)	must, in accordance with the Project Documents and at its own cost and expense:

(i)	finance, operate, maintain and repair the Railway during the Operation Period; and

(ii)	hand over the Railway to the Corporation on the Handover Date.

6.2	Risks accepted by Company

Subject to this Deed and without prejudice to the obligations of the Corporation, the State or the Territory under the Project Documents, the Company accepts all risks associated with the Project including, but not limited to:

(a)	the actual cost of the Project (including inflation, cost increases and interest costs) being greater than the cost estimated by APT or the Company;

(b)	the amount of freight being transported on the Railway being less than estimated by the Company or not being economically viable;

(c)	the revenue generated from the operation of the Railway being less than estimated by the Company;

(d)	competition, including competition from other transport operators including other rail operators using the Railway, as well as road, air and sea transport;

(e)	the liability for Taxes being greater than estimated by the Company;

(f)	land or interests in land additional to the Corridor being necessary to undertake the Project and to otherwise enable compliance with the provisions of this Deed;

(g)	the availability and quality of any materials to be used for the Project;

(h)	the use of any work previously performed by others in respect of the design and alignment of the New Railway (including any geological, hydrological or engineering studies);

(i)	the Railway not being Fit for Purpose at any time;

(j)	technical obsolescence occurring during the Concession Period in relation to the equipment or systems used in the operation, maintenance or repair of the Railway;

(k)	any Law (now or in the future) affecting the nature or extent of its rights or obligations under a Project Document or its ability to exercise those rights or perform those obligations;

(l)	the risk of industrial action or interference from third parties;

(m)	inclement weather causing the incurring of delay, increased cost or decreased revenue;

(n)	changes to the Company Works or the Government Works causing the incurring of delay, increased cost or decreased revenue;

(o)	the ability of the Company to obtain any Services;

(p)	the ability of the Company to obtain labour and materials;

(q)	delay in Government Authorities granting Approvals causing the incurring of delay, increased cost or decreased revenue;

(r)	the ability of the Company to obtain and maintain insurances in accordance with the Project Documents; and

(s)	the adequacy of the insurances prescribed in this Deed,

and, subject to this Deed, the Company is not entitled to and must not make any Claim against the Territory, the State or the Corporation arising out of or in connection with any such risk having eventuated.

6.3	Company acknowledgements regarding Government Works Agreement

The Company acknowledges that notwithstanding clause 6.1(a) of the Original Concession Deed, APT acknowledged and agreed that:

(a)	the Corporation would enter into the Government Works Agreement which would require the Government Works Contractor to procure the design and construction of the Government Improvements (including the Government Works Variations);

(b)	subject to clauses 8.5, 9.3, 10.6, 11.1, 12.9, 12.11, 18.5(b) and 25.5 of the Original Concession Deed, the Corporation had no liability whatsoever in respect of the Government Improvements (including the Government Works Variations) except as set out in the Government Works Agreement;

(c)	subject to clauses 8.5, 9.3, 10.6, 11.1, 12.9, 12.11, 18.5(b) and 25.5 of the Original Concession Deed, the Corporation had no liability to APT and APT had no Claim against the Corporation in respect of the Government Works Agreement, including Claims in respect of:

(i)	defective or late completion of or failure to complete the Government Improvements under the Government Works Agreement;

(ii)	the Government Improvements not being fit for their intended purpose; or

(iii)	any non-compliance with any relevant environmental requirements;

(d)	without prejudice to the APT’s right to give a notice under clause 37.3 of the Original Concession Deed where the Corporation defaulted in its payment obligations under clause 3 of the Government Works Agreement, APT was not excused from any breach of its obligations under the Project Documents which was a result of performance or non-performance by:

(i)	the Government Works Contractor under the Government Works Agreement; or

(ii)	any party under any agreement the Government Works Contractor entered into to discharge the obligation referred to in clause 6.3(a) of the Original Concession Deed,

(except to the extent the breach resulted from the Corporation’s failure to comply with its obligations under the Government Works Agreement);

(e)	it was required to indemnify the Corporation in respect of any Loss suffered or incurred by the Corporation in connection with or arising out of the Government Works Agreement or the carrying out of the Government Works, other than payments which the Corporation was expressly required to make under clause 3.5 of that deed or pursuant to clauses 8.5, 9.3, 10.6, 11.1, 12.9, 12.11, 18.5(b) and 25.5 of the Original Concession Deed or as a consequence of any Variation;

(f)	APT was responsible for the integration, interface and co-ordination of the design and construction of the New Railway (other than the Government Improvements) with the design and construction of the Government Improvements to be implemented by the Government Works Contractor;

(g)	subject to clauses 8.5, 9.3, 10.6, 11.1, 12.9, 12.11, 18.5(b) and 25.5 of the Original Concession Deed, the nature and extent of the obligations and risks assumed by APT under or in relation to the Project Documents were to be assessed as if:

(i)	the Corporation had no obligation in relation to the Government Improvements under clause 4.2 of the Original Concession Deed; and

(ii)	the position in relation to the Government Works were the same as the position in relation to any component of the Company Works;

(h)	where under the Original Concession Deed APT had any obligation which involved the performance of the Government Works, APT was required to satisfy the obligation by supervising and managing the performance of the Government Works in accordance with the D&C Contract; and

(i)	it was obliged to provide the Government Works Contractor with sufficient access to the Corridor to enable the Government Works Contractor to perform its obligations under the Government Works Agreement.

The Company acknowledges and agrees that any Rights which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have been available to the Corporation under clause 6.3 of the Original Concession Deed against APT are also available against the Company.

6.4	Compliance with Laws

Notwithstanding any other provision in this Deed, the Company must comply with, and must ensure that its subcontractors comply with, all Laws applicable to their respective obligations in respect of the Project.

7.	Due diligence and disclosure obligations

7.1	Corporation’s due diligence obligations, acknowledgments and warranties

The Corporation:

(a)	acknowledges that it has agreed:

(i)	to acknowledge certain warranties it gave to APT under the Original Concession Deed in respect of the Corridor, the Head Leases and the Sub-Leases; and

(ii)	to accept certain risks and obligations under this Deed in respect of:

A.	Undisclosed Interests;

B.	Native Title or Aboriginal Land Right Issues; and

C.	Heritage or Sacred Site Issues;

(b)	acknowledges that it warranted to APT that as at 20 April 2001 it had made and diligently pursued all inquiries which a reasonably prudent person in the position of the Corporation would make in order to identify and properly disclose all:

(i)	Third Party Interests;

(ii)	Native Title or Aboriginal Land Right Issues; and

(iii)	Heritage or Sacred Site Issues,

with respect to the Corridor which might reasonably be expected to prevent, hinder, disrupt, delay or otherwise interfere with the operation of a railway in the Corridor;

(c)	acknowledges that it warranted to APT that as at 20 April 2001 the Disclosed Material contained all material information relating to or arising out of the inquiries referred to in sub-clause (b) and to disclose the relevant matters warranted under clauses 8.1, 8.2, 8.4(a), 9.1 and 10.1;

(d)	subject to clause 7.2(b)(ii), acknowledges that it warranted to APT that as at 20 April 2001 the accuracy of the Disclosed Material as at 20 April 2001, except to the extent to which it expressly in writing notified APT otherwise prior to that date; and

(e)	acknowledges that:

(i)	APT was entitled to and relied upon the Disclosed Material and the above acknowledgements and warranties in entering into the Original Concession Deed and undertaking the Project; and

(ii)	APT was only required to evaluate, but not investigate, the Disclosed Material for the purposes of those matters warranted under clauses 8, 9 and 10 of the Original Concession Deed; and

(f)	acknowledges that any Rights which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have been available to APT under clause 7.1 of the Original Concession Deed are also available to the Company.

The Corporation acknowledges and agrees that any Rights which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have been available to APT under clause 7.1 of the Original Concession Deed are also available to the Company.

7.2	APT’s due diligence obligations and warranties

The Company acknowledges that:

(a)	APT warranted to the Corporation that subject to clause 7.1(e) of the Original Concession Deed it had evaluated the Disclosed Material;

(b)	APT acknowledged to the Corporation that, notwithstanding clause 7.1(d) of the Original Concession Deed, but without limiting the generality of clause 7.4 of the Original Concession Deed:

(i)	most of the information provided to APT by the Corporation in relation to Third Party Interests with respect to the Existing Corridor was retrieved from records made available to it by ARTC; and

(ii)	no warranty had been or was given by the Corporation to APT in relation to the accuracy, completeness or current application of any information provided to APT in relation to Third Party Interests with respect to the Existing Corridor; and

(c)	the Corporation was entitled to and relied upon the above acknowledgements and warranties by APT in entering into the Original Concession Deed,

The Company acknowledges and agrees that any Rights which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have been available to the Corporation under clause 7.2 of the Original Concession Deed against APT are also available against the Company.

7.3	What is disclosure

The parties acknowledge and agree that:

(a)	the disclosure regime provided for in this clause 7 is limited to matters arising under clauses 8.1, 8.2, 8.4(a), 9.1 and 10.1 except that the acknowledgements in clauses 7.2(b), 7.2(c) and 7.4 will apply in respect of the whole of this Deed;

(b)	a fact, matter or thing will only be taken to have been disclosed by the Corporation to APT (and therefore to the Company as its successor) to the extent that it is:

(i)	specifically, accurately and, in all material respects, completely disclosed in the Disclosed Material;

(ii)	a condition, exception, reservation or restriction in a Crown grant of any land comprising the Corridor or in any Head Lease or any Sub-Lease as at the 20 April 2001;

(iii)	an interest registered on the title to any land comprising the Corridor or contained in any Head Lease or any Sub-Lease as at the 20 April 2001;

(iv)	any right or interest with respect to the Corridor created by or under the Project Legislation;

(v)	a right or interest with respect to the Corridor under any Commonwealth Act, including a right under the Telecommunications Act 1997 (Cth) to enter upon the Corridor or to exercise any power under that Act with respect to the Corridor; or

(vi)	any right or interest with respect to the Corridor created by or under any State or Territory Act;

(c)	to the extent that a fact, matter or thing is taken not to have been disclosed by the Corporation to APT (and therefore to the Company as its successor) because it has not specifically, accurately and, in all material respects, completely disclosed the fact, matter or thing, then any aspect of that fact, matter or thing is taken to have been disclosed to the extent that it is specifically, accurately and, in all material respects, completely disclosed in the Disclosed Material;

(d)	in all cases where information is provided in paper copy and electronic copy, the paper copy will prevail to the extent of any inconsistency between the paper copy and the electronic copy, except to the extent that the Corporation expressly advised APT in writing to the contrary prior to the 20 April 2001;

(e)	the disclosure in the Disclosed Material of any fact, matter or thing will operate as a general disclosure for the purposes of clauses 8, 9 and 10; and

(f)	the disclosure in the Disclosed Material of any fact, matter or thing in relation to any specific warranty or representation in clauses 8, 9 and 10 will also operate as a disclosure in relation to each and every other warranty, representation or provision of clauses 8, 9 and 10 and will not be limited in effect or operation to the warranty, representation or provision in relation to which it is stated to be disclosed.

7.4	Disclaimer

Subject to clause 7.1, the other provisions of this Deed, and the Company’s rights (if any) at Law in respect of statements or representations made in writing to APT or the Company by a Government Authority in the course of its government activities and of a type or nature generally available to the public, the Company:

(a)	acknowledges that no representation, warranty or advice of any kind has been or is given by the Corporation, the State, the Territory or any State or Territory Government Authority, or their respective Associates, in respect of the accuracy, completeness or current application of any information, data or material provided on or before the 20 April 2001 to APT or its Associates, by the Corporation, the State, the Territory, any State or Territory Government Authority, or their respective Associates;

(b)	warrants that it has not relied on any such information, data or material for any purpose whatsoever and, without limitation, has not relied on any such information, data or material in assessing or undertaking the Project or in entering into any of the Project Documents to which it is expressed to be a party;

(c)	warrants that it has only relied on its own investigations and enquiries in relation to the accuracy, completeness and current application of such information, data and material;

(d)	agrees (to the maximum extent permitted by Law) that it cannot and will not make any Claim against the Corporation, the State, the Territory, any State or Territory Government Authority, or their respective Associates, in relation to:

(i)	the provision of such information data and material to the Company or its advisers, or to APT or its advisers;

(ii)	the reliance upon, or use of, such information, data or material by APT or its Associates or the Company or its Associates; or

(iii)	a failure by the Corporation, the State, the Territory or any State or Territory Government Authority to provide information, data or material; and

(e)	acknowledges that the Corporation is entitled to and has relied upon the above acknowledgements, warranties and agreements in entering into this Deed.

8.	Corridor

8.1	Warranties by Corporation

The Corporation acknowledges that it warranted to APT that as at 20 April 2001:

(a)	it was entitled to exclusive possession of all land comprising the Corridor under but subject to the terms of the Head Leases;

(b)	the Head Leases were valid, subsisting and legally enforceable;

(c)	the Head Leases were registered or capable of registration at Financial Close;

(d)	the Head Lessors had consented to the demise under the Sub-Leases;

(e)	it was not in breach of any of its obligations under any Head Lease;

(f)	no Head Lessor was in breach of its obligations under a Head Lease;

(g)	it was entitled to grant valid and legally enforceable Sub-Leases;

(h)	there was no impediment to the registration of the Sub-Leases;

(i)	APT was entitled to quiet possession of the Corridor under but subject to the terms of the Sub-Leases;

(j)	it had not created any tenancies having a term of one year or less in respect of the Corridor; and

(k)	each parcel of land comprising the Corridor either:

(i)	adjoined another parcel of that land; or

(ii)	was in proximity to another parcel of that land but was separated from that parcel by parcels comprising public roads within the care, control and management of either the Territory, the State or the relevant local government council over which APT was granted rights (including a statutory easement or otherwise) sufficient to enable APT to construct and operate a railway.

The Corporation acknowledges and agrees that any Rights which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have been available to APT under clause 8.1 of the Original Concession Deed are also available to the Company.

8.2	Misdescriptions

(a)	The Corporation acknowledges that it warranted to APT that as at 20 April 2001 the land comprising the Corridor and the leasehold estates under the Sub-Leases were accurately described in their respective title documents and that there were no errors or omissions in the descriptions of the said land or leasehold estates. The Corporation acknowledges and agrees that any Rights which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have been available to APT under clause 8.2 of the Original Concession Deed are also available to the Company.

(b)	If requested by the Company, the Corporation will promptly correct, or will cause the Territory or the State to promptly correct, any such misdescriptions.

8.3	Undisclosed Interests – Existing Corridor

(a)	If an Undisclosed Interest with respect to the Existing Corridor or any Intersecting Road Parcel is discovered which does or will prevent the Company from operating the Existing Railway in substantially the same manner as contemplated by the Corporation and APT as at 20 April 2001 then:

(i)	the Party which first receives actual notice of the Undisclosed Interest must promptly notify the other party of the Undisclosed Interest; and

(ii)	if the Company gives notice to the Corporation under paragraph (i), the Corporation must, within 10 Business Days after service of the notice, notify the Company in writing whether or not it accepts that the Undisclosed Interest is one to which the indemnity contained in clause 8.5(a)(ii) does or will apply. If the Corporation does not accept that the Undisclosed Interest is one to which the indemnity contained in clause 8.5(a)(ii) does or will apply, or fails to respond to the Company’s notice within the 10 Business Day period, the Company may by notice to the Corporation refer the matter for dispute resolution under clause 39.

(b)	If it is accepted or otherwise determined that the Undisclosed Interest is one to which the indemnity contained in clause 8.5(a)(ii) does or will apply then:

(i)	the Corporation must promptly commence to resolve or cause the State or the Territory or both (as the case may be) to resolve, and must, within 24 months (or such later period as the Parties may agree) of the date on which the notice referred to in sub-clause (a)(i) is given or received by the Corporation (as the case may be), resolve or cause the State or the Territory or both (as the case may be) to resolve, the Undisclosed Interest in a manner which gives the Company the ability to operate the Existing Railway in substantially the same manner as contemplated by the Corporation and APT as at 20 April 2001; and

(ii)	at the cost of the Corporation, the Company must co-operate with, and do all things reasonably required by the Corporation to resolve the Undisclosed Interest or the adverse consequences or effects of the Undisclosed Interest.

8.4	Undisclosed Interests – New Corridor

(a)

The Corporation acknowledges that it warranted to APT that as at 20 April 2001 there were no Undisclosed Interests with respect to the New Corridor or any Intersecting Road Parcel which would prevent, hinder, disrupt, delay or otherwise interfere with the Company in undertaking the Project. The Corporation acknowledges and agrees that any Rights which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have been available to APT under clause 8.4 of the Original Concession Deed are also available to the Company.

(b)	If such an Undisclosed Interest is discovered then:

(i)	the Party which first receives actual notice of the Undisclosed Interest must promptly notify the other Party of the Undisclosed Interest; and

(ii)	if the Company gives notice under paragraph (i), the Corporation must, within 10 Business Days after service of the notice, notify the Company in writing whether or not it accepts that the Undisclosed Interest is one to which the indemnity contained in clause 8.5(a)(iii) does or will apply. If the Corporation does not accept that the Undisclosed Interest is one to which the indemnity contained in clause 8.5(a)(iii) does or will apply, or fails to respond to the Company’s notice within the 10 Business Day period, the Company may by notice to the Corporation refer the matter for dispute resolution under clause 39.

(c)	If it is accepted or otherwise determined that the Undisclosed Interest is one to which the indemnity contained in clause 8.5(a)(iii) does or will apply then:

(i)	the Corporation must promptly commence to resolve or cause the State or the Territory or both (as the case may be) to resolve, and must, within 24 months (or such later period as the Parties may agree) of the date on which the notice referred to in sub-clause (b)(i) is given or received by the Corporation (as the case may be), resolve or cause the State or the Territory or both (as the case may be) to resolve, the Undisclosed Interest in a manner which gives the Company a similar ability to undertake the Project at similar cost and with a similar ability to earn revenue as it would have had if there were no such Undisclosed Interest; and

(ii)	at the cost of the Corporation, the Company must co-operate with, and do all things reasonably required by the Corporation to resolve the Undisclosed Interest or the adverse consequences or effects of the Undisclosed Interest.

8.5	Indemnity

(a)	The Corporation indemnifies, and will keep indemnified, the Company from and against any Loss or Claim brought against, incurred or suffered by the Company as a result of:

(i)	a breach of a warranty given to APT under clause 7.1 or 8.1 of the Original Concession Deed;

(ii)	an Undisclosed Interest with respect to the Existing Corridor or any Intersecting Road Parcel, if and to the extent that the Undisclosed Interest prevents the Company from operating the Existing Railway in substantially the same manner as contemplated by the Corporation and APT as at 20 April 2001; or

(iii)	an Undisclosed Interest with respect to the New Corridor or any Intersecting Road Parcel which prevents, hinders, disrupts, delays or otherwise interferes with the Company in undertaking the Project.

(b)	The Company will be solely liable for any Loss or Claim brought against, incurred or suffered by the Company as a result of the matters referred to in sub-clause (a)(i), (a)(ii) or (a)(iii) arising as a result of any Undisclosed Interest, except to the extent that such Loss or Claim exceeds:

(i)	$500,000 for each Undisclosed Interest; and

(ii)	subject to clause 40.4(a), $5 million in the aggregate for all Undisclosed Interests.

(c)	The Company must use all reasonable endeavours to mitigate any Loss or Claim brought against, incurred or suffered by it as a result of an Undisclosed Interest or breach of warranty for which the Company is entitled to be indemnified under sub-clause (a), which shall include subject to clause 40.4(b), the expenditure of funds up to a maximum of $5 million in total for each Undisclosed Interest, where such expenditure could reasonably be expected to mitigate the Loss or Claim.

(d)	Notwithstanding sub-clause (a), the Company will not be entitled to and must not make any Claim against the Corporation in respect of any Loss or Claim brought against, incurred or suffered by the Company to the extent that such Loss or Claim results from a failure by APT prior to the Novation Date or the Company on or after the Novation Date to comply with its obligations under sub-clause (c) or clause 8.3(b)(ii) or 8.4(c)(ii).

8.6	Company to continue to perform

Notwithstanding any Undisclosed Interest, the Company must continue to perform its obligations under this Deed unless otherwise:

(a)	directed by the Corporation;

(b)	ordered by a court or tribunal; or

(c)	required by Law.

For the purposes of paragraph (a), if an Undisclosed Interest is discovered the Corporation may direct the Company to suspend any or all work with respect to the Project until such time as the Corporation gives the Company further notice. For the purposes of fulfilling its obligations under clause 8.5(c), the Company may request that the Corporation give such a direction, which request must not be unreasonably refused.

8.7	Access to and from Corridor

(a)	The Company will be responsible for obtaining access to and from the Corridor.

(b)	Without limiting the generality of sub-clause (a), the Company acknowledges and agrees that neither the Corporation nor the State nor the Territory has any liability in respect of identifying and obtaining access to the land referred to in sub-clause (a).

8.8	Corporation’s right of access

The Corporation and any other persons authorised by the Corporation may enter the Corridor in accordance with, and subject to the conditions contained in, the Sub-Leases.

8.9	Reservations

The Company acknowledges the reservations in favour of the Corporation contained in clause 8 of each Sub-Lease.

8.10	Physical Condition of Corridor

(a)	Subject to clause 12.1, the Corporation makes no representation or warranty in respect of:

(i)	the present physical condition or state of repair of the Corridor or any structure on, in, under, over, across or along the Corridor;

(ii)	the compliance of the Corridor or any structure on, in, under, over, across or along the Corridor with applicable Laws; or

(iii)	any matter accepted in sub-clause (b)(i).

(b)	Subject to clause 12, the Company:

(i)	accepts the Corridor, the physical characteristics and physical conditions (including climatic) of the Corridor, and all structures on, in, under, over, across or along the Corridor and any pipes, ducts, conduits, cables, wires and poles on, over or under the Corridor in their present condition and state of repair and subject to all present or future physical defects whether latent or patent, including all surface and sub-surface soil, ground and other conditions, and whether foreseeable or not; and

(ii)	will not be entitled to make any Claim against the Corporation, the State, the Territory, any State or Territory Government Authority, or their respective Associates for any Loss or Claim brought against, incurred or suffered by the Company or its Associates arising out of or in connection with any of the matters accepted by the Company under sub-clause (b)(i) or any of the matters referred to in sub-clause (a).

8.11	Fencing

(a)	The Corporation will ensure that the Territory complies with its contractual obligations to adjoining landowners with respect to fencing of the New Corridor.

(b)	The Company will not be required to construct or maintain any fencing solely by virtue of the railway impact assessment conducted in accordance with the Aboriginal Land Agreement.

8.12	Elizabeth River Bridge

The Company indemnifies, and will keep indemnified, the Territory from and against any Loss or Claim brought against, incurred or suffered by the Territory arising out of or in connection with:

(a)	the Company’s use of the Elizabeth River road bridge; or

(b)	the use of the Elizabeth River road bridge by APT or its Associates prior to the Novation Date.

9.	Native Title and Aboriginal Land Right Issues

9.1	Warranties

The Corporation acknowledges that it warranted to APT that as at 20 April 2001:

(a)	there was no Native Title Claim or Aboriginal Land Right Claim in respect of the Corridor or any Intersecting Road Parcel which would prevent, hinder, disrupt, delay or otherwise interfere with the Company in undertaking the Project;

(b)	it was not aware of any circumstances which were reasonably likely to give rise to a future Native Title or Aboriginal Land Right Issue in respect of the Corridor or any Intersecting Road Parcel which would prevent, hinder, disrupt, delay or otherwise interfere with the Company in undertaking the Project;

(c)	all agreements, approvals, consents and undertakings in respect of any Native Title Claim in respect of the Corridor or any Intersecting Road Parcel and all compulsory acquisitions of Native Title in respect of the Corridor or any Intersecting Road Parcel were valid and effectual in all respects, including under the Native Title Act 1993 (Cth); and

(d)	all agreements, approvals, consents and undertakings in respect of any Aboriginal Land Right Claim in respect of the Corridor and all Intersecting Road Parcels were valid and effectual in all respects, including under the Aboriginal Land Rights (Northern Territory) Act 1976 (Cth).

The Corporation acknowledges and agrees that any Rights which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have been available to APT under clause 9.1 of the Original Concession Deed are also available to the Company.

9.2	Corporation to resolve all claims

(a)	If a Native Title or Aboriginal Land Right Issue exists or arises in respect of the Corridor or any Intersecting Road Parcel which does or will prevent, hinder, disrupt, delay or otherwise interfere with the Company in undertaking the Project then:

(i)	the Party which first receives actual notice of the Native Title or Aboriginal Land Right Issue must promptly notify the other Party of the existence of the Native Title or Aboriginal Land Right Issue; and

(ii)	if the Company gives notice under paragraph (i), the Corporation must within 10 Business Days after service of the notice notify the Company whether or not it accepts that the Native Title or Aboriginal Land Right Issue is one to which the indemnity contained in clause 9.3(a)(i) does or will apply. If the Corporation does not accept that the Native Title or Aboriginal Land Right Issue is one to which the indemnity contained in clause 9.3(a)(i) does or will apply, or fails to respond to the Company’s notice within the 10 Business Day period, the Company may by notice to the Corporation refer the matter for dispute resolution under clause 39.

(b)	If it is accepted or otherwise determined that the Native Title or Aboriginal Land Right Issue is one to which the indemnity contained in clause 9.3(a)(i) does or will apply then:

(i)	the Corporation must promptly commence to resolve or cause the State or the Territory or both (as the case may be) to resolve, and must, within 24 months (or such further period as the Parties may reasonably agree) of the date on which the notice referred to in sub-clause (a)(i) is given or received by the Corporation (as the case may be), resolve or cause the State or the Territory or both (as the case may be) to resolve, the Native Title or Aboriginal Land Right Issue in a manner which gives the Company a similar ability to undertake the Project at similar cost and with a similar ability to earn revenue as it would have had if there were no such Native Title or Aboriginal Land Right Issue; and

(ii)	at the cost of the Corporation, the Company must co-operate with, and do all things reasonably required by, the Corporation to resolve the Native Title or Aboriginal Land Right Issue or the adverse consequences or effects of the Native Title or Aboriginal Land Right Issue.

9.3	Indemnity

(a)	The Corporation indemnifies, and will keep indemnified, the Company from and against any Loss or Claim brought against, incurred or suffered by the Company as a result of:

(i)	any Native Title or Aboriginal Land Right Issue with respect to the Corridor or any Intersecting Road Parcel which prevents, hinders, disrupts, delays or otherwise interferes with the Company in undertaking the Project (whether it existed before or arose after the 20 April 2001); or

(ii)	a breach of any warranty given under clause 9.1 of the Original Concession Deed and, to the extent that the same breach gives rise to a breach of clause 7.1 of the Original Concession Deed or clause 8.1 of the Original Concession Deed, a breach of any such warranty.

(b)	The Company must use all reasonable endeavours to mitigate any Loss or Claim brought against, incurred or suffered by it as a result of a Native Title or Aboriginal Land Right Issue or breach of warranty for which the Company is entitled to be indemnified under sub-clause (a), which shall include subject to clause 40.4(b), the expenditure of funds up to a maximum of $5 million in total for each Native Title or Aboriginal Land Right Issue, where such expenditure could reasonably be expected to mitigate the Loss or Claim.

(c)	Notwithstanding sub-clause (a) the Company will not be entitled to and must not make any Claim against the Corporation in respect of any Loss or Claim brought against, incurred or suffered by the Company to the extent that such Loss or Claim results from a failure by APT prior to the Novation Date or the Company on or after the Novation Date to comply with its obligations under sub-clause (b) or clause 9.2(b)(ii).

9.4	Company must continue to perform

Notwithstanding any Native Title or Aboriginal Land Right Issue, the Company must continue to perform its obligations under this Deed unless otherwise:

(a)	directed by the Corporation;

(b)	ordered by a court or tribunal; or

(c)	required by Law.

For the purposes of paragraph (a), if a Native Title or Aboriginal Land Right Issue occurs with respect to the Corridor, the Corporation may direct the Company to suspend any or all work with respect to the Project until such time as the Corporation gives the Company further notice. For the purpose of fulfilling its obligations under clause 9.3(b), the Company may request that the Corporation give such a direction, which request must not be unreasonably refused.

10.	Heritage and Sacred Site Issues

10.1	Warranties by Corporation

The Corporation acknowledges that it warranted to APT that as at 20 April 2001:

(a)	the Heritage Permits and the Sacred Sites Clearance were valid, and had effect according to their tenor;

(b)	it was not aware of any place, site or object on or forming part of the New Corridor or any Intersecting Road Parcel which, whilst not recorded on a Heritage or Sacred Site Register at 20 April 2001, could reasonably be expected to give rise to a future Heritage or Sacred Site Issue which would prevent, hinder, disrupt, delay or otherwise interfere with APT in constructing a railway within the New Corridor.

The Corporation acknowledges and agrees that any Rights which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have been available to APT under clause 10.1 of the Original Concession Deed are also available to the Company.

10.2	Acknowledgements by Company

The Company acknowledges that:

(a)	no representation or warranty was given by the Corporation, the State, the Territory, any State or Territory Government Authority, or their respective Associates as to whether the Heritage Permits or the Sacred Sites Clearance permitted APT to construct the New Railway in the manner contemplated by APT;

(b)	APT made its own review and evaluation as to whether the Heritage Permits and the Sacred Sites Clearance permitted it to construct the New Railway in the manner contemplated by it;

(c)	APT was aware that the Corporation, the State and the Territory relied on APT’s acknowledgements under clause 10.2 of the Original Concession Deed in entering into the Original Concession Deed,

and agrees that any Rights which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have been available to the Corporation under clause 10.2 of the Original Concession Deed against APT are also available against the Company.

10.3	Company’s obligations

The Company acknowledges that APT was required to comply with:

(a)	all applicable Heritage and Sacred Site Legislation, including all notices or orders issued pursuant to any Heritage and Sacred Site Legislation; and

(b)	all conditions attached to the Heritage Permits and the Sacred Sites Clearance.

10.4	Preconstruction Activities Plan

The Company acknowledges that the Corporation agreed to provide the indemnity contained in clause 10.6 of the Original Concession Deed on the basis that APT would assist the Corporation to manage the risks associated with that indemnity by carrying out certain pre-construction activities. To this end, the Company acknowledges that APT:

(a)	was required to comply with and ensure that the Government Works Contractor and the D&C Joint Venturers complied with clause 3, 4 and 5 of the Pre-Construction Activities Plan; and

(b)	acknowledged that the Corporation’s liability under the indemnity contained in clause 10.6 of the Original Concession Deed would be reduced to the extent to which any Loss or Claim the subject of that indemnity resulted from a failure by APT to comply with its obligations under clause 10.4(a) of the Original Concession Deed.

10.5	Corporation to resolve

The Company acknowledges that:

(a)	if a Heritage or Sacred Site Issue occurred which did or would prevent, hinder, disrupt, delay or otherwise interfere with APT in constructing a railway within the New Corridor or any Intersecting Road Parcel then:

(i)	the Party which first received actual notice of the Heritage or Sacred Site Issue was required to promptly notify the other of the Heritage or Sacred Site Issue; and

(ii)	if APT gave such a notice, the Corporation was required within 10 Business Days after service of the notice to notify APT whether or not it accepted that the Heritage or Sacred Site Issue was one to which the indemnity in clause 10.6(a)(i) of the Original Concession Deed did or would apply. If the Corporation did not accept that the Heritage or Sacred Site Issue was one to which the indemnity in clause 10.6(a)(i) of the Original Concession Deed did or would apply, or failed to respond to the APT’s notice within the 10 Business Day period, APT by notice to the Corporation was entitled to refer the matter for dispute resolution under clause 39 of the Original Concession Deed; and

(b)	if it was accepted or otherwise determined that the Heritage or Sacred Site Issue was one to which the indemnity in clause 10.6(a)(i) of the Original Concession Deed did or would apply then:

(i)	the Corporation was required to promptly resolve, or cause the State or the Territory to promptly resolve, the Heritage or Sacred Site Issue in a manner which gave APT a similar ability to construct the New Railway at similar cost and with a similar ability to earn revenue as it would have had if there were no such Heritage or Sacred Site Issue; and

(ii)	at the cost of the Corporation, APT was required to co-operate with, and do all things reasonably required by, and ensure that the Government Works Contractor co-operated with, and did all things reasonably required by, the Corporation to resolve the Heritage or Sacred Site Issue or the adverse consequences or effects of the Heritage or Sacred Site Issue.

10.6	Indemnity

(a)	The Corporation acknowledges that, subject to clauses 10.6(b) and 40.6 of the Original Concession Deed, it indemnified, and agreed to keep indemnified, APT from and against any Loss or Claim brought against, incurred or suffered by APT or the Government Works Contractor as a result of:

(i)	any additional cost of or delay to the construction of the New Railway to the extent that such cost or delay was attributable to a Heritage or Sacred Site Issue in respect of the New Corridor or any Intersecting Road Parcel which would prevent, hinder, disrupt, delay or otherwise interfere with APT in constructing a railway within the New Corridor or the Intersecting Road Parcel (whether or not such delay affected the Completion Date); or

(ii)	a breach of a warranty given under clause 10.1 of the Original Concession Deed and, to the extent that the same breach gives rise to a breach of clause 7.1 of the Original Concession Deed or clause 8.1 of the Original Concession Deed, a breach of any such warranty.

(b)	The Company acknowledges that APT was solely liable for any Loss or Claim which resulted from a Heritage or Sacred Site Issue in respect of the New Corridor:

(i)	to the extent that such Loss or Claim related to delays to Pre-Construction Activities which APT was required to carry out under clause 10.4(a) of the Original Concession Deed which delays did not otherwise delay the construction of the New Railway; or

(ii)	in any case, except to the extent that such Loss or Claim exceeded the following amounts:

A.	$500,000 for each Heritage or Sacred Site Issue; and

B.	subject to clause 40.4(a) of the Original Concession Deed, $5 million in the aggregate for all Heritage or Sacred Site Issues.

(c)	The Company acknowledges that APT was required to use, and ensure that the Government Works Contractor used, all reasonable endeavours to mitigate any Loss or Claim brought against, incurred or suffered by them or either of them as a result of a Heritage or Sacred Site Issue or breach of warranty for which APT was entitled to be indemnified under clause 10.6(a) of the Original Concession Deed, which included:

(i)	the reorganisation of the D&C Programme if the circumstances permitted; and

(ii)	subject to clause 40.4(b) of the Original Concession Deed, the expenditure of funds up to a maximum of $5 million in total for each Heritage or Sacred Site Issue, where such expenditure could reasonably have been expected to mitigate the Loss or Claim.

(d)	The Company acknowledges that, notwithstanding clause 10.6(a) of the Original Concession Deed, APT was not entitled to and agreed not make any Claim against the Corporation in respect of any Loss or Claim brought against, incurred or suffered by APT or the Government Works Contractor as a result of a Heritage or Sacred Site Issue to the extent that such Loss or Claim:

(i)	resulted from a failure by APT to comply with its obligations under clauses 10.5(c) or 10.5(b)(ii) of the Original Concession Deed; or

(ii)	related to an area of the New Corridor in respect of which there has been a failure by APT to comply with clause 10.4(a) of the Original Concession Deed.

10.7	APT to continue to perform

Notwithstanding any Heritage or Sacred Site Issue, the Company acknowledges that APT was required to continue to perform its obligations under the Original Concession Deed unless otherwise:

(a)	directed by the Corporation;

(b)	ordered by a court or tribunal; or

(c)	required by Law.

For the purposes of paragraph (a), if any Heritage or Sacred Site Issue had arisen, the Company acknowledges that the Corporation could direct APT to suspend any or all work with respect to the Project until such time as the Corporation gave APT further notice. For the purpose of fulfilling its obligations under clause 10.6(c) of the Original Concession Deed, the Company acknowledges that APT could request that the Corporation give such a direction, which request could not be unreasonably refused.

10.8	Parties’ Rights, obligations and liabilities

Each of the Corporation and the Company acknowledges and agrees that:

(a)	the Rights which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have been available to APT under clause 10 of the Original Concession Deed as against the Corporation are available to the Company;

(b)	the Rights which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have been available to the Corporation under clause 10 of the Original Concession Deed against APT are available to the Corporation against the Company; and

(c)	any obligations or liabilities of APT which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have continued under clause 10 of the Original Concession Deed are obligations and liabilities of the Company, in each case under this Deed.

11.	Environmental planning and management issues

11.1	Environmental assessment process

(a)	The Corporation indemnifies, and will keep indemnified, the Company from and against any Loss or Claim brought against, incurred or suffered by the Company as a result of:

(i)	the issue of a statutory direction, notice or order by a Government Authority;

(ii)	the issue by a Commonwealth or Northern Territory Government Authority of written correspondence which comprises a requirement or direction to stop or suspend work or a threat of prosecution if work continues; or

(iii)	the commencement of court proceedings by any person (including a Government Authority or other third party),

in respect of the New Corridor (“Action”), to the extent that the Action:

(iv)	A.	concerns or alleges non-compliance with the requirements of:

1)	the Environment Protection (Impact of Proposals) Act 1974 (Cth) (now repealed), the Environmental Reform (Consequential Provisions) Act 1999 (Cth), or the administrative procedures made under those Acts (the “EPIP Laws”); or

2)	the Environmental Assessment Act (NT) or the administrative procedures made under that Act (the “NT Assessment Laws”); or

B.	relates to the commencement and application of Part 3 and Part 11 Division 4 Subdivision A of the Environment Protection and Biodiversity Conservation Act 1999 (Cth),

in relation to the assessment or approval processes undertaken prior to 20 April 2001 in respect of the construction or operation of a railway in the New Corridor during the Concession Period; and

(v)	A.	prevents, hinders, disrupts, delays or otherwise interferes with APT or the Government Works Contractor prior to the Novation Date or the Company after the Novation Date in constructing, operating or maintaining a railway in the New Corridor; or

	B.	requires the payment of a civil penalty, compensation or other costs or the undertaking of works pursuant to a court order or statutory direction, notice or order.

(b)	The Company (at the Corporation’s cost) must:

(i)	co-operate with, and do all things reasonably required by the Corporation to resolve any such Action; and

(ii)	otherwise use all reasonable endeavours to mitigate any such Loss or Claim.

(c)	The indemnity in sub-clause (a) does not apply to the extent that the Loss or Claim directly results from a failure by APT prior to the Novation Date or the Company after the Novation Date to comply with its obligations under clauses 11.1(b), 11.2(a), 11.4 or 11.5 of the Original Concession Deed (in the case of APT) or the same clauses in this Deed (in the case of the Company).

(d)	If an Action arises, the Company must continue to perform its obligations under this Deed unless otherwise:

(i)	ordered by a court;

(ii)	directed by the Corporation; or

(iii)	required by Law.

11.2	Environmental assessment recommendations

(a)	The Company acknowledges that prior to the Novation Date APT was required to comply with and after the Novation Date the Company must comply with:

(i)	the recommendations made by the Commonwealth Minister for the Environment in respect of the Project as set out in section 1 of Schedule 5;

(ii)	the recommendations made on behalf of the Commonwealth Department of the Environment in respect of the Project as set out in section 2 of Schedule 5; and

(iii)	any other suggestions or recommendations properly made pursuant to the provisions of the EPIP Laws or the NT Assessment Laws in respect of the Project after 20 April 2001.

(b)	If a suggestion or recommendation specified in sub-clause (a)(iii) is made to address a matter which ought reasonably to have been addressed in the material provided to the Commonwealth Minister or his or her Department for the purposes of compliance with the EPIP Laws or the Northern Territory Minister or his or her Department for the purposes of compliance with the NT Assessment Laws before 20 April 2001, then compliance with any such suggestion or recommendation will be at the Corporation’s cost.

(c)	In addition to and without limiting its obligations in sub-clause (a), the Company acknowledges that prior to the Novation Date APT was required to and after the Novation Date the Company must have regard to:

(i)	the suggestions of the Commonwealth Biodiversity Group in respect of the Project as set out in section 3 of Schedule 5; and

(ii)	the suggestion of the Commonwealth Department of the Environment and Heritage concerning biting insect control in respect of the Project as set out in section 4 of Schedule 5,

in carrying out the Project.

(d)	Each of the Corporation and the Company acknowledges and agrees that:

(i)	the Rights which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have been available to APT under clause 11.2 of the Original Concession Deed as against the Corporation are available to the Company;

(ii)	the Rights which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have been available to the Corporation under clause 11.2 of the Original Concession Deed against APT are available to the Corporation against the Company; and

(iii)	any obligations or liabilities of APT which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have continued under clause 11.2 of the Original Concession Deed are obligations and liabilities of the Company, in each case under this Deed.

11.3	Environmental Advisory Group

(a)	The Corporation, the Territory and the Company must establish as soon as practicable after the Novation Date, and must maintain until the end of the Concession Period, an Environmental Advisory Group (the “Group”). The objective of the Group is to promote the implementation of the Environmental Management Plan. The function of the Group will be to provide a forum for the consideration and discussion of issues relating to the Environment and the Environmental Management Plan. The Group will replace the Environmental Advisory Group established under clause 11.3 of the Original Concession Deed.

(b)	The Group will be comprised of:

(i)	one person appointed by the Corporation;

(ii)	one person appointed by the Northern Territory Department responsible for the time being for matters concerning transport;

(iii)	one person appointed by the Northern Territory Department responsible for the time being for matters concerning the Environment; and

(iv)	three persons appointed by the Company

(collectively, “Group Members”).

A Group Member may be substituted from time to time by or on behalf of the person or body who appointed the Group Member, by written notice to the other Group Members, so that the Group is comprised as set out in this sub-clause (b).

(c)	The Group must meet:

(i)	as soon as practicable after the Group Members have been appointed; and

(ii)	thereafter, every six months; and

(iii)	at such other times as convened by any Group Member in accordance with sub-clause (d).

(d)	Meetings may be convened by any Group Member on at least 3 Business Days notice to the other Group Members. An agenda will be prepared by the Group Member calling the meeting and provided to the other Group Members at least 2 Business Days prior to the meeting. Any Group Member may add to the agenda by notice to the other Group Members at least 1 Business Day prior to the meeting. Minutes of all meetings will be taken and maintained as agreed by the Group Members or in rotation. The Chairperson for each meeting will be as agreed by the Group Members prior to or at the start of each meeting or in rotation. The quorum for meetings of the Group will be three.

(e)	The Corporation, the Territory and the Company each acknowledge and agree that the decisions of the Group are not legally binding on the Parties and will have no effect whatsoever in relation to the Company’s rights and obligations under this Deed (including the requirements of this clause 11).

11.4	Environmental Management Plan

(a)	The Company must appoint a Project Engineer, Environmental Officer and Site Safety Officer, as required by the Environmental Management Plan.

(b)	In addition to and without limiting its obligations in sub-clause (a), the Company must fulfil, or cause the persons appointed pursuant to sub-clause (a) to fulfil:

(i)	all tasks for which the Project Engineer, the Environmental Officer or the Site Safety Officer (as the case may be) is expressed in the Environmental Management Plan to be responsible; and

(ii)	in addition to and without limiting the tasks referred to in sub-clause (i) above, all other tasks which are identified in tables within the Environmental Management Plan as “Management Tasks”, irrespective of who is expressed in the Environmental Management Plan to be responsible for those tasks.

(c)	In addition to and without limiting its obligations in sub-clauses (a) and (b), the Company must carry out the Project generally in accordance with the terms of the Environmental Management Plan subject to sub-clause (d).

(d)	The Corporation must fulfil, or cause the Northern Territory Department responsible for the time being for matters concerning transport to fulfil, all tasks which are identified in tables within the Environmental Management Plan as “Monitoring Tasks” and for which the Department is expressed in the Environmental Management Plan to be responsible.

(e)	In addition to and without limiting its obligations in sub-clauses (a), (b) and (c), the Company is responsible for ensuring that all tasks referred to in the Environmental Management Guidelines in Appendix 4 of the Environmental Management Plan (the “Guidelines”) have been fulfilled.

For the purposes of this obligation:

(i)	the following terms in the Guidelines will have the following meanings:

“Constructor” means APT prior to the Novation Date and the Company after the Novation Date;

“Contractor” means APT prior to the Novation Date and the Company after the Novation Date;

“Contract Specifications” means the Design Brief and Design Documentation;

“Government Representative” means the Corporation;

“Landholder” means the Corporation and, where the context permits, the registered proprietor of, or the person in a position to exercise control over, the land concerned; and

“Specifications” means the Contract Specifications; and

(ii)	in the event that the Company perceives an inconsistency between any of its obligations in the Environmental Management Plan and its obligations in the Guidelines, the Company must refer the matter to the Corporation for determination as to how the perceived inconsistency may be resolved. Following a reference by the Company and until the Corporation provides a response to the Company, the Company must treat the Environmental Management Plan as prevailing over the Guidelines to the extent of any inconsistency.

(f)	The Environmental Management Plan may be amended (including by way of addendum if relevant) from time to time by written agreement between the Parties.

(g)	The Company shall not be in breach of its obligations under this clause 11.4 merely because prior to the Novation Date APT constructed and operated or after the Novation Date the Company operates a railway within the New Corridor, provided that the Company complies with those obligations as they apply to the New Corridor.

11.5	Information and access for the Corporation

The Company acknowledges and agrees that the Corporation will require information and access to the Corridor from time to time in order to comply with, or enable the Territory to comply with:

(a)	the Corporation’s obligations in clause 11.4(d);

(b)	the ongoing requirements of the EPIP Laws and the NT Assessment Laws; and

(c)	any applicable requirements of the Environment Protection and Biodiversity Conservation Act 1999 (Cth).

The Company must provide all such information and access which the Corporation reasonably requires in order to enable the Corporation to comply with, or to enable the Territory to comply with, those obligations.

12.	Environmental Contamination

12.1	Warranties by Corporation

The Corporation acknowledges that it warranted to APT that as at 20 April 2001:

(a)	it was not aware of any Pre-Existing Contamination on, in, over or under the Corridor, other than the Disclosed Contamination; and

(b)	it had disclosed to SKM and APT all information held by it and all State and Territory Government Authorities with respect to all Pre-Existing Contamination known by it or any State or Territory Government Authority to exist on, in, over or under the Existing Corridor.

12.2	Acknowledgements by the Company

The Company acknowledges and agrees that:

(a)	copies of the Contamination Reports were provided to APT prior to entering into the Original Concession Deed;

(b)	APT reviewed and made its own independent assessment of the information referred to in clause 12.1(b) of the Original Concession Deed, including the Contamination Reports; and

(c)	the Corporation was entitled to and relied upon the above acknowledgements in entering into the Original Concession Deed.

12.2A	Parties’ Rights, obligations and liabilities

Each of the Corporation and the Company acknowledges and agrees that:

(a)	the Rights which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have been available to APT under clause 12 of the Original Concession Deed as against the Corporation are available to the Company;

(b)	the Rights which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have been available to the Corporation under clause 12 of the Original Concession Deed against APT are available to the Corporation against the Company; and

(c)	any obligations or liabilities of APT which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have continued under clause 12 of the Original Concession Deed are obligations and liabilities of the Company, in each case under this Deed.

12.3	Company not to exacerbate Contamination

The Company must not do or permit any act which:

(a)	exacerbates the Disclosed Contamination;

(b)	exacerbates any other Pre-Existing Contamination on, in, over or under the Corridor following its discovery, except to the extent such exacerbation:

(i)	arises as a direct consequence of the act which resulted in the discovery of such other Pre-Existing Contamination; or

(ii)	is necessary to undertake the Project provided however the Company observes the Environmental Management Plan and otherwise exercises reasonable care; or

(c)	causes, facilitates or exacerbates the Contamination of other land or waters by the disturbance of any Disclosed Contamination.

12.4	Parties to prevent leaching

(a)	The Corporation must take such measures as are reasonably necessary (including the expenditure of money) and practicable to prevent or reduce the likelihood of any release, leaching or exacerbation of any Pre-Existing Contamination or Corporation Subsequent Contamination on, in, over or under the Corridor.

(b)	The Company must take such measures as are reasonably necessary (including the expenditure of money) and practicable to prevent or reduce the likelihood of any release, leaching or exacerbation of any Company Subsequent Contamination on, in, over or under the Corridor.

12.5	Notification of Contamination

Each Party must promptly notify the other after it becomes aware of any:

(a)	Pre-Existing Contamination on, in, under or over the Corridor (or land which adjoins the Corridor) which is not Disclosed Contamination; or

(b)	Subsequent Contamination on, in, under or over the Corridor (or land which adjoins the Corridor).

12.6	Clean-Up Notices

If a Party becomes aware that a Clean-Up Notice relating to all or part of the Corridor has been or is likely to be issued during (or after) the Concession Period then:

(a)	that Party must promptly inform the other Party of that fact, use its best endeavours to obtain a copy of the Clean-Up Notice as issued (if it does not already have a copy) and provide the other Party with a copy of the Clean-Up Notice;

(b)	the Parties must meet as soon as practicable after the issue of the Clean-Up Notice to determine, to the extent possible, whether and to what extent the Clean-Up Notice relates to Pre-Existing Contamination, Corporation Subsequent Contamination and Company Subsequent Contamination and, if the latter, the extent to which it is Adjoining Landowner Contamination;

(c)	unless otherwise agreed by the Parties:

(i)	to the extent that the Clean-Up Notice relates to Pre-Existing Contamination or Corporation Subsequent Contamination on, in, over or under the Corridor, the Corporation must procure that the person that caused the Contamination promptly complies with the Clean-Up Notice or, failing that, promptly comply with the Clean-Up Notice itself at its sole cost and expense;

(ii)	to the extent that the Clean-Up Notice relates to Company Subsequent Contamination on, in, over or under the Corridor which is not Adjoining Landowner Contamination, the Company must procure that the person that caused the Contamination promptly complies with the Clean-Up Notice or, failing that, promptly comply with the Clean-Up Notice itself at its sole cost and expense;

(iii)

to the extent that the Clean-Up Notice relates to Company Subsequent Contamination on, in, over or under the Corridor which is Adjoining Landowner Contamination, the Corporation and the Company must jointly procure that the person that caused the Contamination promptly complies with the Clean-Up Notice or, failing that, promptly comply with the Clean-Up Notice jointly at their joint cost and expense (shared equally); and

(d)	if the Parties cannot agree within a reasonable time to what extent the Clean-Up Notice relates to Pre-Existing Contamination, Corporation Subsequent Contamination, Company Subsequent Contamination and, if the latter, the extent to which it is Adjoining Landowner Contamination, then either Party may refer the matter for dispute resolution under clause 39.

12.7	Appeal against Clean-Up Notice

If a Clean-Up Notice relating to all or part of the Corridor is issued during (or after) the Concession Period then in addition to the rights and obligations created under clause 12.6:

(a)	at the meeting referred to in clause 12.6(b), the Parties must discuss whether reasonable grounds exist to appeal against, or otherwise challenge the validity of, the Clean-Up Notice;

(b)	if either Party:

(i)	reasonably considers there to be reasonable grounds to appeal against the Clean-Up Notice; and

(ii)	wishes to exercise a right of appeal against the Clean-Up Notice,

then the other Party must co-operate in and do all things reasonably necessary for the prosecution of the appeal (including commence appropriate proceedings), and (to the extent permitted by Law) each Party’s obligations under clause 12.6(c) will be suspended for the duration of the appeal; and

(c)	unless otherwise agreed by the Parties, the costs of any appeal against the Clean-Up Notice will be borne by:

(i)	the person responsible for the Contamination or, failing that, the Corporation, to the extent that the Clean-Up Notice relates to Pre-Existing Contamination or Corporation Subsequent Contamination on, in, over or under the Corridor;

(ii)	the person responsible for the Contamination or, failing that, the Company, to the extent that the Clean-Up Notice relates to Company Subsequent Contamination on, in, over or under the Corridor which is not Adjoining Landowner Contamination; and

(iii)	the person responsible for the Contamination or, failing that, the Corporation and the Company on an equal basis, to the extent that the Clean-Up Notice relates to Company Subsequent Contamination on, in, over or under the Corridor which is Adjoining Landowner Contamination.

Without limiting the operation of clause 41, the Parties acknowledge and agree that any communications between the Corporation and the Company pursuant to or for the purpose of complying with sub-clauses (a) and (b) are confidential and may be subject to legal privilege.

12.8	Parties not to cause service of Clean-Up Notice

Subject to their respective obligations at Law, neither Party will do anything with the intent, directly or indirectly, of causing or being likely to cause the service of a Clean-Up Notice.

12.9	Indemnity by Corporation

The Corporation indemnifies, and will keep indemnified, the Company from and against any Loss or Claim brought against, incurred or suffered by the Company to the extent to which the Loss or Claim is a result of:

(a)	any Pre-Existing Contamination on, in, over, or under the Corridor;

(b)	any Corporation Subsequent Contamination on, in, over or under the Corridor;

(c)	any Contamination of other land (including both surface and ground water) which occurs or arises (whether before or after Financial Close) as a result of any Pre-Existing Contamination or Corporation Subsequent Contamination on, in, over, or under the Corridor; or

(d)	a failure by the Corporation to comply with its obligations under this clause 12,

except to the extent such Loss or Claim results from a failure by the Company to comply with its obligations under this clause 12 or to otherwise use all reasonable endeavours to mitigate such Loss or Claim.

12.10	Indemnity by Company

The Company indemnifies, and will keep indemnified, the Corporation from and against any Loss or Claim brought against, incurred or suffered by the Corporation to the extent to which the Loss or Claim is a result of:

(a)	any Company Subsequent Contamination on, in, over, or under the Corridor which is not Adjoining Landowner Contamination;

(b)	any Contamination of other land (including both surface and ground water) which occurs or arises as a result of any Company Subsequent Contamination on, in, over or under the Corridor; or

(c)	a failure by the Company to comply with its obligations under this clause 12,

except to the extent that such Loss or Claim results from a failure by the Corporation to comply with its obligations under this clause 12 or to otherwise use all reasonable endeavours to mitigate such Loss or Claim.

12.11	Indemnities for Adjoining Landowner Contamination

(a)	The Corporation indemnifies, and will keep indemnified, the Company from and against any Loss or Claim brought against, incurred or suffered by the Company as a result of Company Subsequent Contamination which is Adjoining Landowner Contamination to the extent necessary to ensure that all such Losses and Claims are borne by the Corporation and the Company equally.

(b)	The Company indemnifies, and will keep indemnified, the Corporation from and against any Loss or Claim brought against, incurred or suffered by the Corporation as a result of Company Subsequent Contamination which is Adjoining Landowner Contamination to the extent necessary to ensure that all such Losses and Claims are borne by the Corporation and the Company equally.

12.12	Limitation on Company’s liability for Company Subsequent Contamination

Except as otherwise required by Law, the Company will not be under any obligation to remediate Company Subsequent Contamination on, in, over or under the Corridor other than to the extent necessary to enable the Corridor to be used for the purposes of operating the Railway.

13.	Services

13.1	Company’s obligations regarding Services

(a)	The Company must obtain all Services it requires to undertake the Project and otherwise perform its obligations in respect of Services under the Project Documents, including its obligations in relation to installing, relocating, protecting, altering or maintaining any Services.

(b)	Subject to sub-clauses (c) and (d), the Corporation must use all reasonable and proper endeavours to assist the Company in obtaining those Services referred to in sub-clause (a).

(c)	The Corporation will only be obliged to provide the assistance referred to in sub- clause (b) where the Services are readily available.

(d)	Notwithstanding the assistance to be provided by the Corporation under sub-clause (b), the Corporation will not be liable under this Deed or otherwise in relation to the failure by the Company to obtain any Services.

13.2	Cost of Services

As between the Parties, the Company will be responsible for the cost of all Services supplied to the Company or its Associates or Invitees in respect of the Project.

13.3	Acknowledgements by Company

The Company acknowledges and agrees that:

(a)	the Corporation makes no representation or warranty in respect of the location or availability of Services on, in, under, over, across or along the Corridor; and

(b)	the Corporation will not be responsible for any Loss or Claim brought against, incurred or suffered by the Company or any other person as a result of or arising in any way out of the Company’s inability to obtain Services; and

(c)	APT:

(i)	was solely liable for all construction costs (including, for the avoidance of doubt, all costs for acceleration or delay of works and the realignment of the Railway) associated with the identification, protection and, if required, relocation during the Construction Period of all Services on, in, under, over, across or along the New Corridor existing at 20 April 2001, irrespective of whether or not:

A.	those Services were physically located within an easement registered against the title to the Corridor;

B.	an easement had been registered in connection with those Services and those Services were physically located within reasonable proximity of that easement; or

C.	no easement had been created in respect of those Services; and

(ii)	was obliged to construct the New Railway so as to:

A.	take reasonable precautions to cause as little interruption, inconvenience and damage as is practicable to the relevant Service Providers of those Services and to immediately restore those Services as nearly as is practicable to their former condition and make good any collateral damage; and

B.	otherwise comply with all Laws relating to those Services and with the terms of all Disclosed Interests relating to those Services.

13.4	Parties’ Rights, obligations and liabilities

Each of the Corporation and the Company acknowledges and agrees that:

(a)	the Rights which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have been available to APT under clause 13 of the Original Concession Deed as against the Corporation are available to the Company;

(b)	the Rights which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have been available to the Corporation under clause 13 of the Original Concession Deed against APT are available to the Corporation against the Company; and

(c)	any obligations or liabilities of APT which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have continued under clause 13 of the Original Concession Deed are obligations and liabilities of the Company, in each case under this Deed.

14.	Approvals

14.1	Company to obtain all Approvals

Subject to this Deed, the Company must, at its own cost:

(a)	expeditiously and (if appropriate) progressively apply for and obtain from each relevant Government Authority all Approvals:

(i)	necessary for the Company to comply with its obligations under the Project Documents in sufficient time for the Company to comply with those obligations; or

(ii)	necessary for any of its other activities in connection with the Project;

(b)	comply with the lawful requirements of each such Government Authority to permit their proper consideration of the applications for Approvals made pursuant to sub-clause (a); and

(c)	comply with all terms and conditions of the Approvals issued and with all lawful directions given by a Government Authority in connection with the Project.

14.2	Corporation to provide reasonable assistance

(a)	Subject to sub-clause (b), the Corporation undertakes to use all reasonable and proper endeavours to assist the Company in obtaining all Approvals required to be obtained and maintained by the Company under clause 14.1.

(b)	Notwithstanding the assistance to be provided by the Corporation under sub-clause (a), the Corporation will not be liable under this Deed or otherwise in relation to the failure by the Company to obtain any Approvals required for the Project (except as otherwise expressly provided in this Deed).

15.	Extractive materials

15.1	Application for mining tenements and authorities for extractive materials

The Company acknowledges that:

(a)	under the Aboriginal Land Agreement the Land Councils and relevant aboriginal interests agreed to the grant of certain mining interests and authorities under the Mining Act (NT) required in order to permit earthworks and the removal of fill and ballast within the Construction Corridor (as defined in sub-clause (e)) and at the locations shown on the maps contained in Exhibit 5 of the Original Concession Deed;

(b)	the agreement between the Territory and the Land Councils provided that no borrow pits or quarries would be established unless there had been a comprehensive survey to ensure that sacred site protection issues were satisfied, provided that in respect of:

(i)	Aboriginal land where sacred sites clearance had already been obtained; and

(ii)	non-Aboriginal land covered by the Sacred Sites Clearance,

it was not necessary for any further survey or clearance to be obtained. The Company acknowledges that APT was responsible for compliance with this requirement;

(c)	APT was responsible for identifying the sites at which earthworks and the removal of fill and ballast were required, and for the compliance with the requirements of the Mining Act and all other Northern Territory Laws with respect to the grant of such mining interests and authorities;

(d)	APT was responsible for obtaining any rights required for earthworks and the removal of fill and ballast from locations other than those referred to in sub-clause (a); and

(e)

for the purposes of sub-clause (a), “Construction Corridor” means the corridor not exceeding 400 metres in width extending either side of the surveyed centreline of the New Railway (provided that no construction activity was permitted to take place at a distance greater than 200 metres from the surveyed centreline without the consent in writing of the relevant Land Council and following a sacred site clearance).

15.2	Extractive Material Fee

The Company acknowledges that APT was required to pay the Extractive Material Fee in the manner and at the times set out in Schedule 4 of the Original Concession Deed.

15.3	Parties’ Rights, obligations and liabilities

Each of the Corporation and the Company acknowledges and agrees that:

(a)	the Rights which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have been available to APT under clause 15 of the Original Concession Deed as against the Corporation are available to the Company;

(b)	the Rights which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have been available to the Corporation under clause 15 of the Original Concession Deed against APT are available to the Corporation against the Company; and

(c)	any obligations or liabilities of APT which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have continued under clause 15 of the Original Concession Deed are obligations and liabilities of the Company, in each case under this Deed.

16.	Local Industry and Aboriginal participation

16.1	Local Industry and Aboriginal participation

(a)	The Company acknowledges the importance placed by the State and the Territory upon Local Industry and Aboriginal participation for economic and social development reasons.

(b)	The Company acknowledges that APT was required to:

(i)	maximise the acquisition of goods and services from the Northern Territory and South Australia, where cost effective, by implementing the Local Industry and Aboriginal Participation Plan; and

(ii)	promote the transfer of knowledge and skills required to undertake the Project to Local Industry and Aboriginal communities in order to maximise opportunities for Local Industry and Aboriginal development.

(c)	The Company will continue to implement the Local Industry and Aboriginal Participation Plan.

16.2	Local Industry and Aboriginal Participation Plan

(a)	The Company acknowledges that, subject to clause 16.3 of the Original Concession Deed, APT was required to implement and comply with, and ensure that the Government Works Contractor and the D&C Joint Venturers implemented and complied with, the Local Industry and Aboriginal Participation Plan.

(b)	The Company acknowledges that the parties to the Original Concession Deed expressly acknowledged that the Local Industry and Aboriginal Participation Plan related to all expenditure on the New Railway and included both the Company Works and the Government Works and the Plan was to be read accordingly.

(c)	The Company acknowledges that compliance with the Local Industry and Aboriginal Participation Plan did not relieve APT of:

(i)	its obligation to carry out the Project in accordance with the Original Concession Deed; or

(ii)	its liability for any Defect arising from any defects in the goods or services provided by Local Industry.

(d)	The Company acknowledges that APT was required to submit to the Corporation the Procurement Plan (as contemplated under clause 4.2 of the Local Industry and Aboriginal Participation Plan) prior to Financial Close.

(e)	The Company acknowledges that APT, if required by the Corporation, was obliged to accept, and ensure that the D&C Joint Venturers accepted, the placement of up to 2 persons nominated by the Corporation, at the Corporation’s cost, to monitor the Company’s compliance with the Local Industry and Aboriginal Participation Plan.

16.3	Inconsistency with NCP Requirements

The Company acknowledges that, to the extent that there was any inconsistency between the Local Industry and Aboriginal Participation Plan and the requirements with which APT was required to comply under clause 17.6 (“NCP Requirements”) of the Original Concession Deed, then:

(a)	subject to clause 16.3 of the Original Concession Deed, the NCP Requirements took precedence;

(b)	before departing from the Local Industry and Aboriginal Participation Plan in accordance with clause 16.3(c) of the Original Concession Deed, APT was required to:

(i)	immediately upon becoming aware of the inconsistency notify the Corporation in writing of the inconsistency;

(ii)	provide with its notice detailed particulars of the inconsistency and the measures which APT proposed to avoid or minimise the consequences of the inconsistency. The particulars were required to include a statement of the value of the contract or works the subject of the inconsistency;

(iii)	allow the Corporation a reasonable period of time (in any event not less than 10 Business Days) to consider measures to avoid or minimise the consequences of the inconsistency;

(iv)	have received a written notice from the Corporation consenting to the departure in respect of the value specified in the particulars provided pursuant to clause 16.3(b)(ii) of the Original Concession Deed or such other value as may be agreed between the parties (which consent will not be unreasonably withheld); and

(v)	have taken all steps reasonably available to APT to avoid or minimise the consequences of the inconsistency;

(c)	APT was permitted, subject to complying with its obligations under clause 16.3(b) of the Original Concession Deed, to depart from the Local Industry and Aboriginal Participation Plan to the extent necessary to give precedence to the NCP Requirements in accordance with any conditions reasonably imposed by the Corporation as conditions of its consent; and

(d)	APT was not:

(i)	in breach of its obligations under clause 16.2(a) of the Original Concession Deed; or

(ii)	liable to any penalties whatsoever under clause 16.4 of the Original Concession Deed,

to the extent it was permitted to depart from the Local Industry and Aboriginal Participation Plan under clause 16.3(c) of the Original Concession Deed.

16.4	Penalty for non-compliance

The Company acknowledges that:

(a)	if APT failed to ensure that a Warrantable Commitment (as defined in the Local Industry and Aboriginal Participation Plan) was achieved, APT was required to pay to the Corporation a penalty calculated in accordance with the provisions of clause 6 of the Local Industry and Aboriginal Participation Plan;

(b)	APT acknowledged and agreed under the Original Concession Deed that:

(i)	section 28B of the AustralAsia Railway Corporation Act permitted the imposition of the penalty referred to in clause 16.4(a) of the Original Concession Deed;

(ii)	it would not challenge the lawfulness of clause 16.4(a) of the Original Concession Deed; and

(iii)	any penalty payable by APT under clause 16.4(a) of the Original Concession Deed was a debt due and payable by APT to the Corporation as provided for in the Local Industry and Aboriginal Participation Plan; and

(c)	the Corporation acknowledged and agreed under the Original Concession Deed that the failure by APT to implement or comply with the Local Industry and Aboriginal Participation Plan or its obligations under clause 16 of the Original Concession Deed did not constitute a Termination Event.

16.5	Parties’ Rights, obligations and liabilities

Each of the Corporation and the Company acknowledges and agrees that:

(a)	the Rights which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have been available to APT under clause 16 of the Original Concession Deed as against the Corporation are available to the Company;

(b)	the Rights which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have been available to the Corporation under clause 16 of the Original Concession Deed against APT are available to the Corporation against the Company; and

(c)	any obligations or liabilities of APT which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have continued under clause 16 of the Original Concession Deed are obligations and liabilities of the Company, in each case under this Deed.

17.	Delivery

17.1	Representatives

(a)	Within 5 Business Days of the Novation Date, each Party must nominate, by written notice to the other, those persons who will act as the representatives of and be authorised to act on behalf of that Party in discharging that Party’s responsibilities under this Deed.

(b)	Where a Party nominates more than one person to be its representative it must in its written notice under sub-clause (a) specify the responsibilities which each person is authorised to discharge.

(c)	Each Party may from time to time, by written notice to the other, substitute a person appointed under this clause with another person.

17.2	Project Co-ordination Group

(a)	At any time after the Novation Date, the Corporation may request the Company in writing and the parties agree that they will then establish a Project Co-ordination Group comprising:

(i)	one each of the persons appointed under clause 17.1 as the representatives of the Corporation and the Company respectively;

(ii)	2 persons from each Party holding positions more senior to the persons appointed under clause 17.1; and

(iii)	such other members as the Parties may from time to time agree in writing.

(b)	The persons referred to in sub-clause (a)(ii) may appoint delegates to attend Project Co-ordination Group meetings in their absence and to otherwise discharge their responsibilities under this clause.

(c)	The function of the Project Co-ordination Group will be to provide a consultative forum in connection with the Project, including to assist in the resolution of matters referred to the Project Coordination Group by a Party. However, the Project Co-ordination Group will have no legal responsibility to any of the Parties and will not have any power to require any of the Parties to act or refrain from acting in any way or to impose any legal or binding obligation on any of the Parties.

(d)	The Project Co-ordination Group will:

(i)	meet at such locations as are agreed from time to time, as requested by either Party but no more than once in any month unless otherwise agreed between the Parties; and

(ii)	conduct its meetings in such a manner as its members agree from time to time.

(e)	If the Security Trustee is a person other than a Related Body Corporate of the Borrower, the Corporation may request that the Company procure the attendance of representatives of the Security Trustee or its Associates at any meeting of the Project Co-ordination Group and the Company shall use its best endeavours to procure the requested attendance.

(f)	If the Security Trustee is a person other than a Related Body Corporate of the Borrower, the Company has the right to have a representative of the Security Trustee attend any meeting of the Project Co-ordination Group as an observer.

(g)	The Corporation has the right to have representatives of the Territory or the State or both attend any meeting of the Project Co-ordination Group as observers.

(h)	The Company must prepare and provide the Corporation with a copy of the agenda for each meeting at least 3 Business Days prior to that meeting. The Corporation may request additional items be included on the agenda by giving the Company notice thereof at least 1 Business Day prior to the meeting. Matters not included on the agenda may not be discussed at that meeting unless otherwise agreed by both Parties.

(i)	The Company will record the minutes of all meetings and promptly distribute the minutes to the Corporation to be confirmed by the Corporation at the commencement of the next meeting.

17.3	D&C Programme

The Company acknowledges that:

(a)	APT was required, during the Construction Period, to submit to the Corporation updates of the D&C Programme;

(b)	any review of or comments upon the D&C Programme by the Corporation did not:

(i)	relieve APT from or alter its liabilities or obligations under the Original Concession Deed, especially (without limitation) the obligation to use all reasonable endeavours to achieve Completion of the New Railway by the Latest Date for Completion;

(ii)	evidence or constitute a direction by the Corporation to accelerate, disrupt, prolong or vary any, or all, of the work under the Original Concession Deed; or

(iii)	affect the time for performance of the Corporation’s obligations under the Original Concession Deed, including oblige the Corporation to do anything earlier than was reasonably anticipated at the date of the Original Concession Deed.

The Company acknowledges and agrees that any Rights which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have been available to the Corporation under clause 17.3(b) of the Original Concession Deed against APT are also available against the Company.

17.4	[Not used]

17.5	Occupational health, safety & rehabilitation

The Company acknowledges that without limiting the APT’s obligations under clause 6.4 of the Original Concession Deed, APT:

(a)	was required to comply with the OHS&R Plan;

(b)	was required to update the OHS&R Plan from time to time to ensure that the Company Works and the Government Works were at all times carried out in a safe manner so as to minimise the risk of injury or damage to any person or property; and

(c)	was required to give the Corporation proposals for minimising the risk of injury or damage to any person or property when the Company Works and the Government Works were carried out; and

The Company acknowledges and agrees that any Rights which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have been available to the Corporation under clause 17.5 of the Original Concession Deed against APT are also available against the Company.

17.6	National Code of Practice for the Construction Industry

(a)	For the purposes of this clause 17.6:

“Code” means the National Code of Practice for the Construction Industry, a copy of which appears as Exhibit 17 of the Original Concession Deed.

“Department” means the Department of Employment, Workplace Relations and Small Business;

“Implementation Guidelines” means the Commonwealth Implementation Guidelines, a copy of which appears as Exhibit 18;

“Industry Guidelines” means the Industry Guidelines for the Industrial Relations and Occupational Health and Safety components of the Code, a copy of which appears as Exhibit 19.

“Project Parties” includes the Government Works Contractor and all contractors, subcontractors, suppliers, consultants and employees contracted by APT or the Government Works Contractor prior to the Novation Date or the Company after the Novation Date to work on the Project.

(b)	The Company acknowledges that:

(i)	APT was required to comply and ensure that the Project Parties complied, in the performance of the Original Concession Deed, with the requirements of:

A.	the Code;

B.	the Implementation Guidelines; and

C.	the Industry Guidelines;

in relation to any construction activities involved in the Project;

(ii)	subject to clause 16.3 of the Original Concession Deed, compliance with the Code, the Implementation Guidelines or the Industry Guidelines did not relieve APT from responsibility to perform its obligations under the Original Concession Deed, or from liability for any Defect arising from compliance with the Code, the Implementation Guidelines or the Industry Guidelines;

(iii)	where a change to the Original Concession Deed was proposed and that change would have affected compliance with the Code, the Implementation Guidelines or the Industry Guidelines, APT was required to submit a report to the Department specifying the extent to which the Company’s compliance with the Code, the Implementation Guidelines or the Industry Guidelines will be affected. The Company must contemporaneously submit a copy of the report to the Corporation;

(iv)	APT was required to:

A.	maintain adequate records of compliance with the Code, the Implementation Guidelines or the Industry Guidelines by itself and the Project Parties;

B.	permit the Department, the Office of the Employment Advocate or any person authorised by the Department to have access to these records and to its premises, as is necessary to allow validation of its progress in complying with the Code, the Implementation Guidelines or the Industry Guidelines; and

C.	ensure that all Project Parties maintain and provide access for the Department, the Office of the Employment Advocate or any person authorised by the Department to the Project Parties records and premises to the same extent as required from the Company by clause 17.6(e)(ii) of the Original Concession Deed;

(v)	if APT did not comply with the requirements of the Code, the Implementation Guidelines or the Industry Guidelines in the performance of the Original Concession Deed such that a sanction was applied by the Commonwealth, the Commonwealth, without prejudice to any rights that would otherwise accrue, was entitled to record that non-compliance and take it into account in the evaluation of any future tenders that may be lodged by APT with the Commonwealth or any of its agencies;

(vi)	the Commonwealth, its agencies and Ministers required the ability to disclose information concerning compliance with the Code in order to facilitate compliance with Code, the Implementation Guidelines or the Industry Guidelines and for the exercise of their statutory and portfolio responsibilities (referred to in clause 17.6 of the Original Concession Deed as the “Purposes”) and APT agreed to its disclosure for the Purposes;

(vii)	APT was required to obtain from each of the Project Parties consent to the disclosure by the Commonwealth, its agencies and Ministers of information concerning the Project Parties’ compliance with the Code, the Implementation Guidelines and the Industry Guidelines, and whether or not a sanction had been imposed on the Project Party, for the Purposes;

(viii)	APT was not permitted to appoint a Project Party where the appointment would have breached a specific sanction imposed by the Commonwealth;

(ix)	APT was required to ensure that all contracts and subcontracts contained requirements equivalent to the requirements of clause 17.6 of the Original Concession Deed; and

(x)	except to the extent that there were any accrued rights or liabilities arising out of or in connection with the requirements of clause 17.6 of the Original Concession Deed, APT’s obligations under clause 17.6 of the Original Concession Deed expired on:

A.	30 June 2004; or

B.	such earlier date as was agreed between the Corporation and the Commonwealth and notified to APT in writing by the Corporation.

(c)	Each of the Corporation and the Company acknowledges and agrees that:

(i)	the Rights which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have been available to APT under clause 17.6 of the Original Concession Deed as against the Corporation are available to the Company;

(ii)	the Rights which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have been available to the Corporation under clause 17.6 of the Original Concession Deed against APT are available to the Corporation against the Company; and

(iii)	any obligations or liabilities of APT which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have continued under clause 17.6 of the Original Concession Deed are obligations and liabilities of the Company, in each case under this Deed.

18.	Design

18.1	Design Documentation and Asset Management Plan

The Company acknowledges that:

(a)	APT was required to:

(i)	design the New Railway so that it is Fit for Purpose;

(ii)	progressively prepare the Design Documentation for the New Railway and the Asset Management Plan; and

(iii)	progressively submit the Design Documentation and the Asset Management Plan to the Corporation as required by clause 18 of the Original Concession Deed.

APT’s obligations under any other provision of the Original Concession Deed were not limited by clause 18(a)(i) of the Original Concession Deed;

(b)	APT was required to:

(i)	as part of the D&C Programme submit a documentation programme to the Corporation setting out the manner in which and times by which the Design Documentation for the New Railway and the Asset Management Plan were to be completed;

(ii)	make due allowance in the D&C Programme for:

A.	the Design Documentation for the New Railway and the Asset Management Plan to be provided to the Corporation in a manner and at a rate which would give the Corporation a reasonable opportunity for progressively reviewing the documentation and which would not delay the progress of the Company Works or the Government Works;

B.	the Corporation to have had 10 Business Days to examine and comment upon the Design Documentation and the Asset Management Plan submitted to it under clause 18 of the Original Concession Deed; and

C.	any re-submission of the Design Documentation and the Asset Management Plan which might be required if the Corporation gave a notice to APT under clause 18.1(e) of the Original Concession Deed; and

(iii)	no later than 60 days following Financial Close, provide an initial draft of the Asset Management Plan to the Corporation, and thereafter submit the Asset Management Plan in accordance with the documentation program referred to in clause 18.1(b)(i) of the Original Concession Deed;

(c)	APT was required to:

(i)	submit the Design Documentation for the New Railway to the Corporation in accordance with the documentation program referred to in clause 18.1(b)(i) of the Original Concession Deed, contemporaneously with those parts of the Asset Management Plan upon which the Design Documentation relied in order to demonstrate compliance with the Design Brief, in a form determined by the Design Working Group;

(ii)	progressively and contemporaneously with the Design Documentation submit a certificate from the D&C Joint Venturers, stating that the Design Documentation submitted by APT to the Corporation complied with the requirements of the Design Brief; and

(iii)	unless otherwise instructed by the Corporation, give the Corporation 10 Business Days to review and comment on the Design Documentation and those parts of the Asset Management Plan submitted to it under clause 18.1(c)(i) of the Original Concession Deed before commencing construction of that part of the New Railway to which it related;

(d)

the Corporation could (but was not obliged to) review the Design Documentation and those parts of the Asset Management Plan provided to it under clause 18.1(c) of the Original Concession Deed during the 10 Business Day period to monitor compliance with the requirements of the Design Brief and upon expiry of that period APT was at liberty to commence construction of that part of the New Railway to which the relevant Design Documentation related notwithstanding the exercise by the Corporation of its rights under the following provisions of that clause, but without prejudice to the exercise of those rights;

(e)	if the Corporation reasonably considered that the Design Documentation or those parts of the Asset Management Plan provided to it under clause 18.1(c) of the Original Concession Deed did not comply with the Design Brief, the Corporation could, within 10 Business Days after the receipt of the Design Documentation or the relevant parts of the Asset Management Plan, give a notice to APT which:

(i)	specified the parts of the Design Documentation or the Asset Management Plan upon which the Design Documentation relied, which the Corporation considered did not comply with the requirements of the Design Brief and reasonable particulars of the non-compliance; and

(ii)	required APT to amend the Design Documentation or the relevant parts of the Asset Management Plan to correct the non-compliance;

(f)	if the Corporation gave a notice under clause 18.1(e) of the Original Concession Deed and APT did not give a notice under clause 18.1(g) of the Original Concession Deed, APT was required to amend the Design Documentation or the relevant parts of the Asset Management Plan and resubmit it to the Corporation within 10 Business Days after receipt of the notice from the Corporation. Clause 18.1 of the Original Concession Deed applied in respect of the resubmitted Design Documentation or the parts of the Asset Management Plan in the same way as if it was the Design Documentation or the parts of the Asset Management Plan originally submitted under clause 18.1(b) of the Original Concession Deed;

(g)	if APT disagreed with a notice given by the Corporation under clause 18.1(e) of the Original Concession Deed, it was required to within 5 Business Days of receipt of such a notice give notice of its disagreement to the Corporation. APT and the Corporation were required to use reasonable endeavours to resolve the matter, the subject of the disagreement. If the matter was not resolved within 10 Business Days of the receipt of that notice by the Corporation, either party could by notice to the other and the Independent Certifier refer the matter for determination by the Independent Certifier, who was required to within 10 Business Days make a determination as to whether the Design Documentation complied with the Design Brief and notify the parties in writing as to its determination;

(h)	if APT wished to amend any Construction Documentation it was required to, as soon as reasonably practicable, submit the amended Design Documentation to the Corporation, together with:

(i)	those parts (if any) of the Asset Management Plan upon which the amended Design Documentation relied in order to demonstrate compliance with the Design Brief;

(ii)	a certificate from the D&C Joint Venturers stating that the amended Design Documentation complied with the requirements of the Design Brief; and

(iii)	a written explanation as to the nature and effect of the amendments.

APT was entitled to use any amended Design Documentation for construction purposes, whether or not it had been submitted to the Corporation. However, if during the 10 Business Day period following the submission of amended Design Documentation, the Corporation gave notice to APT that the amended Design Documentation did not comply with the Design Brief and it was subsequently agreed or, failing that, determined by the Independent Certifier that the amended Design Documentation did not comply with the Design Brief, APT was required to, at its own cost and expense, promptly rectify the non-compliance so that the Design Documentation and the New Railway complied with the Design Brief. Failure by the Corporation to give notice under clause 18.1(h) of the Original Concession Deed during the 10 Business Day period referred to above did not prejudice any other right which the Corporation may have had in respect of the non-compliance, whether under the Original Concession Deed or otherwise;

(i)	APT acknowledged that:

(i)	the Corporation did not owe a duty of care to APT to, and was not bound to, review or comment on the Design Documentation for the New Railway or the Asset Management Plan, or check the Design Documentation or the Asset Management Plan or any other information supplied by APT, for errors, omissions or compliance with the requirements of the Original Concession Deed;

(ii)	the liability and responsibility of APT under the Original Concession Deed for the design and construction of the New Railway was not to be affected by the Corporation making or giving or failing to make or give any opinion, comment, instruction, specification or notice in relation to any Design Documentation for the New Railway or the Asset Management Plan; and

(iii)	APT was not relieved of any liability in respect of the representations and warranties in clause 18.4 of the Original Concession Deed because it had been obliged to adopt or otherwise comply with the Design Brief.

18.2	Design Working Group

The Company acknowledges that:

(a)	APT and the Corporation established a Design Working Group comprising up to 3 representatives of the Corporation and up to 4 representatives in total of APT and the D&C Joint Venturers;

(b)	the objectives of the Design Working Group were to:

(i)	enable the Corporation to provide ongoing input into the preparation of the Design Documentation for the New Railway and the Asset Management Plan;

(ii)	consider the design of the New Railway prior to formal submission to the Corporation under clause 18.1 of the Original Concession Deed, including reviewing any design development undertaken by the D&C Joint Venturers;

(iii)	facilitate discussion on all design issues relating to the New Railway and the subsequent operation and maintenance of the New Railway; and

(iv)	agree upon the format for the Design Documentation;

(c)	the Design Working Group was to meet monthly during the first 6 months of the Construction Period and thereafter at such times as were agreed between APT and the Corporation;

(d)	APT was to cause meetings of the Design Working Group to be convened, appoint the chairperson for meetings of the Design Working Group and ensure that minutes of all meetings were taken and distributed to all members of the Design Working Group;

(e)	APT had the right to have one representative of the State and one representative of the Territory attend any meeting of the Design Working Group (in addition to the 3 representatives of the Corporation);

(f)	without limiting any other provision of the Original Concession Deed nothing which occurred during a Design Working Group meeting or as a part of the process for such meetings:

(i)	relieved APT of its obligations, or constituted a waiver of any of the Corporation’s rights, under the Original Concession Deed;

(ii)	without limiting clause 18.2(f)(i) of the Original Concession Deed, could be construed as a direction, instruction, variation or notice by the Corporation to do or not do anything and APT and the Corporation confirmed that all discussions, debates, disagreements and resolutions on any matters raised at these meetings were only for the purpose of satisfying the objectives in clause 18.2(b) of the Original Concession Deed and did not give rise to any obligation on the part of APT or the D&C Joint Venturers to comply with anything which the Corporation or its advisers said or did at, or as part of the process for, such meetings; or

(iii)	without limiting clauses 18.2(f)(i) or (ii) of the Original Concession Deed, derogated from the procedure in, or the Corporation’s rights under, clause 18.1 of the Original Concession Deed; and

(g)	APT and the Corporation acknowledged and agreed that the independent engineer of APT’s debt financiers could attend any Design Working Group meeting as an observer.

18.3	Design Brief

The Company acknowledges that:

(a)	if APT became aware of any ambiguity, discrepancy or inconsistency in the Design Brief, APT was required to promptly notify the Corporation of the ambiguity, discrepancy or inconsistency;

(b)	if the Corporation became aware of any such ambiguity, discrepancy or inconsistency or after it received notice from APT under clause 18.3(a) of the Original Concession Deed, APT and the Corporation were required to use reasonable endeavours to resolve the ambiguity, discrepancy or inconsistency. If they could not resolve the ambiguity, discrepancy or inconsistency within 5 Business Days, the matter would be referred to the Independent Certifier who would direct APT in writing as to the interpretation to apply to resolve the ambiguity, discrepancy or inconsistency. The Independent Certifier was required to make this direction acting by adopting that interpretation which was the most consistent with the overall requirements of the Original Concession Deed;

(c)	APT could request a change to the Design Brief. Any request by APT was required to be accompanied with reasonably detailed particulars of:

(i)	the estimated increased costs or cost savings associated with the proposed change;

(ii)	the anticipated effect of the proposed change on the achievement of the Latest Date for Completion; and

(iii)	all other information reasonably considered by APT to be relevant to the proposed change;

(d)	within 5 Business Days of receipt of a request from APT given in accordance with clause 18.3(c) of the Original Concession Deed, the Corporation was required to give notice to APT acknowledging receipt of APT’s request and indicate the date on which the Corporation expected to notify APT as to whether APT’s request under that clause had been accepted or rejected by the Corporation (being a date not later than 10 Business Days after receipt of the request);

(e)	the Corporation could accept or reject any request by APT under clause 18.3(c) of the Original Concession Deed in its absolute and unfettered discretion and could give its acceptance subject to such conditions as the Corporation thought fit in its absolute and unfettered discretion. The Corporation could not unreasonably withhold its consent to a request to change the Design Brief to deal with an omission in the Design Brief;

(f)	with respect to the requirements of the Design Brief relating to compliance with Codes and Standards, APT and the Corporation agreed that:

(i)	if APT did not consider that compliance with a specific requirement of a Code and Standard (“Relevant Requirement”) was necessary to ensure that the New Railway is Fit for Purpose, APT could request in writing the approval of the Corporation to not comply with the Relevant Requirement and, where applicable, specify the alternative requirement (“Alternative Requirement”) that it proposed to adopt in place of the Relevant Requirement;

(ii)	each such request was required to be accompanied by an appropriate independent expert certification addressed to the Corporation that non-compliance with the Relevant Requirement and compliance with the Alternative Requirement would result in the New Railway being Fit for Purpose;

(iii)	the Corporation was required to consider such request and either approve or refuse approval in writing within 10 Business Days of service of the request;

(iv)	the Corporation was required to not unreasonably withhold approval unless a failure to comply with the Relevant Requirement or compliance with the Alternative Requirement would or could reasonably be expected to result in the New Railway not being Fit for Purpose; and

(v)	if the Corporation refused approval, APT could within 10 Business Days of service of notice to that effect require the matter to be referred to the Independent Certifier for a determination as to whether or not the failure to comply with the Relevant Requirement or compliance with the Alternative Requirement resulted in the New Railway not being Fit for Purpose.

18.4	Representations, warranties and confirmations

The Company acknowledges that:

(a)	APT acknowledged in clause 18.4 of the Original Concession Deed that it was aware that:

(i)	there had been substantial work previously performed by others in respect of the design and location of the New Railway (including its integration with the Port); and

(ii)	geological, hydrological and engineering studies for the New Corridor had been conducted;

(b)	notwithstanding clause 18.4(a) of the Original Concession Deed, as between the parties, APT bore absolutely all risks howsoever they arose (whether directly or indirectly and whether as a result of negligence or otherwise) as a result of the use by APT, the Government Works Contractor or the D&C Joint Venturers of:

(i)	any work undertaken by others in respect of the design or location of the New Railway prior to 20 April 2001 which was incorporated in the Design Brief;

(ii)	any geological, hydrological or engineering studies made available to APT by the Corporation, the State, the Territory, a Government Authority, or their respective Associates prior to the date of the Original Concession Deed; or

(iii)	any other information in respect of the design or location of the New Railway obtained from or made available to APT by the Corporation, the State, the Territory, a Government Authority, or their respective Associates prior to 20 April 2001;

(c)	APT acknowledged that none of the matters referred to in clause 18.4(b) of the Original Concession Deed:

(i)	affected any of its obligations under the Original Concession Deed; or

(ii)	entitled it to make any Claim against the Corporation, the State, the Territory, a Government Authority, or their respective Associates;

(d)	APT represented, warranted and confirmed to the Corporation that:

(i)	it had prepared and was solely responsible for the Design Brief and that:

A.	it would not be relieved of any liability or responsibility under the Original Concession Deed because of the specification of any design criteria in the Design Brief;

B.	it remained responsible for ensuring that the New Railway would be Fit for Purpose despite the specification of Minimum Design Criteria in the Design Brief;

C.	it bore the risk that compliance by it with the Design Brief would result in the New Railway not being Fit for Purpose; and

D.	if the New Railway was designed and constructed in accordance with the Design Brief it would:

1)	be Fit for Purpose; and

2)	satisfy the other provisions of the Original Concession Deed;

(ii)	the design of the New Railway would:

A.	satisfy the requirements of the Design Brief and the other provisions of the Original Concession Deed; and

B.	be Fit for Purpose;

(iii)	construction in accordance with the design of the New Railway would satisfy the requirements of the Original Concession Deed;

(iv)	the New Railway would, upon its Completion, be Fit for Purpose;

(v)	no representation or warranty had been given or was given by or on behalf of the Corporation, the State, the Territory, a Government Authority, or their respective Associates as to:

A.	the suitability, completeness or efficacy of any information or data supplied or made available by any of them in relation to the design or location of the New Railway, including information or data forming part of the Design Brief; or

B.	any other drawings, plans, design specifications, reports or other information or data which relate directly or indirectly to the New Railway; and

(vi)	APT had made its own review and evaluation of the suitability and accuracy of the information and data referred to in clause 18.4 of the Original Concession Deed without any reliance on the Corporation, the State, the Territory, a Government Authority, or their respective Associates; and

(e)	nothing in clause 18.4 of the Original Concession Deed affected the operation of clause 18.5 of the Original Concession Deed, or applied to any information or warranty given under clause 7.1 of the Original Concession Deed.

18.5	Katherine River Crossing

The Company acknowledges that:

(a)	APT was required to:

(i)	design and construct the Katherine River Crossing in the manner prescribed by clause 5.7 of the Design Brief and as otherwise required by clauses 18.1 and 19.1 of the Original Concession Deed; and

(ii)	maintain and repair the Katherine River Crossing as required by clause 3.3(d) of the O&M Standards;

(b)

subject to clause 40.6 of the Original Concession Deed, the Corporation indemnified, and kept indemnified, APT from and against any cost or expense suffered or incurred by APT or the Government Works Contractor as a result of any

Claim brought against either or both of them by a third party to the extent that such Claim directly resulted from flooding caused or exacerbated by the Katherine River Crossing having been constructed in accordance with clause 5.7 of the Design Brief;

(c)	APT was required to use, and required to ensure that the Government Works Contractor used, all reasonable endeavours to mitigate any cost or expense incurred or suffered by them or either of them as a result of any Claims for which they were entitled to be indemnified under clause 18.5(b) of the Original Concession Deed;

(d)	notwithstanding clause 18.5(b) of the Original Concession Deed, APT was not be entitled to and was required not to make any Claim against the Corporation:

(i)	in respect of any Loss or Claim brought against, incurred or suffered by the Company or the Government Works Contractor to the extent that such Loss or Claim resulted from a failure by APT to comply with its obligations under clauses 18.5(a) or (c) of the Original Concession Deed; or

(ii)	in respect of any Loss or Claim arising out of or in connection with any damage to the New Railway.

18.6	Corporation to act reasonably

The Corporation acknowledges that except as otherwise expressly provided in clause 18 of the Original Concession Deed, the Corporation was required to act reasonably when exercising its rights and powers under clause 18 of the Original Concession Deed.

18.7	Parties’ Rights, obligations and liabilities

Each of the Corporation and the Company acknowledges and agrees that:

(a)	the Rights which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have been available to APT under clause 18 of the Original Concession Deed as against the Corporation are available to the Company;

(b)	the Rights which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have been available to the Corporation under clause 18 of the Original Concession Deed against APT are available to the Corporation against the Company; and

(c)	any obligations or liabilities of APT which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have continued under clause 18 of the Original Concession Deed are obligations and liabilities of the Company, in each case under this Deed.

19.	Construction

19.1	Construction

The Company acknowledges that APT was required to ensure that the New Railway was constructed:

(a)	using good materials and using good workmanship;

(b)	in accordance with:

(i)	the Design Brief;

(ii)	the Construction Documentation;

(iii)	the Quality Assurance Plans (Works); and

(iv)	the Environmental Management Plan; and

(c)	so that it is Fit for Purpose.

19.2	Review of construction

The Company acknowledges that:

(a)	the Corporation was permitted (but was not obliged to) review the D&C Programme and the construction of the New Railway during the Construction Period in order to form an opinion as to whether the construction obligations of APT or the Government Works Contractor were being complied with and, in particular, whether the New Railway was being constructed in accordance with clauses 19.1 and 19.3 of the Original Concession Deed;

(b)	if, during the Construction Period, the Corporation reasonably believed that the New Railway was not being constructed in accordance with the requirements of the Original Concession Deed, the Corporation could give notice to APT specifying the Defect;

(c)	if the Corporation gave a notice under clause 19.2(b) of the Original Concession Deed and APT did not give a notice under clause 19.2(f) of the Original Concession Deed (or if APT did give a notice under that clause and the Independent Certifier determined that the New Railway was not being constructed in accordance with the requirements of the Original Concession Deed), APT was required to develop and submit to the Corporation, within 10 Business Days after receipt of the notice from the Corporation under clause 19.2(b) of the Original Concession Deed (or the Independent Certifier’s determination), a plan and programme for corrective action (“Corrective Action Plan”) to correct the Defect the subject of the notice under that clause;

(d)	without prejudice to any other rights or remedies which the Corporation might have had, within 10 Business Days of receipt of the Corrective Action Plan from APT, the Corporation could give notice to APT that the Corrective Action Plan either:

(i)	satisfactorily addressed the Defect; or

(ii)	did not satisfactorily address the Defect, in which case, subject to clause 19.2(f) of the Original Concession Deed, APT was required to amend the Corrective Action Plan and resubmit it to the Corporation within 10 Business Days after receipt of the notice from the Corporation. Clause 19.2 of the Original Concession Deed applied in respect of the amended Corrective Action Plan in the same way as if it were the Corrective Action Plan originally submitted under clause 19.2(c) of the Original Concession Deed;

(e)	APT was required to proceed to implement and carry out such of the Corrective Action Plan which had not been rejected by the Corporation under clause 19.2(d) of the Original Concession Deed or, if the APT gave notice under clause 19.2(f) of the Original Concession Deed, which was determined by the Independent Certifier to satisfactorily address the Defect; and

(f)	if APT disagreed with any notice given by the Corporation pursuant to clauses 19.2(b) or 19.2(d) of the Original Concession Deed, it was required within 5 Business Days of receipt of such a notice to give notice of its disagreement to the Corporation. The Corporation and APT were obliged to use reasonable endeavours to resolve the matter the subject of the disagreement. If the matter was not resolved within 10 Business Days thereafter, either APT or the Corporation could by notice to the other and the Independent Certifier refer the matter for determination by the Independent Certifier, who was required within 10 Business Days to make a determination as to the matter and notify the parties in writing of its determination.

19.3	Interference with Port

The Company acknowledges that:

(a)	APT was not permitted to proceed with any Company Works or allow the Government Works Contractor to proceed with any Government Works which would unreasonably interfere with the normal operation of the Port unless:

(i)	APT had notified the Corporation and the Darwin Port Corporation of:

A.	the nature and approximate duration of the proposed interference;

B.	the arrangements proposed to minimise the interference; and

C.	the arrangements proposed for notifying users of the Port; and

(ii)	the Darwin Port Corporation had approved those arrangements;

(b)	after the Darwin Port Corporation gave its approval under clause 19.3(a) of the Original Concession Deed:

(i)	subject to clause 19.3(b)(ii) of the Original Concession Deed, APT was required (at its cost) to carry out or procure the carrying out of the arrangements in accordance with the approval; and

(ii)	the Corporation was permitted to carry out or procure the carrying out of the approved arrangements to the extent that the approved arrangements require measures to be taken outside the Corridor;

(c)	without prejudice to its other obligations under the Original Concession Deed, APT was required to ensure that the effect of the Company Works and the Government Works on:

(i)	the Port; and

(ii)	Services and facilities used or provided by Service Providers,

was minimised.

19.4	Quality Assurance Plans (Works)

The Company acknowledges that:

(a)	APT was required to implement a quality assurance system for the design and construction of the New Railway in accordance with ISO9000 and the Quality Assurance Plans (Works);

(b)	APT was required to:

(i)	have its compliance with the Quality Assurance Plans (Works) audited at intervals not exceeding 6 months at its cost by an independent auditor reasonably acceptable to the Corporation;

(ii)	permit representatives of the Corporation to be present during such audits; and

(iii)	cause an audit report to be prepared within a reasonable time of the audit and deliver a copy of such audit report to the Corporation within 5 Business Days of its receipt from the auditor;

(c)	either APT or the Corporation was permitted to request amendments to the Quality Assurance Plans (Works). If they (acting reasonably) were unable to agree on the proposed amendments to the Quality Assurance Plans (Works) within 10 Business Days of receipt from the other of the request, either of them was permitted to refer the matter for dispute resolution under clause 39 of the Original Concession Deed;

(d)	APT will not be relieved of any liability under the Original Concession Deed (other than under clause 19.4 of that deed) as a result of:

(i)	compliance with the quality assurance requirements of the Original Concession Deed; or

(ii)	any acts or omissions of the Corporation with respect to the quality assurance requirements of the Original Concession Deed, including any audit or other monitoring by the Corporation of the Company’s compliance with those requirements.

19.5	Survey and certification

The Company acknowledges that APT was required, as a condition precedent to Completion, to give the Corporation and the Independent Certifier:

(a)	the final Design Documentation;

(b)	a consolidated and complete Asset Management Plan which complied with the requirements of the Original Concession Deed;

(c)	a certificate signed by a licensed surveyor stating that the whole of the New Railway is within the New Corridor; and

(d)	a certificate from the D&C Joint Venturers that the New Railway had been designed and constructed in accordance with the requirements of the Design Brief and the Construction Documentation.

19.6	Corporation to act reasonably

Except as otherwise expressly provided in clause 19 of the Original Concession Deed, the Corporation acknowledges that it was required to act reasonably when exercising its rights and powers under clause 19 of that deed.

19.7	Preservation of Parties’ rights, obligations and liabilities

Each of the Corporation and the Company acknowledges and agrees that:

(a)	the Rights which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have been available to APT under clause 19 of the Original Concession Deed as against the Corporation are available to the Company;

(b)	the Rights which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have been available to the Corporation under clause 19 of the Original Concession Deed against APT are available to the Corporation against the Company; and

(c)	any obligations or liabilities of APT which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have continued under clause 19 of the Original Concession Deed are obligations and liabilities of the Company, in each case under this Deed.

20.	Variations

20.1	Acknowledgement - Government Works Variation

The Company acknowledges that APT was required to acknowledge:

(a)	that the Corporation had the right to require Government Works Variations to be carried out in accordance with the Government Works Agreement;

(b)	except to the extent specified by APT in a notice given under clause 20.4(b)(iii)(A) of the Original Concession Deed and accepted by the Corporation under clause 20.6 of that deed, or as determined under clause 20.7 of the Original Concession Deed, that this would not in any way affect the obligations and risks assumed by APT under the Original Concession Deed; and

(c)	that without limiting clause 6.3 of the Original Concession Deed or clause 20.1(b) of the Original Concession Deed, APT’s obligations and rights under the Original Concession Deed would be the same as if any such Government Works Variation formed part of the Company Works.

20.2	Notice - Government Works Variation

The Corporation acknowledges that it was required, at the same time as any notice was served upon the Government Works Contractor under clause 4.1 of the Government Works Agreement, to also submit a copy of that notice to APT.

20.3	Notice - Company Works Variation

The Corporation acknowledges that during the Construction Period, the Corporation could serve written notice on APT specifying particulars of a proposed Company Works Variation that the Corporation wished to make.

20.4	Variation details

The Company acknowledges that APT was required, upon receipt of a notice under clause 20.2 or 20.3 of the Original Concession Deed, to:

(a)	if necessary consult with the Government Works Contractor in respect of any proposed Government Works Variation; and

(b)	provide the Corporation with a written notice containing reasonably detailed particulars of:

(i)	its estimate of the Company Variation Costs and proposed payment regime;

(ii)	in the case of a Company Works Variation, the effect (if any) of the proposed Company Works Variation on the achievement of Completion by the Latest Date for Completion including the extent (if any) to which the Company Works Variation would cause any delay in achieving Completion and the cost involved in overcoming or mitigating the delay by accelerating the work affected by the Company Works Variation; and

(iii)	in the case of either a Company Works Variation or a Government Works Variation:

A.	the effect (if any) of the proposed Variation on any of the Company’s obligations under the Original Concession Deed; and

B.	any other information reasonably required by the Corporation in relation to the carrying out of the proposed Variation.

20.5	Value of Company Works Variation

The Company acknowledges that, unless otherwise instructed by the Corporation, APT was not required to, and could not, begin work in respect of a Company Works Variation until such time as all relevant details of the Company Works Variation (including the Company Variation Costs and the payment regime) were agreed between the Corporation and APT, or were determined pursuant to clause 20.7 of the Original Concession Deed.

20.6	Acceptance by Corporation

The Corporation acknowledges that it accepted particulars submitted by APT under clause 20.4 of the Original Concession Deed, when it notified APT in writing.

20.7	Dispute

The Corporation acknowledges that if it disputed any of the particulars provided by APT pursuant to clause 20.4 of the Original Concession Deed relating to a proposed Variation, then the Corporation could, by notice in writing to the Government Works Contractor, the Company and the Independent Certifier, refer the dispute:

(a)	if it related to particulars referred to in clause 20.4(b)(i) and (ii) of the Original Concession Deed, to the Independent Certifier who was required within 21 days of receipt of the written notice to make a determination as to the Company Variation Costs. The Independent Certifier’s determination would have been final and binding save in the case of any manifest error; or

(b)	if it related to:

(i)	the proposed payment regime; or

(ii)	particulars referred to in clause 20.4(b)(iii) of the Original Concession Deed,

to dispute resolution under clause 39 of the Original Concession Deed.

20.8	Instruction to proceed

The Corporation acknowledges that whether or not there had been an agreement between the Corporation and APT under clause 20.6 of the Original Concession Deed, or a determination had been made under clause 20.7 of the Original Concession Deed, then the Corporation could, subject to clause 20.10 of the Original Concession Deed, instruct APT to, and APT was required, subject to the Corporation complying with its obligations under clause 20.9 of the Original Concession Deed, to carry out a Company Works Variation.

20.9	Payment

(a)	The Corporation acknowledges that it was required to pay to APT any Company Variation Costs accepted under clause 20.6 of the Original Concession Deed or determined pursuant to clause 20.7 of the Original Concession Deed. If the Corporation become obliged under clause 20.9 of the Original Concession Deed to pay an amount to APT, then the Corporation was required to pay that amount in sufficient time to ensure that there was no negative impact on the cash flow position of APT.

(b)	The Company acknowledges that APT was required to take all reasonable steps to mitigate the Company Variation Costs for the purpose of the agreement between the Corporation and APT or a determination pursuant to clause 20.7 of the Original Concession Deed.

(c)	The Company and the Corporation acknowledge that if the Corporation instructed APT or the Government Works Contractor to proceed with a Variation before the Company Variation Costs were agreed between the Corporation and APT or determined by the Independent Certifier pursuant to clause 20.7 of the Original Concession Deed, the Company Variation Costs were, until the parties otherwise agreed or the Independent Certifier made a determination under clause 20.7 of the Original Concession Deed, deemed to be the estimate of Company Variation Costs notified by APT pursuant to clause 20.4 of the Original Concession Deed and payment would be made on that basis.

20.10	Restrictions

The Corporation acknowledges that it could not instruct APT to carry out a Company Works Variation:

(a)	after the first 24 months of the Construction Period; or

(b)	if the undertaking of that Company Works Variation (including Company Works Variations involving omissions or deletions of work), either alone or in conjunction with other Variations, was reasonably likely to:

(i)	delay Completion by more than 3 months; or

(ii)	result in the Variation Costs exceeding $25 million (taking account of any reductions on account of deletions or omissions); or

(c)	which, either alone or in conjunction with other Variations, would reduce the value of work to be performed by the D&C Joint Venturers by more than $15 million,

unless:

(d)	APT consented in writing (which consent APT was required not to unreasonably delay or withhold); or

(e)	the Company Works Variation was required to:

(i)	ensure that the Corporation complied with the Law; or

(ii)	enabled the Corporation to comply with its obligations under any Project Document.

20.11	No other Claim

The Company acknowledges that, subject to clause 20 of the Original Concession Deed, the Corporation was not liable to APT for any Loss or Claim arising out of or in connection with:

(a)	any Variation; or

(b)	any delay which arose out of or in connection with a Variation.

20.12	Parties’ Rights, obligations and liabilities

Each of the Corporation and the Company acknowledges and agrees that:

(a)	the Rights which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have been available to APT under clause 20 of the Original Concession Deed as against the Corporation are available to the Company;

(b)	the Rights which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have been available to the Corporation under clause 20 of the Original Concession Deed against APT are available to the Corporation against the Company; and

(c)	any obligations or liabilities of APT which would, but for the releases contained in the Sale Consent Deed or the insolvency or winding up of APT, have continued under clause 20 of the Original Concession Deed are obligations and liabilities of the Company, in each case under this Deed.

21.	Completion

21.1	Acknowledgement of Completion

The parties acknowledge that Completion occurred on the Completion Date.

21.2	[Not used]

21.3	[Not used]

21.4	[Not used]

21.5	[Not used]

21.6	Defects or omissions

Notwithstanding that Completion has occurred, the Company must still rectify as soon as practicable any omissions or defects which did not preclude the achievement of Completion.

22.	Operation, maintenance and repair

22.1	Operation

(a)	The Company is entitled to operate the Railway during the Operation Period.

(b)	[Not used]

(c)	The Company:

(i)	will ensure that an appropriate number of freight trains, having regard to market demand at the time, operate on the Railway during the Operation Period, on the basis that to do so is commercially viable;

(ii)	acknowledges that, as at the Novation Date, the number of inter-modal freight train services which FreightLink Pty Ltd operates on the Railway is commercially viable and the Company intends to continue to offer such services for so long as it is commercially viable to do so having regard to market demand;

(iii)	will notify the Corporation prior to the Company ceasing to operate any freight train services (together with the reasons why it has formed the view that such services are no longer commercially viable (due to changes in market demand or otherwise));

(iv)	agrees that it will in good faith and in accordance with sound and prudent business practices pursue new business opportunities for freight rail services on the Railway during the Operation Period where there is market demand for freight rail services and provision of such services is commercially viable; and

(v)	will comply with its obligations under the Access Regime.

(d)	The Corporation and the Company acknowledge and agree that, if there is a dispute raised by either party in respect of sub-clause (c), in determining whether a matter is commercially viable, the expert or arbitrator must have regard to inter alia, the return on investment acceptable for the risk particular to the specific new business opportunity and the Company’s ability to fund the investment.

22.2	Maintenance and repair

(a)	The Company must maintain and repair the New Railway so:

(i)	as to keep the New Railway in good and substantial repair and condition (subject to fair wear and tear);

(ii)	that it is suitable for use as a railway carrying the actual rail traffic the Railway is then carrying (without speed restrictions other than as permitted by the O&M Standards);

(iii)	that it complies with the O&M Standards and the Environmental Management Plan at all times; and

(iv)	that it will be in the Handover Condition on the Handover Date.

(b)	The Company must replace the various components comprising the New Railway as and when considered necessary by the Company, acting reasonably having regard to good railway maintenance practice, to comply with its obligations under sub-clause (a).

(c)	The Company must maintain the Existing Railway in no worse repair and condition than it was in at Financial Close. For avoidance of doubt:

(i)	the Company is not required to re-rail the Existing Railway; but

(ii)	if the Company makes any improvement to the Existing Railway, it will ensure that the improvement is made to the standard required for the New Railway.

22.3	Prescribed Maintenance Tasks

(a)	Without limiting the Company’s obligation under clause 22.2(b), the Company must undertake each Prescribed Maintenance Task in respect of the Existing Railway within the time frame specified in Schedule 8.

(b)	Without limiting sub clause (a), the Company and the Corporation agree to meet annually to discuss when the Prescribed Maintenance Tasks will be carried out and how this timing will be reflected in the O&M Plan to be prepared under clause 22.6.

(c)	The Corporation may, in its absolute discretion, having regard to the current and expected needs of the Railway and anticipated future traffic volumes, agree to defer the time by which one or more Prescribed Maintenance Tasks must be carried out beyond the time frames specified in Schedule 8.

(d)	Without limiting the Company’s obligations under clause 22.6, the Company will include in each O&M Plan prepared under clause 22.6 the anticipated Prescribed Maintenance Tasks to be performed by the Company in the first year of the 3 year period to which that O&M Plan relates.

(e)	At the end of each Financial Year, the Company must provide:

(i)	“as constructed documentation” in relation to the Prescribed Maintenance Tasks undertaken during the Financial Year; and

(ii)	a reconciliation of the extent of the Prescribed Maintenance Tasks actually performed during the Financial Year compared to the tasks that the previous year’s O&M Plan anticipated would be carried out during the Financial Year.

(f)	The Corporation must review the documentation provided under clause 22.3(e)(ii) within 1 month of receipt of such documentation and give notice to the Company acknowledging the extent of the relevant Prescribed Maintenance Tasks performed during the previous period and that the Company has satisfied its obligations with respect to the relevant part of the relevant Prescribed Maintenance Task.

(g)	No acknowledgement by the Corporation under clause 22.3(f) will lessen or otherwise affect the Company’s warranties under this Deed or otherwise relieve the Company from, or alter or affect, the Company’s liabilities, obligations or responsibilities whether under this Deed or otherwise according to law if the Prescribed Maintenance Task has not been performed to the requisite standard.

(h)	If, during the Certification Period:

(i)	the Access Regime ceases to be an Effective Access Regime; and

(ii)	clause 31 does not apply,

the Company shall cease to have any obligation to perform the Prescribed Maintenance Tasks for as long as the Access Regime ceases to be an Effective Access Regime.

22.4	Asset Management Plan

(a)	The Company:

(i)	acknowledges that APT, as required by the Original Concession Deed gave the Corporation a consolidated and complete Asset Management Plan for the Railway; and

(ii)	adopts the current Asset Management Plan held by the Corporation as its Asset Management Plan.

(b)	[Not used]

(c)	[Not used]

(d)	[Not used]

(e)	The Corporation acknowledges that APT, as condition precedent to Completion of the New Railway, delivered to the Corporation a consolidated and complete Asset Management Plan.

22.5	O&M Manuals

(a)	The Company:

(i)	acknowledges that APT was required by the Original Concession Deed to give the Corporation, at least 3 months before the anticipated date for Completion, draft O&M Manuals:

A.	prepared on the basis of the outline which appeared at Exhibit 12 of the Original Concession Deed; and

B.	which complied with the O&M Standards and the Asset Management Plan; and

(ii)	the Company adopts the current O&M Manuals held by the Corporation as its O&M Manuals for the purposes of this Deed.

(b)	[Not used]

(c)	[Not used]

(d)	The Corporation acknowledges and agrees that APT discharged its obligations with respect to the delivery to the Corporation of the O&M Manuals as required by clause 22.5(a) of the Original Concession Deed.

22.6	O&M Plans

(a)	The Company:

(i)	subject to paragraphs (ii) and (iii), must give the Corporation a draft O&M Plan, prepared on the basis of the outline which appears at Exhibit 13 of the Original Concession Deed, at least 2 months before the commencement of each Financial Year during the Operation Period, in respect of the operation, maintenance and repair of the Railway during the 3 year period commencing on the first day of that Financial Year, and which in each case complies with the O&M Standards and the Asset Management Plan; and

(ii)	for the period 1 July 2010 to 30 June 2011, the Company adopts as its O&M Plan, the O&M Plan provided by APT to the Corporation for that period; and

(iii)	in respect of the period from 1 July 2011 to 31 December 2011, by 30 April 2011 the Company will provide to the Corporation an O&M Plan for that period containing the details referred to in paragraph (b).

(b)	Each O&M Plan must establish budgets for:

(i)	the major maintenance, overhaul and replacement of the Railway;

(ii)	the Prescribed Maintenance Tasks; and

(iii)	Planned Preventative Maintenance,

for the first year of the relevant 3 year period.

(c)	The Corporation may (but is not obliged to):

(i)	review the O&M Plans submitted to it under sub-clause (a); and

(ii)	if the Corporation reasonably considers that an O&M Plan does not comply with the requirements of this Deed, give notice to the Company within 1 month of receipt of the O&M Plan specifying the areas of non-compliance.

(d)	If the Corporation gives a notice under sub-clause (c), the Company must, subject to clause 22.7(f):

(i)	amend the O&M Plan to address the matters the subject of that notice; and

(ii)	resubmit the amended O&M Plan to the Corporation.

Sub-clause (c) will apply to any resubmitted O&M Plan as if it were the O&M Plan originally submitted under sub-clause (a).

22.7	Project Plans - updating and compliance

(a)	The Company acknowledges and agrees that:

(i)	an intended purpose of the Asset Management Plan, the O&M Manuals and the O&M Plans (referred to in this clause collectively as the “Project Plans”) is for the Company to provide a detailed description of how the Company intends to comply with its maintenance and repair obligations under this Deed; and

(ii)	the Project Plans will require ongoing development, amendment and updating throughout the Concession Period to take into account:

A.	Changes to the Railway;

B.	changes in Law;

C.	changes to the manner in which the Railway is being used; and

D.	deficiencies or omissions from the Project Plans of which the Company becomes aware.

(b)	The Company must:

(i)	continue to develop and promptly amend or update the Project Plans to take into account the occurrence of the events and circumstances referred to in sub-clause (a)(ii); and

(ii)	promptly submit each further Project Plan to the Corporation as it is further developed, amended or replaced.

(c)	Without limiting any other rights the Corporation may have, if the Corporation reasonably considers that:

(i)	any Project Plan has ceased to comply with the requirements of this Deed; or

(ii)	the Company has not further developed, updated or amended any Project Plan in accordance with the requirements of sub-clause (b),

the Corporation may by written notice direct the Company to further develop, update or amend the Project Plan specifying:

(iii)	the reasons why such development, updating or amending is required; and

(iv)	such reasonable time within which such development, updating or amending must occur,

and the Company must:

(v)	further develop, update or amend the Project Plan as directed by the Company; and

(vi)	submit the further developed, updated or amended Project Plan to the Corporation within the time specified in the Corporation’s notice.

(d)	The Company:

(i)	must comply with each Project Plan submitted to the Corporation under clauses 22.4, 22.5, 22.6 and this clause 22.7;

(ii)	agrees that compliance by it with any Project Plan will not in any way lessen or affect:

A.	its liabilities or responsibilities under this Deed or otherwise according to Law; or

B.	the Corporation’s rights against it, whether under this Deed or otherwise according to Law.

(e)	The Corporation will have the right at any time to audit at the Corporation’s cost the Company’s compliance with the Project Plans. The Corporation must give the Company at least 20 Business Days’ notice of its intention to exercise this right.

(f)	In the event that there is a dispute or difference between the Parties, as to whether the Project Plans or the Quality Assurance Plans (Operations) comply with the requirements of this Deed then clause 39 will apply.

(g)	The Company acknowledges that:

(i)	the Corporation does not owe a duty of care to the Company to review any Project Plan submitted to the Corporation under clause 22.4, 22.5, 22.6 or this clause 22.7 for errors, omissions or compliance with this Deed; and

(ii)	the Corporation’s receipt or review of, or comments on, any such Project Plan will not lessen or otherwise affect:

A.	the Company’s liabilities or responsibilities under this Deed or otherwise according to Law; or

B.	the Corporation’s rights against the Company, whether under this Deed or otherwise according to Law.

22.8	Quality Assurance Plans (Operations)

(a)	The Corporation acknowledges that it has approved the plans contained in Exhibit 15 as the Quality Assurance Plans (Operations) for the purpose of this Deed.

(b)	If the Corporation so requests (which request must not be made more than once a year) then the Company must:

(i)	have its compliance with the Quality Assurance Plans (Operations) audited at its cost by an independent auditor who is reasonably acceptable to the Corporation;

(ii)	permit representatives of the Corporation to be present during such audits; and

(iii)	cause the audit report to be prepared within a reasonable time of the audit and deliver a copy of the audit report to the Corporation within 5 Business Days of receiving it from the auditor.

(c)	Either Party may request amendments to the Quality Assurance Plans (Operations). If the Parties (acting reasonably) are unable to agree on the proposed amendments to the Quality Assurance Plans (Operations) within 10 Business Days of receipt from the other Party of the request, either Party may refer the matter for dispute resolution under clause 39.

(d)	The Company will not be relieved of any liability under this Deed (other than under this clause 22.8) as a result of:

(i)	compliance with the quality assurance requirements of this Deed; or

(ii)	any acts or omissions of the Corporation with respect to the quality assurance requirements of this Deed, including any audit or other monitoring by the Corporation of the Company’s compliance with those requirements.

(e)	The Company agrees to continuously improve the Quality Assurance Plans (Operations) so as to ensure that they at all times reflect best industry practice for comparable railroads in Australia.

22.9	Inspections

(a)	The Company must inspect the Railway at least once a year during the Concession Period to determine its state of repair.

(b)	The Company must maintain a register of all inspections carried out on the Railway by itself after the Novation Date or APT prior to the Novation Date.

(c)	The Company must following reasonable notice from the Corporation make available and, if requested by the Corporation, provide copies of the register referred to in sub-clause (b) for inspection by the Corporation.

22.10	Reports

Within 3 months of the end of each Financial Year, the Company must give the Corporation a written report detailing:

(a)	the results of any inspections carried out on the Railway during the previous Financial Year; and

(b)	all maintenance and repairs carried out on the Railway during the previous Financial Year.

22.11	Register of works

(a)	The Company must maintain a true, up to date and complete register of all maintenance, repair and renewal works undertaken by APT prior to the Novation Date and the Company on or after the Novation Date in respect of the Railway.

(b)	The Company must following reasonable notice from the Corporation make available and, if requested by the Corporation, provide copies of the registers referred to in sub-clause (a) for inspection by the Corporation or its nominee.

22.12	Maintenance reviews

(a)	The Company acknowledges the Corporation’s right under each Sub-Lease to enter the Corridor to, amongst other things, inspect the Railway to determine whether or not the Company is complying with its obligations under this clause 22.

(b)	In addition to the right referred to in sub-clause (a), the Corporation may (but is not obliged to) require that a representative of the Company jointly inspect the Railway with a representative of the Corporation:

(i)	once each year during the last 10 years of the Concession Period; and

(ii)	following the issue of a notice under clause 35.1,

to determine whether or not the Company is complying with its obligations under this clause 22.

22.13	Operating qualifications

The Company must:

(a)	ensure that any entity that performs substantial operation, maintenance and/or repair obligations in respect of the Railway is reputable and has or has access to sufficient experience, expertise and ability to perform its obligations to the standards required by this Deed; and

(b)	promptly provide the Corporation with written details of the entity and the terms and conditions of its appointment, if requested by the Corporation.

22.14	Rail safety

(a)	The Company must comply with all Laws relating to rail safety.

(b)	The Company must promptly give the Corporation:

(i)	copies of all notices, orders or directions given to or received by it or its Associates in connection with the Project pursuant to any Law relating to rail safety; and

(ii)	copies of all documents given by it or its Associates to a Government Authority in connection with the Project pursuant to any Law relating to rail safety, including all safety management plans submitted by it or its Associates under any such Laws.

(c)	The Company must give to the Corporation a copy of each safety performance report given by the Company:

(i)	to the Rail Safety Regulator (as that term is defined in the Rail Safety Act (SA)) in accordance with the Company’s obligations under section 61 of the Rail Safety Act (SA), provided that such disclosure to the Corporation is permitted by the Rail Safety Act (SA) and the Regulator at the time. The Company must give to the Corporation each such report on or about the same date that it gives the report to the Rail Safety Regulator; or

(ii)	to the Director (as the term is defined in the Rail Safety Act (NT)) in accordance with the Company’s obligations under section 54 of the Rail Safety Act (NT), provided that such disclosure to the Corporation is permitted by the Rail Safety Act (NT) and the Director at the time. The Company must give to the Corporation each such report on or about the same date that it gives the report to the Director.

22.15	Security Bonds

(a)	The Company must, on the Novation Date, provide the Corporation with a Security Bond in an amount equal to the face value of the Security Bonds then held by the Corporation and which have been provided by APT (which aggregate face value the Parties acknowledge and agree is A$3,136,775).

(b)	The Company must:

(i)	on every fifth anniversary of the Completion Date which occurs after the Novation Date (“Top-Up Date”), provide the Corporation with a further Security Bond equal to the amount calculated in accordance with the following formula:

A =	[	$2.5 million x CPl2	]	- $2.5 million
CPl1

where:

A	is the amount of the further Security Bond

CPI1	is the CPI for the quarter immediately preceding 20 April 2001; and

CPI2	is the CPI for the quarter immediately preceding the relevant Top-Up Date (unless that CPI2 is less than CPI1 in which case CPI2 will be deemed to be equal to CPI1).

(ii)	immediately prior to the commencement of the 5th last year of the Operation Period, provide the Corporation with a further Security Bond equal to the amount calculated in accordance with the following formula:

A = B - C

where:

A	is the amount of the further Security Bond;

B	is the annualised forecast maintenance expenditure for the last 5 years of the Concession Period; and

C	is the total amount of the Security Bonds then held by the Corporation.

(iii)	immediately prior to the commencement of each of the 4th last, 3rd last, 2nd last and last years of the Operation Period, provide the Corporation with a further Security Bond equal to the amount (if any) by which the forecast maintenance expenditure for the immediately preceding year exceeded the actual maintenance expenditure incurred during that year.

(c)	Without in any way limiting the Corporation’s rights under this Deed or otherwise to demand, receive or use the proceeds of any Security Bond provided, the Corporation will be entitled to demand, receive and use the proceeds of the Security Bonds whenever the Corporation becomes entitled to the payment of moneys by the Company under or arising out of a breach by the Company of its maintenance or repair obligations under this clause 22.

(d)	The exercise by the Corporation of its rights under sub-clause (c) will not prevent the Corporation from seeking alternative or additional remedies or from recovering any Loss in excess of the amount demanded or received pursuant to sub-clause (b).

(e)	Subject to sub-clause (b), the Company will not be entitled to, and undertakes that it will not, at any time take any steps to injunct or otherwise restrain or attempt to injunct or otherwise restrain:

(i)	any issuer of a Security Bond from paying the Corporation pursuant to the Security Bond;

(ii)	the Corporation from taking any steps which may be a pre-condition to obtaining payment under a Security Bond; or

(iii)	the Corporation using the money received under a Security Bond.

(f)	If the Corporation holds a Security Bond provided under this clause 22.15, which contains an expiry date (Bond Expiry Date) which is earlier than the date on which that Security Bond is required to be released by the Corporation, then on or before the date which is 20 Business Days prior to the Bond Expiry Date for that Security Bond, the Company must provide the Corporation with a replacement Security Bond which complies with sub-clause (g) in exchange for the Security Bond which is being replaced.

(g)	Any replacement Security Bond required to be provided under sub-clause (f) must:

(i)	be for an amount equivalent to the amount of the Security Bond being replaced;

(ii)	be in favour of the Corporation; and

(iii)	otherwise comply with the requirements of this Deed.

(h)	If sub-clause (f) applies in respect of any Security Bond and the Corporation has not received from the Company a replacement Security Bond which complies with sub-clause (g) at least 20 Business Days prior to the Bond Expiry Date for that Security Bond then, irrespective of anything contained in, and without limiting the Corporation’s rights under, this Deed or the Security Bond, the Corporation may make demand under the Security Bond.

(i)	If any money is paid to the Corporation by the issuer of a Security Bond, the Company must within 14 days of the date of that payment provide a further Security Bond to the Corporation for an amount equal to the amount paid to the Corporation.

(j)	Subject to its rights under and in connection with this Deed, the Corporation will on the date which is 2 years after the end of the Concession Period return to the Company the balance of the Security Bonds then held.

(k)	The Company must keep in place all Security Bonds required by this clause 22.15 for the period for which they are required. Accordingly, if the issuer of a Security Bond ceases to be a bank acceptable to the Corporation, the Company must provide replacement Security Bonds within 5 Business Days of being requested by the Corporation to do so.

22.16	Katherine River Crossing

(a)	The Company acknowledges that APT was required prior to the Novation Date to maintain and repair and on and after the Novation Date the Company must maintain and repair the Katherine River Crossing as required by clause 3.3(d) of the O&M Standards.

(b)	The Company will not be entitled to and must not make any Claim against the Corporation:

(i)	in respect of any Loss or Claim brought against, incurred or suffered by the Company to the extent that such Loss or Claim results from a failure by APT prior to the Novation Date or the Company on or after the Novation Date to comply with its obligations under sub-clause (a); or

(ii)	in respect of any Loss or Claim arising out of or in connection with any damage to the New Railway.

23.	Changes to Railway by Company

23.1	Company may undertake Changes

Subject to clause 23.2, the Company may at its own cost and risk undertake Changes to the Railway from time to time during the Operation Period.

Neither the Corporation, nor the State, nor the Territory will have any obligation whatsoever to pay for or to contribute to the cost of any Change including any Change required as a result of any increased or different level of rail traffic on the Railway.

23.2	Corporation to approve all Changes

(a)	Subject to sub-clause (c), the Company must not undertake any Change pursuant to clause 23.1 unless and until:

(i)	it has given the Corporation all information relevant to the Corporation’s decision to give or withhold its approval to the Change, including:

A.	the reasons for, and the purpose of, the proposed Change; and

B.	the Design Documentation for the proposed Change; and

(ii)	the Corporation has approved the Change.

(b)	The Corporation must not:

(i)	withhold its approval if the Change is required to ensure that the Company complies with the Law; or

(ii)	otherwise unreasonably withhold or delay its approval to a proposed Change.

(c)	The Company will not be required to obtain the prior approval of the Corporation to a Change which is required in the event of an emergency either for safety reasons or in order to protect property. The Company must, however, promptly notify the Corporation of the Change after it has been effected.

23.3	Standard of Changes

Each Change undertaken by the Company pursuant to this clause 23 must be undertaken:

(a)	with good materials and using good workmanship;

(b)	in accordance with the requirements of this Deed, including the intent of the Design Brief; and

(c)	so that the Change is fit for its intended purpose.

23.4	Design Documentation

(a)	The Company must design all Changes consistently with the requirements of this Deed, including the intent of the Design Brief, by preparing the Design Documentation for the Change.

(b)	The Company must submit the Design Documentation for the Change to the Corporation.

(c)	The Corporation may (but is not obliged to) review the proposed Design Documentation to monitor consistency with the requirements of this Deed, including the intent of the Design Brief.

(d)	If the Corporation reasonably considers that the Design Documentation provided to it under sub-clause (b) is not consistent with the requirements of this Deed, including the intent of the Design Brief, the Corporation may, within 10 Business Days of receipt of the Design Documentation, give a notice to the Company which:

(i)	specifies the parts of the Design Documentation which the Corporation considers are not consistent with the requirements of this Deed, including the intent of the Design Brief; and

(ii)	requires the Company to amend the Design Documentation to correct the inconsistency.

(e)	If the Corporation gives a notice under sub-clause (d), the Company may amend the Design Documentation for the Change and resubmit it to the Corporation. This clause 23.4 will apply in respect of any resubmitted Design Documentation in the same way as if it were the Design Documentation originally submitted under sub-clause (b).

(f)	If the Company disagrees with any notice given by the Corporation under sub-clause (d) it must within 10 Business Days of receipt of such a notice give notice of its disagreement to the Corporation. The Corporation and the Company must use reasonable endeavours to resolve the matter the subject of the disagreement. If the matter is not resolved within 10 Business Days of the receipt of that notice by the Corporation, either Party may refer the matter for dispute resolution under clause 39.

(g)	The Company acknowledges that:

(i)	the Corporation does not owe a duty of care to the Company and will not be bound to review or comment on any Design Documentation for a Change, or check any such Design Documentation or any other information supplied by the Company, for errors, omissions or compliance with the requirements of this Deed; and

(ii)	the Corporation’s:

A.	approval of a Change; or

B.	receipt or review of, or comment on, any such Design Documentation or any other information supplied by the Company,

will not alter or relieve the Company from responsibility for its errors or omissions or compliance with the requirements of this Deed.

23.5	Review of construction

(a)	The Corporation may (but is not obliged to) inspect any works associated with a Change before the Change is completed to determine whether the Company’s obligations are being complied with and in particular whether the Change is being undertaken in accordance with this Deed.

(b)	If, before the Change is completed, the Corporation believes that the Company is not undertaking the Change in accordance with the requirements of this Deed, the Corporation may give notice to the Company specifying the areas of non-compliance.

(c)	If the Corporation gives a notice under sub-clause (b) and the Company does not give a notice under sub-clause (f) (or if the Company does give a notice under sub-clause (f) and it is subsequently agreed or determined that the Company is not undertaking the Change in accordance with the requirements of this Deed), the Company must develop and submit to the Corporation, within 10 Business Days after receipt of notice from the Corporation under sub-clause (b) (or the subsequent agreement or determination), a plan and programme for corrective action (“Corrective Action Plan”) to correct the matters the subject of the notice under sub-clause (b).

(d)	Within 10 Business Days of receipt of the Corrective Action Plan from the Company, the Corporation may give notice to the Company that the Corrective Action Plan either:

(i)	satisfactorily addresses the matters the subject of the notice under sub- clause (b):

(ii)	does not address the matters the subject of the notice under sub-clause (b), in which case, subject to sub-clause (f), the Company must amend the Corrective Action Plan and resubmit it to the Corporation within 10 Business Days after receipt of the notice from the Corporation. This clause 23.5 will apply in respect of the amended Corrective Action Plan in the same way as if it were the Corrective Action Plan originally submitted under sub-clause (c).

(e)	The Company must proceed to implement and carry out such of the Corrective Action Plan which has not been rejected by the Corporation under sub-clause (d) or, if the Company gives notice under sub-clause (f), which has subsequently been agreed or determined to satisfactorily address the matters the subject of the notice under sub-clause (b).

(f)	If the Company disagrees with any notice given by the Corporation under sub-clauses (b) or (d), it must within 10 Business Days of receipt of such a notice give notice of its disagreement to the Corporation. The Corporation and the Company must use reasonable endeavours to resolve the matter the subject of the disagreement. If the matter is not resolved within 10 Business Days of the receipt of that notice by the Corporation, either Party may refer the matter for dispute resolution under clause 39.

23.6	Integration

The Company must do all things required to ensure that all Changes are integrated with the then existing Railway.

23.7	Maintenance

Upon completion of any Changes undertaken by the Company pursuant to this clause 23, the completed Changes will form part of the Railway for the purposes of this Deed and the Company will be responsible for maintaining and repairing those Changes in accordance with its obligations under clause 22.

24.	Port

24.1	Warranty

The Territory acknowledges that, as at 20 April 2001, it warranted to APT that the Port Terminal Development Agreement for Lease was validly subsisting and legally enforceable in accordance with its terms and the Port Terminal Lease will on execution be valid and subsisting and legally enforceable in accordance with its terms.

24.2	Port Works

(a)	The Territory acknowledges and agrees that it was required to procure that the DPC undertake and complete the DPC Works pursuant to the Port Terminal Development Agreement for Lease within the period or periods specified in the Port Terminal Development Agreement for Lease.

(b)	The Company acknowledges and agrees with the Territory that the only costs or damages which the DPC was or is obliged to pay as a result of delays to completion of the DPC Works were and are those costs payable by the DPC pursuant to clause 5.13 of the Port Terminal Development Agreement for Lease.

24.3	Modification to the Port

If the Company seeks modifications to the Port of Darwin from time to time in order to accommodate:

(a)	increased shipping or container traffic;

(b)	changes in shipping or freight handling technology;

(c)	other improvements in the Company’s operating capacity or efficiency; or

(d)	matters of a similar nature to those referred to in paragraphs (a)-(c),

the Territory will consult with the Company in relation to such proposed modifications without having any obligation whatsoever to carry out or procure the proposed modifications or to otherwise grant any rights to the Company in relation to such proposed modifications.

24.4	DPC’s right to modify Port

The Company acknowledges the rights of the DPC to add to or reduce, vary, relocate, extend, modify, redesign and/or otherwise develop the Port or any part of it (including the Port Terminal Land, the Port Terminal or the Licensed Areas) or in any other manner whatsoever alter or deal with the Port as it may do so in accordance with clause 19 of the Port Terminal Lease. The Territory will ensure that the DPC consults the Company before exercising any of these rights. The Company acknowledges and agrees that the exercise by the DPC of its rights under clause 19 of the Port Terminal Lease will not be a Termination Event under clause 37.1(d).

25.	Intellectual property

25.1	Ownership of Proprietary Documentation

(a)	The Company represents and warrants that:

(i)	the Company owns or is entitled to use any Proprietary Documentation created after the Novation Date and is entitled to grant the licence granted under clause 25.2; and

(ii)	use of any Proprietary Documentation created before or after the Novation Date in connection with the Project will not infringe the Intellectual Property Rights of third parties.

(b)	The representations and warranties under sub-clause (a) are deemed to be repeated by reference to the circumstances then subsisting at the date any licence or rights are granted under clause 25.2 and, in relation to sub-clause (a)(ii), on the date on which the Corporation grants any licence or sub-licence which it is empowered to grant under clause 25.2.

(c)	The Company will not be liable for breach of warranty under sub-clause (a) to the extent that the breach results from the Company’s use of information, data or material provided by the Corporation.

(d)	The Corporation acknowledges that the Company will retain ownership of all Intellectual Property Rights developed by the Company in connection with the Project.

25.2	Licence to use Proprietary Documentation

The Company grants to the Corporation a perpetual, irrevocable, royalty free, non-exclusive licence to use, and sub-license others to use, any Proprietary Documentation created after the Novation Date for the purposes of designing and constructing any Changes after the Novation Date and operating, maintaining and repairing the Railway:

(a)	during such period as the Corporation is entitled to operate, maintain or repair the Railway under the Project Documents; and

(b)	on and from the Handover Date.

25.3	Term of licence

The licence granted under clause 25.2 will survive:

(a)	fundamental breach, repudiation, rescission, frustration, suspension, termination or expiration of this Deed;

(b)	work being taken out of the hands of the Company under this Deed, on any basis; and

(c)	any other discharge of this Deed.

25.4	Proprietary Documentation

The Company must:

(a)	keep at its office in Adelaide a complete set of the Construction Documentation for the New Railway and any Changes in hard copy form, as updated from time to time;

(b)	make the Construction Documentation available to the Corporation either in electronic media form or in hard copy at its office in Adelaide during the hours of 9am to 5pm on any day, as requested by the Corporation; and

(c)	provide the Corporation with such other documents as are necessary for or used in respect of the design, construction, maintenance or repair of the Railway (including any Changes) as the Corporation may from time to time reasonably request.

Any such material required to be in electronic form must be reasonably acceptable to the Corporation.

25.5	Government documentation

The Corporation indemnifies, and will keep indemnified, the Company from and against any Loss or Claim brought against, incurred or suffered by the Company because the use (for the purposes of the Project) of information, data or material provided by the Corporation infringes the Intellectual Property Rights of a third person (other than an Associate of the Company). The Corporation’s liability under this indemnity, however, cannot exceed $250,000 in aggregate for all claims under this clause. Notwithstanding this indemnity, the Company otherwise accepts the risk of such an infringement.

25.6	Corporation’s acknowledgement of APT licence

The Corporation acknowledges and agrees that its rights in respect of Proprietary Documentation created prior to the Novation Date are derived from clause 25.2 of the Original Concession Deed.

26.	Risk of loss or damage and insurance

26.1	Risk of loss or damage

(a)	Except as otherwise expressly provided under any Project Document to which the Corporation is a party, the Company bears the risk of loss or damage to the Railway and the Corridor from the Novation Date until the end of the Concession Period.

(b)	Subject to sub-clause (c) and except as otherwise provided in this Deed, the Company must (at its cost) promptly make good any loss or damage to the Railway or the Corridor:

(i)	caused during the period referred to in sub-clause (a); or

(ii)	caused during the period from Financial Close to the Novation Date and not made good by APT prior to the Novation Date.

(c)	Sub-clause (b) does not apply to the extent that any loss or damage to the Railway or the Corridor results from:

(i)	ionising radiations or contamination by radioactivity from any nuclear fuel or from any nuclear waste from the combustion of nuclear fuel resulting from any cause; or

(ii)	war, invasion, act of foreign enemies, hostilities (whether war be declared or not), civil war, rebellion, revolution, insurrection of military or usurped power, martial law or confiscation by order of any Government Authority.

(d)	For the purposes of this clause 26 and clause 27.4, the Railway includes all physical works located on the Corridor (whether completed or not) which are the property of the Company or which are under the care, custody or control of the Company.

26.2	Liability and indemnity

(a)	The Company releases each of the Corporation, the State and the Territory from all Claims resulting from:

(i)	loss, destruction or damage to real or personal property, including loss of use thereof;

(ii)	injury to, or disease or death of, persons;

(iii)	economic loss arising out of such loss, destruction, damage, injury, disease or death; or

(iv)	pure economic loss,

arising out of or in connection with the Project or the Company’s, its Associates’ or Invitees’ or APT’s, its Associates’ or Invitees’ use and occupation of the Railway or the Corridor or any related activities, except to the extent such loss, destruction, damage, injury, disease, death, economic loss or pure economic loss results from:

(v)	any deliberate or negligent act or omission of the State, the Territory, the Corporation or any of their respective Associates or Invitees;

(vi)	any breach by the Corporation, the State or the Territory of their respective obligations under the Project Documents or a breach by a Head Lessor of its obligations under a Head Lease or Head Lease Deed; or

(vii)	any event or circumstance for which the Company is entitled to be indemnified by the Corporation, the State or the Territory;

(viii)	any breach of Law by the Corporation, the State or the Territory.

(b)	The Company indemnifies, and will keep indemnified, each of the Corporation, the State and the Territory from and against any Loss or Claim brought against, incurred or suffered by the Corporation, the State or the Territory in respect of:

(i)	loss, destruction or damage to real or personal property, including loss of use thereof;

(ii)	injury to, or disease or death of, persons; or

(iii)	economic loss arising out of such loss, destruction, damage, injury, disease or death,

arising out of or in connection with the Project or the Company’s, its Associates’ or Invitees’ or APT’s, its Associates’ or Invitees’ use and occupation of the Railway or the Corridor or any related activities except to the extent that such loss, destruction, damage, injury, disease, death or economic loss results from:

(iv)	any deliberate or negligent act or omission of the State, the Territory, the Corporation or any of their respective Associates or Invitees; or

(v)	any event or circumstance for which the Company is entitled to be indemnified under by the Corporation, the State or the Territory.

(c)	Subject to this Deed and the Project Legislation, the Company has the same responsibilities in respect of persons, property and all other aspects of the Project which it would have if it held the Corridor as freehold in possession and as occupier.

26.3	Insurance policies

The Company must effect, or cause to be effected, the following insurances :

(a)	[Not used]

(b)	[Not used]

(c)	industrial special risks insurance:

(i)	against all risks of physical loss, damage or destruction to the Railway to the reasonable satisfaction of the Corporation including loss, damage or destruction by fire, explosion, lightning, storm, tempest, cyclone, earthquake, aircraft, impact by vehicles or vessels, riots, strikes malicious damage, all water perils including flood, spontaneous combustion and accidental damage;

(ii)	for a limit, for any one loss of at least $200 million including an allowance to cover the cost of removal of debris, fees for the project managers and other consultants and an amount to cover additional costs and expenses to expedite the commencement or completion of the repair, reinstatement or replacement of the Railway (subject to the premium being based on the full replacement and reinstatement value of the Railway); and

(iii)	including cover for business interruption arising out of loss or damage to the Railway:

A.	for a limit of liability of not less than the standing charges of the Railway and the Company’s debt service obligations, together with an additional increase cost of working limit of not less than $25 million; and

B.	extensions for any prevention of access or egress to the Railway including prevention arising out of damage to the Port or the National Rail Network and/or loss caused by port and harbour blockage for a minimum limit of liability of $10 million;

(d)	public and products liability insurance:

(i)	covering any loss or claim arising out of legal liability to third parties to the reasonable satisfaction of the Corporation, in respect of:

A.	physical injury or damage to, or loss or destruction of, property (other than the Company Works or the Government Works) including loss of use thereof;

B.	loss of use of property which has not been physically injured or destroyed;

C.	trespass, nuisance or interference with right of way;

D.	personal and bodily injury, death, sickness, disease, disability, shock, fright, stress, mental anguish or mental injury;

E.	false arrest, wrongful imprisonment, wrongful accusation, malicious prosecution, harassment or molestation including but not limited to race, religion, education, employment, private life, sex or age;

F.	vibration, removal or weakening of support;

G.	libel, slander and defamation;

H.	wrongful entry or wrongful eviction or other invasion of privacy or trespass to land; and

I.	goods sold or supplied,

arising out of or in connection with the Project or the Company’s, its Associates or Invitees use and occupation of the Railway and the Corridor;

(ii)	including the following extensions:

A.	sudden and accidental pollution;

B.	motor vehicle third party bodily injury gap cover;

C.	care, custody and control cover for at least $5 million;

D.	liability assumed under contract;

E.	financial loss of third parties as a result of property damage;

F.	where possible, employers liability covering worker injury and/or death;

G.	worldwide territorial limits and jurisdiction; and

H.	unregistered vehicles;

(iii)	which does not include any exclusion in relation to the provision of professional services except in relation to cover for financial loss claims of third parties; and

(iv)	for a minimum limit of liability of $250 million for any one occurrence or series of occurrences arising from one event and unlimited in the aggregate during the policy period, other than for products liability which shall have an annual aggregate limit of $250 million;

(e)	[Not used]

(f)	professional indemnity insurance (operation phase):

(i)	covering all legal liability for any loss or claim arising out of any act, error or omission arising from or in connection with the carrying out of professional activities or duties (comprising design, construction or commissioning activities) in connection with the Railway during the Operation Period;

(ii)	for a minimum limit of liability:

A.	in the case of contracts with a value under $25 million, of 25% of the contract value or $5 million (whichever is the greater) for any one claim and 50% of the contract value or $10 million (whichever is the greater) in the aggregate; and

B.	in the case of contracts with a value in excess of $25 million, of 25% of the contract value or $20 million (whichever is the greater) for any one claim and 50% of the contract value or $40 million (whichever is the greater) in the aggregate.

(iii)	including the following extensions:

A.	economic loss of third parties;

B.	which does not contain a retroactive date;

C.	breach of contract;

D.	libel and slander;

E.	intellectual property;

F.	civil penalties;

G.	automatic reinstatement; and

H.	trade practices legislation;

(g)	workers compensation insurance:

(i)	which complies with the statutory requirements of any relevant State or Territory in respect of employees engaged for the purpose of the Project; and

(ii)	against employers liability or common law liability for an amount of not less than that imposed by the laws of any relevant State or Territory or, where there is no statutory limit, a minimum limit of $100 million ;

(h)	motor vehicle insurance:

(i)	covering all liability arising out of third party property damage and/or death and/or bodily injury as required for all registered vehicles (or vehicles which should be registered under any Law) used in connection with the Project, to the reasonable satisfaction of the Corporation; and

(ii)	for a minimum limit of liability of $20 million for any one occurrence unlimited in the aggregate during the policy period; and

(i)	directors and officers liability insurance:

(i)	covering all liability arising out of wrongful acts of the Company’s directors and officers in connection with the Project to the reasonable satisfaction of the Corporation including worldwide territorial limits and jurisdiction; and

(ii)	for a minimum limit of liability of $30 million in respect of any one claim, and in the aggregate, in any one year of insurance.

(j)	[Not used]

26.4	Deductibles

The insurances referred to in clause 26.3 may be effected with deductibles, which the Company must bear, to a maximum of:

(a)	[Not used]

(b)	[Not used]

(c)	in the case of the industrial special risks insurance policy:

	(i)	property damage -	$1 million;

	(ii)	business interruption -	5 days each and every loss;

(d)	in the case of the public and products liability insurance policy:

	(i)	bodily injury -	$ 1 million;

	(ii)	property damage -	$ 1 million;

(e)	in the case of the professional indemnity (operation phase) insurance policy		$5 million;

(f)	in the case of the motor vehicle insurance policy -		$10,000; and

(g)	in the case of the directors and officer liability insurance policy:

	(i)	directors and officers	$ nil; and

	(ii)	company reimbursement	$5 million,

(h)	[Not used]

provided, however, that in respect of the insurance referred to in paragraph (c):

(i)	the deductibles in respect of the components of the Railway listed in Part 1 of Schedule 9 may be as high as the amount set out next to the relevant component in that Schedule; and

(j)	the deductibles in respect of the perils listed in Part 2 of Schedule 9 may be as high as the amount set out next to the relevant peril in that Schedule.

26.5	Periods of insurance

The Company must effect and keep in force, or cause to be effected and kept in force, the insurances referred to in clause 26.3:

(a)	from the Novation Date (except for the professional indemnity insurance (operation phase) referred to in clause 26.3(f), which must be effected prior to the commencement of the relevant professional activities in respect of the Railway during the Operation Period; and

(b)	until the end of the Concession Period (except for the professional indemnity insurance (operation phase) referred to in clause 26.3(f), which must be kept in force until the 5th anniversary of the completion of the relevant professional activities).

26.6	Extent of cover

(a)	The Company must take responsibility itself for deciding whether to insure any risks which have not been covered (either at all or adequately) by the policies referred to in this clause 26 or to cover any exclusions, conditions or deductibles in the policies which it may wish to insure against or cover.

(b)	The minimum nature and extent of the insurances in relation to the Project shall at all times be such as the Corporation reasonably requires. If the Corporation at any time reasonably requires the Company to:

(i)	insure against a risk not specifically provided for or contemplated under this clause 26; or

(ii)	increase the extent of or change the terms of the cover in relation to a risk,

it may notify the Company requesting the Company to give effect to its requirements as set out in the notice.

(c)	If the Corporation gives the Company a notice under sub-clause (b), then the cost of obtaining or increasing the extent of or changing the terms of the cover must be borne by the Corporation. For the avoidance of doubt, the Corporation will not be taken to have given a notice under sub-clause (b) if:

(i)	it gives notice to the Company requiring the Company to effect or change an insurance required as required by this Deed;

(ii)	it gives a notice under this Deed instructing the Company to carry out a Variation; or

(iii)	it makes a request under sub-clause (d).

(d)	Either Party may from time to time request that the minimum limits of liability, sub-limits of liability and/or maximum deductibles set out in this clause 26 be amended. Any such request by the Company must be accompanied by:

(i)	a risk assessment which supports the request; and

(ii)	an opinion from an independent insurance broker acceptable to the Corporation which certifies that:

A.	insurance with the limit of liability and/or deductible required under this clause 26 is not available in recognised insurance markets from reputable insurers (or the terms on which it is available are such that no prudent, competent and experienced railway operator would effect such insurance); and

B.	the Company’s request is reasonable having regard to then prevailing industry market conditions and prudent business practices.

(e)	The other Party will consider any request made under sub-clause (d) in good faith having regard to:

(i)	the nature of the Project;

(ii)	the insurances which the Company has effected, or caused to be effected, at that time and the risks covered under those insurances;

(iii)	the risks sought to be insured;

(iv)	the risks which a prudent insured would seek to insure;

(v)	the terms on which insurance is available;

(vi)	the commercial reasonableness of those terms;

(vii)	the insurances and risk management practices generally applying in the rail industry;

(viii)	the financial capacity of the Company and any parent company support available to it; and

(ix)	any other factors which the Parties may agree to be appropriate,

and not unreasonably withhold its agreement to any such request.

(f)	The Party that makes the request under sub-clause (d) will pay all reasonable costs and expenses incurred by the other Party in considering the request.

(g)	If a Party disputes the reasonableness of the other Party withholding its agreement under sub-clause (e), it may refer the dispute for dispute resolution under clause 39. Any third person, in resolving such a dispute pursuant to clause 39, must take into account the factors set out in sub-clause (e).

(h)	The Company will advise the Corporation immediately it becomes aware that any particular insurance required to be effected and maintained under clause 26.3 or clause 26.6(b) becomes or is about to become (after the Novation Date) unavailable or not available on commercially reasonable terms.

(i)	Within a reasonable time after receipt of a notice under sub-clause (h), the Corporation may request the Company to effect and maintain substitute insurance if the Corporation reasonably considers that the substitute insurance is available on commercially reasonable terms and applies to risks substantially similar to those that would have been addressed by the insurance not effected or maintained. Subject to sub-clauses (j) and (k), the Company must promptly give effect to such a request.

(j)	The Company must promptly carry out each request made by the Corporation under sub-clause (i), unless it disputes the reasonableness of the request, in which case it may refer the dispute for dispute resolution under clause 39.

(k)	The Corporation, in making a request under sub-clause (i), and any third person, in resolving a dispute under sub-clause (j) pursuant to clause 39, must take into account whether the insurance so requested is available in the commercial insurance market on commercially reasonable terms and applies to risks substantially similar to those addressed by the insurance not effected or maintained.

(l)	Should substitute insurance not be available on commercially reasonable terms, the Corporation and the Company must then reasonably agree alternative methods of protecting the risks which would have been insured under such policies, subject always to the Corporation’s final approval.

(m)	Inability of the Company to effect or maintain insurances or substitute insurances required by this Deed as a result of such insurances being unavailable or not being available on commercially reasonable terms will not relieve the Company of its obligations under clauses 26.1 and 26.2.

26.7	General requirements

All insurances which the Company is required to effect under this Deed:

(a)	must be effected with insurers approved by the Corporation (such approval not to be unreasonably withheld);

(b)	must be governed by the law of an Australian jurisdiction;

(c)	must be on terms approved by the Corporation (such approval not to be unreasonably withheld);

(d)	must not contain any exclusion, endorsement or alteration, unless it is first approved by the Corporation (such approval not to be unreasonably withheld);

(e)	in the case of all insurances specified in clause 26.3, must:

(i)	name the Corporation as an insured party; and

(ii)	in the case of the insurance referred to in sub-clauses 26.3(d), (f) and (g), extend to include both the Corporation and ARTC;

(f)	[Not used]

(g)	[Not used]

(h)	in the case of the insurance specified in clause 26.3(d), coverage for defence costs must be payable in addition to the limit of liability;

(i)	in the case of all insurances (other than those specified in clauses 26.3(g) and (i)) must contain a cross liability clause:

(i)	in which the insurer agrees to waive all rights of subrogation or action that it may have or acquire against all or any of the persons comprising the insured; and

(ii)	for the purposes of which the insurer accepts the term “insured” as applying to each of the persons comprising the insured as if a separate policy of insurance had been issued to each of them (subject always to the overall sum insured not being increased as a result);

(j)	must contain a provision which provides that if the insurer gives the Company a notice of intent to cancel in accordance with the Insurance Contracts Act 1984 (Cth) or otherwise terminate or amend the terms and conditions of coverage under the policy (by way of reduction in limits or cover or any increase in deductibles), the cancellation or amendment will not take effect until 30 days notice has been given to the Corporation and, in the case of the insurances specified in clause 26.3(c), (d) and (g), ARTC;

(k)	must contain a provision under which the insurer agrees that the failure of one insured to observe and fulfil the terms of the policy will not prejudice the policy with respect to the interests of the other insureds;

(l)	must be endorsed to the effect that the Corporation and the other insureds will not be prejudiced by an unintended and/or inadvertent error, omission or misdescription of the risk interest in the property insured under the policies, incorrect declaration of values, failure to advise insurers of any change of risk interest or property insured or failure to comply with a statutory requirement; and

(m)	except in the case of the insurances specified in clause 26.3(g), (h) and (i), must be endorsed to note and allow the Company’s obligations under clause 26.11, to the effect that compliance by the Company with the provisions of that clause will not prejudice the Company’s or any other insured parties’ rights to indemnity under the insurances.

26.8	Certificates of currency

The Company must give the Corporation:

(a)	on or before the Novation Date and then annually on or before 31 December each year, adequate proof of currency and coverage of all insurances required by this Deed (including certificates of currency which must include confirmation of the endorsements required by clause 26.7); and

(b)	without limiting sub-clause (a), complete and certified copies of all:

(i)	policy wordings;

(ii)	renewal certificates; and

(iii)	endorsement slips.

26.9	Premiums

The Company must punctually pay or cause to be paid all premiums in respect of all insurance policies referred to in this clause 26 and give the Corporation confirmation from insurance brokers of payment of premiums if, and when requested by the Corporation.

26.10	Corporation’s rights to insure

(a)	Notwithstanding any other provision of this Deed, if:

(i)	the Company fails to:

A.	effect or maintain (or cause to be effected or maintained) the insurance coverage required pursuant to this Deed or to pay or ensure payment of the appropriate premiums when due; or

B.	provide the Corporation with the certificates of currency and other documents referred to in clause 26.8 in accordance with that clause; or

(ii)	the Company disputes the reasonableness of a request from the Corporation under clause 26.6(b); or

(iii)	an insurer proposed by the Company is reasonably considered by the Corporation to be unacceptable,

then the Corporation may, but it is not obliged to, effect and maintain the relevant insurance policy or pay the premiums in respect thereof.

(b)	Without prejudice to any other rights the Corporation may have against the Company, the costs and expenses incurred by the Corporation in exercising its rights under sub-clause (a) as a result of the matters referred to in paragraphs (i) and (ii) (but not (iii)) of that sub-clause will be recoverable from the Company as a debt immediately due and payable to the Corporation.

26.11	Reinstatement

If any part of the Railway or the Corridor is damaged or destroyed while the Company bears risk in relation to same under clause 26.1, the Company must:

(a)	subject to allowing reasonable time for inspection by insurers, take immediate steps to clear any debris and begin initial repair work;

(b)	diligently pursue the repair and reinstatement of the relevant part of the Railway or the Corridor so that it complies with the Design Brief;

(c)	endeavour, to the greatest extent reasonably possible, to continue to comply with its obligations under the Project Documents;

(d)	keep the Corporation fully informed of the progress of the repair and reinstatement;

(e)	manage all repair and replacement activities so as to minimise their impact on the operation of the Railway; and

(f)	subject to the Debt Financiers’ Tripartite Deed and clause 26.12(b)(ii), apply all proceeds of insurance taken out in compliance with clause 26.3(c) (other than insofar as any such amount comprises compensation for advance consequential loss or business interruption) and paid as a result of the damage or destruction in or towards satisfaction of the costs of repair and reinstatement.

26.12	Insurance Proceeds Account

(a)	By not later than the Novation Date, the Company must:

(i)	establish an account to be known as the Insurance Proceeds Account and thereafter maintain such account in the name of the Company and (whilst any Project Debt is outstanding in favour of a Third Party Financier, the Security Trustee) with a financial institution nominated by the Company and approved by the Corporation (such approval not to be unreasonably withheld);

(ii)	give details of that account to the Corporation; and

(iii)	notify the financial institution referred to in sub-clause (i) of the charge over the Insurance Proceeds Account in accordance with the Corporation’s Charge.

(b)	Each of the Company and the Corporation agree that:

(i)	if the Company has not already repaired or reinstated the Railway or the Corridor (or the relevant part thereof), any amount received under any insurance policy taken out in compliance with clause 26.3(c) (other than insofar as any such amount comprises compensation for advance consequential loss or business interruption) must be deposited into the Insurance Proceeds Account; or

(ii)	if the Company has already repaired or reinstated the Railway or the Corridor (or the relevant part thereof), the Company is entitled to any amount received under any insurance policy taken out in compliance with clause 26.3(c) and may apply that amount in reimbursing itself for amounts so expended in repair or reinstatement (and is also entitled to any amount comprising compensation for advance consequential loss or business interruption).

(c)	Moneys in the Insurance Proceeds Account may only be applied for the repair and reinstatement of the Railway or the Corridor or the relevant part thereof.

(d)	The Company must give the Corporation monthly reconciliations of expenditure from the Insurance Proceeds Account within 10 Business Days after the end of each month in which the expenditure is made.

26.13	[Not used]

26.14	PI Policy

(a)	The parties acknowledge that, as required by the Original Concession Deed, APT effected the PI Policy and pre-paid premiums on the PI Policy such that the PI Policy will provide cover to the insureds thereunder until 14 January 2014.

(b)	The Company represents and warrants that it has sought endorsement on the PI Policy by each of the underwriters under that policy in the terms set out in schedule 18 and has obtained endorsement from each underwriter other than The Underwriter Insurance Company Ltd.

(c)	The Company agrees that it will procure each of its non US Restricted Subsidiaries (as defined in the Second Amended and Restated Revolving Credit and Term Loan Agreement) to execute and deliver to the Corporation the PI Claim Guarantee on or before the Novation Date.

27.	Force majeure

27.1	Force Majeure Notice

(a)	If the Company alleges or wishes to claim that a Force Majeure Event has occurred, the Company must promptly give to the Corporation notice of the Force Majeure Event as soon as the Company becomes aware of the occurrence of the Force Majeure Event and, as soon as practicable thereafter, give the Corporation (progressively if necessary) reasonable details of:

(i)	the nature of Force Majeure Event;

(ii)	the obligations affected;

(iii)	the action that the Company has taken and/or proposes to take to remedy the situation;

(iv)	an estimate of the time during which the Company will be unable to carry out its obligations due to the Force Majeure Event;

(v)	an estimate of the costs that the Company will incur to remedy the situation; and

(vi)	all insurance moneys to which the Company will be entitled in making good damage caused by the Force Majeure Event.

(b)	After giving a Force Majeure Notice, the Company must keep the Corporation informed of relevant information pertaining to the Force Majeure Event.

27.2	Meeting

The Corporation and the Company must meet within 5 Business Days of service of a Force Majeure Notice to determine:

(a)	whether a Force Majeure Event has occurred;

(b)	if the Force Majeure Event is covered by insurance and if so, to what extent; and

(c)	the estimated length of time for which the Force Majeure Event will continue.

27.3	Suspension of obligations

(a)	If a Force Majeure Event occurs and a Force Majeure Notice is issued, the Company’s obligations under this Deed (other than under this clause 27) which are affected by the Force Majeure Event will be suspended but only to the extent and for so long as such obligations are affected by the Force Majeure Event.

(b)	If a Force Majeure Event occurs and a Force Majeure Notice is issued, no Party will be in default of its obligations under this Deed in so far as the failure or delay in the observance or performance of those obligations by that Party is caused by the Force Majeure Event specified in the Force Majeure Notice.

(c)	Upon the Company becoming able to recommence performing its obligations which were suspended under sub-clause (a), the Company shall recommence the performance of those obligations.

27.4	Duty to remedy Force Majeure Event

The Company must use its best endeavours to promptly remedy the effects of a Force Majeure Event, including making any reasonable expenditure of funds which may mitigate or avoid the effects of the Force Majeure Event. Without limiting the generality of the foregoing, where a Force Majeure Event has resulted in damage to, or the destruction of, the Railway or the Corridor, the Company must comply with its obligations under clause 26.11.

27.5	Redress for Force Majeure Events

If:

(a)	a Force Majeure Event occurs;

(b)	a Force Majeure Notice is issued;

(c)	any material obligation of the Company under this Deed which is affected by the Force Majeure Event is suspended in accordance with clause 27.3 for a continuous period of at least 6 months;

(d)	the Company has complied with its obligations under this clause 27;

(e)	the Company has complied with its obligations under this Deed with respect to insurances;

(f)	the Force Majeure Event is not fully covered by insurance; and

(g)	the Force Majeure Event has had or has started to have a Material Adverse Effect,

then:

(h)	the Concession Period (and the terms of the Sub-Leases) will be extended by the same period for which the Company’s obligations were suspended in accordance with clause 27.3 (but not beyond the date one day prior to the first date on which a Head Lease will expire); and

(i)	the Corporation will consider in good faith providing such other non-financial assistance as the Company may request, but will not be under any obligation to do so. For the avoidance of doubt, the refusal by the Corporation to provide such assistance (having considered same in good faith) is not a matter which the Company can dispute or challenge, whether under clause 39 or otherwise.

28.	Third party access

28.1	Confirmations

The Company confirms that:

(a)	no representation or warranty has been given by the Corporation, the State, the Territory, or their respective Associates regarding the rights of third parties to obtain access to Railway Infrastructure Services (as defined in the Access Regime), whether under the Access Regime, Part IIIA of the Trade Practices Act or otherwise;

(b)	it has obtained its own legal, financial, economic and other advice in relation to the risk of third party access to services able to be provided by the Railway; and

(c)	it is aware that the Corporation, the State and the Territory have relied upon this confirmation in entering into this Deed.

28.2	Amendments to Access Regime

(a)	The Company may from time to time during the Concession Period request amendments to the Access Regime by notifying the Corporation of the amendments sought and the reasons for those amendments.

(b)	Where a request for an amendment is made pursuant to sub-clause (a), the Corporation must submit the requested amendment to the Responsible Ministers. If the requested amendment is considered to be appropriate by the Responsible Ministers, the Corporation will liaise with and assist the Responsible Ministers to introduce the requested amendments into their respective parliaments.

(c)	If the requested amendment is passed by both parliaments and if considered necessary by the Company, the Corporation will request that the Responsible Ministers seek the NCC’s advice as to whether the amendments constitute a substantial modification of the Access Regime for the purposes of section 44G(4) of the Trade Practices Act. If the NCC’s advice is that the amendments do constitute a substantial modification of the Access Regime, the Corporation will, if required by the Company, request that the Responsible Ministers seek re-certification of the Access Regime as an Effective Access Regime.

(d)	The Company will be responsible for the consequences of all amendments made to the Access Regime at the Company’s request, including the risk of the NCC or the Commonwealth Minister deciding that it or he or she (as the case may be) is no longer required to follow a decision, in force at the time, of the Commonwealth Minister under section 44N of the Trade Practices Act that the Access Regime is an Effective Access Regime.

(e)	Subject to clause 28.4, nothing in this Deed will in any way limit or restrict the ability of the State or Territory to:

(i)	amend or repeal the Access Regime; or

(ii)	agree to amendments of the principles set out in the Competition Principles Agreement,

at any time during the Concession Period.

(f)	In the event:

(i)	the State or Territory amends the Access Regime other than at the request of the Company; or

(ii)	the Competition Principles Agreement is amended,

at any time during the Concession Period, the Corporation will request that the Responsible Ministers seek the NCC’s advice as to whether the amendments constitute a substantial modification of the Access Regime, or of the relevant principles set out in the Competition Principles Agreement, for the purposes of section 44G(4) of the Trade Practices Act. If the NCC advises that the amendments do constitute a substantial modification of the Access Regime, or of the relevant principles set out in the Competition Principles Agreement, the Corporation will, if required by the Company, request that the Responsible Ministers seek re-certification of the Access Regime as an Effective Access Regime.

(g)	The Corporation must promptly:

(i)	notify the Company of:

A.	any amendments made to the Access Regime other than at the request of the Company;

B.	any amendments made to the Competition Principles Agreement as agreed by the State or the Territory (or both); or

C.	a decision by the State or the Territory (or both) to cease to be a party to the Competition Principles Agreement; and

(ii)	give the Company a copy of:

A.	any notice received by the Corporation concerning the commencement of any legal proceedings which challenge the validity of section 8 of the AustralAsia Railway (Third Party Access) Act (NT) or section 9 of the AustralAsia Railway (Third Party Access) Act 1999 (SA) or both; or

B.	any notice received by the Corporation advising that the amendments made to the worked examples by the joint ministerial notice given under section 48(1) of the Access Regime and published in the Northern Territory and South Australian Government Gazettes on 30 March 2001, have ceased to have force.

(h)	The Company acknowledges and agrees that the operation of section 8 of the AustralAsia Railway (Third Party Access) Act (NT) or section 9 of the AustralAsia Railway (Third Party Access) Act 1999 (SA) or both will not, of itself, constitute an amendment to, or the repeal of, the Access Regime or an existing State or Territory Law for the purposes of this Deed.

28.3	Re-certification of Access Regime

If reasonably requested by the Company not earlier than 18 months nor later than 12 months prior to the end of the Certification Period, and if appropriate having regard to the Law then applicable to national competition policy, the Corporation will use all reasonable endeavours to cause the Access Regime to be re-certified as an Effective Access Regime prior to the end of the Certification Period for such further period as the Corporation reasonably considers necessary.

28.4	MAE Events

Clause 31 will apply if, during the Certification Period:

(a)	the State or the Territory amends or repeals the Access Regime other than as requested by the Company; or

(b)	the Access Regime otherwise ceases to be an Effective Access Regime as a result of:

(i)	the State or the Territory ceasing to be a party to the Competition Principles Agreement;

(ii)	an amendment to the Competition Principles Agreement made by the State or the Territory; or

(iii)	any other action by the Corporation, the State or the Territory (or any Government Authority under their direction or control in relation to the action) which causes the Commonwealth Minister to determine that the Access Regime ceases to be an Effective Access Regime, but excluding any action at the Company’s request.

For the avoidance of doubt, the parties acknowledge that any action by the regulator under the Access Regime (including the publication, variation, revocation or substitution of guidelines under the Access Regime by the regulator) will not trigger the application of clause 31, provided the regulator is not subject to Ministerial direction in the performance of such action.

29.	Competitive projects

29.1	No restriction

Subject to clause 29.2, nothing in this Deed will in any way limit or restrict the ability of the State or the Territory, directly or through any Government Authority, to construct or operate, directly, by subcontractors or otherwise, other transport infrastructure (including railways, roads, ports, airports, pipelines and conveyor belts) in the Northern Territory or South Australia.

29.2	MAE Events

Clause 31 will apply if:

(a)	State or Territory Support for a Competitive Rail Transport Project occurs prior to the 30th anniversary of the Completion Date; or

(b)	Commonwealth Support for Competitive Rail Transport Project occurs prior to the 30th anniversary of the Completion Date.

29.3	Oil and gas exclusion

Notwithstanding any other provision of this Deed, the development or operation of New Railway Infrastructure which connects by rail to the Railway and any port facility within the Northern Territory will not be considered to be a Competitive Rail Transport Project to the extent that such New Railway Infrastructure is used for the transportation of oil or gas or related or derived products.

30.	Changes in Law

(a)	Subject to this Deed, the Company will be liable for the consequences of all changes in Law.

(b)	Clause 31 will apply if:

(i)	a Discriminatory Change in State or Territory Law occurs; or

(ii)	a Discriminatory Change in Commonwealth Law occurs;

(iii)	a provision in any Project Legislation is disallowed by the State or the Territory (as the case may be) after 20 April 2001.

(c)	Notwithstanding any other provision of this Deed, the Parties acknowledge and agree that the subsequent repeal or amendment of a provision of any Law (other than the Project Legislation) enacted after Financial Close which:

(i)	favoured the Project alone, or the Project and other privately owned or operated railways located in the Northern Territory or South Australia , the predominant effect of which was to favour the Project alone; or

(ii)	was detrimental to road transport operators which directly compete with services provided by means of the Railway,

is not a Discriminatory Change in State or Territory Law or a Discriminatory Change in Commonwealth Law to the extent that the subsequent repeal or amendment merely reduces or nullifies the effect of the aforementioned Law.

31.	Good faith negotiations to overcome Material Adverse Effect

31.1	Obligation to negotiate in good faith

(a)	If the Company considers in good faith that an MAE Event has occurred and that it has or is reasonably likely to have a Material Adverse Effect, it may give a notice to the Corporation setting out full details of the relevant MAE Event and its effect or potential effect. Such a notice will only be valid if given within 12 months after the occurrence of the MAE Event has started to have a Material Adverse Effect.

(b)	Within 5 Business Days after the date on which the Corporation receives a valid notice given under sub-clause (a), the Parties must begin negotiations in good faith with the objective of agreeing within 20 Business Days whether or not an MAE Event has occurred and, if so, whether it has or is reasonably likely to have a Material Adverse Effect.

(c)	Within 10 Business Days after it has been agreed or determined that an MAE Event has occurred and that the MAE Event has or is reasonably likely to have a Material Adverse Effect, the Corporation must:

(i)	in the case of an MAE Event which is not a Commonwealth MAE Event, negotiate in good faith with the Company in an endeavour to agree within 3 months on a method of redress from those available under clause 31.2(a) which will compensate the Company for or otherwise overcome the effects of the diminution in the Market Value of the Project caused by the relevant MAE Event; and

(ii)	in the case of a Commonwealth MAE Event, negotiate in good faith with the Commonwealth to agree within 3 months upon the redress which the Commonwealth will provide to overcome the effects of the MAE Event. If the Corporation and the Commonwealth are unable to agree upon such redress within 3 months, the following provisions will apply:

A.

the Corporation must negotiate in good faith with the Company in an endeavour to agree within a further 3 months on a method of redress from those available under clause 31.2(b) which, subject to subparagraphs (B) and (C), will give the Company (to the extent possible) the capacity to make the interest and amortisation payments required by the Debt Financing Documents (excluding any accelerated amortisation for whatever reason and any voluntary prepayments)(such payments referred to as “Debt Service Payments”);

B.	if the cashflow which would have been available for Debt Service Payments but for the occurrence of the MAE Event is determined to be less than that necessary for the Company to make the interest and amortisation payments required by the Debt Financing Documents in full then the redress will be limited to restoring the cashflow to that which would have been available for that purpose but for the occurrence of the MAE Event; and

C.	in considering whether the Company has the capacity to make the Debt Service Payments, no regard will be had to any such payments required to be made by the Debt Financing Documents in respect of debt incurred for purposes other than Railway Investment.

31.2	Available methods of redress

(a)	Subject to clause 31.3, the methods of redress available in respect of an MAE Event which is not a Commonwealth MAE Event are limited to:

(i)	varying the Concession Period and the term of each Sub-Lease;

(ii)	waiving or releasing or otherwise varying rights which the Corporation has under the Project Documents, including a right to receive a money payment (including amounts due for payment, accruing, payable or likely to become payable);

(iii)	the Corporation giving its consent to a refinancing or restructuring of the Project Debt in accordance with clauses 33.4A, 33.4B or 33.4D;

(iv)	amending the Project Documents;

(v)	the Corporation making a financial contribution to the Project; or

(vi)	adopting any other method of redress which the Parties may agree, in their absolute discretion, in any particular context, to be appropriate.

(b)	Subject to clause 31.3, the methods of redress available in respect of a Commonwealth MAE Event are limited to:

(i)	the Corporation further negotiating in good faith with the Commonwealth to agree upon the redress which the Commonwealth will provide to overcome the affects of the MAE Event;

(ii)	varying the Concession Period and the term of each Sub-Lease;

(iii)	the Corporation giving its consent to a refinancing or restructuring of the Project Debt in accordance with clauses 33.4A, 33.4B or 33.4D; or

(iv)	adopting any other method of redress which the Parties may agree, in their absolute discretion, in any particular context, to be appropriate.

(c)	For the avoidance of doubt, under no circumstances (including as a result of negotiations between the Corporation and the Commonwealth under clause 31.1(c)(ii) or 31.2(b)(i)) will the Corporation, the State or the Territory be obliged to provide redress in relation to a Commonwealth MAE Event by way of the methods referred to in paragraphs (ii), (iv) and (v) of sub-clause (a).

31.3	Limitations on nature and extent of redress

(a)	In no case can the Concession Period extend beyond the date one day prior to the first date on which a Head Lease will expire.

(b)	The Parties agree, and any arbitrator appointed under clause 39 must ensure in making a determination, that:

(i)	the method of redress involving the Corporation making a financial contribution to the Project will, in the context of those MAE Events where that method of redress is an available method of redress, be considered as a measure of last resort and will, unless the Corporation otherwise requires, only apply to the extent that the other methods of redress cannot reasonably be used so as to achieve the objectives referred to in clause 31.1(c)(i); and

(ii)	the method of redress involving the adoption of any other form of redress which the Parties may agree will not be available to the arbitrator unless both Parties agree upon that form of redress, in their absolute discretion.

(c)	Under no circumstances will the agreement or determination oblige the Corporation to make available or be bound by a method of redress:

(i)	until such time as the MAE Event actually commences to have a Material Adverse Effect; or

(ii)	to the extent that it will achieve an outcome in excess of that which is necessary to achieve the relevant objectives referred to in clause 31.1(c).

(d)	Each Party will use reasonable endeavours (which would not involve substantial expenditure) to mitigate the adverse consequences of a MAE Event and use reasonable endeavours to ensure that redress afforded under this clause 31 is efficiently applied and structured (so as, for example, not to create or increase any liability for Taxes, the liability for which need not be incurred or need only be incurred to a limited extent) but the Corporation has no right under this clause to unreasonably require the use of a particular structure.

31.4	Disputes

(a)	In the event that the Parties are unable to agree:

(i)	within 20 Business Days (or such further period as they may agree) of the time for commencing negotiations under clause 31.1(b), on whether or not an MAE Event has occurred and, if so, whether it has or is reasonably likely to have a Material Adverse Effect; or

(ii)	within 3 months (or such further period as they may agree) of the time by which the Corporation must commence negotiations with the Company under clause 31.1(c), on an appropriate method of redress so as to achieve the relevant objectives referred to in clause 31.1(c), then either Party may by notice to the other refer the matter for arbitration under clause 39.14.

(b)	If a matter referred for arbitration under clause 31.4(a) involves a dispute as to:

(i)	whether there has been a material diminution in the Market Value of the Project; or

(ii)	the quantum of the diminution in the Market Value of the Project,

then either Party may give to the other written notice that it requires an expert to determine the Market Value of the Project:

(iii)	immediately before the relevant MAE Event (and disregarding any effect of the effect of the MAE Event);

(iv)	immediately after the MAE Event (and taking into account the likely effect of the relevant MAE Event),

in each case in accordance with clause 37.7.

31.5	Provision of relevant information

Each Party must ensure that the other Party is, upon request, given a reasonable opportunity to consider information relevant to matters the subject of negotiation or determination pursuant to this clause 31.

31.6	Effect on other obligations, rights and remedies

(a)	Subject to sub-clause (b), nothing in this clause 31 derogates from:

(i)	the nature or extent of any obligations owed to a party under this Deed; or

(ii)	the rights, powers or remedies arising from the breach of any such obligation.

(b)	Where the Company is entitled to a payment from the Corporation under the provisions of this Deed other than this clause 31, the existence of the other remedy shall be taken into account in considering the remedies under this clause 31.

32.	Accounting and reporting obligations and Working Capital Balance

32.1	Accounting records

(a)	The Company must keep proper books of account and all other relevant accounting records it has relating to the Project at its place of business.

(b)	The Company must have its financial accounts and reports audited annually by an independent and reputable registered company auditor.

(c)	Upon the occurrence of a Termination Event in respect of the Company and pending the Cure of such Termination Event:

(i)	the Corporation may appoint its own independent and reputable registered company auditor to audit the books of account and records referred to in sub-clause (a); and

(ii)	the Company must ensure that those books of account and records are available to the Corporation’s auditor during business hours and on reasonable notice for examination, audit, inspection, transcription and copying.

32.2	Financial statements

(a)	Not later than 30 September each year, the Company must give to the Corporation a certified copy of the unaudited financial accounts and reports for the previous half-Financial Year, including a balance sheet, profit and loss statement, and statement of cash flows, for the Company.

(b)	Not later than 30 April each year, the Company must give to the Corporation a certified copy of the audited financial accounts and reports for the previous full Financial Year of the Company.

(c)	The Company must ensure that the financial accounts and reports given to the Corporation under sub-clause (a) and (b):

(i)	are prepared as the case requires in accordance with the constitution of the relevant entity, the Corporations Act, any other applicable Law and all accounting principles and practices generally accepted in Australia consistently applied, or if not consistently applied, accompanied by details of the inconsistencies; and

(ii)	will give a true and fair view of the financial condition and the result of the operations of the relevant entity as at the date, and for the period ending on the date, to which those accounts are prepared.

(d)	The Company must promptly notify the Corporation if, at any time, the Company becomes obliged pursuant to a Debt Financing Document to repay any amounts advanced to the Company pursuant to that Debt Financing Document within the following 12 months.

32.3	Monthly reports and freight task and tonnage

(a)	The Company will provide to the Corporation an operating report in respect of the Company’s business for the previous month. The Company agrees to provide that report in a format and content (including as to the level of detail) contained in Exhibit 21 (or such other format and content as the Parties agree).

(b)	The Company must advise the Corporation of total tonnages or twenty-foot equivalent units (TEUs) carried on the Railway.

This information must be given to the Corporation at yearly intervals and at such other times as the Corporation reasonably requires.

32.4	Budget and business plan

(a)	Not later than 28 February each year, the Company must give to the Corporation:

(i)	a budget for the current Financial Year for the Company; and

(ii)	a business plan for the Company for the current Financial Year and the four subsequent Financial Years (which will highlight any material changes in assumptions, revenue and expense, forecasts, operational matters, customer contracts or other matters material to the Project, from those items in the previous business plan). Each business plan provided under this paragraph will be in the format and content (including as to the level of detail) contained in Exhibit 22 (or such other format and content as the parties agree).

(b)	The Corporation acknowledges that, subject to sub-clause (c), the budget and business plan are provided for information purposes only.

(c)	Within 40 Business Days of receiving a business plan under sub-clause (a)(ii), the Corporation may notify the Company that it does not consider that the Company has made adequate allowance for expenditure and funding of that expenditure to meet its obligations under clause 22.1(c) and the reasons upon which the Corporation has reached that view. The parties will meet within 10 Business Days of that notice and seek to resolve the matter. If the matter is not resolved, either party can refer the matter for dispute resolution under clause 39.

32.5	Copies of notices

The Company must give the Corporation as soon as practicable certified copies of all notices of default, breach or dispute given or received by the Company under the Project Documents.

32.6	Advice regarding rights

The Company undertakes to advise the Corporation as soon as practicable after an event has occurred which, to its knowledge, is reasonably likely to materially prejudice the Corporation’s rights under any Project Document by reason of the legitimate exercise of significant rights available to third parties.

32.7	Other information

(a)	The Company must give to the Corporation notice of the names of the directors of the Company as soon as practicable after their appointment.

(b)	The Corporation may from time to time request written reports from the Company in relation to any material or urgent matter concerning the Project. The Company must prepare and provide the Corporation with such reports as soon as practicable after receiving a request from the Corporation.

32.8	Working Capital Balance

(a)	Within 10 Business Days after the end of each calendar quarter, the Company will give the Corporation a certificate signed by a director of the Company certifying:

(i)	its Working Capital Balance at the close of business at the end of that calendar quarter (and after making any payment of interest or other financing costs on that date under Inter-company Loan Agreements); and

(ii)	if the Working Capital Balance is certified as being an amount less than $7,500,000, any Distributions made during that quarter.

(b)	If in any certificate provided under paragraph (a):

(i)	the Working Capital Balance is certified as being an amount less than $7,500,000 (or such greater amount as may be agreed or determined under paragraph (e)); and

(ii)	during that calendar quarter, the Company has made a Distribution in an amount equal to or greater than the difference between A$7,500,000 (or such greater amount as may be agreed or determined under paragraph (e)); and the actual Working Capital Balance, the Company must ensure that the Working Capital Balance is restored such that it is equal to or greater than A$7,500,000 by the next Business Day after the date the certificate is provided under paragraph (a), and confirm to the Corporation in writing that it has done so.

(c)	The Company may only make a Distribution if:

(i)	the following conditions are satisfied:

A.	in the case of an Equity Distribution only, on the proposed date for making such Equity Distribution (and after taking into account the proposed Equity Distribution to be made on that date), the ratio of the aggregate outstanding principal amount of Finance Debt of the Company on such date to the EBITDA of the Company for the 12-month period ending on the last day of the most recent financial quarter of the Company, is less than 4:1; and

B.	in the case of any Distribution, it has satisfied the requirements of subclause (a) or (b) (as the case may be) in respect of the calendar quarter immediately preceding the proposed date of the Distribution; or

(ii)	if either condition in subparagraph (i) is not satisfied, the Corporation has given its prior written consent to the Distribution.

(d)	At any time when the Company proposes to make an Equity Distribution under clause 32.8(c)(i) and prior to making that Equity Distribution, the Company must provide a certificate signed by a director of the Company certifying that the Company will meet the requirements of clause 32.8(c)(i) . If the Company fails to provide a certificate under this clause, then the Company may not make any further Equity Distributions until such time as it provides a certificate certifying that the Company met the requirements of clause 32.8(c)(i).

(e)	At least 60 days prior to each 5 year anniversary of the Novation Date (each a “Reset Date”), the Company will provide to the Corporation a proposal to re-set the amount referred to in clause 32.8(a)(ii) to an amount which reflects the then current working capital requirements of the business (together with evidence supporting that amount (“Reset Amount”)). At least 30 days prior to each Reset Date the Corporation and the Company will meet with a view to agreeing the Reset Amount. If, after 10 Business Days, the parties have failed to reach agreement, either party may refer the determination of the Reset Amount to expert determination under clauses 39.3 - 39.6. The decision of the expert is final and binding on the parties and cannot be referred to conciliation or arbitration under clause 39.

(f)	For the avoidance of doubt, nothing in this Deed shall restrict the Company’s right to pay interest and other financing costs, or make repayments or prepayments of principal, under any Inter-company Loan Agreement.

32.9	Securities laws of the United States of America

The Corporation acknowledges that the Company’s parent company, GWI, is a publicly-traded company and that the Corporation is aware, and represents and warrants that it has or will advise its officers, employees, agents, consultants, attorneys and advisors who have access to material, non-public information about the Company held by the Corporation (which could include monthly financial reports, specifics of future projects, and/or annual projections provided to the Corporation in accordance with this clause 32), that the federal and state securities laws of the United States of America prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

33.	Assignment, refinancing and restrictions on activities

33.1	Assignment by the Corporation

(a)	The Corporation must not:

(i)	transfer, assign, novate or otherwise convey its interest in any Project Document to which it is expressed to be a party;

(ii)	create a Security Interest over its interest in any Project Document to which it is expressed to be a party;

(iii)	vary the terms of a Head Lease;

(iv)	surrender its leasehold interest in any part of the Corridor other than pursuant to the Deed of Partial Surrender (as defined in the Aboriginal Land Sub-Leases); or

(v)	terminate a Head Lease,

without the prior consent of the Company.

(b)	For the purposes of this clause 33.1, and without limiting the meaning of the word “transfer”, the Corporation will be deemed to have transferred its interest in the Project Documents to which it is expressed to be a party if:

(i)	any estate or interest of the Corporation in any of the Project Documents is assigned or assured to or vested in (whether voluntarily or involuntarily and whether directly or indirectly or by any legislation or any instrument authorised by any legislation) any person whatsoever;

(ii)	the Corporation is privatised or transformed into a corporation of any other nature or status or altered, transformed or changed in any manner or nature whatsoever;

(iii)	the Corporation is merged, amalgamated, divided, wound up (whether voluntarily or involuntarily) or dissolved;

(iv)	the status, nature or personality of the Corporation as an agent, instrumentality or personification of the Crown is altered or changed in any manner whatsoever; or

(v)	another person becomes the successor (either in whole or in part and whether with or without a winding up) of the Corporation.

(c)	The Company must not withhold its consent to a transfer, assignment, novation or conveyance of the Corporation’s interest in any Project Document to which it is expressed to be a party to:

(i)	the State or the Territory or both; or

(ii)	an entity which is wholly owned by the State or the Territory or both (a “Government Entity”) in circumstances where:

A.	the Company has been provided with written details of the Government Entity and the terms and conditions of the proposed transfer, assignment, novation or conveyance;

B.	all terms and conditions of the proposed transfer, assignment, novation or conveyance are reasonably acceptable to the Company;

C.	the Government Entity has agreed to be bound by the terms of the Project Documents (including this clause 33.1);

D.	the obligations of the Government Entity under the Project Documents will be guaranteed by the State and the Territory on terms no less favourable than those contained in clause 42;

E.	a person other than the Company bears all stamp duty in relation to such documentation and all reasonable costs and expenses (including legal costs and expenses) of and incidental to:

1)	any reasonable enquiries which the Company may make for the purposes of determining whether to consent to the transfer, assignment, novation or conveyance; and

2)	the preparation, negotiation and execution of any relevant documentation and any stamp duty or similar charges in relation to such documentation.

33.2	Assignment by the Company

(a)	Subject to clauses 33.3, 33.4A to 33.4D, and 33.5, the Company must not:

(i)	transfer, assign, novate or otherwise convey its interest in:

A.	the Railway;

B.	the Corridor; or

C.	any of the Project Documents to which the Corporation is expressed to be a party,

(and must not permit or suffer any such transfer, assignment, novation or conveyance);

(ii)	create a Security Interest over its interest in;

A.	the Railway;

B.	the Corridor;

C.	any of the Project Documents to which the Corporation is expressed to be a party; or

D.	any of its other assets or undertakings,

except as otherwise specifically contemplated by or provided for in the Project Documents or in accordance with any refinancing, restructuring or incurrence of new debt consented to under clauses 33.4A to 33.4D;

(iii)	surrender its leasehold interest in any part of the Corridor other than pursuant to clause 15 of the Crown Land Sub-Leases and clause 15 of the Aboriginal Land Sub-Leases;

(iv)	sub-lease or license any part of the Corridor;

(v)	part with physical possession of the Railway or any part of the Corridor other than pursuant to clause 15 of the Crown Land Sub-Leases and clause 15 of the Aboriginal Land Sub-Leases,

without the prior consent of the Corporation (which consent must not be unreasonably withheld or delayed).

(b)	For the purposes of this clause 33.2 but subject to clauses 33.3 and 33.3A, and without limiting the meaning of the word “transfer”, the Company will be deemed to have transferred its interest in the Project Documents if a Change of Control occurs in relation to the Company or an entity which Controls the Company (other than a Change of Control where, both immediately before and immediately after the Change of Control the Company remains under the Control of the same Listed Parent Entity). For avoidance of doubt, if clause 33.3A applies, the Company is not by virtue of this sub-clause (b) in breach of its obligations under clause 33.2(a)(i).

(c)	The Corporation may not withhold its consent to a transfer by the Company of the kind described in sub-clause (a)(i) or a deemed transfer by the Company of the kind described in sub-clause (b) or where a Change of Control occurs in respect of a Listed Parent Entity if:

(i)	the Corporation has been provided with written details of the relevant party, and the terms and conditions of the proposed transaction (including, if applicable, any further information requested under clause 33.3(c));

(ii)	the relevant party:

A.	is a reputable corporation or other entity and is of appropriate financial and commercial standing; and

B.	does not have any interest or duty which conflicts or may conflict in a material way with the interests of the Corporation, the State or the Territory;

(iii)	in the case of a transfer by the Company the kind described in sub-clause (a)(i), the terms and conditions of the proposed transaction:

A.	are consistent with the obligations of the transferor under the Project Documents to which the Corporation is party;

B.	will not increase the liability of, or risks accepted by, the Corporation, the State or the Territory under the Project Documents or in any other way in respect of the Project; and

C.	will not adversely affect the Corporation’s, the State’s or the Territory’s rights, obligations or commercial position under the Project Documents or in any other way in respect of the Project;

(iv)	the proposed transaction is not contrary to the public interest in both the State and the Territory (as determined by both the State and the Territory) taking into consideration the requirements of this Deed;

(v)	the relevant party has agreed to be bound by the terms of the relevant Project Documents; and

(vi)	the Corporation has been, or will be, reimbursed for all reasonable costs and expenses (including legal costs and expenses) of and incidental to:

A.	any enquiries which the Corporation may make for the purposes of determining whether to consent to the transaction; and

B.	the preparation, negotiation and execution of any relevant documentation and any stamp duty or similar charges in relation to such documentation.

33.3	Change of Control of Listed Parent Entity

(a)	The Company must give the Corporation reasonable prior notice of a proposed Change of Control of the Company or an entity which Controls the Company of which it is aware and where it is able to disclose such information without breaching any applicable laws or causing its Listed Parent Entity to breach any applicable laws (or the listing rules of any stock exchange on which its shares are listed) or obligations of confidentiality.

(b)	If a Change of Control occurs in respect of a Listed Parent Entity and prior notice of the Change of Control could not be given pursuant to sub-clause (a) because it would have breached applicable laws (or the listing rules of any stock exchange on which its shares are listed) or obligations of confidentiality or because the Company was not aware of the proposed Change of Control, the Company must, promptly after the Change of Control occurs, notify the Corporation providing full details of the Change of Control.

(c)	Within 20 Business Days after the receipt by the Corporation of a notice under subclause (a) or (b), the Corporation may request further information about the proposed or actual Change of Control as the Corporation reasonably requires, but the Company is only obliged to provide such information where:

(i)	the Corporation agrees to keep the information confidential on terms reasonably required by the Company; or

(ii)	it is otherwise publicly available.

(d)	The Company will:

(i)	in the case of a Change of Control which is required by law to be notified to FIRB, the ACCC or any other relevant Government Authority (“Regulatory Body”), provide to the Corporation a copy of any notification given to that Regulatory Body in respect of that Change of Control and advise the Corporation of the final response given by that Regulatory Body to that notification (such response or position referred to in this clause as “Regulatory Response”); or

(ii)	otherwise advise the Corporation in its notice given under subclause (a) or (b) that the matter is not subject to regulatory review by any relevant Regulatory Body in Australia or that such bodies are precluded from exercising any power to make an order under any applicable law in relation to the Change of Control

(e)	As soon as practicable (but no later than 40 Business Days) after the later of the receipt by the Corporation of:

(i)	a notice under clause 33.3(a) or (b);

(ii)	such further information about the proposed or actual Change of Control as the Corporation reasonably requests pursuant to clause 33.3(c); and

(iii)	any Regulatory Response, if applicable,

the Corporation must give or withhold its consent to the Change of Control and give written notice to the Company accordingly. The Corporation must give its consent (including in the case of a Change of Control of a Listed Parent Entity) if the requirements set out in clause 33.2(c) are satisfied.

33.3A	Divestiture by Listed Parent Entity

(a)	If the Corporation withholds its consent to the Change of Control of a Listed Parent Entity and the Change of Control of the Listed Parent Entity occurs or has occurred:

(i)	the Company must commence, as soon as reasonable practicable thereafter and having regard to market conditions at the time, a reasonable, appropriate and orderly process consistent with market practice (and not on the basis that it is a forced sale) (“Divestiture”) for the sale of the shares or equity interests in the Company or the assets and liabilities of the Company (“Offered Interest”) for their market value pursuant to either a public tender or private treaty (as the Company sees fit); or

(ii)	at all times thereafter, the Company must diligently pursue the Divestiture with a view to achieving a sale of the Offered Interest for its market value at the earliest possible time but in any case not later than a period of 5 years after the date of the Corporation’s notice under clause 33.3(e) (such period referred to in this clause as “Disposal Period”); and

(iii)	at all times thereafter, the Company must continue to comply with its obligations under this Deed until such time as the sale of the Offered Interest is completed or the Corporation exercises its rights under clause 33.3A(e)(ii).

(b)	If the Company or an entity that Controls the Company proposes to accept an offer for the acquisition of the Offered Interest within the Disposal Period, the Company will provide details of the offer to the Corporation and seek the Corporation’s consent to the acquirer under clause 33.2. The Corporation must give its consent if the requirements set out in clause 33.2(c) are satisfied.

(c)	The Company must act reasonably (and must procure that each relevant entity that Controls the Company acts reasonably) in deciding whether to accept or reject any offer for the Offered Interest. Without limitation, the Company (or an entity that Controls the Company) need not accept an offer if it believes, in good faith, that the offer does not represent fair market value at the time or otherwise would impose onerous or unreasonable liabilities or obligations on the Company (or any entity that Controls the Company) after the completion of the Divestiture.

(d)	The Company will provide the Corporation with:

(i)	a report on the progress of the Divestiture at the end of each 3 month period after the date of the Corporation’s notice under clause 33.3(e); and

(ii)	details of any offer received for the Offered Interest during the Disposal Period.

(e)	If, at the end of the Disposal Period, the Offered Interest has not been sold to a person approved by the Corporation under clause 33.2, the Corporation may:

(i)	advise the Company in writing that it no longer requires a Divestiture to occur; or

(ii)	notify the Company in writing that it wishes to acquire the Offered Interest itself. In this case, the Corporation agrees to pay the Company (or, if the Corporation wishes to acquire the shares in the Company, as the Company may direct in writing) the Early Termination Amount and the procedures in clauses 37.6, 37.7 and 37.8 will apply.

The Corporation will notify the Company of its decision under this clause within 20 Business Days of the end of the Disposal Period.

(f)	If, during the Disposal Period, the Company is not complying with its obligations under clause 33.3A, this will be a Termination Event under clause 36.1(d).

33.4	Fixed Debt Limit

(a)	Subject to clauses 33.4A, 33.4B and 33.4C, the aggregate principal amount of Finance Debt incurred by the Company and outstanding at any time must not exceed the Fixed Debt Limit.

(b)	On the eighth anniversary of the Novation Date and at any time thereafter (but not before the 5th anniversary of the date on which the Fixed Debt Limit was last amended), the Company may propose a new Fixed Debt Limit to the Corporation. The Corporation agrees to consider such request in good faith but, having done so, may accept or reject it in its absolute discretion.

(c)	For the purposes of clauses 33.4A to 33.4D, references to “Fixed Debt Limit” are taken to refer to the Fixed Debt Limit, if and as amended pursuant to clause 33.4(b).

33.4A	Refinancing of Finance Debt or incurring additional Finance Debt for any purpose

(a)	The Company may refinance or restructure some or all of its existing Finance Debt and/or incur new Finance Debt (that is not part of a refinancing or restructuring of existing Finance Debt) by or with a Related Body Corporate for any purpose without the Corporation’s consent if the aggregate principal amount of Finance Debt immediately after the refinancing or restructuring of its existing Finance Debt or incurrence of new Finance Debt (as applicable) does not exceed the lower of:

(i)	the Fixed Debt Limit; and

(ii)	the EBITDA Limit.

(b)	The Company agrees to notify the Corporation of a refinancing or restructuring of existing Finance Debt or incurrence of new Finance Debt referred to in clause 33.4A(a) within 20 Business Days of the refinance, restructure or incurrence (as the case may be) and must provide the Corporation with copies of all relevant documentation.

(c)	The terms and conditions of the Company’s financing arrangements relating to any refinancing or restructuring of existing Finance Debt or the incurrence of new Finance Debt with a Related Body Corporate of the Company must be on a commercial arm’s length basis and market related.

33.4B	Refinancing of Finance Debt or incurring additional Finance Debt for investment in the Railway Business

(a)	If the Company wants to effect a refinancing or restructuring of some or all of its existing Finance Debt and/or incur new Finance Debt (that is not part of a refinancing or restructuring of existing Finance Debt), including any redrawing in respect of existing Finance Debt, for the purpose of Railway Investment in an amount in excess of the Fixed Debt Limit, the Company must seek the Corporation’s consent by giving the Corporation notice in writing.

(b)	The Corporation must not withhold its consent to a refinancing or restructuring of the Company’s existing Finance Debt or incurrence of new Finance Debt for the purpose referred to in clause 33.4B(a) where the aggregate principal amount of its Finance Debt immediately after the refinancing or restructuring of its existing Finance Debt or incurrence of new Finance Debt (as applicable) will not exceed the EBITDA Limit and the requirements of paragraph (d) are met.

(c)	Where the aggregate principal amount of Finance Debt immediately after the refinancing or restructuring of existing Finance Debt or incurrence of new Finance Debt (as applicable) for the purposes of paragraph (a) will exceed the EBITDA Limit, the Corporation will not unreasonably withhold its consent to that refinancing, restructuring or incurrence (as the case may be) of such debt if the reason for non-compliance with the EBITDA Limit is as result of a timing difference between the refinancing, restructuring or incurrence of that debt and the Company generating increased earnings from the Railway Investment which is to be funded by that debt and the requirements of paragraph (d) are met.

(d)	Where the refinancing or restructuring of existing Finance Debt or the incurrence of new Finance Debt is with:

(i)	a Related Body Corporate of the Company, the terms and conditions of the Company’s financing arrangements must be on a commercial arm’s length basis and must be market related; or

(ii)	Third Party Financiers, the terms and conditions of the Company’s financing arrangements must comply with the conditions set out in clause 33.4D.

(e)	The Company acknowledges and agrees that if any Finance Debt which is refinanced, restructured or incurred pursuant to this clause 33.4B is subsequently repaid or prepaid, it is not then available for further redrawing except with the consent of the Corporation in accordance with this clause 33.4B and any higher limit approved for the purposes of that Finance Debt under this clause 33.4B shall be reduced by the amount of such repayment or prepayment (but not below the Fixed Debt Limit).

33.4C	Refinancing of Finance Debt or incurring additional Finance Debt other than for investment in the Railway Business

(a)	On or after 1 January 2015, the Company may request that the Corporation consent to a refinancing or restructuring of some or all of its existing Finance Debt, and/or the incurrence of new Finance Debt (that is not part of a refinancing or restructuring of existing Finance Debt) including any redrawing in respect of existing Finance Debt, in an amount in excess of the Fixed Debt Limit where the whole or part of that debt is to be used for a purpose other than Railway Investment by giving the Corporation notice in writing.

(b)	The Corporation must not withhold its consent to such a refinancing or restructuring of existing Finance Debt, or the incurrence of new Finance Debt (as applicable) for the purposes referred to in clause 33.4C(a) where the following conditions are satisfied:

(i)	the aggregate principal amount of Finance Debt immediately after the refinancing or restructuring of its existing Finance Debt or incurrence of new Finance Debt (as applicable) will not exceed the EBITDA Limit;

(ii)	there are no subsisting defaults by the Company of any of its obligations under this Deed in respect of which the Corporation has given a written notice to the Company prior to receipt of the Company’s request under paragraph (a);

(iii)	the Corporation has received a certificate from the Company certifying that it is not in default of any of its obligations under this Deed;

(iv)	the most recent business plan provided under clause 32.4(a)(ii) demonstrates that following the incurrence of debt above the Fixed Debt Limit for purposes other than investing in the Railway Business, there are sufficient cash flows over that period for the Company to meet its interest expense, any scheduled repayment of its debt and planned capital expenditures;

(v)	the Company has:

(A)	provided a five year business plan annually as required under clause 32.4(b); and

(B)	implemented that business plan on a year to year basis;

(vi)	there is no notice given by the Corporation under clause 32.4(c) in respect of the current business plan which has not been finally resolved or, if the business plan is delivered less than 40 Business Days before the date a request is made under subclause (a), the 40 Business Day period under clause 32.4(c) has expired and there is no notice given by the Corporation under clause 32.4(c) in respect of that business plan which has not been finally resolved; and

(vii)	where the refinancing, restructuring or new Finance Debt is with:

(A)	a Related Body Corporate of the Company, the terms and conditions of the Company’s financing arrangements are on a commercial arm’s length basis and are market related; or

(B)	Third Party Financiers, the terms and conditions of the Company’s financing arrangements comply with the conditions set out in clause 33.4D.

(c)	The Company acknowledges and agrees that if any Finance Debt which is refinanced, restructured or incurred pursuant to this clause 33.4C is subsequently repaid or prepaid, it is not then available for further redrawing except with the consent of the Corporation in accordance with this clause 33.4C and any higher limit approved for the purposes of that Finance Debt under this clause 33.4C shall be reduced by the amount of such repayment or prepayment (but not below the Fixed Debt Limit).

33.4D	Refinancing of Finance Debt or incurring additional Finance Debt with Third Party Financiers

Without limiting the requirements of clauses 33.4, 33.4A, 33.4B or 33.4C (as applicable), if the Company wishes to refinance or restructure of some or all of its existing Finance Debt and/or incur new Finance Debt (that is not part of a refinancing or restructuring of existing Finance Debt) by or with Third Party Financiers, it must seek the Corporation’s prior written consent. The Corporation must not withhold its consent to a refinancing or restructuring of some or all of the existing Finance Debt and/or the incurrence of new Finance Debt (that is not part of a refinancing or restructuring of existing Finance Debt) by or with Third Party Financiers, where the following conditions are satisfied:

(a)	the aggregate principal amount of its Finance Debt immediately after the refinancing or restructuring of its existing Finance Debt or incurrence of new Finance Debt (as applicable)does not exceed the relevant limits referred to in clauses 33.4A to 33.4C (as applicable);

(b)	if the Debt Financiers are obtaining any Security Interest over any assets or rights secured by the Corporation’s Charge, the incoming financiers (or their agent or security trustee) execute and deliver a deed in substantially the same terms as the Original Debt Financiers’ Tripartite Deed (subject to appropriate changes satisfactory to the Corporation and the Company to reflect the priority and subordination arrangements in the Debt Financiers Tripartite Deed (2010) as between the Corporation and the Company, any issues arising as a result of the Company having internal debt as well as debt provided by Third Party Financiers, treatment of Insurance Proceeds and other matters required by Third Party Financiers or the Corporation); and

(c)	the terms and conditions of the refinancing, restructuring or new Finance Debt are on a commercial arm’s length basis and are market related.

33.4E	Request for consent

(a)	A notice provided to the Corporation under clauses 33.4A to 33.4D in respect of a proposed refinancing or restructuring of some or all of the existing Finance Debt and/or the incurrence of new Finance Debt (that is not part of refinancing or restructuring of existing Finance Debt) must specify:

(i)	the amount of debt to be incurred;

(ii)	the form of that debt;

(iii)	the terms and conditions applicable to that debt (including pricing and tenor);

(iv)	the identity of the proposed providers of that debt; and

(v)	the purpose for which that debt is to be used.

(b)	With respect to clauses 33.4A to 33.4D, the parties acknowledge and agree that:

(i)	subject to clause 33.4(a), a request for the consent of the Corporation may be made at any time and from time to time;

(ii)	the Corporation must be provided with all material information relevant to the Corporation’s decision to give or withhold its consent to the request;

(iii)	the Corporation must expeditiously advise the Company of any additional information it reasonably requires to assess the request;

(iv)	within 30 Business Days after the Corporation receives the information referred to in sub-clause (b)(ii) or, if requested, sub-clause (b)(iii), the Corporation must give or withhold its consent in writing to the Company and if that consent is withheld it must advise the Company of the reasons for that decision. If the Corporation does not give or withhold its consent in accordance with this clause within 60 days after it receives the information referred to in sub-clause (b)(ii) or, if requested, sub-clause (b)(iii), then it will be taken to have consented; and

(v)	the Corporation shall not be entitled to charge any fee for or in connection with its consideration of any request but the Company must reimburse the Corporation for all reasonable costs and expenses (including legal costs and expenses) of and incidental to:

A.	any reasonable enquiries which the Corporation may make for the purpose of reviewing the request; and

B.	the preparation, negotiation and execution of any relevant documentation and any stamp duty or similar charges in relation to such documentation.

(c)	If the Corporation consents to the refinancing or restructuring or incurrence of new Finance Debt with Third Party Financiers, the Corporation must, if requested by the Company, execute and deliver:

(i)	a deed in substantially the same terms as the Original Debt Financiers’ Tripartite Deed with the incoming financiers (or their agents) and the Company (subject to appropriate changes satisfactory to the Corporation and the Company to reflect the priority and subordination arrangements in the Debt Financiers Tripartite Deed (2010) as between the Corporation and the Company, any issues arising as a result of the Company having internal debt as well as debt provided by Third Party Financiers, treatment of Insurance Proceeds and other matters required by Third Party Financiers or the Corporation); and

(ii)	new head lease deeds in substantially the same terms as the Head Lease Deeds then in place.

33.5	Third party contracts

(a)	Subject to sub-clause (b) and to the Sub-Leases, the Company may grant sub-leases, licences, access contracts, concessions, rights in the nature of easements and other limited rights to possession or use for any purpose as may be necessary, incidental or related to the operation of the Railway.

(b)	The Company must not grant or enter into any sub-lease, licence, access contract, concession, easement, or other contractual arrangement relating to the Project, if the term of that sub-lease, licence, access contract, concession, easement, or contractual arrangement (including options) extends beyond the end of the Concession Period without the Corporation’s prior consent (ignoring the possibility of the termination of this Deed for any reasons other than the effluxion of time).

(c)	The Company must give the Corporation a certified copy of any sub-lease, licence, access contract, concession or right granted under sub-clause (a).

33.6	Removal of Railway Infrastructure

The Company must not remove any part of the Railway from the Corridor other than:

(a)	in compliance with the Company’s maintenance and repair obligations under clause 22;

(b)	in connection with a Change undertaken pursuant to clause 23; or

(c)	in compliance with the Company’s obligation under clause 4.5 of the Aboriginal Land Sub-Leases,

without the Corporation’s prior consent (which consent must not be unreasonably withheld except where it might materially affect the Corporation’s interests).

33.7	Railway Infrastructure to be situated on Corridor

The Company must ensure that at all times all Railway Infrastructure necessary to safely operate the Railway is constructed, erected, installed or placed on the Corridor, unless otherwise agreed by the Corporation.

33.8	Restrictions on Company’s activities

The Company must not:

(a)	carry on any business other than:

(i)	the business of carrying out the Project; and

(ii)	an Integrated Rail Transport Business;

(b)	incur any liabilities other than for the purposes of carrying on the businesses referred to in paragraph (a);

(c)	acquire or hold any property (real or personal) other than for the purposes of carrying on the businesses referred to in sub-clause (a);

(d)	incorporate or acquire any subsidiary; or

(e)	enter into an contract or agreement with a Related Body Corporate of the Company other than on arm’s length commercial terms,

unless it either has the Corporation’s consent, or such action is otherwise permitted under this Deed.

33.9	Provision of unsecured guarantees

Notwithstanding anything to the contrary in this Deed, the Company shall be entitled to provide unsecured guarantees in relation to liabilities incurred by its Related Bodies Corporate (and incur other customary liabilities and indemnity obligations in relation to the provision of such guarantees) as follows:

(a)	the Company may provide an unsecured guarantee and incur other liabilities and indemnity obligations, in each case as a Foreign Guarantor under the Second Amended and Restated Revolving Credit and Term Loan Agreement; and

(b)	upon the Company ceasing to have any liability under the Second Amended and Restated Revolving Credit and Term Loan Agreement, the Company may at any time thereafter provide unsecured guarantees, and incur other liabilities and indemnity obligations in relation to such guarantees, in each case in respect of any liabilities incurred from time to time by any non US Related Bodies Corporate of the Company, provided that:

(c)	the aggregate liability of the Company in relation to all such guarantees, liabilities and indemnities may not at any time exceed the greater of:

(i)	US$220,000,000; and

(ii)	an amount equal to 4 times the EBITDA of the Company for the 12 month period ending on the last day of the most recent financial quarter of the Company as at the date on which the most recent unsecured guarantee referred to above was entered into by the Company; and

(d)	GWI has provided an undertaking in favour of the Corporation in relation to such guarantees on substantially the same terms as those set forth in the Original GWI Deed Poll.

On and from any Third Party Refinancing Date until such time as the Company’s Finance Debt is replaced in full by internal Finance Debt funded by one or more Related Bodies Corporate of the Company, unless the Corporation otherwise consents, the Company shall cease to be permitted to give unsecured guarantees in relation to liabilities incurred by its Related Bodies Corporate as permitted by this clause.

On or after any Third Party Refinancing Date, upon the Company’s written request, the Corporation shall execute and deliver to the Company a deed of release of the GWI Deed Poll.

If the Company refinances part of its Finance Debt with a Third Party Financier and there remains internal Finance Debt funded by one or more Related Bodies Corporate of the Company outstanding thereafter, the Company, the Company may only give unsecured guarantees in relation to liabilities incurred by its Related Bodies Corporate as referred to in this clause with the Corporation’s prior written consent.

33.10	Amendments to Project Documents to which Corporation is not a party

(a)	The Company must not:

(i)	make or permit any amendment to, replacement of or waiver of a provision of;

(ii)	terminate, surrender, rescind or accept repudiation of;

(iii)	permit the novation, assignment or substitution of any counterparty’s rights, obligation or interest in; or

(iv)	enter into any agreement or arrangement which affects the operation or interpretation of,

any Project Document to which the Corporation is not expressed to be a party (each an Amendment for the purposes of this clause 33.10) without the Corporation’s prior consent.

(b)	If the Company requires an Amendment, it must submit to the Corporation a written request seeking its consent. The request must set out:

(i)	the Amendment and the reasons for it;

(ii)	the response or anticipated response of any other party to the Project Documents regarding the Amendment;

(iii)	the response or anticipated response of any assignee or incoming party of the Project Documents to the Amendment; and

(iv)	copies of any documents relevant to the Company’s request.

(c)	The Corporation must advise the Company, within 15 Business Days (or such longer period as the Corporation reasonably requests having regard to the nature of the Amendment) of receiving its written request under clause 33.10(b), that:

(i)	it consents to the Amendment;

(ii)	the Amendment is unacceptable to it and the reasons why the Amendment is unacceptable; or

(iii)	that it requires further information from the Company regarding the Amendment.

(d)	If the Corporation requires further information under clause 33.10(c)(iii), the Company must provide the further information sought within a further period of 10 Business Days, after which the Corporation must respond in terms of clause 33.10(c)(i) or 33.10(c)(ii) within 10 Business Days of receiving the further information.

(e)	If the Corporation fails to respond for any reason within the period specified by clause 33.10(c) in relation to an Amendment in respect of a Project Document to which the Corporation is not a party:

(i)	the Company may send a reminder notice; and

(ii)	if that notice is not responded to within 10 Business Days, the Corporation will be deemed to have given its consent to such Amendment.

(f)	Notwithstanding anything in this clause, this clause does not prevent the Company from effecting any Amendment to a Debt Financing Document where:

(i)	it is permitted to refinance or restructure any existing Project Debt or incur additional Finance Debt or Non Railway Debt under clause 33.4A - 33.4D; or

(ii)	the Amendment is to a GWI Financing Document and does not shorten the tenor of any inter-company loan.

34.	Sub-contracting

34.1	Engagement of sub-contractors

Subject to clause 22.13, the Company may sub-contract the performance of its obligations under this Deed to the Operator or any other sub-contractor.

34.2	Company still liable

(a)	The engagement of the Operator or any other sub-contractor under clause 34.1, will not relieve the Company from any liability or obligation under this Deed.

(b)	The Company will be liable to the Corporation for the acts and omissions of the Operator and all other sub-contractors and their respective employees and agents as if they were acts or omissions of the Company.

35.	Default notices and step in rights

35.1	Default by Company

(a)	If the Company is in default of any of its obligations under this Deed then the Corporation may give the Company notice:

(i)	stating that it is a notice under this clause; and

(ii)	if the default is capable of being remedied, directing the Company to remedy the default within the Remedy Period.

(b)	If the default is capable of being remedied and the Company fails to remedy the default within the Remedy Period, or if urgent action is necessary, the Corporation may (but is not obliged to) itself or through agents or contractors perform the obligation at the Company’s cost. The Corporation must cease to exercise its rights under this clause as soon as reasonably practicable after the default has been remedied.

(c)	The Company indemnifies, and will keep indemnified, the Corporation from and against any Loss or Claim brought against, incurred or suffered by the Corporation as a result of the exercise, in good faith, by the Corporation of its rights under sub-clause (b). The Corporation must use all reasonable endeavours to mitigate such Losses and Claims.

(d)	The Corporation’s rights under this clause are without prejudice to any other rights which the Corporation may have, whether under this Deed or otherwise.

35.2	Default by Corporation, State or Territory

(a)	If the Corporation, State or Territory is in default of any of its obligations under this Deed then the Company may give the Corporation notice:

(i)	stating that it is a notice under this clause; and

(ii)	if the default is capable of being remedied, directing the Corporation, the State or the Territory (as the case may be) to remedy the default within the Remedy Period.

(b)	If the default relates to the Corporation’s obligations under clause 8.2(b), 8.3, 8.4, 9.2, 12.4(a) or 12.6(c) and the Corporation fails to remedy the default within the Remedy Period, or if urgent action is necessary, the Company may (but is not obliged to) itself perform the obligation at the Corporation’s cost. The Company must cease to exercise its rights under this clause as soon as reasonably practicable after the default has been remedied.

(c)	The Corporation indemnifies, and will keep indemnified, the Company from and against any Loss or Claim brought against, incurred or suffered by the Company as a result of the exercise, in good faith, by the Company of its rights under sub-clause (b). The Company must use all reasonable endeavours to mitigate such Losses and Claims.

(d)	The Company’s rights under this clause are without prejudice to any other rights which the Company may have, whether under this Deed or otherwise.

35.3	Termination notices

It is not a requirement of this Deed:

(a)	that a Party first issue a notice under clause 35.1 or clause 35.2 (as the case may be); or

(b)	that the Remedy Period in relation to any such notice must have expired,

before it may issue a notice under clause 36 or clause 37 (as the case may be).

36.	Termination by the Corporation

36.1	Termination Events

Each of the following events is a Termination Event in respect of the Company:

(a)	[Not used]

(b)	[Not used]

(c)	[Not used]

(d)	the Company breaches its obligations to obtain the Corporation’s consent under clauses 33.2(a)(i), 33.4B, 33.4C, 33.4D, 33.9 or 33.10, or clause 33.3A(f) applies; or

(e)	the Company fails to an extent which is material in the context of the Project to operate, maintain and repair the Railway in accordance with this Deed; or

(f)	the Company defaults in a material respect in the due observance or performance of any of its other material obligations under any Project Document to which the Corporation is expressed to be a party (other than a Sub-Lease or the Corporation Loan Agreement); or

(g)	[Not used]

(h)	a Sub-Lease is terminated as a result of a breach of the Sub-Lease by the Company and the Corporation has lawfully re-entered and forfeited the Sub-Lease, or a Vested Lease is lawfully terminated as a result of:

(i)	a breach of the Vested Lease by the Company; and/or

(ii)	the lessor under the Vested Lease having lawfully re-entered and forfeited the Vested Lease; or

(i)	the Company is the subject of an Insolvency Event; or

(j)	the Company fails to establish the Defeasance Fund when required under clause 5A of the Corporation Loan Agreement or fails to contribute to that fund as required by clause 5A of the Corporation Loan Agreement.

36.2	[Not used]

36.3	[Not used]

36.4	Termination for breach of clause 32(a)(i), clauses 33.4B or 33.4C, clause 33.9 or clause 33.10 or under clause 33.3A(f)

(a)	If the Termination Event referred to in clause 36.1(d) occurs as a result of a breach of clause 33.2(a)(i) by the Company then the Corporation may terminate this Deed by notice to the Company with effect from the date on which the notice is served.

(b)	If the Termination Event referred to in clause 36.1(d) occurs:

(i)	as a result of a breach of clause 33.4B, clause 33.4C, clause 33.9 or clause 33.10 by the Company; or

(ii)	pursuant to clause 33.3A(f),

then the Corporation may terminate this Deed if, within 30 days of the Corporation giving the Company a notice requiring the beach to be remedied, either that breach is not remedied or the parties have failed to reach agreement as to an alternative method of redress. At the expiry of that period, the Corporation may terminate this Deed by notice to the Company with effect from the date on which the notice is served.

36.5	Termination for failure to operate, maintain and repair

(a)	If the Termination Event referred to in clause 36.1(e) occurs then the Corporation may:

(i)	if the Termination Event is capable of being Cured - give the Company a notice requiring the Company to Cure the Termination Event within such period of time as is reasonable, in all the circumstances, to enable the Termination Event to be Cured (such period to be no less than 6 months except in the case of a Termination Event constituted by the non-payment of moneys in which case the period shall be 30 days); or

(ii)	if the Termination Event is not capable of being Cured - give the Company a notice requiring the Company to:

A.	overcome or minimise the impacts and effects of the event which gave rise to the Termination Event so as to attempt to return the Company to the position it would have occupied had the Termination Event not occurred; and

B.	put in place procedures to minimise the likelihood of the event which gave rise to the Termination Event occurring again in the future,

within such period of time as is reasonable, in all the circumstances, to achieve the outcomes referred to in paragraphs (A) and (B).

(b)	If the Corporation gives the Company a notice under sub-clause (a)(i) then:

(i)	the Company must:

A.	diligently pursue a Cure at all times during the cure period referred to in the notice until the Termination Event has been Cured;

B.	provide the Corporation with reasonable evidence as to its diligent pursuit of a Cure, when requested by the Corporation; and

C.	without limiting its obligations under paragraph (B), provide the Corporation with a written report at the end of every 90 day period following the Corporation’s notice as to the progress made by the Company during that 90 day period in relation to the Cure of the Termination Event;

(ii)	the Company will not be entitled to claim that it cannot diligently pursue a Cure because to do so would involve the expenditure of money or because it lacks the relevant expertise;

(iii)	if at any time the Company considers, in good faith, that it requires more time to Cure the Termination Event, then the Company may give the Corporation a notice requesting a further cure period and providing reasons as to why such further period is required. If the Company gives the Corporation such a notice and is diligently pursuing a Cure, then the Corporation must provide a further cure period of such period of time as is necessary at that time to enable the Termination Event to be Cured. The grant of one or more new cure periods pursuant to this sub-clause will not preclude the Company from requesting further cure periods. The Company will not, however, be entitled to any further cure periods under this sub-clause for a Termination Event constituted by the non-payment of moneys;

(iv)	if at any time during a cure period the Company is not diligently pursuing a Cure, or the Corporation has not been provided with reasonable evidence in accordance with sub-clause (b)(i)(B) or a report in accordance with sub-clause (b)(i)(C), then the Corporation may give the Company a warning notice requiring the Company to:

A.	commence or re-commence its diligent pursuit of a Cure;

B.	provide the Corporation with reasonable evidence that it is diligently pursuing a Cure; and/or

C.	provide the report,

(whichever is applicable) within 20 Business Days of receipt of the warning notice;

(v)	if at the expiration of the 20 Business Day period following notice under sub-clause (b)(iv), the Company is not diligently pursuing a Cure and such failure is not due to a Force Majeure Event or wet weather then the Corporation may give the Company 30 Business Days’ notice of its intention to terminate this Deed;

(vi)	if, at the expiration of the 30 Business Day period following notice under sub-clause (b)(v), the Company is not diligently pursuing a Cure and such failure is not due to a Force Majeure Event or wet weather then the Corporation may terminate this Deed by notice to the Company with effect from the date on which the notice is served;

(vii)	if at the expiration of the cure period (and any additional cure periods granted pursuant to sub-clause (b)(iii)), the Company has not Cured the Termination Event, then the Corporation may give the Company 30 Business Days’ notice of its intention to terminate this Deed. The Company will continue to have the right to Cure the Termination Event (and to request a further cure period pursuant to sub-clause (b)(iii)) during this 30 Business Day period; and

(viii)	if at the expiration of the 30 Business Day period following notice under sub-clause (b)(vii), the Company:

A.	has not cured the Termination Event; and

B.	is not entitled to a further cure period under sub-clause (b)(iii),

then the Corporation may terminate this Deed by notice to the Company with effect from the date on which the notice is served.

(c)	If the Corporation gives the Company a notice under sub-clause (a)(ii) then:

(i)	the Company must:

A.	at all times during the cure period referred to in the notice do everything within its power in accordance with good industry practice to achieve the outcomes referred to in sub-clauses (a)(ii)(A) and (a)(ii)(B);

B.	provide the Corporation with reasonable evidence that it is complying with its obligations under paragraph (A), when requested by the Corporation; and

C.	without limiting its obligations under paragraph (B), provide the Corporation with a written report at the end of every 90 day period following the Corporation’s notice as to the progress made by the Company during that 90 day period in relation to the achievement of the outcomes referred to in sub-clauses (a)(ii)(A) and (a)(ii)(B);

(ii)	if at any time the Company considers, in good faith, that it requires more time to achieve the outcomes referred to in sub-clauses (a)(ii)(A) and (a)(ii)(B), then the Company may give the Corporation a notice requesting a further cure period and providing reasons as to why such further period is required. If the Company gives the Corporation such a notice and is doing everything within its power in accordance with good industry practice to achieve the outcomes referred to in sub-clauses (a)(ii)(A) and (a)(ii)(B), then the Corporation must provide a further cure period of such period of time as is necessary at that time to enable the Company to achieve those outcomes. The grant of one or more new cure periods pursuant to this sub-clause will not preclude the Company from requesting further cure periods;

(iii)	if at any time during a cure period the Company is not doing everything within its power in accordance with good industry practice to achieve the outcomes referred to in sub-clauses (a)(ii)(A) and (a)(ii)(B), or the Corporation has not been provided with reasonable evidence in accordance with sub-clause (c)(i)(B) or a report in accordance with sub-clause (c)(i)(C), then the Corporation may give the Company a warning notice requiring the Company to:

A.	commence or recommence performance of its obligations under sub-clause (c)(i)(A);

B.	provide the Corporation with the evidence referred to in sub- clause (c)(i)(B); and/or

C.	provide the report,

(whichever is applicable) within 20 Business Days of receipt of the warning notice;

(iv)	if, at the expiration of the 20 Business Day period following notice under sub-clause (c)(iii), the Company is not doing everything within its power in accordance with good industry practice to achieve the outcomes referred to in sub-clauses (a)(ii)(A) and (a)(ii)(B) and such failure is not due to a Force Majeure Event or wet weather then the Corporation may give the Company 30 Business Days’ notice of its intention to terminate this Deed;

(v)	if, at the expiration of the 30 Business Day period following notice under sub-clause (c)(iv), the Company is not doing everything within its power in accordance with good industry practice to achieve the outcomes referred to in sub-clauses (a)(ii)(A) and (a)(ii)(B) and such failure is not due to a Force Majeure Event or wet weather then the Corporation may terminate this Deed by notice to the Company with effect from the date on which the notice is served;

(vi)	if, at the expiration of the cure period (and any additional cure periods granted pursuant to sub-clause (c)(ii)), the Company has not done everything within its power in accordance with good industry practice to achieve the outcomes referred to in sub-clauses (a)(ii)(A) and (a)(ii)(B) then the Corporation may give the Company 30 Business Days’ notice of its intention to terminate this Deed. The Company will continue to have the right to do everything within its power in accordance with good industry practice to achieve the aforementioned outcomes (and to request a further cure period pursuant to sub-clause (c)(ii)) within this 30 Business Day period;

(vii)	if, at the expiration of the 30 Business Day period following notice under sub-clause (c)(vi), the Company:

A.	has not done everything within its power in accordance with good industry practice to achieve the outcomes referred to in sub-clauses (a)(ii)(A) and (a)(ii)(B); and

B.	is not entitled to a further cure period under sub-clause (c)(ii),

then the Corporation may terminate this Deed by notice to the Company with effect from the date on which the notice is served;

(viii)	if, after having done everything within its power in accordance with good industry practice to achieve the outcomes referred to in sub-clauses (a)(ii)(A) and (a)(ii)(B), the Company is unable to:

A.	return the Company to the position it would have occupied had the Termination Event not occurred; and

B.	reasonably satisfy the Corporation that the likelihood of the event which gave rise to the Termination Event occurring again in the future has been minimised,

then the Corporation may give the Company a notice requiring the Company to pay to the Corporation, within 30 Business Days after receipt of the notice, the amount of monetary compensation specified in the notice, being the amount which the Corporation reasonably considers necessary to put it in the position it would have occupied had the Termination Event not occurred;

(ix)	if the Corporation gives the Company a notice under sub-clause (c)(viii) then the Company must:

A.	if it disagrees with the amount of compensation specified by the Corporation in the notice, give notice of its disagreement to the Corporation within 10 Business Days of receipt of the notice, in which event clause 39 will apply; or

B.	otherwise, comply with the notice;

(x)	if the Company does not pay:

A.	the amount of monetary compensation specified in the Corporation’s notice under sub-clause (c)(viii), within 30 Business Days of receipt of that notice; or

B.	if the Company gives notice under sub-clause (ix)(A), the amount of monetary compensation agreed or determined pursuant to clause 39, within 30 Business Days of the date on which that amount is agreed or determined;

then the Corporation may give the Company 30 Business Days’ notice of its intention to terminate this Deed. The Company will be entitled to pay the amount of monetary compensation specified in the Corporation’s notice under sub-clause (c)(viii), or otherwise agreed or determined pursuant to clause 39, within this 30 Business Day period; and

(xi)	if, at the expiration of the 30 Business Day period following notice under sub-clause (c)(x), the Company has not paid the amount of monetary compensation specified in the Corporation’s notice under sub-clause (c)(viii), or otherwise agreed or determined pursuant to clause 39, then the Corporation may terminate this Deed by notice to the Company with effect from the date on which the notice is served.

36.6	Termination for other material default

(a)	If the Termination Event referred to in clause 36.1(f) occurs then the Corporation may:

(i)	if the Termination Event is capable of being Cured - give the Company a notice requiring the Company to Cure the Termination Event within such period of time as is reasonable, in all the circumstances, to enable the Termination Event to be Cured (such period to be no less than 6 months except in the case of a Termination Event constituted by the non-payment of moneys in which case the period shall be 30 days); or

(ii)	if the Termination Event is not capable of being Cured - give the Company a notice requiring the Company to:

A.	pay to the Corporation, within 30 Business Days after receipt of the notice, the amount of monetary compensation specified in the notice, being the amount which the Corporation reasonably considers necessary to put it in the position it would have occupied had the Termination Event not occurred; and

B.	put in place procedures to minimise the likelihood of the event which gave rise to the Termination Event occurring again in the future, within such period of time as is reasonable, in all the circumstances, to enable the Company to put such procedures in place.

(b)	If the Corporation gives the Company a notice under sub-clause (a)(i) then:

(i)	the Company must:

A.	diligently pursue a Cure at all times during the cure period referred to in the notice until the Termination Event has been Cured;

B.	provide the Corporation with reasonable evidence as to its diligent pursuit of a Cure, when requested by the Corporation; and

C.	without limiting its obligations under paragraph (B), provide the Corporation with a written report at the end of each 90 day period following the Corporation’s notice as to the progress made by the Company during that 90 day period in relation to the Cure of the Termination Event;

(ii)	the Company will not be entitled to claim that it cannot diligently pursue a Cure because to do so would involve the expenditure of money or because it lacks the relevant expertise;

(iii)	if at any time the Company considers, in good faith, that it requires more time to Cure the Termination Event, then the Company may give the Corporation a notice requesting a further cure period and providing reasons as to why such further period is required. If the Company gives the Corporation such a notice and is diligently pursuing a Cure, then the Corporation must provide a further cure period of such period of time as is necessary at that time to enable the Termination Event to be Cured. The grant of one or more new cure periods pursuant to this sub-clause will not preclude the Company from requesting further cure periods. The Company will not, however, be entitled to any further cure periods under this sub-clause for a Termination Event constituted by the non-payment of moneys;

(iv)	if, at any time during a cure period, the Company is not diligently pursuing a Cure, or the Corporation has not been provided with reasonable evidence in accordance with sub-clause (b)(i)(B) or a report in accordance with sub-clause (b)(i)(C), then the Corporation may give the Company a warning notice requiring the Company to:

A.	commence or re-commence its diligent pursuit of a Cure;

B.	provide the Corporation with reasonable evidence that it is diligently pursuing a Cure; and/or

C.	provide the report,

(whichever is applicable) within 20 Business Days of receipt of the warning notice;

(v)	if, at the expiration of the 20 Business Day period following notice under sub-clause (b)(iv), the Company is not diligently pursuing a Cure and such failure is not due to a Force Majeure Event or wet weather then the Corporation may give the Company 30 Business Days’ notice of its intention to terminate this Deed;

(vi)	if, at the expiration of the 30 Business Day period following notice under sub-clause (b)(v), the Company is not diligently pursuing a Cure and such failure is not due to a Force Majeure Event or wet weather then the Corporation may terminate this Deed by notice to the Company with effect from the date on which the notice is served;

(vii)	if, at the expiration of the cure period (and any additional cure periods granted pursuant to sub-clause (b)(iii)), the Company has not Cured the Termination Event, then the Corporation may give the Company 30 Business Days’ notice of its intention to terminate this Deed. The Company will continue to have the right to Cure the Termination Event (and to request a further cure period pursuant to sub-clause (b)(iii)) during this 30 Business Day period; and

(viii)	if at the expiration of the 30 Business Day period following notice under sub-clause (b)(vii), the Company:

A.	has not cured the Termination Event; and

B.	is not entitled to a further cure period under sub-clause (b)(iii),

then the Corporation may terminate this Deed by notice to the Company with effect from the date on which the notice is served.

(c)	If the Corporation gives the Company a notice under sub-clause (a)(ii) then:

(i)	the Company must:

A.	if it disagrees with the amount of monetary compensation specified by the Corporation in the notice, give notice of its disagreement to the Corporation within 10 Business Days of receipt of the notice, in which event clause 39 will apply; or

B.	otherwise, comply with the notice;

(ii)	if at any time the Company considers in good faith, that it requires more time to put in place procedures to minimise the likelihood of the event which gave rise to the Termination Event occurring again in the future, then the Company may give the Corporation a notice requesting a further period within which to do this and providing reasons as to why such further period is required. If the Company gives the Corporation such a notice and is doing everything within its power in accordance with good industry practice to put such procedures in place, then the Corporation must provide a further period of such period of time as is necessary at that time to enable the Company to put such procedures in place. The grant of one or more further periods pursuant to this sub-clause will not preclude the Company from requesting further periods of time. The Company will not, however, be entitled to further periods of time under this sub-clause to pay monetary compensation;

(iii)	if the Company does not:

A.	pay:

1)	the amount of monetary compensation specified in the Corporation’s notice under sub-clause (a)(ii) within 30 Business Days of receipt of that notice; or

2)	if the Company gives notice under sub-clause (c)(i)(A), the amount of monetary compensation agreed or determined pursuant to clause 39 within 30 Business Days of the date on which that amount is agreed or determined; or

B.	put in place the procedures referred to in sub-clause (a)(ii)(B) before the expiration of the period specified in the Corporation’s notice under sub-clause (a)(ii) (and any additional periods granted pursuant to sub-clause (c)(ii)), then the Corporation may give the Company 30 Business Days’ notice of its intention to terminate this Deed. The Company will be entitled to perform the obligations referred to in paragraphs (A) and (B) (and in the case of paragraph (B) only, request more time pursuant to sub-clause (c)(ii)) within this 30 Business Day period; and

(iv)	if at the expiration of the 30 Business Day period following notice under sub-clause (c)(iii) the Company:

A.	has not paid the amount of monetary compensation specified in the Corporation’s notice under sub-clause (a)(ii) or otherwise agreed or determined pursuant to clause 39; or

B.	in the case of a notice under sub-clause (c)(iii)(B) only, is not entitled to more time to put in place the procedures referred to in sub-clause (a)(ii)(B),

then the Corporation may terminate this Deed by notice to the Company with effect from the date on which the notice is served.

36.7	[Not used]

36.8	Termination following termination of Sub-Lease

This Deed will automatically and simultaneously terminate upon the occurrence of the Termination Event referred to in clause 36.1(h).

36.9	Termination for Native Title or Aboriginal Land Right Issue

(a)	If the Company is prevented from undertaking the Project including being prevented from operating, maintaining or repairing the Railway because of a Native Title or Aboriginal Land Right Issue (whether alone or with others arising in the same location within the Corridor) for a period exceeding, or periods which in aggregate exceed, 24 months from the date on which the Corporation first received notice of the Native Title or Aboriginal Land Right Issue then the Corporation may terminate this Deed by notice to the Company with effect from the date on which the notice is served.

(b)	If:

(i)	the Company is prevented from undertaking the Project, including being prevented from operating, maintaining or repairing the Railway, because of a Native Title or Aboriginal Land Right Issue (whether alone or with others arising in the same location within the Corridor) for a period exceeding, or periods which in aggregate exceed, 12 months from the date on which the Corporation first received notice of the Native Title or Aboriginal Land Right Issue;

(ii)	the Corporation, the State and/or the Territory (as the case may be) have used all reasonable endeavours to resolve the Native Title or Aboriginal Land Right Issue;

(iii)	the Corporation has during the 12 month period referred to in paragraph (i) given the Company monthly reports on the action taken by the Corporation, the State and/or the Territory in the preceding month and action planned for the current month to attempt to resolve the Native Title or Aboriginal Land Right Issue; and

(iv)	there is no reasonable prospect that the Native Title or Aboriginal Land Right Issue will be resolved before the second anniversary of the date on which the Corporation first received notice of the Native Title or Aboriginal Land Right Issue or the date on which the Company was first prevented (whichever is the later), then the Corporation may give the Company 30 days’ notice of its intention to terminate this Deed, in which event the Corporation must also:

(v)	provide the Company with an explanation as to:

A.	the steps which the Corporation has undertaken in order to attempt to resolve the Native Title or Aboriginal Land Right Issue; and

B.	the reasons why there is no reasonable prospect that the Native Title or Aboriginal Land Right Issue will be resolved before the second anniversary of the date on which the Corporation first received notice of the Native Title or Aboriginal Land Right Issue or the date on which the Company was first prevented (whichever is the later);

(vi)	consult with the Company in relation to those reasons during the 30 day period; and

(vii)	provide such further information as the Company may reasonably request during the 30 day period, provided that the Company gives appropriate confidentiality undertakings in relation to such information.

(c)	If the Corporation gives a valid notice and otherwise fulfils its obligations under sub-clause (b) and there is no reasonable prospect that the Native Title or Aboriginal Land Right Issue will be resolved before the second anniversary of the date on which the Corporation first received notice of the Native Title or Aboriginal Land Right Issue or the date on which the Company was first prevented (whichever is the later), then the Corporation may terminate this Deed by notice to the Company with effect 5 Business Days after the date on which the notice is served.

36.9A	Insolvency Event

If the Termination Event referred to in clause 36.1(i) occurs, the Corporation may give the Company 20 Business Days notice of its intention to terminate this Deed. If at the end of that period, the Security Trustee has not exercised its rights under clause 6.2 of the Debt Financiers’ Tripartite Deed (2010), the Corporation may terminate this Deed by notice to the Company with effect from the date on which the notice is served.

36.9B	Breach of Corporation Loan Agreement

If the Termination Event referred to in clause 36.1(j) occurs then the Corporation may terminate this Deed if, within 90 days of the Corporation giving the Company a notice requiring the beach to be remedied, either that breach is not remedied or the parties have failed to reach agreement as to an alternative method of redress. At the expiry of that period, the Corporation may terminate this Deed by notice to the Company with effect from the date on which the notice is served.

36.10	No prejudice to accrued rights

The termination of this Deed by the Corporation under this clause 36 will be without prejudice to the accrued rights of the Corporation at the time of such termination. The remedies of the Corporation under this clause 36 are in addition to and not in substitution for any other rights and remedies which it may have at law or in equity.

36.11	No other termination rights

The Corporation acknowledges and agrees that it has no right to, and will not, terminate this Deed other than as expressly provided for in this clause 36 and clause 37.

36.12	[Not used]

36.13	Suspension of debt service on Non Railway Debt

If the Corporation issues a notice under this clause 36 then clause 5.5 of the Debt Financiers Tripartite Deed (2010) will apply until such time as the Termination Event is Cured.

37.	Termination by Company

37.1	Termination Events

Each of the following events is a Termination Event in respect of the Corporation:

(a)	the Company is prevented from undertaking the Project including being prevented from operating, maintaining or repairing the Railway because of an Undisclosed Interest (whether alone or with others arising in the same location within the Corridor) or a Native Title or Aboriginal Land Right Issue (whether alone or with others arising in the same location within the Corridor) for a period exceeding, or periods which in aggregate exceed, 24 months from the date on which the Corporation first received notice of the Undisclosed Interest or the Native Title or Aboriginal Land Right Issue (as the case may be);

(b)	[Not used]

(c)	the State or the Territory enacts a law which prohibits or effectively prohibits the Company from undertaking the Project;

(d)	a State or Territory Government Authority resumes a part of the Corridor and this materially prejudices the Company’s ability to undertake the Project;

(e)	subject to clause 10.16(c) of the Port Terminal Development Agreement for Lease and to clause 21.15(b) of the Port Terminal Lease, the Darwin Port Corporation terminates the Port Terminal Development Agreement for Lease or the Port Terminal Lease for reasons other than a breach by the Company of its obligations under those documents or the Port Terminal Development Agreement for Lease or the Port Terminal Lease is declared invalid by a court of competent jurisdiction; or

(f)	the Corporation transfers, assigns, novates or conveys its interest in any of the Project Documents to which it is expressed to be a party other than in accordance with clause 33.1.

37.2	Termination for Undisclosed Interests etc.

(a)	If the Termination Event referred to in clause 37.1(a) occurs then the Company may give the Corporation 30 Business Days’ notice of its intention to terminate this Deed. The Corporation will have the right to Cure the Termination Event during this 30 Business Day period.

(b)	If at the expiration of the 30 Business Day period following notice under sub-clause (a) the Corporation has not Cured the Termination Event, the Company may terminate this Deed by notice to the Corporation with effect from the date on which the notice is served.

37.3	[Not used]

37.4	Termination for other Termination Events

(a)	If any of the Termination Events referred to in clause 37.1(c)-(f) occur then the Company may give the Corporation a notice requiring the Corporation to Cure the Termination Event within 6 months after receiving the notice.

(b)	The Corporation:

(i)	will have the right to Cure the Termination Event within the 6 month cure period referred to in sub-clause (a); and

(ii)	must indemnify, and keep indemnified, the Company from and against any Loss or Claim brought against, incurred or suffered by the Company as a result of the Termination Event during the 6 month cure period.

(c)	If at the expiration of the 6 month cure period the Corporation has not Cured the Termination Event, the Company may give the Corporation 30 Business Days’ notice of its intention to terminate this Deed. The Corporation will continue to have the right to Cure the Termination Event during this 30 Business Day period.

(d)	If at the expiration of the 30 Business Day period following notice under sub-clause (c) the Corporation has not Cured the Termination Event, the Company may terminate this Deed by notice to the Corporation with effect from the date on which the notice is served.

37.5	Termination for termination of Head Lease

(a)	If a Head Lease is terminated or forfeited for any reason other than a Company Head Lease Default the Company may give notice to the Corporation of its intention to terminate this Deed.

(b)	If the Company gives a notice under sub-clause (a) then the Corporation must, within 10 Business Days of receipt of the Company’s notice, advise the Company whether or not it wishes to exercise its rights under sub-clause (c).

(c)	If the Corporation gives the Company a notice under sub-clause (b) advising the Company that it wishes to exercise its rights under this sub-clause (c) then the Corporation will have 3 months from the date the Company receives the Corporation’s notice under sub-clause (b) to attempt to secure sufficient rights for the Company to continue to undertake the Project for the balance of the Concession Period at substantially the same cost and with substantially the same ability to earn revenue as it would have had if the Head Lease had not been terminated or forfeited.

(d)	The Corporation must indemnify, and keep indemnified, the Company from and against any Loss or Claim brought against, incurred or suffered by the Company as a result of the exercise by the Corporation of its rights under sub-clause (c).

(e)	If:

(i)	the Corporation fails to give the Company a notice in accordance with sub-clause (b);

(ii)	the Corporation advises the Company that it does not wish to exercise its rights under sub-clause (c), or that it does not wish to continue exercising those rights; or

(iii)	at the expiration of the 3 month period referred to in sub-clause (c) the Corporation has not secured the rights referred to in sub-clause (c),

then the Company may terminate this Deed by notice to the Corporation with effect from the date on which the notice is served.

(f)	If a Head Lease is terminated for any reason other than a Company Head Lease Default then notwithstanding sub-clauses (a)-(e) the Corporation may terminate this Deed by notice to the Company with effect from the date on which the notice is served.

(g)	Sub-clauses (h) and (i) only apply in relation to those Aboriginal Land Head Leases in respect of which there is no Head Lease Deed and only for so long as there is no Head Lease Deed.

(h)	If:

(i)	the State or the Territory repeals or amends section 11 of the Alice Springs to Darwin Railway Act 1997 (SA) or section 10A of the AustralAsia Railway (Special Provisions) Act (NT);

(ii)	an Aboriginal Land Head Lease is subsequently terminated or forfeited for any reason;

(iii)	the Company would have been entitled to relief against forfeiture under section 11 of the Alice Springs to Darwin Railway Act 1997 (SA) or section 10A of the AustralAsia Railway (Special Provisions) Act (NT), had it not been so repealed or amended; and

(iv)	at the time of termination, the Company was diligently pursuing a cure of the event or circumstance which gave rise to the right to terminate,

then the Company may terminate this Deed by notice to the Corporation with effect from the date on which the notice is served.

(i)	If:

(i)	an Aboriginal Land Head Lease is terminated or forfeited for a Company Head Lease Default; and

(ii)	at the time of termination or forfeiture any of the following requirements were not satisfied:

A.	there had been a material breach of the Aboriginal Land Head Lease;

B.	written notice of the breach had been given to the Corporation, the Company and the Security Trustee, requiring:

1)	in the case of a remediable breach (including a breach for non-payment of rent)—the breach to be remedied; or

2)	in the case of a non-remediable breach—the payment of reasonable compensation to put the Land Trust in the position it would have occupied had the Aboriginal Land Head Lease been complied with (“Reasonable Compensation”); or

3)	in the case of a breach which was partly remediable and partly non-remediable, the breach to be remedied to the extent that it was capable of remedy, and otherwise, the payment of Reasonable Compensation;

C.	a reasonable period of time had been given to remedy the breach and/or pay compensation;

D.	there was no bona fide dispute as to the quantum of Reasonable Compensation;

E.	in the case of a breach which was remediable or partly-remediable, the breach had not been remedied and none of the Corporation, the Company or the Security Trustee were diligently pursuing the remedy of the breach, or the remedy of that part of the breach that is remediable; or

F.	in the case of a breach which was non-remediable or partly non-remediable, Reasonable Compensation had not been paid as required by the Head Lessor’s notice or, in the event of a bona fide dispute as to the quantum of Reasonable Compensation, Reasonable Compensation had not been paid as agreed by the parties or as determined by a court determining that dispute; and

(iii)	neither of the following has occurred:

A.	one or other of the Company or the Security Trustee had persistently and had intentionally or recklessly committed the same breach and none of the Corporation, the Company or the Security Trustee had taken reasonable steps to satisfy the Head Lessor that the breach is unlikely to be repeated; or

B.	the breach of the Aboriginal Land Head Lease is a breach of the restriction on use contained in the Aboriginal Land Head Lease, and none of the Corporation, the Company or the Security Trustee had used reasonable endeavours to remedy the breach, then the Company may terminate this Deed by notice to the Corporation with effect from the date on which the notice is served.

(j)	For the purposes of this clause 37.5, a Head Lease will not be taken to be terminated or forfeited for any reason other than a Company Head Lease Default where the Head Lease is terminated or forfeited in circumstances resulting from:

(i)	a failure by the Corporation to comply with any of its obligations and covenants in the Head Lease which the Company is obliged to perform under:

A.	clause 7.2(b)(i) of the Aboriginal Land Sub- Leases; or

B.	clause 7.2(c)(i) of the Crown Land Sub-Leases or the Existing Corridor Sub-Leases;

(ii)	the occurrence of an event of the kind described in paragraphs (b) or (c) of the definition of “Default Event” in the Existing Corridor Head Leases;

(iii)	a breach of the Corporation’s obligations under clause 7.3(a) of the Aboriginal Land Sub-Leases where the breach results from a breach by the Company of its obligations under clause 7.2(a) or (b) of the Aboriginal Land Sub-Leases; or

(iv)	a breach of the Corporation’s obligations under clause 7.3(a) of the Crown Land Sub-Leases or of the Existing Corridor Sub-Leases where the breach results from a breach by the Company of its obligations under clause 7.2(a), (b) or (c) of the Crown Land Sub-Leases or of the Existing Corridor Sub- Leases (as the case may be); or

(v)	a failure by the Corporation to rectify a Company Head Lease Default.

37.5A	Vested Lease

If the Company is granted a Vested Lease, then:

(a)	clauses 37.5 and 37.6 will have no application:

(i)	either in relation to the termination, forfeiture, restoration or replacement of a Head Lease in connection with the granting of a Vested Lease; or

(ii)	in relation to the termination or forfeiture of a Vested Lease;

(b)	despite any rights it might otherwise have under this Deed, a Sub-Lease or otherwise, the Corporation will not be liable for any Loss or Claim brought against, incurred or suffered by the Company or its Associates in connection with or arising out of and the Company waives any right it has to make any Claim against the Corporation as a result of the termination, forfeiture, restoration or replacement of a Head Lease or Sub-Lease and the granting of a Vested Lease in connection with the termination, forfeiture, restoration or replacement of the Head Lease by reason of any breach of a Head Lease by the Corporation in circumstances where:

(i)	the breach arises by reason of the failure by the Corporation to comply with any of its obligations and covenants in the Head Lease which the Company is obliged to perform under:

A.	clause 7.2(b)(i) of the Aboriginal Land Sub- Leases; or

B.	clause 7.2(c)(i) of the Crown Land Sub-Leases or the Existing Corridor Sub-Leases;

(ii)	the breach arises by reason of the occurrence of an event of the kind described in paragraphs (b) or (c) of the definition of “Default Event” in the Existing Corridor Head Leases;

(iii)	the breach is a breach of the Corporation’s obligations under clause 7.3 (a) of the Aboriginal Land Sub-Leases where the breach results from a breach by the Company of its obligations under clause 7.2(a) or (b) of the Aboriginal Land Sub-Leases;

(iv)	the breach is a breach of the Corporation’s obligations under clause 7.3 (a) of the Crown Land Sub-Leases or of the Existing Corridor Sub-Leases where the breach results from a breach by the Company of its obligations under clause 7.2(a), (b) or (c) of the Crown Land Sub-Leases or of the Existing Corridor Sub- Leases (as the case may be); or

(v)	the breach arises by reason of the failure by the Corporation to rectify a Company Head Lease Default,

but without prejudice to the rights and remedies of the Company otherwise in respect of the termination of a Head Lease and the granting of a Vested Lease;

(c)	the definitions of “Corridor”, “New Corridor” and “Existing Corridor” are to be read as:

(i)	excluding any premises the subject of a Sub-Lease which is terminated, forfeited or replaced in connection with the granting of a Vested Lease; and

(ii)	except in the case of clause 38.1(a)(i), including any premises the subject of a Vested Lease but subject to the terms of that Vested Lease; and

(d)	notwithstanding that a Sub-Lease is terminated, forfeited or replaced in connection with the granting of a Vested Lease, but subject to the terms of any Vested Lease, the Company and the Corporation will continue to perform their respective obligations as though the following provisions were still on foot:

(i)	clause 8 (Reservations) of the Sub-Leases;

(ii)	clause 9 (Access) of the Sub-Leases;

(iii)	clause 15 (Excess Land) of the Aboriginal Land Sub-Leases and clause 15 (Excess Land) of the Crown Land Sub-Leases;

(iv)	clause 15 (Roads) of the Existing Corridor Sub-Leases;

(v)	clause 19.9 (Interests created by Project Legislation) of the Existing Corridor Sub-Leases;

(vi)	clause 20 (Access and Other Easements) of the Crown Land Sub-Leases and

(vii)	clause 20 (Community Access and other Easements) of the Aboriginal Land Sub-Leases.

37.6	Early Termination Amount

(a)	If this Deed is terminated under clause 36.9 or this clause 37 or the Corporation exercises its rights under clause 33.3A(e)(ii) then the Corporation must pay the Early Termination Amount (calculated as at the date of termination in accordance with Schedule 13) to the Company within the time determined under clause 37.8.

(b)	Subject to sub-clause (a), the Corporation will not be liable in any way for any Loss or Claim brought against, incurred or suffered by the Company or its Associates in connection with or arising out of:

(i)	the termination of this Deed or any other Project Document; or

(ii)	subject to clause 37.9, any events giving rise to that termination.

(c)	Notwithstanding any other provision of this Deed, upon termination of this Deed in circumstances where the Early Termination Amount is payable, any liability which the Corporation would but for this clause have had in respect of any Loss or Claim arising, or relating to any period, after such termination will cease.

37.7	Expert determination of Market Value of the Project and/or Early Termination Amount

(a)	If the Parties cannot agree within 2 months of the date of termination the amount of the Early Termination Amount payable under clause 37.6, either Party may give to the other written notice that it requires the Early Termination Amount to be determined by an independent expert in accordance with this clause. For the avoidance of doubt, clause 39 does not apply to disputes between the Parties as to the amount of the Early Termination Amount.

(b)	If the Parties have not agreed within 7 Business Days of the receipt of the notice under sub-clause (a) or clause 31.4(b) on the identity of the expert to be appointed, the expert will be appointed by the President for the time being of the Australian Institute of Chartered Accountants at the request of the Party. The expert must be a member of an international firm of chartered accountants who possesses at least 10 years experience in the valuation of assets and businesses.

(c)	The expert must calculate the Early Termination Amount for the purposes of clause 37.6 as at the date of termination, and the Market Value of the Project when required to be determined pursuant to clause 31.4.

(d)	For the purpose of determining the Market Value of the Project, the expert must have regard to any matters the expert considers relevant, excluding Project Debt, any Non Railway Debt, the guarantees referred to in clause 33.9, the liability of the Company under the Corporation Loan Agreement, or the possibility that the Access Regime may be re-certified as an Effective Access Regime for a further period pursuant to clause 28.3, but including:

(i)	the stage of the Project when the termination occurs or when the Market Value of the Project is required to be determined pursuant to clause 31.4 of this Deed (as applicable) (in each case such time being the “Relevant Calculation Date”);

(ii)	the physical state of the Railway;

(iii)	revised projections of freight task and freight revenue determined by the expert for the period from the Relevant Calculation Date until the end of the Concession Period (including contributions from new business opportunities that may reasonably be expected to be developed on the Railway after the Relevant Calculation Date);

(iv)	revised projections of other revenues determined by the expert for the period from Relevant Calculation Date until the end of the Concession Period;

(v)	revised projections of operating costs and expenditure, including periodic repairs and maintenance and increases in working capital determined by the expert;

(vi)	revised projections of capital expenditures as may be necessary to support the forward projections of freight task determined by the expert;

(vii)	[Not used]

(viii)	projections of payments to be made to any other persons, inclusive of taxes (other than in relation to any Project Debt, Non Railway Debt indebtedness under the Corporation Loan Agreement, the guarantees referred to in clause 33.9, or other Finance Debt);

(ix)	revised projections of all other costs, expenses and liabilities payable by the Company from the Relevant Calculation Date until the end of the Concession Period (ignoring the consequences of termination) determined by the expert (other than in relation to any Project Debt, Non Railway Debt, indebtedness under the Corporation Loan Agreement, the guarantees referred to in clause 33.9, or other Finance Debt). For this purpose, the expert must take into account that a purchaser will be required to pay a commercial margin for any services provided at that time by a Related Body Corporate to the Company on a non arm’s length basis;

(x)	an appropriate discount rate (which reflects the risks to an investor with an investment in the Project at the time of the Relevant Calculation Date) to be determined by the expert to calculate the net present value at the Relevant Calculation Date (in the case of the Early Termination Amount, ignoring the consequences of termination);

(xi)	the balance of the term of the Concession Period;

(xii)	the assumed performance by all other parties to Project Documents of their respective obligations under those documents (excluding the Debt Financing Documents and the Corporation Loan Agreement);

(xiii)	in the case of the Early Termination Amount, the realisable value of the assets retained by the Company after termination;

(xiv)	the historical performance of the Project taking into account economic cycles and the growth cycle of the Company’s business; and

(xv)	where clause 33.3(i) applies, any bona fide offers made for the acquisition of the business of the Company.

(e)	The parties acknowledge and agree that the Market Value of the Project is to be assessed based only on the value of the assets used for, and the revenues generated from, the business activities permitted under clause 33.8, and will not take into account any revenues expected to be received by the Company as a result of other business activities which the Corporation has approved pursuant to clause 33.8. Where the Market Value of the Project is being determined following the termination of this Deed, the expert will assume that the event or circumstance giving rise to the termination had not occurred or was not subsisting.

(f)	In determining the Market Value of the Project for the purposes of clause 31, the expert will have regard to any action taken by the Corporation, the Territory or the State as the case may be) to overcome the effects of that MAE Event and the final outcome (or likely final outcome) of that action but only if it will be known within a reasonable period.

(g)	The expert must settle the procedures to be followed in the conduct of the determination. Those procedures may include a timetable for the lodgement of written submissions, replies to those submissions and the holding of conferences at which the Parties and their representatives may appear. The Parties agree to be bound by those procedures.

(h)	The Corporation will be entitled to have representatives of the State or the Territory or both to attend all conferences, meetings, hearings and the like relating to the expert determination proceedings as observers.

(i)	The expert:

(i)	may seek the assistance of specialist engineering, railway, patronage and financial consultants before finalising the determination;

(ii)	must notify the determination in writing to the Parties, including reasonable details of the reasons for the determination and all necessary calculations;

(iii)	will act as an expert and not as an arbitrator; and

(iv)	is not bound to apply the rules of natural justice or the rules of evidence.

(j)	The expert’s determination shall be final and binding on the Parties, unless:

(i)	the expert’s determination contains a manifest error; and

(ii)	either Party notifies the other of the error,

in which event the expert will be required to amend the determination to correct the error. This sub-clause (i) will apply to any amended determination.

(k)	All proceedings, submissions and responses are to be treated as confidential information to which the provisions of clause 41 apply.

(l)	Each Party must bear its own costs of the expert determination proceedings and must pay and share equally the costs of the expert and the determination proceedings.

37.8	Time for payment of Early Termination Amount

(a)	In this clause “MV”, and “CLA” have the meanings given to those terms in Schedule 13.

(b)	Subject to sub-clause (c), the Corporation must pay the CLA components of the Early Termination Amount together with interest thereon within 3 calendar months after the date of termination.

(c)	The Corporation may, at its option, elect to pay the CLA component of the Early Termination Amount together with interest thereon (in whole or part) earlier than the date referred to in sub-clause (b).

(d)	Subject to sub-clause (e), the Corporation must pay the MV component of the Early Termination Amount together with interest thereon within 4 calendar months after:

(i)	the date on which the Parties agree upon the amount of the Early Termination Amount; or

(ii)	if an expert is appointed pursuant to clause 37.7, the date on which the expert’s determination is made.

(e)	The Corporation may elect to pay the MV component of the Early Termination Amount together with interest thereon by instalments as follows:

Amount of Instalment	Date for Payment
50% × MV	4 calendar months after the later of: • the date on which the Parties agree upon the amount of the Early Termination Amount; or • the date on which the expert’s determination is made.

50% × MV	12 calendar months after the date for payment of the first instalment or such earlier date as the Corporation determines in its sole discretion.

(f)	The Corporation must pay interest on the Early Termination Amount. Interest will be:

(i)	payable on the unpaid parts of MV and CLA from the date of termination until the date on which they are paid;

(ii)	calculated:

A.	on the unpaid part of MV, at the average of the rates paid by the State and the Territory on 12 month government bonds at the time plus a margin of 2% p.a;

B.	[Not used];

C.	[Not used];

D.	[Not used]; and

E.	on the unpaid part of CLA at the rate and in the manner in which interest is then being calculated under clause 7.2 of the Corporation Loan Agreement on all Advances outstanding and interest accrued but unpaid under the Corporation Loan Agreement, the intention being that the amount payable by the Corporation on account of the aggregate of CLA and all interest thereon will at all times be equal to the amount of all Advances outstanding and interest accrued but unpaid under the Corporation Loan Agreement; and

(iii)	subject to sub-clause (f)(ii)(E), capitalised monthly.

(g)	Clause 46.8 does not apply in respect of the Early Termination Amount.

37.9	No prejudice to accrued rights

Notwithstanding clause 37.6, termination of this Deed by the Company under this clause 37 does not prejudice or reduce any liability of the Corporation to the Company to the extent it arises before, and is referable to any period before, such termination.

37.10	No other termination rights

The Company acknowledges and agrees that it has no right to, and will not, terminate this Deed other than as expressly provided for in this clause 37.

38.	Handover

38.1	Handover

(a)	On the Handover Date, the Company must:

(i)	peacefully surrender and yield up to the Corporation or its nominee the Railway and the Corridor (including all rights, title and interest in it):

A.	free from all Third Party Interests (other than those subsisting as at 20 April 2001, approved by the Corporation, permitted by this Deed or otherwise arising by operation of Law without fault on the part of the Company or any of its Associates or Invitees) and all Security Interests; and

B.	in the Handover Condition.

(ii)	deliver all records relating to the physical aspects of the Railway or the Corridor or which are required to operate, maintain and repair the Railway to the Corporation or its nominee within 10 Business Days of being requested to do so by the Corporation. Prior to such delivery the Company must give the Corporation access to such records on demand. For the avoidance of doubt, nothing in this sub-clause requires the delivery of records relating to the business of the Company; and

(iii)	do all other acts and things reasonably requested by the Corporation or its nominee which are necessary to effect an orderly handover of the Railway and the Corridor in the condition referred to in sub-clause (a) and with minimum disruption to its use as a railway.

(b)	The Corporation must accept the surrender of the Railway and the Corridor, if surrendered in accordance with this clause.

38.2	[Not used]

38.3	Ownership of Railway

(a)	The Parties acknowledge that the effect of section 11 of the Railways (Operations and Access) Act 1997 (SA) and section 7 of the AustralAsia Railway (Special Provisions) Act (NT) respectively is that the Railway, in particular, all fixed railway infrastructure (as defined in those Acts) comprising the Railway, does not merge with the Corridor and may, subject to clause 33, be dealt with and disposed of as personal property.

(b)	The Parties acknowledge and agree that:

(i)	the Company will own, subject to the terms of this Deed:

A.	the New Railway (other than the Government Improvements), including all Changes to the New Railway; and

B.	all Changes to the Existing Railway,

during the Concession Period;

(ii)	the Corporation will own, subject to the terms of this Deed:

A.	the Government Improvements during the Concession Period; and

B.	the New Railway (including all Changes to the New Railway) and all Changes to the Existing Railway, after the Concession Period; and

(iii)	ARTC will retain ownership of the Existing Railway, excluding all Changes to the Existing Railway, during and after the Concession Period.

38.4	Parties to consult

Without limiting the foregoing, the Corporation and the Company agree to consult with each other to the extent appropriate, commencing at a reasonable time before the end of the Concession Period, with the intention of ensuring that the process of surrender and delivery of the Railway upon the expiry or termination of this Deed is effected as smoothly as possible. If requested by the Corporation, the Company will continue to provide technical advice and assistance to the Corporation or its nominee (at the Corporation’s or the nominee’s cost) in relation to the operation, maintenance and repair of the railway for 3 months after the Handover Date (or such longer period as the Parties may agree).

38.5	Power of attorney

The Company, for the purposes of executing any document or doing any other thing reasonably required for the purposes of or to give effect to this clause 38, irrevocably appoints the Corporation as its attorney as from the Handover Date with full power and authority to execute any such document and do any such other thing on behalf of the Company, if the Company fails to execute such document or do such other thing within 5 Business Days of being requested in writing to do so by the Corporation.

39.	Dispute resolution

39.1	Procedure for resolving disputes

(a)	The parties are desirous of resolving all disputes between the Company, on the one hand, and the Corporation or the State or the Territory or any 2 or more of them, on the other hand, relating to or arising out of this Deed or the Sub-Leases (“Disputes”) without the need for court proceedings. To this end, the parties agree that, unless otherwise expressly provided in this Deed or a Sub-Lease, the parties will attempt to resolve all Disputes in accordance with the procedures set out in this clause 39.

(b)	Unless otherwise expressly provided in a Project Document, the sequential procedure that is to be followed to resolve a Dispute is as follows:

(i)	firstly, negotiation of the Dispute under clause 39.2;

(ii)	secondly:

A.	in the case of those Disputes referred to in, contemplated by, or arising under or in connection with clause 8.3, 8.4, 8.5, 9.2, 9.3, 10.5, 10.6, 12.6(d), 12.9, 12.10, 12.11, 20.4(b)(iii), 22.1(c), 22.7(f), 23.4(f), 23.5(f), 26.6(g) or 32.4(c), expert determination of the Dispute in accordance with clauses 39.4-39.8(inclusive);

B.	in all other cases, conciliation of the Dispute under clause 39.9-39.12 (inclusive); and

(iii)	thirdly, arbitration of the Dispute under clause 39.14-39.17 (inclusive).

(c)	It is a condition precedent to the referral of a Dispute to arbitration under clauses 39.14-39.17 or litigation that a party first exhaust the procedures referred to in sub-clause (b)(i) and sub-clause (b)(ii)(A) or (b)(ii)(B) (as applicable).

39.2	Negotiation

(a)	If a Dispute arises then a party may give notice to the other parties to the Dispute requesting that the Dispute be referred for resolution to:

(i)	in the case of the Corporation and the Company, the respective chief executive officers; or

(ii)	in the case of the State and the Territory, persons duly authorised by the Premier of the State and the Chief Minister of the Territory (respectively).

(b)	A notice under sub-clause (a) must:

(i)	be in writing;

(ii)	state that it is a notice under this clause 39.2; and

(iii)	include or be accompanied by reasonable particulars of the matters in dispute.

(c)	If a Dispute is referred to the persons referred to in clause 39.2(a) (the “Representatives”) under sub-clause (a), then the Representatives (or the persons for the time being acting in those positions) must meet and use reasonable endeavours acting in good faith to resolve the Dispute (in whole or in part) within 5 Business Days of the date on which the notice under sub-clause (a) is received (or such later date as the parties to the Dispute may agree). The joint decisions (if any) of the Representatives will be reduced to writing and will be contractually binding on the parties.

39.3	Expert determination

(a)	If a Dispute referred to in, contemplated by, or arising out of or in connection with clause 8.3, 8.4, 8.5, 9.2, 9.3, 10.5, 10.6, 12.6(d), 12.9, 12.10, 12.11, 20.4(b)(iii), 22.1(c), 22.7(f), 23.4(f), 23.5(f), 26.6(g) or 32.4(c), which has been referred to the Representatives for negotiation pursuant to clause 39.2 remains unresolved (in whole or in part) after the expiration of the period referred to in clause 39.2(c) then any party to the Dispute may by giving notice to the other parties to the Dispute within 10 Business Days after the expiry of that period require that those parts of the Dispute which remain unresolved be referred to an expert for determination in accordance with clauses 39.4 to 39.8 (inclusive).

(b)	A notice under sub-clause (a) must:

(i)	be in writing;

(ii)	state that it is a notice under this clause 39.3; and

(iii)	include or be accompanied by reasonable particulars of those parts of the Dispute which remain unresolved.

39.4	Selection of expert

(a)	Within 7 Business Days after the date of the notice under clause 39.3(a) or clause 32.8(d):

(i)	the parties to the Dispute must exchange written lists of 3 persons from whom the expert is to be chosen in order of preference; and

(ii)	the party which gave the notice under clause 39.3(a) must procure the National President (or the acting National President for the time being) of the IAMA to nominate a person to act as the expert.

(b)	A Dispute required to be referred to or resolved by expert determination will be determined by an independent expert:

(i)	being any person that appears on each parties’ list under clause 39.4(a) and if more than one person appears on each list the person given the highest order of priority by the party that gave the notice under clause 39.4(a); or

(ii)	if no person appears on the list of each party, the person nominated by the National President (or acting National President for the time being) of the IAMA pursuant to clause 39.3(a)(ii),

and administered in accordance with clause 39.5.

(c)	It is the intention of the parties that the expert appointed to determine a Dispute will:

(i)	if the matter for determination involves a question of law, be a legally-qualified person with the appropriate expertise and who has more than 15 years post admission experience who may also refer any particular issue to another person with appropriate skills; or

(ii)	otherwise, be a person with the most appropriate skills having regard to the nature of the matters in dispute.

(d)	Any agreement for expert determination under this Deed shall not constitute an Arbitration Agreement for the purposes of the Commercial Arbitration Act (NT).

(e)	Any Dispute between the parties in respect of the jurisdiction of an expert (whether appointed or proposed to be appointed) will be referred to another expert for determination in accordance with clauses 39.4 to 39.8 (inclusive). The determination of the expert will be final and binding and clause 39.6(a) does not apply to an expert determination under this clause.

(f)	The parties to the Dispute will not be entitled to challenge the appointment of an expert under clause 39(b) on the basis that the expert does not satisfy the requirements of clause 39.4(c).

(g)	The parties to the Dispute must enter into an agreement with the expert on the terms of Schedule 15 or such other terms as the expert may require.

39.5	Rules of expert determination

(a)	The expert will:

(i)	act as an expert and not as an arbitrator;

(ii)	proceed in any manner he or she thinks appropriate without being bound to observe the rules of natural justice or the rules of evidence;

(iii)	take into consideration all documents, information and other material which the parties to the Dispute give the expert including documents, information and material relating to the facts in dispute and to arguments and submissions upon the matters in dispute;

(iv)	not be expected or required to obtain or refer to any other documents, information or material, but may do so if he or she thinks it is appropriate;

(v)	use his or her own expertise in forming his or her conclusions and provided that any issue of law is determined according to Law; and

(vi)	make his or her determination of the Dispute within 90 days from the acceptance by the expert of the appointment, or such extended period as the parties to the Dispute may agree.

(b)	The expert may, if he or she thinks appropriate, arrange to meet or otherwise have discussions with the parties to the Dispute, together but not separately, and in connection with any such meeting or discussions:

(i)	any party may be accompanied by legal or other advisers; and

(ii)	the parties agree to be bound by such procedural directions as may be given by the expert, both in preparation for and during the course of the meeting or discussions.

(c)	Without restricting the generality of sub-clause (b)(ii), the parties to the Dispute agree and undertake to produce such information and documents as the expert may from time to time direct at such place and at such time as the expert may direct.

(d)	The expert may commission his or her own advisers or consultants, including lawyers, accountants, bankers, engineers, surveyors, railway consultants or other technical consultants, to provide information to assist the expert in his or her determination.

(e)	The parties to the Dispute must indemnify the expert for the reasonable cost of retaining those advisers or consultants.

(f)	The expert will disclose to the parties to the Dispute any relationship or interest with the parties or their respective officers, employees, contractors, consultants or agents who are involved in expert determination and any interest the expert has in the matters in dispute. If the expert becomes aware of any circumstance which might reasonably be considered to adversely affect the expert’s capacity to act independently or impartially, the expert will immediately inform the parties to the Dispute. After the parties to the Dispute have had the opportunity to consider the expert’s disclosure then any party may require that the Dispute be referred to another expert for resolution in accordance with clauses 39.4 to 39.8 (inclusive) by giving notice to the other parties to the Dispute within 5 Business Days of the date on which it was informed of the circumstance.

39.6	Expert finding

(a)	Subject to clause 39.4(e), the determination of the expert must be in writing and will be final and binding on each party to the Dispute unless within 10 Business Days of receipt of the determination, a party to the Dispute gives notice to the other parties to the Dispute of its dissatisfaction and intention to refer the matter to arbitration pursuant to clauses 39.14-39.17 (inclusive).

(b)	Upon submission by a party to the Dispute, the expert may amend the determination to correct:

(i)	a clerical mistake;

(ii)	an error from an accidental slip or omission;

(iii)	a material miscalculation of figures or a material mistake in the description of any person, thing or manner; or

(iv)	a defect in form.

(c)	The parties to the Dispute must give effect to the determination of the expert unless and until it is reversed, overturned or otherwise changed by arbitration under clause 39.14.

(d)	If as a result of paragraph (c) the Corporation pays the Company an amount of money which exceeds the amount which the arbitration ultimately determines to have been payable by the Corporation, the Company must repay to the Corporation the amounts of the overpayment within 30 days of the receipt of the arbitrator’s award. Any failure by the Company to comply with this obligation will be deemed to be a default in a material respect of a material obligation of the Company.

39.7	Release and indemnity

The expert will not be liable in respect of the expert determination, except in the case of fraud on the part of the expert. The parties to the Dispute agree to release and indemnify the expert from and against all claims, except in the case of fraud on the part of the expert, which may be made against him or her by any person in respect of the expert’s appointment to determine the Dispute.

39.8	Costs

Each party to the Dispute must bear its own costs in connection with the expert determination proceedings and must pay an equal portion of the cost of the expert, unless otherwise agreed.

39.9	Conciliation Notice

If a Dispute (other than a Dispute referred to in, contemplated by, or arising out of or in connection with, clause 8.3, 8.4, 8.5, 9.2, 9.3, 10.5, 10.6, 12.6(d), 12.9, 12.10, 12.11, 20.4(b)(iii), 22.1(c), 22.7(f), 23.4(f), 23.5(f), 26.6(g) or 32.4(c)) which has been referred to the Representatives for negotiation pursuant to clause 39.2 remains unresolved (in whole or in part) after the expiration of the period referred to in clause 39.2(c) then any party to the Dispute may by giving notice (the “Conciliation Notice”) to the other parties to the Dispute within 10 Business Days after the expiry of that period require that those parts of the Dispute which remain unresolved be referred for conciliation in accordance with clause 39.11-39.13(inclusive).

39.10	Conciliation

If after the expiration of 10 Business Days from the receipt of a Conciliation Notice the Dispute has not been resolved then the party giving the Conciliation Notice must refer the Dispute to the IAMA for resolution in accordance with IAMA Rules for the conduct of Commercial Conciliation.

39.11	Place of conciliation

The place of any conciliation will be Darwin or such other place as the parties to the Dispute may agree.

39.12	Evidence not admissible

Evidence of anything said, documents presented to, admissions made or matters raised in the course of any conciliation under this clause will be confidential and privileged to the parties and the conciliator and will not be admissible at any subsequent arbitration proceedings or litigation.

39.13	Costs

Each party to the Dispute will bear its own costs in connection with the conciliation and must pay an equal portion of the costs of the conciliator, unless otherwise agreed.

39.14	Arbitration

(a)	If:

(i)	a notice of dissatisfaction is given under clause 39.6(a); or

(ii)	a Dispute identified in a Conciliation Notice is not resolved within 20 Business Days after the reference to the IAMA,

a party to the Dispute may notify the other parties to the Dispute that it requires the Dispute to be referred to arbitration.

(b)	Upon:

(i)	receipt by the other parties of a notice under sub-clause (a); or

(ii)	receipt by a party of a notice under clause 31.4,

the Dispute will then be referred to arbitration.

39.15	Identity of arbitrator

Any arbitration under clause 39.14 must be conducted by a single arbitrator to be agreed between the parties or, failing such agreement within 10 Business Days after referral of the Dispute to arbitration under clause 39.14(b), then by an arbitrator to be nominated by the IAMA.

39.16	Rules for conduct of arbitration

(a)	Subject to sub-clause (b) and except as otherwise expressly provided in this clause 39, an arbitration under this clause will be conducted as follows:

(i)	if the arbitration is in respect of a matter which has been the subject of an expert determination, in accordance with the Expedited Arbitration Rules set out in Schedule 14; or

(ii)	otherwise, in accordance with the Rules for the Conduct of Commercial Arbitration of the IAMA.

(b)	For the purposes of the resolution of any Dispute relating to any matter arising under clause 31.4, the Dispute must be decided or determined in accordance with considerations of general justice and fairness and the provisions of section 22(1) of the Commercial Arbitration Act (NT) are excluded.

(c)	In reaching a determination in respect of a Dispute referred to in sub-clause (b), the arbitrator must give effect to intent of the parties in entering into the Project Documents as set out in clause 31 by only employing the possible means of redress referred to in clause 31.2 (as constrained by clause 31.3). For the avoidance of doubt, the arbitrator cannot require the Corporation to provide redress in relation to a Commonwealth MAE Event by way of the methods referred to in paragraphs (ii), (iv) and (v) of clause 31.2(a).

39.17	Place of arbitration

The place of any arbitration will be Darwin or such other place as the parties to the Dispute may agree.

39.18	Continue to perform

Notwithstanding the existence of a Dispute, each party must continue to perform its obligations under this Deed.

39.19	Summary or urgent relief

Nothing will prejudice the right of a party to institute proceedings to enforce payment due under a Project Document or to seek urgent injunctive, interlocutory or declaratory relief in respect of a Dispute to preserve property or rights or to avoid Losses which are not compensatable in damages.

39.20	State and Territory representation

The Corporation has the right to have representatives of the Territory or the State or both to attend any meeting or hearing involving the Corporation and commenced pursuant to this clause 39 as observers.

39.21	[Not used]

39.22	Role of Security Trustee

(a)	The parties acknowledge that the Security Trustee may have interests in the outcome of certain Disputes under this clause 39.

(b)	The Corporation agrees that the Company:

(i)	will be entitled to give to the Security Trustee copies of all documents, information and other material given to the expert under clause 39.5(a), to the IAMA for the purposes of conciliation under clause 39.10 or to the arbitrator appointed under clause 39.15 for the purposes of arbitration under clause 39.16; and

(ii)	may allow the Security Trustee, on behalf of, and in the name of the Company, to:

A.	attend and participate at any hearing held by the expert or other meeting between any party and the expert in relation to the Dispute, at any conciliation of the Dispute under clause 39.10 and at any arbitration of the Dispute under clause 39.16; and

B.	make submissions in the expert hearing or meetings, conciliation or arbitration (as the case may be).

40.	Disclaimer and indemnities

40.1	Freight task

Neither the Corporation nor the State nor the Territory nor any State or Territory Government Authority nor any Associate of those parties makes any representation or gives any warranty in respect of the volume of freight which is likely to be carried on the Railway.

40.2	Release and indemnity

Subject to clause 7 but otherwise to the maximum extent permitted by Law, the Company releases the Corporation, the State, the Territory, all State and Territory Government Authorities, and their respective Associates from, and indemnifies, and will keep indemnified, the Corporation, the State, the Territory, all State and Territory Government Authorities and their respective Associates against any Loss or Claim brought against, incurred or suffered by the Corporation, the State, the Territory, a State or Territory Government Authority or their respective Associates as a result of:

(a)	any defect in the Railway which may arise (whether directly or indirectly) as a result of any of the information, data or material referred to in clause 7.2(b);

(b)	the provision of such information, data and material to the Company or its advisers, or to APT or its advisers;

(c)	the reliance upon, or use of, such information, data or material by the Company or its Associates, or by APT or its Associates; or

(d)	a failure by the Corporation, the State, the Territory, or a State or Territory Government Authority to provide information, data or material to the Company or to APT (other than the information referred to in clause 7.1(c) and information, data or material which the Corporation has, under a Project Document, expressly agreed to provide to the Company or to APT, as applicable).

40.3	Release and indemnity held on trust

The Corporation and the Company declare and acknowledge that:

(a)	each release and indemnity referred to in clause 40.2 to in favour of a State and Territory Government Authority or an Associate of the Corporation, the State, the Territory or a State or Territory Government Authority is held on trust by the Corporation for the benefit of those parties (as the case may be) from the Novation Date; and

(b)	the consent of a party referred to in sub-clause (a) will not be required for any amendment to, or waiver of rights under, a Project Document.

40.4	Limitation on Company’s liability

(a)	The Company shall only be liable in aggregate for $5 million for all costs suffered or incurred by the Company under either or both of clause 8.5(b) and clause 10.6(b)(ii).

(b)	The Company’s obligation under clauses 8.5(c), 9.3(b) and 10.6(c) to expend funds to mitigate any Loss or Claim will be suspended for any period during which the total amount expended by the Company pursuant to those clauses for all Undisclosed Interests, Native Title or Aboriginal Land Right Issues and Sacred Site or Heritage Issues and in respect of which the Company has not been paid or reimbursed exceeds $5 million.

40.5	[Not used]

40.6	[Not used]

41.	Confidentiality

41.1	Confidentiality

Subject to clause 41.2, a party must not, at any time, whether before, during or after the end of the Concession Period, without the consent of the other parties (which consent must not be unreasonably withheld), divulge or suffer or permit its Associates to divulge to any person any of the contents of this Deed or the other Project Documents or any of the commercial bases thereof or any information relating to the negotiations concerning the same or any information which may have come to their knowledge in the course of such negotiations or otherwise concerning the operations, dealings, transactions, contracts, commercial or financial arrangements or affairs of the other.

41.2	Exceptions

The restrictions imposed by clause 41.1 will not apply to the disclosure of any information:

(a)	which is now or hereafter comes into the public domain or which is obtainable with no more than reasonable diligence from sources other than the Corporation or the Company;

(b)	which is required to be disclosed by law or the Listing Rules of the Australian Securities Exchange or the New York Securities Exchange (or the rules of any other generally recognised and reputable stock exchange), or by a Project Document to which the Corporation is a party;

(c)	to a court, conciliator, arbitrator or administrative tribunal in the course of proceedings before it to which the disclosing party is a party or to an expert in the course of any determination by him or her to which the disclosing party is a party;

(d)	to the Parliament, Governor, Administrator, Cabinet or any Minister or Parliamentary or Cabinet committee or sub-committee of the State, the Territory or the Commonwealth;

(e)	to any Government Authority to whom it is customary for the disclosing party to disclose the information (whether or not the disclosing party is legally obliged to do so);

(f)	to a Related Body Corporate of the Company;

(g)	to the Australian Competition Consumer Commission or the NCC for the purposes of Part IIIA of the Trade Practices Act 1974 (Cth);

(h)	which, in the reasonable opinion of the Corporation or the Company (as the case may be), is required to be disclosed to:

(i)	any actual or prospective investor in or financier to the Company;

(ii)	any insurer in respect of the Project;

(iii)	any of the Company’s or the Corporation’s professional advisers and consultants;

(iv)	any bona fide purchaser of the Railway or of any interest in the Project or any actual or prospective financiers to such a purchaser; or

(v)	any other person to whom disclosure is reasonably necessary to enable that person to comply with the Project Documents to which it is a party,

provided the party disclosing the information advises the person to whom it is disclosed of the confidential nature of the information or that nature is clear from the circumstances of the disclosure.

41.3	Confidentiality Agreements

The Corporation acknowledges and agrees that it will remain bound by the Confidentiality Agreement dated 17 August 2010 which will remain in full force and effect in accordance with its terms.

42.	Guarantee

42.1	Guarantee

  The State and the Territory jointly, unconditionally and irrevocably guarantee to the Company:

(a)	the due and punctual payment by the Corporation of all amounts that are payable by the Corporation to the Company under the Project Documents to which the Corporation is expressed to be a party, including:

(i)	the Early Termination Amount;

(ii)	any financial contribution to the Project agreed or determined pursuant to clause 31.1(c);

(iii)	any damages or compensation payable by the Corporation to the Company as a result of a breach by the Corporation of its obligations under the Project Documents to which it is expressed to be a party;

(iv)	any amounts payable by the Corporation under clauses 8.5, 9.3, 10.6, 11.1, 12.9, 12.11, 18.5(b), 25.5, and 35.2(c); and

(v)	interest payable by the Corporation under clauses 37.8 and 46.8,

(the “Guaranteed Moneys”); and

(b)	the observance and performance by the Corporation of all the obligations (other than those obligations described in paragraph (a) above) on the part of the Corporation to be observed or performed under the Project Documents to which it is expressed to be a party (the “Guaranteed Obligations”).

42.2	Notice of default in performance obligations

(a)	If the Corporation is in default in the payment of any Guaranteed Moneys or in the performance of a Guaranteed Obligation, the Company must give written notice of that default to:

(i)	the Corporation; and

(ii)	each of the Territory and the State.

The notice must specify that it is given pursuant to this clause.

(b)	The Company must not give a notice under sub-clause (a) unless and until:

(i)	the Company has first given notice of the default to the Corporation, whether pursuant to this sub-clause (b)(i), clause 35.2(a) or otherwise;

(ii)	the Corporation has failed to remedy the default or, if the default is not capable of being remedied, compensate the Company, in either case to the reasonable satisfaction of the Company, within the Remedy Period; and

(iii)	all disputes between the parties in relation to the default or alleged default which are the subject of the dispute resolution procedures referred to in clause 39 or any legal proceedings have been resolved or determined.

42.3	Deferral of enforcement

The Company agrees that it will not take any action to enforce the obligation of the Territory and the State under clause 42.1 in respect of a default until:

(a)	30 days after giving notice under clause 42.2(a) in respect of a failure to pay any Guaranteed Moneys;

(b)	30 days after giving notice under clause 42.2(a) in respect of a failure to observe or perform any Guaranteed Obligations.

42.4	Indemnity against failure of Guarantee

The Territory and the State jointly unconditionally indemnify the Company against, and must pay the Company on demand, the amount of any Loss or Claim that the Company may suffer because any Guaranteed Moneys that are owing or payable by the Corporation to the Company under any Project Document to which the Corporation is expressed to be a party are not recoverable from the Corporation or are repaid or restored (other than by agreement with the Company) after they have been recovered or any Guaranteed Obligation is not enforceable.

This indemnity extends to any money that is not recoverable or any obligation that is not enforceable:

(a)	because of any legal limitation, disability or incapacity of or affecting the Corporation; or

(b)	because any transaction relating to that money was void, illegal, voidable, or unenforceable,

and is to be interpreted as if there were no such limitation, disability, incapacity, illegality, unenforceability or voidness.

42.5	Continuity and preservation of obligations

The guarantee contained in this clause 42 is a continuing obligation. The liability of the State and Territory under this clause 42:

(a)	is absolute, unconditional and irrevocable; and

(b)	extends to and is not affected by any circumstance, act or omission which, but for this sub-clause, might otherwise affect it at law or in equity, including:

(i)	the Guaranteed Moneys being or becoming irrecoverable from the Corporation, the Territory or the State;

(ii)	the Guaranteed Obligations being or becoming illegal, void, voidable or unenforceable;

(iii)	any legal limitation, disability or incapacity affecting the Corporation, the Territory or the State;

(iv)	any delay by the Company in giving notice of default to the Corporation or the Territory or the State (including a notice under clause 42.2); or

(v)	any amendment to the AustralAsia Railway Corporation Act.

42.6	Suspension of rights of subrogation

Until the Corporation has paid the Guaranteed Moneys and performed or observed the Guaranteed Obligations, the Territory and the State may not exercise any right of subrogation to the Company and may not exercise any rights as surety in competition with the Company. This clause does not, however, preclude the State or the Territory from exercising any right which it may have against the other.

43.	Expenses, stamp duties, rates and taxes

43.1	Expenses

(a)	Subject to sub-clause (b) and clause 39, each party will pay its own costs and expenses in connection with the negotiation, preparation, execution and performance of those Project Documents to which it is a party.

(b)	The Company must reimburse the Corporation for all reasonable costs and expenses (including legal costs and expenses) of and incidental to the negotiation, preparation and execution of the New Project Documents and any stamp duty or similar charges on such documentation.

43.2	Stamp duties

(a)	As between the parties, the Company will pay all stamp duty and any related fines and penalties in respect of a Project Document, the performance of a Project Document and each transaction effected by or made under or pursuant to a Project Document.

(b)	[Not used]

(c)	[Not used]

(d)	The Company will indemnify the Corporation, the State and the Territory from and against any liability arising from failure to comply with sub-clause (a).

(e)	The Corporation will if requested by the Company do all reasonable things within its power to do to assist the Company in having the documents referred to in paragraph (a) of this clause stamped.

(f)	Each reference to a “document” in this clause 43.2 incorporates a reference to each part or extract of that document or instrument comprised in that document and each representation of that document (or any such instrument) in a form required to be stamped by the revenue authority of the State or the Territory, including any “copy” as defined in section 19A(3) of the Stamp Duties Act 1923 (SA).

43.3	Rates and Taxes

The Company must pay:

(a)	all outgoings payable by the Corporation under a Head Lease;

(b)	all land-based rates and charges, including all municipal rates, water, sewerage and drainage rates and land tax levied in respect of the Corridor, any improvements erected on the Corridor or any undertaking on the Corridor as from the date of commencement of the Sub-Leases; and

(c)	all other Taxes levied in connection with the Project, including any amounts payable to third parties on account of goods and services tax, sales tax, excise duty, import duties and similar imposts. However, this clause does not limit the ability of the Company to recover its goods and services tax liability for supplies made to the Corporation under clause 43.4.

43.4	GST

(a)	In this clause 43.4:

(i)	words or expressions used in this clause which have a particular meaning in the GST law (as defined in the A New Tax System (Goods and Services Tax) Act 1999) have the same meaning, unless the context otherwise requires;

(ii)	any reference to GST payable by a party includes any corresponding GST payable by the representative member of any GST group of which that party is a member;

(iii)	any reference to an input tax credit entitlement by a party includes any corresponding input tax credit entitlement by the representative member of any GST group of which that party is a member; and

(iv)	if the GST law treats part of a supply as a separate supply for the purpose of determining whether GST is payable on that part of the supply or for the purpose of determining the tax period to which that part of the supply is attributable, such part of the supply is to be treated as a separate supply.

(b)	Unless GST is expressly included, the consideration to be paid or provided under any other clause of this Deed for any supply made under or in connection with this Deed does not include GST.

(c)	To the extent that one party is required to reimburse or indemnify another party for a loss, cost or expense incurred by that other party, that loss, cost or expense does not include any amount in respect of GST for which that other party is entitled to claim an input tax credit.

(d)	To the extent that any supply made under or in connection with this Deed is a taxable supply, the party that is required to provide consideration for that taxable supply (“Recipient”) must pay to the party making that taxable supply (“Supplier”) an additional amount equal to the amount of any GST payable in respect of that taxable supply (except to the extent that the consideration provided for that taxable supply is expressly stated to include GST). The additional amount must be paid at the same time any other consideration is to be first provided for that taxable supply. The Supplier must deliver a valid tax invoice to the Recipient of the taxable supply either before the time of payment of any GST inclusive consideration or before the time of payment of an additional amount on account of GST under this clause.

(e)	If the GST payable in relation to a supply made under or in connection with this Deed varies from the additional amount paid by the Recipient under clause 43.4(d), then the Supplier will provide a corresponding refund or credit to, or will be entitled to receive the amount of that variation, from the Recipient. Any payment, credit or refund under this clause 43.4(e) is deemed to be a payment, credit or refund of the additional amount payable under clause 43.4(d). Where there is an adjustment event, the Supplier must issue an adjustment note to the Recipient as soon as the Supplier becomes aware of the adjustment event.

44.	Governing law and jurisdiction

44.1	Governing law

This Deed is governed by and will be construed according to the laws of the Northern Territory.

44.2	Jurisdiction

(a)	Each party irrevocably submits to the jurisdiction of the courts of the Northern Territory of Australia and the State of South Australia and to the jurisdiction of the Federal Court in relation to proceedings instituted in either the Darwin or Adelaide registries of the Federal Court, and the courts competent to determine appeals from those courts, with respect to any proceedings which may be brought at any time relating in any way to this Deed.

(b)	Each party irrevocably waives any objection it may now or in the future have to the venue of any proceedings, and any claim it may now or in the future have that any proceedings have been brought in an inconvenient forum, where that venue falls within sub-clause (a).

45.	Notices

Any communication under or in connection with this Deed:

(a)	must be in writing;

(b)	must be addressed as shown below:

Corporation

Address:	Level 5
Hospitality 7 Kitchener Drive
DARWIN NT 0800

Fax No:	(08) 8946 9578

Attention:	Chief Executive Officer

Company

Address:	320 Churchill Road
KILBURN SA 5084
Fax No: 08 8343 5454

Attention:	Managing Director/Company Secretary

Territory

Address:	Level 1, 68 The Esplanade
DARWIN NT 0800

or	GPO Box 1722
DARWIN NT 0801

Fax No:	(08) 8935 7810

Attention:	Solicitor for the Northern Territory

State

Address:	South Australian Crown Solicitors Office
45 Pirie Street
ADELAIDE SA 5000

or	GPO Box 464
ADELAIDE SA 5000

Fax No:	(08) 8207 1739

Attention:	Crown Solicitor

(or as otherwise notified in writing by that party to the other party from time to time);

(c)	must be signed by the party making the communication or (on its behalf) by the solicitor for, or by any attorney, director, secretary or authorised agent of, that party;

(d)	must be delivered or posted by prepaid post to the address, or sent by fax to the number, of the addressee, in accordance with sub-clause (b); and

(e)	will be deemed to be received by the addressee:

(i)	(in the case of prepaid post) on the second business day after the date of posting;

(ii)	(in the case of fax) at the local time (in the place of receipt of that fax) which then equates to the time at which the fax is sent as shown on the transmission report which is produced by the machine from which that fax is sent and which confirms transmission of that fax in its entirety unless that local time is a non-business day, or is after 5.00pm on a business day, in which case that communication will be deemed to have been received at 9.00am on the next business day; and

(iii)	(in the case of delivery by hand) on delivery at the address of the recipient as provided in sub-clause (b), unless that delivery is made on a non-business day, or after 5.00pm on a business day, in which case that communication will be deemed to have been received at 9.00am on the next business day, and where “business day” means a day (not being a Saturday or Sunday) on which banks are generally open for business in the place of receipt of that communication.

46.	Miscellaneous

46.1	Entire agreement

To the extent permitted by Law, the Project Documents to which the Corporation and the Company are both parties embody the entire understanding of the parties and constitute the entire terms agreed upon between the parties and supersede any prior agreement (whether or not in writing) between the parties, in relation to the subject matter of those Project Documents.

46.2	Further acts

Each party will promptly do and perform all further acts and execute and deliver all further documents (in a form and content reasonably satisfactory to that Party) required by Law or reasonably requested by any other party to give effect to this Deed.

46.3	Indemnities

(a)	Unless expressly provided otherwise, each indemnity in this Deed is a continuing obligation, separate and independent from the other obligations of the parties, and survives termination, completion or expiration of this Deed.

(b)	It is not necessary for a party to incur expense or make any payment before enforcing a right of indemnity conferred by this Deed.

(c)	The making of a claim by a party under an indemnity contained in this Deed in respect of a particular event does not preclude that party from subsequently making further claims under that indemnity in respect of any further Loss arising out of the same event for which it has not previously been indemnified.

(d)	Notwithstanding any other provision of this Deed, if this Deed is terminated then the Corporation’s liability under each indemnity in this Deed will cease in respect of all Losses incurred or suffered by the Company after the date of termination.

46.4	Waiver

(a)	Failure to exercise or enforce or a delay in exercising or enforcing or the partial exercise or enforcement of any right, power or remedy provided by Law or under this Deed by a party will not in any way preclude, or operate as a waiver of, any exercise or enforcement, or further exercise or enforcement of that or any other right, power or remedy provided by Law or under this Deed.

(b)	Unless expressly provided otherwise, any waiver or consent given by a party under this Deed will only be effective and binding on that party if it is given or confirmed in writing by that party.

(c)	No waiver by a party of a breach of any term of this Deed will operate as a waiver of another breach of that term or of a breach of any other term of this Deed.

46.5	Consents

Any consent referred to in, or required under, this Deed from the Corporation, the State or the Territory may be given or withheld, or may be given subject to any conditions as the Corporation, the State or the Territory (in its absolute discretion) thinks fit, unless this Deed expressly provides otherwise.

46.6	Certification

For the purposes of this Deed, a copy of a document will be regarded as duly certified by the Company if it is certified as a true copy by a director, secretary or chief executive officer of the Company.

46.7	Cost of performing obligations

A party which has an obligation to do anything under this Deed must perform that obligation at its cost, unless expressly provided otherwise.

46.8	Interest

If a party does not pay any money payable by it under this Deed by the due date, it must pay interest on that amount on demand by the other party. Interest is:

(a)	payable from the due date until payment is made by the first mentioned party before and, as an additional and independent obligation, after any judgment or other thing into which the liability to pay the money payable becomes merged; and

(b)	calculated on daily balances at the rate of 3% per annum above the rate for 90 day bills from time to time published in the Australian Financial Review; and

(c)	capitalised monthly.

46.9	Expiration of Deed and survival of certain provisions

(a)	This Deed will commence on the Novation Date and will expire on the last day of the Concession Period.

(b)	Clauses 12.6 (Clean-Up Notices), 12.7 (Appeal against Clean-Up Notices), 22.15(g) (Security Bonds), 25.2 (Licence to use Proprietary Documentation), 26.11 (Reinstatement), 26.12 (Insurance Proceeds Account), 33.3A(e)(ii) (Change of Control), 36.10 (No prejudice to accrued rights), 37.6 (Early Termination Amount), 37.7 (Expert Determination of Market Value of Project and/or Early Termination Amount), 37.8 (Time for payment of Early Termination Amount), 37.9(No prejudice to accrued rights), 38 (Handover), 39 (Dispute Resolution), 40 (Disclaimer and indemnities), 41 (Confidentiality), 42 (Guarantee), 43 (Expenses, stamp duties, rates and taxes), this clause 46.9 and any Schedules referred to in those clauses will survive rescission, termination or expiration of this Deed.

(c)	If this Deed is rescinded or terminated, no Party will be liable to any other Party except under clauses 12.6 (Clean-Up Notices), 12.7 (Appeal against Clean-Up Notices), 22.15(g) (Security Bonds), 25.2 (Licence to use Proprietary Documentation), 26.11 (Reinstatement), 26.12 (Insurance Proceeds Account), 33.3A(e)(ii) (Change of Control), 36.10 (No prejudice to accrued rights), 37.6- (Early Termination Amount), 37.7 (Expert Determination of Market Value of Project and/or Early Termination Amount), 37.8 (Time for payment of Early Termination Amount), 37.9(No prejudice to accrued rights), 38 (Handover), 39 (Dispute Resolution), 40 (Disclaimer and indemnities), 41(Confidentiality), 42 (Guarantee) and 43 (Expenses, stamp duties, rates and taxes) (and any Schedules referred to in those clauses) or in respect of any breach of this Deed occurring before rescission, termination or expiration of this Deed.

46.10	Moratorium legislation

To the fullest extent permitted by Law, the provisions of all Laws which at any time operate directly or indirectly to lessen or affect in favour of the Company any obligation under this Deed, or to delay or otherwise prevent or prejudicially affect the exercise by the Corporation, the State or the Territory of any right, power or remedy under this Deed or otherwise, are expressly waived.

46.11	Replacement body interpretation

If an authority or body referred to in this Deed:

(a)	is reconstituted, renamed or replaced or if its powers or functions are transferred to another organisation, this Deed is deemed to refer to that new organisation; or

(b)	ceases to exist, this Deed is deemed to refer to that organisation which serves substantially the same purpose or object as the former authority or body.

46.12	No partnership or joint venture

Neither this Deed nor any other Project Document to which the Corporation and the Company are both expressed to be parties creates a partnership, joint venture or fiduciary relationship between the Corporation, the State or the Territory or 2 or more of them (on the one hand) and the Company (on the other hand).

46.13	No agency

(a)	Except as expressly permitted by a Project Document to which the Corporation and the Company are both expressed to be parties, the Company and its related bodies corporate must not in connection with the Corridor or otherwise directly or indirectly hold out nor permit to be held out to any person any statement, act, agreement, matter or thing indicating that the Corridor or the business conducted or operated thereon or any part thereof are or is being carried on or managed or supervised by the Corporation, the State or the Territory nor will the Company or its related bodies corporate act as or represent itself to be a servant or agent of the Corporation, the State or the Territory.

(b)	Without limiting sub-clause (a), the Company and its related bodies corporate must not use the name “AustralAsia Railway” or “AustralAsia Railway Corporation” without the Corporation’s prior consent.

46.14	Counterparts

(a)	This Deed may be executed in any number of counterparts and by the parties on separate counterparts. Each counterpart constitutes the deed of each party who has executed and delivered that counterpart.

(b)	A party who has executed a counterpart of this Deed may exchange that counterpart with another party by faxing the counterpart executed by it to that other party and, upon request by that other party, will thereafter promptly deliver by hand or post to that other party the executed counterpart so exchanged by fax, but delay or failure by that party to so deliver a counterpart of this Deed executed by it will not affect the validity of this Deed.

46.15	No representation or reliance

(a)	The Company acknowledges that neither the Corporation, nor the Territory, nor the State, nor their respective Associates have made any representation or other inducement to the Company to enter into those Project Documents to which the Corporation and the Company are both expressed to be parties, except for inducements expressly set out in those Project Documents.

(b)	The Company acknowledges and confirms that it does not enter into this Deed in reliance on any representation or other inducement by or on behalf of the Corporation, the Territory, the State, or their respective Associates except for any inducement expressly set out in those Project Documents to which the Corporation and the Company are both expressed to be parties.

46.16	English language

All documents provided under or in connection with this Deed must be in English.

46.17	Severability

If the whole or any part of a provision of this Deed is void, unenforceable or illegal in a jurisdiction it is severed for that jurisdiction. The remainder of this Deed has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected. This clause has no effect if the severance alters the basic nature of this Deed or is contrary to public policy.

Sale Consent Deed

Annexure B - Novated Corporation Loan Agreement

© Mallesons Stephen Jaques 10514636_14	Sale Consent Deed 19 November 2010

GWA (North) Pty Limited

Borrower

The AustralAsia Railway Corporation

Lender

$50,000,000 Term Loan Facility Agreement

Table of Contents

1.	Definitions and interpretation		25

	1.1	Definitions	25
	1.2	Defined Terms	30
	1.3	Interpretation	30
	1.4	Business Day	31
	1.5	Role of Borrower	31
	1.6	Commencement	31

2.	The Facility		31

	2.1	Facility	31
	2.2	Not Used	31
	2.3	Termination	31
	2.4	Not Used	31

3.	Not Used		31

4.	Not used		31

5.	Repayment and prepayments		31

	5.1	Repayment	31
	5.2	Prepayment	32
	5.3	Mandatory Prepayment	32

5A	Defeasance		33

6.	Interest		34

	6.1	Interest Periods	34
	6.2	Calculation of interest	34
	6.3	Payment of interest	34

7.	Interest on overdue amounts		34

	7.1	Payment of interest	34
	7.2	Accrual of interest	35

8.	Payments		35

	8.1	Time and place	35
	8.2	No deduction for Taxes and no set-off or counterclaim	35
	8.3	Merger	35

9.	Illegality		35

10.	Representations and warranties		36

	10.1	Representations and warranties	36
	10.2	Representations and warranties repeated	37

11.	Undertakings		37

	11.1	General undertakings	37
	11.2	Determination of EBITDA Multiples	39

12.	Default and termination		39

	12.1	Events of Default	39
	12.2	Lender’s rights on Event of Default	40
	12.3	Corporation Termination Event	40

i

13.	Indemnities		41

14.	Expenses, stamp duties, GST and other Taxes		41

	14.1	Expenses	41
	14.2	Stamp duties and other Taxes	41
	14.3	GST	42

15.	Assignments		42

	15.1	Assignments by the Lender	42
	15.2	Assignments by the Borrower	42
	15.3	Successors and assigns	42

16.	Governing law and jurisdiction		43

	16.1	Governing Law	43
	16.2	Jurisdiction	43

17.	Miscellaneous		43

	17.1	Certificate of Lender	43
	17.2	Notices	43
	17.3	Settlement conditional	44
	17.4	Further assurance	44
	17.5	Attorney	44
	17.6	Severance	45
	17.7	Remedies cumulative	45
	17.8	Waiver	45
	17.9	Consents	46
	17.10	Indemnities	46
	17.11	Time of essence	46
	17.12	Moratorium legislation	46
	17.13	Counterparts	46

SCHEDULES INTENTIONALLY OMITTED

ii

Parties	GWA (North) Pty Limited, ACN 144 081 774, of 320 Churchill Road, Kilburn, South Australia, 5084(“Borrower”)

The AustralAsia Railway Corporation, ABN 43 839 400 411, a statutory body constituted under the AustralAsia Railway Corporation Act of Level 5 Hospitality, 7 Kitchener Drive, Darwin, Northern Territory (“Lender”)

Recitals

A.	The Lender provided a term loan facility to Asia Pacific Transport Pty Limited (ABN 13 082 501 942) (“APT”) pursuant to the Original Corporation Loan Agreement.

B.	The Lender has consented to the transfer to the Borrower of APT’s assets and liabilities relating to the Project under the Sale Consent Deed.

C.	One of the conditions of the Lender’s consent is that the Borrower assume all of the obligations and liabilities of APT under the Original Corporation Loan Agreement on and subject to the terms and conditions set out in this Agreement.

1.	Definitions and interpretation

1.1	Definitions

In this Agreement:

“Accounting Principles” means the accounting principles and practices generally accepted in Australia from time to time.

“Advance” means the principal amount of advances made under this Agreement which are outstanding from time to time and being in aggregate in the amount of $50,000,000 as at the Novation Date.

“Authorised Bank” means a person authorised to carry on a banking business in Australia under the Banking Act 1959 (Cth).

“Authorised Investment” means:

(a)	bonds, notes or similar securities issued or guaranteed by the Commonwealth of Australia or a State of the Commonwealth of Australia;

(b)	deposits with or loans to or secured or guaranteed by:

(i)	the Commonwealth of Australia or a State of the Commonwealth of Australia; or

(ii)	an Authorised Bank;

(c)	A$ certificates of deposit or other A$ debt securities issued by an Authorised Bank,

and which:

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(d)	are denominated in A$;

(e)	have a tenor or liquidity option that enables them to be converted into cash on the Handover Date; and

(f)	carry a long term credit rating of not less than AAA by S&P or Aaa by Moody’s or are issued, guaranteed, drawn, accepted or endorsed by a person with a long term credit rating of not less than A+ by S&P or A1 by Moody’s.

“Banking Day” means a day on which banks are open for general banking business in Adelaide, Darwin and Melbourne, excluding Saturdays, Sundays and public holidays.

“Calculation Date” means each 31 March, 30 June, 30 September and 31 December.

“Calculation Period” means, in relation to any Calculation Date, the quarter period ending on that Calculation Date except in the case of the first Calculation Period, which will commence on Financial Close and end on the first Calculation Date.

“Concession Deed” means the deed between the Corporation, The Crown in right of the Northern Territory of Australia, The Crown in right of the State of South Australia and the Borrower as amended and restated and novated to the Borrower pursuant to the Sale Consent Deed.

“Constitution” means the replaceable rules, constitution or combination of both as those terms are used in section 134 of the Corporations Law.

“Commitment” means $50,000,000 to the extent not cancelled, reduced or terminated under this Agreement.

“Corporations Law” means the Corporation Act 2001 (Cwlth).

“Corporation Termination Event” means any “Termination Event” in respect of the Lender referred to in clause 37.1 of the Concession Deed.

“Distribution” has the meaning given to it in the Concession Deed.

“Defeasance Fund” means the fund referred to in clause 5A.

“Dollar” or “$” means the lawful currency for the time being of the Commonwealth of Australia.

“EBITDA” has the meaning given to it in the Concession Deed.

“Event of Default” means any of the events set out in clause 12.1 of this Agreement.

“Facility” means the $50,000,000 term loan facility referred to in clause 2.1.

“Financial Indebtedness” means any indebtedness in respect of:

(a)	moneys borrowed or raised and debit balances at banks;

26

(b)	any debenture (within the meaning of section 9 of the Corporations Law, but exclusive of the exceptions to such definition), bond, loan stock or other security;

(c)	amounts paid or payable and dividends (whether or not declared, and whether or not there are sufficient profits or other moneys for payment) in respect of any redeemable share or stock which by its terms of issue is redeemable;

(d)	any acceptance credit or documentary credit;

(e)	Finance Leases;

(f)	any interest hedge, swap, cap, collar, ceiling or floor or any currency swap, futures, foreign exchange or commodity contract or option or similar transaction;

(g)	any guarantee, indemnity, letter of credit or similar assurance against financial loss of any person arising in connection with any type of indebtedness otherwise referred to in this definition; or

(h)	amounts raised under any other transaction or series of transactions having the commercial effect of a borrowing or raising of money.

“Finance Lease” means any lease or other arrangement (whether in respect of land, plant and equipment, machinery or any other property of any kind) which must be accounted for as a finance lease under the Accounting Principles.

“Financing Document” means:

(a)	this Agreement;

(b)	the Debt Financiers’ Tripartite Deed (2010); and

(c)	the Corporation’s Charge.

“First Interest Payment Date” means the first Calculation Date to occur for which the Rolling EBITDA Multiple exceeds 1.10.

“Insolvency Event” has the meaning given to it in the Concession Deed.

“Insolvency Provision” means any law relating to insolvency, sequestration, liquidation or bankruptcy (including any law relating to the avoidance of conveyances in fraud of creditors or of preferences and any law under which a liquidator or trustee in bankruptcy may set aside or avoid transactions) and any provision of any agreement, arrangement or scheme, formal or informal, relating to the administration of any of the assets of any person.

“Interest Period” means each period determined in accordance with clause 6.1.

27

“Interest Rate” in relation to an Interest Period means the interest rate determined in accordance with Schedule 4.

“Novation Date” has the meaning given to it in the Concession Deed.

“Obligations” means all the liabilities of the Borrower to the Lender under this Agreement and includes any liabilities under this Agreement which:

(a)	are unliquidated;

(b)	are present, prospective or contingent;

(c)	are in existence before or come into existence after the date of this Agreement;

(d)	relate to the payment of money or the performance or omission of any act;

(e)	sound in damages only; or

(f)	accrue as a result of any Event of Default.

“Original Base Case Financial Model” means the financial model forming Exhibit 2 of the Original Concession Deed.

“Original Borrower Group” means the Borrower Group (as defined in the Original Corporation Loan Agreement.

“Original Concession Deed” means the concession deed dated 20 April 2001 between, among others, the Corporation and (as it was then) Asia Pacific Transport Pty Limited prior to its novation to the Borrower pursuant to the Sale Consent Deed.

“Original Corporation Loan Agreement” means the loan agreement dated 19 April 2001 made between APT as borrower and the Lender as lender.

“Permitted Security Interest” has the meaning given to that expression in the Debt Financiers’ Tripartite Deed (2010).

“Potential Event of Default” means any event which, with the giving of notice, lapse of time, or any determination, would constitute an Event of Default.

“Quarterly EBITDA Multiple” in relation to a Calculation Date means the amount equal to Q in the following formula:

Q =	EA
EM

where:

Q	is the Quarterly EBITDA Multiple for that Calculation Date, expressed to 2 decimal places; and

28

EA	is the EBITDA of the Borrower for the Calculation Period ending on that Calculation Date; and

EM	is the EBITDA of the Original Borrower Group projected to be received under the Original Base Case Financial Model in respect of the Calculation Period ending on that Calculation Date as set out in the column headed “Quarterly EBITDA” in Schedule 5.

“Rolling EBITDA Assessment Period” means, in relation to any Calculation Date, the period of 8 consecutive Calculation Periods ending on that Calculation Date.

“Rolling EBITDA Multiple” in relation to a Calculation Date means the amount equal to R in the following formula:

R =	EA
EM

where:

R	is the Rolling EBITDA Multiple for that Calculation Date, expressed to 2 decimal places; and

EA	is the EBITDA of the Borrower for the Rolling EBITDA Assessment Period ending on that Calculation Date; and

EM	is the EBITDA of the Original Borrower Group projected to be received under the Original Base Case Financial Model in respect of the Rolling EBITDA Assessment Period ending on that Calculation Date as set out in the column headed “Rolling Eight Quarters” in Schedule 5.

“Sale Consent Deed” means the deed by that name dated on or around the Novation Date between, amongst others, the Borrower and the Lender pursuant to which, amongst other things, the Lender consents to the novation of the Original Concession Deed to the Borrower.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, fees and withholdings, in each case plus interest, related penalties, and any charges, fees or other amounts in respect of any of them and includes any goods and services tax (other than GST), consumption tax, value added tax or any similar tax, impost or duty imposed by any law of the Commonwealth of Australia or any State or Territory of the Commonwealth of Australia.

“Termination Date” means the earlier of:

(a)	the date on which the Concession Period comes to an end; and

(b)	any date on which the Facility is terminated or cancelled by the Lender in accordance with this Agreement,

or such other date as is agreed in writing between the Borrower and the Lender.

29

1.2	Defined Terms

Terms used in this Agreement which are not otherwise defined shall have the meaning given to them in the Concession Deed.

1.3	Interpretation

In this Agreement:

(a)	headings are for convenience only and do not affect interpretation; and unless the context indicates a contrary intention:

(b)	the expression “person” includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture (whether incorporated or unincorporated), a partnership and a trust;

(c)	a reference to any party includes that party’s executors, administrators, successors and permitted assigns, including any person taking by way of novation;

(d)	a reference to any document (including this Agreement) is to that document as varied, novated, ratified or replaced from time to time;

(e)	a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it;

(f)	words importing the singular include the plural (and vice versa), and words indicating a gender include every other gender;

(g)	references to parties, clauses, schedules, exhibits or annexures are references to parties, clauses, schedules, exhibits and annexures to or of this Agreement, and a reference to this Agreement includes any schedule, exhibit or annexure to this Agreement;

(h)	where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(i)	the word “includes” is not a word of limitation;

(j)	a reference to “$” or “dollar” is to Australian currency;

(k)	a reference to a “quarter” is a reference to a calendar quarter;

(l)	where the day on or by which any sum is payable or any act, matter or thing is to be done is a day other than a Banking Day, that sum will be paid and that act, matter or thing will be done on the immediately preceding Banking Day; and

30

(m)	all accounting terms used in this Agreement have the meaning given to them under Australian accounting standards and statements of accounting concepts.

1.4	Business Day

If the day on or by which any thing is to be done under this Agreement is not a Banking Day, that thing must be done:

(a)	if it involves a payment other than a payment which is due on demand, on the preceding Banking Day; and

(b)	in all other cases, no later than the next Banking Day.

1.5	Role of Borrower

The Borrower enters into this Deed in its own capacity.

1.6	Commencement

This Deed commences on the Novation Date.

2.	The Facility

2.1	Facility

Subject to the terms of this Agreement and in reliance upon the representations and warranties set out in clause 10, the Lender has made available to the Borrower a term loan facility under which the Lender has made the Advance.

2.2	Not Used

2.3	Termination

The Facility shall terminate on the Termination Date.

2.4	Not Used

3.	Not Used

4.	Not used

5.	Repayment and prepayments

5.1	Repayment

The Borrower will repay to the Lender the Advance, together with any interest accrued but unpaid and all other amounts then owing and liabilities then outstanding by the Borrower to the Lender under this Agreement, in full:

(a)	other than where clause 12.3 applies, on the Termination Date; and

31

(b)	where clause 12.3 applies, on the date and in the manner provided in clause 12.3.

5.2	Prepayment

(a)	The Borrower may prepay the Advance in whole or part (if in part, in a minimum of $500,000 and then multiples of $500,000) at any time on giving not less than 10 Banking Days’ prior written notice to the Lender.

(b)	Any notice of prepayment given by the Borrower is irrevocable and must specify the date upon which the prepayment is to take effect and the Borrower will be bound to prepay in accordance with the notice.

(c)	The Borrower may not prepay the Advance except in accordance with this clause.

(d)	Interest accrued on any amount prepaid under this Agreement must be paid at the time of prepayment.

(e)	Any prepayment is permanent and the Facility will be cancelled to the extent of the prepayment.

(f)	The Borrower shall pay to the Lender all costs and expenses (other than any hedge break costs or unwind costs) which the Borrower agrees have been incurred by the Lender as a consequence of any prepayment under this Agreement, subject to the Lender providing evidence reasonably satisfactory to the Borrower that such costs and/or expenses have been incurred.

5.3	Mandatory Prepayment

Where at any time the Borrower incurs Finance Debt approved by the Lender under clause 33.4, 33.4A, 33.4B, 33.4C or 33.4D of the Concession Deed (in this clause referred to as “Permitted Refinance Debt”):

(a)	as at the date such Permitted Refinance Debt is incurred, the Rolling EBITDA Multiple relating to the Calculation Date occurring immediately prior to such date exceeds 1.00; and

(b)	the Permitted Refinance Debt results in an increase in the aggregate principal amount of Finance Debt of the Borrower outstanding,

then the Borrower shall procure the prepayment of the Advance in an amount equal to 50% of the Combined Debt Increase.

For the purposes of this clause 5.3, the “Combined Debt Increase” means the amount CDI in the following formula:

CDI	= X - Y

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where:

CDI	is the Combined Debt Increase;

X	is the aggregate amount of Finance Debt of the Borrower outstanding immediately after the relevant Permitted Refinance Debt is incurred;

Y	is $518,000,000.

5A	Defeasance

(a)	The Borrower agrees that on the date which is 5 years prior to the Handover Date, the Borrower will establish a fund, the purpose of which will be to provide a source of funds for the Borrower to repay the Advance on the Handover Date.

(b)	On each anniversary of the date referred to in paragraph (a) (prior to the Handover Date), the Borrower will make such contributions to the Defeasance Fund so as to ensure that, taking into account interest (or other return) to be earned in respect of the assets comprising the Defeasance Fund, the Defeasance Fund will grow to an amount sufficient to repay and satisfy the Advance in full by the Handover Date.

(c)	The Defeasance Fund may comprise either:

(i)	cash held in a separate interest earning bank account of the Borrower with a bank authorised under the Banking Act 1959 (Cwlth); or

(ii)	Authorised Investments.

The Borrower shall ensure that the assets comprising the Defeasance Fund are clearly identifiable from its other assets.

(d)	The Borrower will, on the date it establishes the Defeasance Fund and on each anniversary of that date, provide the Lender with a report which shows:

(i)	the value of the Defeasance Fund at that time;

(ii)	the forecast interest (or other return) to be earned in respect of the assets comprising the Defeasance Fund until the Handover Date; and

(iii)	the contributions to be made by the Borrower to the Defeasance Fund on each anniversary date.

(e)

If by the last anniversary date prior to the Handover Date, the report provided under paragraph (d) shows that, despite taking into account interest (or other return) to be earned in respect of the assets comprising the Defeasance Fund there will be insufficient money (including from the

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liquidation of any Authorised Investments) in the Defeasance Fund at the Handover Date to repay and satisfy the Advance in full then the Borrower must contribute additional money to the Defeasance Fund to ensure that the value of the Defeasance Fund will be sufficient to repay and satisfy the Advance as at the Handover Date.

(f)	On the Handover Date the Borrower must apply the Defeasance Fund towards repaying to the Lender the Advance in full.

6.	Interest

6.1	Interest Periods

The first Interest Period is the period commencing on the Novation Date and ending on the next Calculation Date to occur. Any subsequent Interest Period shall commence on the last day of the immediately preceding Interest Period and end on the immediately following Calculation Date which is one quarter thereafter (except in relation to the final Interest Period, which shall end on the Termination Date).

6.2	Calculation of interest

(a)	Interest on the Advance accrues daily, and is to be computed on a daily basis on a year of 365 days.

(b)	The rate of interest applicable for the Advance for each Interest Period is the Interest Rate relating thereto. For the avoidance of doubt, no interest shall be payable or accrue in respect of any Interest Period where the Interest Rate is 0.00% per annum.

(c)	The Lender’s certificate as to the rate of interest at any time will be, in the absence of manifest error on the face of the certificate, prima facie evidence as to the matters to which such certificate relates.

6.3	Payment of interest

The Borrower will pay to the Lender the accrued interest in relation to the Advance in arrears on the last day of each Interest Period calculated up to that day.

7.	Interest on overdue amounts

7.1	Payment of interest

The Borrower will pay to the Lender interest on all amounts due and payable by the Borrower under or in respect of this Agreement which remain unpaid, including any interest payable under this clause.

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7.2	Accrual of interest

Interest will:

(a)	accrue on all amounts due and payable from day to day from the due date up to the date of actual payment, before and (as a separate and independent obligation) after judgment; and

(b)	be calculated on daily balances at the rate of 3% per annum above the rate for 90 day bills from time to time published in the Australian Financial Review; and

(c)	if not paid when due, itself bear interest in accordance with this clause.

8.	Payments

8.1	Time and place

Unless expressly provided otherwise in writing, all payments by the Borrower under this Agreement are to be made to the Lender in Dollars in immediately available funds not later than 11.00 am local time on the due date to the account that the Lender from time to time designates, or as otherwise agreed between the Borrower and the Lender.

8.2	No deduction for Taxes and no set-off or counterclaim

All payments by the Borrower under any Financing Document, whether of principal, interest or other amounts due under this Agreement, will be:

(a)	free of any set-off or counterclaim; and

(b)	without deduction or withholding for any present or future Taxes, unless the Borrower is compelled by law to deduct or withhold the same, in which event the Borrower will pay to the Lender any additional amount necessary to enable the Lender to receive, after all deductions and withholdings for Taxes, a net amount equal to the full amount which would otherwise have been payable had no such deduction or withholding been required to be made.

8.3	Merger

If the liability of the Borrower to pay to the Lender any money the payment or repayment of which forms part of the Obligations becomes merged in any judgment, the Borrower will, as an independent obligation, pay to the Lender interest at the rate which is the higher of that payable under this Agreement and that fixed by or payable under such judgment or order.

9.	Illegality

(a)

Subject to paragraph (b) below, if any change in applicable law, regulation, treaty or official directive or in the interpretation or administration thereof by any governmental authority charged with their administration makes it

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unlawful or impossible for the Lender to maintain or give effect to its obligations under this Agreement, the Lender may appoint a date as the Termination Date.

(b)	Paragraph (a) shall not apply to any change in State or Territory Law or in the interpretation or administration thereof by any governmental authority charged with its administration.

10.	Representations and warranties

10.1	Representations and warranties

The Borrower makes the following representations and warranties to the Lender:

(a)	(Due incorporation): it has been duly incorporated as a company limited by shares in accordance with the laws of the place of its incorporation and it is validly existing under those laws;

(b)	(Legally binding obligations): each Financing Document to which it is a party constitutes its valid and legally binding and enforceable obligation in accordance with its terms;

(c)	(Corporate power): it has the power and has taken all corporate and other action required, to enter into the Financing Documents to which it is a party and to authorise the execution and delivery thereof and the performance of its obligations thereunder;

(d)	(Execution, delivery and performance): the execution, delivery and performance of each Financing Document does not violate any existing law or regulation or contravene its Constitution or any document or agreement to which it is a party or which is binding on it or any of its assets;

(e)	(Authorisation): all consents, licences, approvals and authorisations of every government authority required to be obtained by it in connection with the execution, delivery and performance of each Financing Document to which it is a party have been obtained and are valid and subsisting;

(f)	(Information): all material information provided to the Lender under this Agreement is true in all material respects and is not, by omission or otherwise, misleading in any respect;

(g)	(No Event of Default): no event has occurred which constitutes an Event of Default;

(h)	(Financial Indebtedness): it has not incurred any Financial Indebtedness in breach of its obligations under the Concession Deed or the Corporation’s Charges;

(i)	[Not used]

(j)	(Solvency): that there is no Insolvency Event subsisting with respect to it;

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(k)	(Beneficial title): subject only to the Permitted Security Interests, the Borrower is the legal owner of and has good title to, all property held by the Borrower and all undertakings carried on by the Borrower are free of any Security Interests and Third Party Interests (other than those permitted by the Concession Deed or otherwise arising by operation of Law without fault on the part of the Borrower or any of its Associates or Invitees);

(l)	(Taxes): all Taxes payable in connection with the execution, performance and enforcement of the Financing Documents or any transaction contemplated by any such document have been paid, or arrangements exist to effect due payment;

(m)	(Shares in Borrower): all of the issued capital of the Borrower is held and beneficially owned by GWI Holdings No.2 Pty Limited, free of any Security Interests other than Permitted Security Interests; and

(n)	(No material adverse change): there has been no material adverse change in its financial or other position since the Novation Date.

10.2	Representations and warranties repeated

Each representation and warranty contained in clause 10.1 will be made on the Novation Date and will be repeated on the last day of each Interest Period with reference to the facts and circumstances then subsisting.

11.	Undertakings

11.1	General undertakings

For as long as any amount is outstanding under the Facility, the Borrower undertakes to the Lender that it will:

(a)	(Maintain all authorisations): obtain, renew, maintain and comply with all consents, licences, approvals and authorisations necessary for the validity and enforceability of the Financing Documents, and the satisfaction of its obligations hereunder and thereunder; and it will promptly provide copies of these authorisations when obtained or renewed to the Lender when reasonably requested by the Lender to do so;

(b)	(Compliance with laws): comply with all applicable laws, rules, regulations, statutes and orders of any government authority;

(c)	(Proper books of account): keep or cause to be kept proper books of account, in which will be made true entries of all dealings and transactions now or in the future conducted by it;

(d)	[Not used]

(e)	(Quarterly Certificate): furnish to the Lender not later than 30 Business Days after each Calculation Date a certificate signed by a director of the Borrower:

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(i)	attaching a copy of the Borrower’s management accounts and cashflow statement relating to the Calculation Period ending on that Calculation Date, certified as correct by a director of the Borrower;

(ii)	attaching the Borrower’s calculation of:

A.	the EBITDA of the Borrower in respect of the Calculation Period and Rolling EBITDA Assessment Period ending on that Calculation Date;

B.	the Quarterly EBITDA Multiple and the Rolling EBITDA Multiple relating to that Calculation Date; and

together with sufficient supporting detail to evidence such calculations as the Lender may request;

(f)	[Not used];

(g)	(Notification of certain events): immediately notify the Lender in writing as soon as it becomes aware of the occurrence of:

(i)	(Event of Default): any Event of Default or Potential Event of Default;

(ii)	(Authorised signatories): any change in the persons authorised by it to sign notices, certificates or other documents in connection with the Facility, giving specimen signatures of any new person so authorised, and where requested by the Lender, giving evidence of the authority of that person to the Lender’s satisfaction ; or

(iii)	(Trustee): if it becomes or is appointed the trustee of any trust or comes to hold any property subject to or impressed by any trust other than as disclosed to the Lender in writing as at the date of this Agreement;

(h)	(Pay debts): pay or cause to be paid its financial obligations including, without limitation all rates, rents and other outgoings payable by it as and when such obligation fall due;

(i)	(Restriction on Security Interests): other than the Permitted Security Interests, not create, permit or suffer to exist any Security Interests over all or any of its assets other than in accordance with clause 33.2 of the Concession Deed;

(j)	(No Financial Indebtedness): not create, incur or become liable for any Financial Indebtedness in breach of its obligations under the Concession Deed or the Corporation’s Charges;

(k)	[Not used]

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(l)	(Breach of representation): notify the Lender promptly after it becomes aware that any representation or warranty made or taken to be made by the Borrower is incorrect or misleading when made or taken to be made;

(m)	(Incorporation): not without the prior consent of the Lender (not to be unreasonably withheld) transfer its jurisdiction of incorporation or enter into any merger or consolidation;

(n)	(Taxes): pay when due all Taxes payable by it other than Taxes for which it has set aside sufficient reserves and which are being contested in good faith except where failure to pay such contested Taxes may have a Material Adverse Effect or prejudice any asset or undertaking the subject of the Corporation’s Charge;

(o)	(Distributions): not make or pay any Distribution or request the payment of any Distribution if an Event of Default has occurred and is subsisting, other than with the prior written consent of the Lender; and

(p)	[Not used].

11.2	Determination of EBITDA Multiples

The Borrower shall:

(a)	determine the Rolling EBITDA Multiple and Quarterly EBITDA Multiple relating to a Calculation Date; and

(b)	notify the Lender of its determination of the Rolling EBITDA Multiple and Quarterly EBITDA Multiple relating to such Calculation Date no later than 20 Business Days prior to the end of the Interest Period commencing on that Calculation Date provided that, in relation to the last Interest Period, the Lender shall provide such notice to the Borrower on the Termination Date.

The Borrower’s determination of the Quarterly EBITDA Multiple and Rolling EBITDA Multiple shall be conclusive and binding on the Lender in the absence of manifest error in the calculation of the Quarterly EBITDA Multiple and/or Rolling EBITDA Multiple or on the face of the notice referred to in paragraph (b).

12.	Default and termination

12.1	Events of Default

Each of the events set out in this clause is an Event of Default, whether or not the cause is beyond the control of the Borrower or any other person:

(a)	(Failure to pay): the Borrower does not pay at or before the due time on the due date and in the specified manner, any amount payable by it under this Agreement and such default is not cured within 3 Banking Days;

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(b)	(Breach of undertaking): the Borrower breaches any of the undertakings given in clause 11.1(e) and such breach is not remedied within 60 days after notice from the Lender;

(c)	(Event of Insolvency): any Insolvency Event occurs in respect of the Borrower;

(d)	(Corporation’s Charge unenforceable): at any time:

(i)	the Corporation’s Charge or any material obligation under the Corporation’s Charge is or becomes unenforceable; or

(ii)	the Corporation’s Charge or any material obligation under the Corporation’s Charge is or becomes invalid,

and such unenforceability, or invalidity is not remedied within 30 days of written notice from the Lender to the Borrower requesting such remedy;

(e)	(Void or voidable): this Agreement is, becomes or is claimed by the Borrower to be, void, voidable or unenforceable in whole or in part and such circumstance is not remedied within 30 days of written notice from the Lender to the Borrower requesting such remedy;

(f)	(Illegality): at any time it is unlawful for the Borrower to perform any of its obligations under this Agreement and such circumstance is not remedied within 30 days of written notice from the Lender to the Borrower requesting such remedy; or

(g)	(Termination of Concession Deed): the Concession Deed is terminated for any reason other than a Corporation Termination Event.

12.2	Lender’s rights on Event of Default

If any Event of Default occurs, at any time thereafter while such event continues, the Lender may, by written notice to the Borrower:

(a)	declare the Lender’s obligations under this Agreement to be cancelled immediately and the same and the Facility will be cancelled immediately; and/or

(b)	declare the Advance, accrued interest on the Advance and all other money the payment of which forms part of the Obligations immediately due and payable, and the same are immediately due and payable.

12.3	Corporation Termination Event

If a Corporation Termination Event occurs and the Borrower exercises its right to terminate the Concession Deed as a result of such event occurring, then:

(a)	the Lender’s obligations under this Agreement and the Facility shall be cancelled immediately; and

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(b)	the Borrower will repay the Advance, accrued interest on the Advance and all other money the payment of which forms part of the Obligations on the same date that the Lender is required to pay the “CLA” component of the ETA under clause 37.8 of the Concession Deed. Such amounts will be set-off on that day, whereupon each party will be discharged from its respective obligations to pay either the amount required to be paid pursuant to this clause (in the case of the Borrower) or the “CLA” component of the Early Termination Amount under clause 37.8 of the Concession Deed (in the case of the Lender).

13.	Indemnities

The Borrower will on demand indemnify the Lender against any loss, cost or expenses which the Lender may sustain or incur as a consequence of:

(a)	any sum payable by the Borrower under this Agreement not being paid when due;

(b)	the occurrence of any Event of Default.

14.	Expenses, stamp duties, GST and other Taxes

14.1	Expenses

(a)	The Borrower will on demand reimburse the Lender for and keep the Lender indemnified against all expenses properly incurred (including legal fees, costs and disbursements (on a solicitor/own client basis assessed without the necessity of taxation)) in connection with:

(i)	negotiating, preparing and executing this Agreement and any subsequent consent agreement, approval, waiver or amendment relating to this Agreement; and

(ii)	any exercise, enforcement or preservation, or any attempted exercise, enforcement or preservation, of any rights under this Agreement.

14.2	Stamp duties and other Taxes

(a)	(Payment of all duties): The Borrower must pay all stamp, loan transaction, registration and other Taxes, including fines and penalties, financial institutions duty and debits tax which may be payable to or required to be paid by any appropriate authority or determined to be payable in connection with the execution, delivery, performance or enforcement of this Agreement or any payment, receipt or other transaction contemplated by this Agreement.

(b)	(Indemnity): The Borrower will indemnify and keep indemnified the Lender against any loss or liability incurred or suffered by it as a result of the delay or failure by the Borrower to pay any such Taxes.

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14.3	GST

(a)	The consideration specified in this agreement (other than under this clause 14.3) does not include any amount for GST.

(b)	If a party is entitled to be reimbursed or indemnified under this agreement, the amount to be reimbursed or indemnified does not include any amount for GST for which the party is entitled to an input tax credit.

(c)	If GST is payable in relation to a supply made under this agreement, the party (Recipient) that is required to provide consideration to another party (Supplier) for that supply must pay to the Supplier an additional amount equal to that GST. The additional amount is payable at the same time as the consideration for the supply is payable or is to be provided. However, the additional amount need not be paid until the Supplier gives the Recipient a tax invoice.

(d)	If the additional amount payable under clause 14.3(c) differs from the amount of GST payable by the Supplier for a supply made under this agreement, then the Supplier will provide a corresponding refund or credit to, or will be entitled to receive the amount of that variation from the Recipient. Any payment, credit or refund under this clause 14.3(d) is deemed to be a payment, credit or refund of the additional amount payable under clause 14.3(c).

(e)	Words or expressions used in this clause which have a particular meaning in the GST law (as defined in the A New Tax System (Goods and Services Tax) Act 1999) have the same meaning, unless the context otherwise requires.

15.	Assignments

15.1	Assignments by the Lender

The Lender may not assign or otherwise transfer all or any part of its rights or obligations under this Agreement without the prior consent of the Borrower.

15.2	Assignments by the Borrower

The Borrower cannot assign any of its rights under this Agreement without the prior written consent of the Lender.

15.3	Successors and assigns

This Agreement is binding on and enures to the benefit of each party to it and that party’s respective successors and permitted assigns.

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16.	Governing law and jurisdiction

16.1	Governing Law

This Agreement is governed by and will be construed according to the laws of the Northern Territory.

16.2	Jurisdiction

(a)	Each party irrevocably submits to the jurisdiction of the courts of the Northern Territory of Australia and the State of South Australia and to the jurisdiction of the Federal Court in relation to proceedings instituted in either the Darwin or Adelaide registries of the Federal Court, and the courts competent to determine appeals from those courts, with respect to any proceedings which may be brought at any time relating in any way to this Agreement.

(b)	Each party irrevocably waives any objection it may now or in the future have to the venue of any proceedings, and any claim it may now or in the future have that any proceedings have been brought in an inconvenient forum, where that venue falls within sub-clause (a).

17.	Miscellaneous

17.1	Certificate of Lender

A certificate in writing signed by an officer of the Lender certifying the amount payable by the Borrower under this Agreement to the Lender or stating any other act, matter or thing relating to this Agreement is conclusive and binding on the Borrower and in the absence of manifest error on the face of the certificate.

17.2	Notices

Any communication under or in connection with this Agreement:

(a)	must be in writing;

(b)	must be addressed as shown below:

The Borrower:
Address:	320 Churchill Road
Kilburn SA 5084
Fax no: +61 8 8343 5454
For the attention of:	Bert Easthope

The Lender
Address:	Level 5 Hospitality

7 Kitchener Drive
DARWIN NT 0800

Fax no:	(08) 8946 9578

For the attention of:	Chief Executive Officer

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(or as otherwise notified by that party to the other parties from time to time);

(c)	must be signed by the party making the communication or (on its behalf) by the solicitor for, or by any attorney, director, secretary, or authorised agent of, that party;

(d)	must be delivered or posted by prepaid post to the address, or sent by fax to the number, of the addressee, in accordance with clause 17.2(b); and

(e)	will be deemed to be received by the addressee:

(i)	(in the case of prepaid post) on the third Banking day after the date of posting to an address within Australia, and on the fifth Banking day after the date of posting to an address outside Australia;

(ii)	(in the case of fax) at the local time (in the place of receipt of that fax) which then equates to the time at which that fax is sent as shown on the transmission report which is produced by the machine from which that fax is sent and which confirms transmission of that fax in its entirety, unless that local time is a non Banking day, or is after 5.00 pm on a Banking day, when that communication will be deemed to be received at 9.00 am on the next Banking day; and

(iii)	(in the case of delivery by hand) on delivery at the address of the addressee as provided in clause 17.2(b), unless that delivery is made on a non Banking day, or after 5.00 pm on a Banking day, when that communication will be deemed to be received at 9.00 am on the next Banking day.

17.3	Settlement conditional

Any settlement or discharge between the Lender and the Borrower is conditional on any security or payment given or made to the Lender by the Borrower or any other person in relation to the Obligations not being avoided, repaid or reduced by virtue of any Insolvency Provision. If a security or payment is so avoided, repaid or reduced, the Lender will be entitled to recover its value or amount from the Borrower subsequently as if the settlement or discharge had not occurred.

17.4	Further assurance

The Borrower on demand by the Lender and at the entire cost and expense of the Borrower will perform all such acts and execute all such agreements, assurances and other documents and instruments as the Lender reasonably requires to perfect or give effect to the rights and powers afforded, created, or intended to be afforded or created, by this Agreement.

17.5	Attorney

The Borrower irrevocably appoints:

(a)	the Lender;

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(b)	each person authorised by the Lender from time to time to execute cheques on its behalf (whether alone or jointly with any other person); and

(c)	any duly appointed agent of the Lender,

jointly and severally the attorney of the Borrower, in the Borrower’s name and on the Borrower’s behalf, at any time on and following the occurrence of an Event of Default and in any manner as the Lender in its absolute discretion thinks fit to:

(d)	do all acts necessary or proper to further or fully assure this Agreement; and

(e)	do all acts necessary or proper to perfect or improve the rights and powers afforded or created, or intended to be afforded or created, by this Agreement; and

(f)	execute and deliver all deeds, instruments and documents and do all acts necessary or proper for the purposes described in paragraphs (d) and (e) above.

17.6	Severance

If at any time any provision of any Financing Document is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that will not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of that Financing Document; or

(b)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of that Financing Document.

17.7	Remedies cumulative

The rights and remedies conferred by this Agreement on the Lender are cumulative and in addition to all other rights or remedies available to the Lender by law or by virtue of any Financing Document.

17.8	Waiver

(a)	Failure to exercise or enforce or a delay in exercising or enforcing or the partial exercise or enforcement of any right, power or remedy provided by law or under this Agreement by the Lender will not in any way preclude, or operate as a waiver of, any exercise or enforcement, or further exercise or enforcement of that or any other right, power or remedy provided by law or under any Financing Document.

(b)	Any waiver or consent given by the Lender under any Financing Document will only be effective and binding on the Lender if it is given or confirmed in writing by the Lender.

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(c)	No waiver of a breach of any term of any Financing Document will operate as a waiver of another breach of that term or of a breach of any other term of any Financing Document.

17.9	Consents

Any consent referred to in, or required under, this Agreement from the Lender may be given or withheld, or may be given subject to any conditions as the Lender (in its absolute discretion) thinks fit, unless this Agreement expressly provides otherwise.

17.10	Indemnities

Each indemnity in this Agreement is a continuing obligation, separate and independent from the other obligations of the parties, and survives termination, completion or expiration of this Agreement. It is not necessary for the Lender to incur expense or to make any payment before enforcing a right of indemnity conferred by this Agreement.

17.11	Time of essence

Time is of the essence in respect of the Borrower’s obligations under this Agreement.

17.12	Moratorium legislation

To the fullest extent permitted by law, the provisions of all laws which at any time operate directly or indirectly to lessen or affect in favour of the Borrower any obligation under this Agreement, or to delay or otherwise prevent or prejudicially affect the exercise by the Lender of any power or right under this Agreement or otherwise, are expressly waived.

17.13	Counterparts

This Agreement may be executed in any number of counterparts and by the parties on separate counterparts. Each counterpart constitutes an original of this Agreement, all of which together constitute one agreement.

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